      As filed with the Securities and Exchange Commission on July 6, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                --------------

                              CENDANT CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                              8699                             06-0918165
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)        Classification Code Number)           Identification Number)

                               9 West 57th Street
                            New York, New York 10019
                                 (212) 413-1800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------

                             James E. Buckman, Esq.
                              Cendant Corporation
                               9 West 57th Street
                            New York, New York 10019
                                 (212) 413-1800
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                --------------

                                   Copies to:

                                                                                      Elizabeth C. Kitslaar,
    Patricia Moran, Esq.          Eric J. Bock, Esq.     Anthony C. Swanagan, Esq.             Esq.
   Skadden, Arps, Slate,                                   Galileo International,
           Meagher               Cendant Corporation                Inc.            Jones, Day, Reavis & Pogue
                                                          9700 West Higgins Road,
         & Flom LLP               9 West 57th Street             Suite 400                77 West Wacker
     One Rodney Square         New York, New York 10019   Rosemont, Illinois 60018   Chicago, Illinois 60601
 Wilmington, Delaware 19801         (212) 413-1800             (847) 518-4000             (312) 782-3939
       (302) 651-3001

                                --------------

   Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this registration statement.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                Proposed Maximum   Amount of
     Title of Each Class of       Amount to be      Aggregate     Registration
   Securities to be Registered    Registered(1) Offering Price(2)     Fee
------------------------------------------------------------------------------
CD Common Stock, par value $0.01
 per share.......................  141,000,000   $2,272,390,322     $568,100
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) The maximum number of shares of CD common stock of Cendant Corporation that may be registered is based on the maximum number of shares to be issued in connection with the merger described in the attached proxy statement-prospectus.
(2) Pursuant to paragraphs (c), (f)(1) and (f)(3) of Rule 457, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $2,272,390,322, which equals (i) the product of (A) the average of the high and low sales prices of Galileo common stock, par value $0.01 per share, of Galileo International, Inc., of $32.275, as reported on the New York Stock Exchange Composite Tape on June 28, 2001, multiplied by (B) the total number of shares of Galileo common stock to be canceled; less (ii) the amount of cash to be paid by the Registrant in exchange for shares of Galileo common stock, or approximately $550 million.

                                --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]
                          Galileo International, Inc.
                       9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018

                                                                          , 2001

Dear Galileo Stockholder:

   You are invited to attend a special meeting of stockholders of Galileo International, Inc. The meeting will be held at :00 a.m., Central Time, on
   ,     , 2001, at        , unless postponed or adjourned to a later date. At
the meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement. If the merger contemplated by the merger agreement is completed, Galileo will become a wholly owned subsidiary of Cendant Corporation.

   Upon successful completion of the merger, you will receive a combination of cash and shares of Cendant common stock in exchange for your shares of Galileo common stock. The value of the merger consideration is expected to be $33 per share of Galileo common stock on the date of the special meeting, but may be more or less as described in the accompanying proxy statement-prospectus. The actual cash and number of shares of Cendant common stock to be issued in exchange for each share of Galileo common stock will be determined as described in the proxy statement-prospectus.

   The Galileo board of directors has approved the merger agreement and has determined that the consideration to be paid in the merger is fair from a financial point of view and the merger and the merger agreement are advisable and in the best interests of Galileo and its stockholders. Accordingly, the Galileo board recommends that you vote FOR the adoption of the merger agreement at the special meeting.

   In light of the importance of the proposed merger, we urge you to attend the special meeting in person or participate by proxy. Whether or not you plan to attend, after carefully reading and considering the accompanying materials, please vote your shares as soon as possible. Your voting materials contain detailed information on how to vote.

   Holders of outstanding shares of Galileo common stock at the close of
business on      , 2001 are entitled to vote at the special meeting. The
adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Galileo common stock. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement. Regardless of the number of shares you own, your vote is important.

                                          Sincerely,

                                          James E. Barlett
                                          Chairman, President and Chief
                                           Executive Officer

                                     [LOGO]
                          Galileo International, Inc.
                       9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

   A special meeting of stockholders of Galileo International, Inc. will be
held on     ,      , 2001, starting at  :00 a.m. Central Time, at        ,
unless postponed or adjourned to a later date. The purposes of the special meeting are for you to consider and vote upon:

  . A proposal to adopt the Agreement and Plan of Merger, dated as of June
    15, 2001, by and among Galileo, Cendant Corporation and Galaxy Acquisition Corp., whereby Galaxy, a subsidiary of Cendant, will merge into Galileo. Following the merger, Galileo will be a wholly owned subsidiary of Cendant.

  . Any adjournments or postponements of the special meeting, if necessary.

   Only holders of record of shares of Galileo common stock at the close of
business on      , 2001 will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. A list of Galileo stockholders entitled to vote at the special meeting will be available during normal business hours at our executive offices in Rosemont, Illinois, for at least 10 days prior to the special meeting for examination by any stockholder for any purpose related to the special meeting.

   We cannot complete the merger unless the holders of a majority of the outstanding shares of Galileo common stock vote to adopt the merger agreement. For more information about the merger, please review the accompanying proxy statement-prospectus and the merger agreement attached as Annex A.

   The Galileo board has approved the merger agreement and has determined that the consideration to be paid in the merger is fair from a financial point of view and the merger and the merger agreement are advisable and in the best interests of Galileo and its stockholders. Accordingly, the Galileo board recommends that you vote FOR the adoption of the merger agreement at the special meeting.

   Galileo stockholders who do not vote in favor of adoption of the merger agreement and who otherwise comply with the requirements of Delaware law will be entitled to appraisal rights. A summary of the applicable Delaware law provision, including the requirements a Galileo stockholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying proxy statement-prospectus. A copy of the applicable Delaware law provision is attached as Annex E to the proxy statement-prospectus.

                                          By Order of the Board of Directors,

                                          Anthony C. Swanagan
                                          Secretary

     , 2001


 It is important that your shares be represented at the special meeting, either in person or by proxy. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage prepaid envelope. You may also vote your shares by calling the toll-free number or going to the Internet website listed on your proxy card.

                           PROXY STATEMENT-PROSPECTUS

[Cendant Logo]                                                    [Galileo Logo]

                                MERGER PROPOSED

Cendant Corporation                       The Merger:


 .  New York Stock Exchange Symbol: CD     .  Upon adoption of the merger
                                             agreement and completion of the
                                             merger, Cendant expects to issue
                                             between 116 million and 141
                                             million shares of Cendant common
                                             stock.

Galileo International, Inc.

 .  New York Stock Exchange Symbol: GLC


Galaxy Acquisition Corp.
                                          .  Galileo stockholders will receive
                                             a combination of Cendant common
                                             stock and cash for each share of
                                             Galileo common stock that they
                                             own.

 .  A newly formed Delaware corporation
   that is a wholly owned subsidiary of
   Cendant and is not publicly traded.


                                          .  Galileo stockholders are expected
                                             to receive total consideration of
                                             $33 per share of Galileo common
                                             stock, consisting of $6.435 in
                                             cash and $26.565 in shares of
                                             Cendant common stock. The actual
                                             cash and number of shares of
                                             Cendant common stock to be issued
                                             in exchange for each share of
                                             Galileo common stock will be
                                             determined as described in the
                                             proxy statement-prospectus.

   You should read the "Risk Factors" section beginning on page 32 for a description of some of the risks you should consider in evaluating the proposed merger.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Cendant common stock to be issued in the merger or determined that this proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


          The date of this proxy statement-prospectus is      , 2001,
       and is first being mailed to stockholders on or about      , 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

   This proxy statement-prospectus incorporates important business and financial information about Galileo and Cendant from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement-prospectus by accessing the Securities and Exchange Commission's website maintained at "http://www.sec.gov" or by requesting copies in writing or by telephone from the appropriate company at the following addresses:

      Galileo International, Inc.                  Cendant Corporation
   9700 West Higgins Road, Suite 400               9 West 57th Street
        Rosemont, Illinois 60018                New York, New York 10019
     Attention: Investor Relations            Attention: Investor Relations
             (847) 518-4000                          (212) 413-1845

   If you would like to request documents, please do so by      , 2001 [5
business days prior to Galileo's special meeting] in order to receive them before Galileo's special meeting. We will mail the documents you request by first class mail, or another equally prompt means, by the next business day after we receive your request.

   See "Where You Can Find More Information."

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING.......................    1

SUMMARY..............................................................................    4
  The Companies......................................................................    4
    Cendant..........................................................................    4
    Galileo..........................................................................    5
  The Merger Agreement...............................................................    6
  Board of Directors Recommendation to Galileo Stockholders..........................   11
  Opinions of Galileo's Financial Advisor............................................   11
  The Special Meeting................................................................   11
  Vote Required to Approve the Merger Agreement......................................   11
  The Voting Agreement...............................................................   12
  Stock Option Agreement.............................................................   12
  Interests of Certain Persons in the Merger.........................................   12
  Stock Exchange Listing.............................................................   13
  Material United States Federal Income Tax Consequences of the Merger...............   13
  Accounting Treatment...............................................................   13
  Appraisal Rights...................................................................   13
  Recent Developments................................................................   13

FINANCIAL SUMMARY....................................................................   14
  Market Price Data..................................................................   14
  Historical Market Prices And Dividends.............................................   14
  Selected Historical Financial Data of Cendant......................................   16
  Unaudited Pro Forma Financial Data of Cendant......................................   17
  Selected Historical Financial Data of Galileo......................................   28
  Comparative Per Share Data.........................................................   30

RISK FACTORS.........................................................................   32

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................   36

THE MERGER...........................................................................   38
  General............................................................................   38
  Background of the Merger...........................................................   38
  Galileo's Rationale for the Merger; Recommendation of the Galileo Board............   43
  Cendant's Rationale for the Merger.................................................   45
  Opinions of Galileo's Financial Advisor............................................   46
  Stock Exchange Listing.............................................................   52
  Material United States Federal Income Tax Consequences of the Merger...............   52
  Accounting Treatment...............................................................   55
  Regulatory Approvals...............................................................   55
  Appraisal Rights...................................................................   57
  Interests of Certain Persons in the Merger.........................................   59
  Redemption of Special Preferred Stock from Certain Stockholders....................   64
  Delisting and Deregistration of Galileo Common Stock...............................   64
  Restrictions on Resales by Affiliates of Galileo...................................   64

THE GALILEO SPECIAL MEETING..........................................................   65
  Purpose, Time and Place............................................................   65
  Record Date; Voting Power..........................................................   65
  Votes Required.....................................................................   66
  Share Ownership of Management and Certain Stockholders.............................   66

                                                                           Page
                                                                           ----
  Voting of Proxies.......................................................  66
  Revocability of Proxies.................................................  67
  Solicitation of Proxies.................................................  67

THE MERGER AGREEMENT......................................................  68
  General.................................................................  68
  Form of the Merger; Charter Documents of Galileo........................  68
  Timing of Closing.......................................................  68
  Merger Consideration....................................................  68
  Conversion of Shares; Exchange Agent; Procedures for Exchange of
   Certificates; Fractional Shares........................................  71
  Effect on Stock Based Awards; Employee Stock Purchase Plan..............  72
  Board of Directors and Officers of the Surviving Corporation............  74
  Board of Directors of Cendant...........................................  74
  Representations and Warranties..........................................  74
  Covenants of Galileo....................................................  75
  No Solicitation.........................................................  78
  Access to Information...................................................  80
  Indemnification and Insurance...........................................  81
  Tax Matters.............................................................  81
  Conditions to the Completion of the Merger..............................  82
  Termination of the Merger Agreement.....................................  84
  Termination Fees........................................................  85

THE VOTING AGREEMENT......................................................  86
  Agreement to Vote and Proxy.............................................  86
  Restrictions on Transfer................................................  86
  Standstill..............................................................  86
  Termination.............................................................  87

THE STOCK OPTION AGREEMENT................................................  88
  Exercise of the Option..................................................  88
  Conditions..............................................................  88
  Put Right...............................................................  88
  Registration Rights.....................................................  89
  Limitation on Profit....................................................  89
  Termination of the Option...............................................  90
  Effect of the Stock Option Agreement and the Voting Agreement...........  90

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GALILEO
 COMMON STOCK.............................................................  91
  Certain Beneficial Owners...............................................  91
  Directors and Executive Officers........................................  93

COMPARISON OF RIGHTS OF STOCKHOLDERS OF GALILEO AND CENDANT...............  94
  Authorized Capital Stock................................................  94
  Board of Directors......................................................  95
  Committees of the Board of Directors....................................  95
  Newly Created Directorships and Vacancies...............................  96
  Removal of Directors....................................................  96
  Officers................................................................  96
  Special Meetings of Stockholders........................................  97
  Quorum at Stockholder Meetings..........................................  97
  Stockholder Action by Written Consent...................................  97

                                                                         Page
                                                                        -------
  Advance Notice of Stockholder Proposals for Stockholder Meetings.....      97
  Amendment of Governing Documents.....................................      99
  Effect of Interested Stockholder Transactions and Fair Price
   Provision...........................................................     100
  Stockholders' Agreement..............................................     101
  Stockholder Rights Plan..............................................     101

EXPERTS................................................................     102

LEGAL MATTERS..........................................................     102

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS.............................     103

WHERE YOU CAN FIND MORE INFORMATION....................................     103

GALILEO SEC FILINGS....................................................     104

CENDANT SEC FILINGS....................................................     104

MERGER AGREEMENT....................................................... Annex A

TRANSACTION SUPPORT AGREEMENT.......................................... Annex B

STOCK OPTION AGREEMENT................................................. Annex C

JPMORGAN SECURITIES INC. OPINION....................................... Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.................... Annex E

                          QUESTIONS AND ANSWERS ABOUT
                       THE MERGER AND THE SPECIAL MEETING

   Q: What will happen in the proposed merger?

   A: In the proposed merger, Galileo will merge with a newly formed subsidiary of Cendant. After the merger, Galileo will no longer be a public company and will become a wholly owned subsidiary of Cendant. See "The Merger" on pages 38 through 64.

   Q: Why are Galileo and Cendant proposing the merger?

   A: Galileo and Cendant believe that the merger will create attractive new growth opportunities for stockholders of both companies because it will substantially broaden the range of Cendant's service offerings and its geographic reach. Galileo's fee-for-services business model, customer relationships and customer base are believed to be highly complementary to Cendant's. In addition, Galileo's major presence in air travel bookings and substantial international reach are believed to be an excellent strategic fit with Cendant and will facilitate Cendant's ability to capitalize on future growth opportunities within the travel industry. See "The Merger--Galileo's Rationale for the Merger; Recommendation of the Galileo Board" on pages 43 through 45 and "The Merger--Cendant's Rationale for the Merger" on pages 45 through 46.

   Q: Are there risks associated with the merger?

   A: Yes. We may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled "Risk Factors" on pages 32 through 35 and the section entitled "Special Note Regarding Forward-Looking Statements" on pages 36 through 37.

   Q: What will I receive in the merger?

   A: If we complete the merger, you will receive a combination of Cendant common stock, known as CD common stock, and cash with an expected value of $33.00 per share of Galileo common stock, comprised of $6.435 in cash and $26.565 in CD common stock, in exchange for each of your shares of Galileo common stock. The actual amount of CD common stock you receive will be determined during a measurement period that is expected to be the 20 consecutive trading days preceding the third trading day prior to the date of the special meeting and the amount of cash will be determined on the closing date. Under certain circumstances, this measurement period will be changed. In addition, the number of shares of CD common stock that you will receive for each share of Galileo common stock you own, or the so-called exchange ratio, will float within a range between approximately 1.56265 and 1.32825 if the trading price of CD common stock trades between $17 and $20 per share and will be fixed if the trading price of CD common stock trades outside of this range. If the average trading price during the measurement period is less than or equal to $14 per share, Galileo may terminate the merger agreement. The actual amount of cash you will receive will never exceed $6.435 per share, but may be less in certain circumstances in order to preserve the tax-free nature of the stock portion of the merger consideration.

   For a more complete description of the consideration you will receive, see "Merger Consideration" in the Summary on pages 6 through 9.

   Q: When will I know the actual exchange ratio?

   A: We will issue a press release prior to the special meeting that will disclose the exchange ratio assuming that the closing of the merger is not delayed by more than 30 days after the special meeting.

   Q: When do you expect the merger to be completed?

   A: We plan to complete the merger as soon as possible after the special meeting of Galileo stockholders called to adopt the merger agreement and the satisfaction or waiver of other conditions to the merger, including the receipt of any necessary regulatory approvals. We anticipate the merger will be
completed on or about      , 2001.

   Q: On what am I being asked to vote?

   A: You are being asked to vote on the adoption of the merger agreement.

   Q: What other matters will be voted on at the Galileo special meeting?

   A: No other matters will be voted on at the special meeting, except possibly procedural business relating to an adjournment or postponement of the special meeting.

   Q: What does the Galileo board of directors recommend?

   A: The Galileo board of directors has approved the merger agreement and recommends that Galileo stockholders vote FOR the proposal to adopt the merger agreement.

   Q: When and where is the Galileo special meeting?

   A: The special meeting of Galileo stockholders to vote on the merger
agreement will be at       on     ,    , 2001, at  :00 a.m., Central Time,
unless postponed or adjourned to a later date.

   Q: Who can vote on the merger?

   A: Holders of record of Galileo common stock at the close of business on , 2001, can vote at the special meeting.

   Q: What vote is required to approve the merger?

   A: The merger must be approved by the holders of a majority of the total
number of outstanding shares of Galileo common stock on      , 2001. If you do
not vote, it will have the same effect as voting against the merger.

   Q: What do I need to do now?

   A: After carefully reading and considering the information contained in this proxy statement-prospectus, please vote your shares as soon as possible. You may vote your shares by signing and mailing the enclosed proxy card. You may also vote your shares by calling the toll-free number listed on your proxy card and following the recorded instructions or by going to the Internet website listed on your proxy card and following the instructions.

   Q: How will my proxy be voted?

   A: If you complete your proxy it will be voted in accordance with your instructions. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement, unless the Galileo board changes its recommendation concerning the merger agreement before you have signed and sent in your proxy, in which case your unspecified proxy would be voted proportionately in accordance with the manner in which all specified proxies have been voted. If you do not vote either in person or by proxy, it will count as a vote against the merger agreement.

   Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A: Yes, but only if you provide your broker instructions on how to vote. You should instruct your broker to vote your shares, using the instructions provided by your broker.

   Q: Can I change my vote after I mail my proxy card?

   A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by:

  . delivering, prior to the special meeting, to Galileo's corporate secretary at 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018, a written notice of revocation bearing a later date or time than the proxy;

  . submitting a later-dated proxy that has been properly executed;

  . submitting a later-dated proxy using the telephone voting procedures or the Internet voting procedures; or

  . attending the special meeting and voting in person. However, your attendance alone will not revoke your proxy--you must also vote in person.

   If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions.

   Q: Is my vote important?

   A: Yes. Your vote is very important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Galileo common stock. If you do not vote, it will have the same effect as a vote against the merger.

   Q: Should I send in my stock certificates now?

   A: No. After the merger, Cendant will send you written instructions for sending in your Galileo stock certificates.

   Q: Do I have appraisal rights?

   A: Yes. If you do not vote in favor of the merger agreement and otherwise comply with the requirements of Delaware law, you will be entitled to appraisal rights to receive the statutorily determined "fair value" of your shares. See "The Merger--Appraisal Rights" on pages 57 through 59.

   Q: What are the material United States federal income tax consequences of the merger to me?

   A: In general, you will recognize gain (but not loss) equal to the lesser of:

  .  the amount of cash you receive in the merger, and

  . the amount equal to the excess, if any, of the sum of the amount of cash and the fair market value of CD common stock you receive in the merger over the adjusted tax basis of your Galileo common stock.

   See "The Merger--Material United States Federal Income Tax Consequences of the Merger" on pages 52 through 55. Galileo stockholders should consult their tax advisors for a full understanding of the tax consequences to them of the merger.

   Q: How will the merger be treated for accounting purposes?

   A: The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Accordingly, the cost to acquire Galileo will be allocated to the tangible assets acquired and liabilities assumed based on their fair values, with any excess being treated as goodwill and other intangible assets.

   Q: Who can help answer my questions?

   A: If you have any questions about the merger or if you need additional copies of this proxy statement-prospectus or the enclosed proxy card you should contact:

                                   [        ]

   Q: Where can I find more information about the companies?

   A: You can find more information about Galileo and Cendant from various sources described under "Where You Can Find More Information" on pages 103 through 105.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you. See "Where You can Find More Information" on pages 103 through 105. References in this document to "Cendant" and "Galileo" include their respective subsidiaries unless otherwise indicated.

                                 The Companies

         Cendant Corporation                   Galileo International Inc.
          9 West 57th Street               9700 West Higgins Road, Suite 400
       New York, New York 10019                 Rosemont, Illinois 60018
            (212) 413-1800                           (847) 518-4000

 Cendant

   Cendant is one of the foremost providers of travel and real estate services in the world. Cendant operates in four business segments--Hospitality, Real Estate Services, Vehicle Services and Financial Services. Cendant's businesses provide a wide range of consumer and business services which are intended to complement one another and create cross-marketing opportunities both within each segment and between segments. Cendant's Hospitality segment franchises hotel businesses and facilitates the sale and exchange of vacation timeshare interests. Cendant's Real Estate Services segment franchises real estate brokerage businesses, provides home buyers with mortgages and assists in employee relocations. Its Vehicle Services segment franchises and operates car rental businesses, provides fleet management services to corporate clients and government agencies and operates parking facilities in the United Kingdom. Cendant's Financial Services segment provides marketing strategies primarily to financial institutions by offering an array of financial and insurance-based products to consumers, franchises tax preparation service businesses and provides consumers with access to a variety of discounted products and services.

   As a franchiser of hotels, residential and commercial real estate brokerage offices, car rental operations and tax preparation services, Cendant licenses the owners and operators of independent businesses the right to use Cendant's brand names. Cendant does not own or operate hotels, real estate brokerage offices or tax preparation offices. Instead, Cendant provides its franchisees with services designed to increase their revenue and profitability.

   Hospitality Segment. Cendant's Hospitality segment contains its nine lodging brands and its timeshare and travel agency businesses. In its lodging franchise business, Cendant franchises hotels primarily in the mid-priced and economy markets. Cendant is the world's largest hotel franchiser, operating the Days Inn(R), Ramada(R) (in the United States), Super 8(R), Howard Johnson(R), Wingate Inn(R), Knights Inn(R), Travelodge(R) (in North America), Villager(R) and AmeriHost Inn(R) lodging franchise systems. In its timeshare business, Cendant owns Resort Condominiums International, LLC, the world's leading timeshare exchange company. On April 2, 2001, Cendant acquired Fairfield Communities, Inc., one of the largest vacation timeshare companies in the United States.

   Real Estate Services Segment. Cendant's Real Estate Services segment consists of its three real estate brands and its mortgage and relocation businesses. Cendant is the world's largest real estate brokerage franchiser. In its real estate franchise business, Cendant franchises real estate brokerage offices under the CENTURY 21(R), Coldwell Banker(R) and ERA(R) real estate brokerage franchise systems. In its relocation business, Cendant Mobility Services Corporation is a leading provider of corporate relocation services in the world. Cendant Mobility offers relocation clients a variety of services in connection with the transfer of a client's employees and offers similar services to affinity groups and their members. In its mortgage business, Cendant Mortgage Corporation is one of the largest retail providers of residential mortgages in the United States. Cendant Mortgage originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, financial institutions, real estate brokerage firms and mortgage banks.

   Vehicle Services Segment. With the acquisition of Avis Group Holdings, Inc. on March 1, 2001, Cendant's Vehicle Services segment now consists of the car rental operations and fleet management services businesses of Avis Group, in addition to the Avis car rental franchise system and its United Kingdom based parking facility business. Cendant's Avis car rental business is the second largest car rental system in the world (based on total revenues and volume of rental transactions). Cendant's fleet management services business is a leader in the industry. Cendant's National Car Parks Limited subsidiary is the largest private parking facilities operator in the United Kingdom.

   Financial Services Segment. Cendant's Financial Services segment consists of its insurance/wholesale businesses, its tax preparation service system and its individual membership business. Its insurance/wholesale business markets and administers insurance products, primarily accidental death and dismemberment insurance and term life insurance, and also provides marketing strategies primarily to financial institutions through an offering of checking account enhancement packages for the benefit of their customers. The insurance/wholesale business is conducted through FISI*Madison LLC, Benefit Consultants, Inc., Long Term Preferred Care, Inc. and Cims Ltd., which are all wholly owned subsidiaries. Its Jackson Hewitt Inc. subsidiary operates the second largest tax preparation service system in the United States with locations in 48 states and franchises a system of approximately 3,300 offices that specialize in computerized preparation of federal and state individual income tax returns.

   Cendant individual membership business, with approximately 24.3 million memberships, provides customers with access to a variety of discounted products and services. On July 2, 2001, Cendant entered into outsourcing agreements with Trilegiant Corporation, a newly formed corporation to be headquartered in Norwalk, Connecticut, to outsource its individual membership business. The former management of Cendant Membership Services, Inc. ("CMS") and Cendant Incentives, Inc. own 100% of the common stock and Cendant owns a convertible preferred stock investment in Trilegiant, which, if converted into common stock, would initially represent approximately 20% of Trilegiant's common stock. All employees of CMS and Cendant Incentives will become employees of Trilegiant. Previously, Cendant had planned to spin off its individual membership business, but a spin off is no longer being pursued.

   Cendant will retain the economic benefits from existing members of Cendant's individual membership business and Trilegiant will provide fulfillment services to these members for a servicing fee. Trilegiant will also have the right to use all assets necessary for the operation of the individual membership business and, beginning in the third quarter of 2002, Cendant will receive a license fee of 5% of Trilegiant's revenues, increasing to 22% over ten years. The outsourcing agreement has a 40-year term.

 Galileo

   Galileo is a diversified, global technology leader. Its core business is providing electronic global distribution services to the travel industry through its computerized reservation systems and innovative Internet-based solutions. Galileo is a value-added distributor of travel inventory dedicated to supporting its travel agency and corporate customers and, through them, expanding traveler choice. Among Galileo's subsidiaries are TRIP.com, an award-winning online travel service and technology provider, and Quantitude Inc., which delivers advanced telecommunications services and enterprise networking solutions. Galileo also offers secure, flexible and cost-effective managed hosting services. Headquartered in Rosemont, Illinois, Galileo has offices worldwide and operates a state-of-the-art data center in Greenwood Village, Colorado.

The Merger Agreement (pages 68 through 85)

   The merger agreement is attached as Annex A to this proxy statement-prospectus. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

Merger Consideration (pages 68 through 71)

   You will receive in the merger a combination of cash and CD common stock with a total expected value of $33 per share for each share of Galileo common stock you own. In order to preserve the tax-free nature of the stock portion of the merger consideration, Cendant may not pay more than 19.5% of the aggregate merger consideration in cash and, as a result, must pay at least 80.5% of the aggregate merger consideration in CD common stock. Thus, the expected value of the total merger consideration of $33 per share is comprised of $26.565 per share, or 80.5%, in CD common stock and $6.435 per share, or 19.5%, in cash, which represents the maximum amount of cash per share that will be paid. The effect of the 19.5% limitation is that the cash portion of the merger consideration will be reduced if it exceeds 19.5% of the total value of the merger consideration, determined as of the closing of the merger.

   The Stock Consideration. The number of shares of CD common stock that you will receive for each share of Galileo common stock you own is based upon the so-called exchange ratio, which will be determined by dividing the $26.565 value of the stock consideration by the average of the closing sales prices for CD common stock during the measurement period, referred to as the average trading price. Except as described below under "Proposed Cendant Acquisitions," the measurement period is the 20 consecutive trading days preceding the third trading day prior to the date of the special meeting. In other words:

                 Exchange Ratio = $26.565/Average Trading Price

   The exchange ratio, which will not be rounded up or down, is subject to a "collar" which means the exchange ratio will float when the average trading price is between $17 and $20 per share of CD common stock and will be fixed outside of this range. Thus, if the average trading price during the measurement period is $17 or less per share, the exchange ratio will be approximately 1.56265 ($26.565/$17); if the average trading price is $20 or more per share, the exchange ratio will be 1.32825 ($26.565/$20); and if the average trading price is between $17 and $20 per share, the exchange ratio will adjust to keep the expected value of the stock portion of the merger consideration at $26.565. The following table helps to illustrate:

        Average Trading
        Price             Exchange Ratio
        ---------------   --------------
        $20 or greater    1.32825
        Between $17 and
         $20              $26.565 divided by the average trading price
        $17 or less       Approximately 1.56265

   The number of shares of CD common stock that you will receive for each share of Galileo common stock you own will equal the exchange ratio rounded to the nearest thousandth of a share. This number then will be multiplied by the number of shares of Galileo common stock you own to determine the number of shares of CD common stock you will receive. Cendant, however, will not issue fractional shares of CD common stock in the merger. Rather, the number of shares of CD common stock you will receive will be rounded down to the nearest whole number of shares, and you will receive cash for the remaining fraction based on the average trading price during the measurement period.

   Because the exchange ratio is determined using the average trading price during a specified period prior to the special meeting, the actual value of the CD common stock you receive at closing may be more or less than $26.565 even if the average trading price is between $17 and $20 per share. The actual value of the stock you receive will be equal to the number of shares of CD common stock that you will receive for each share of Galileo common stock that you own, determined as described above, multiplied by the then current market price for the CD common stock. For example, if the exchange ratio is 1.32825 and the current market price for

CD common stock is $25 at the time you receive your CD common stock, the CD common stock you receive will be worth $33.20 (1.328 x $25). Alternatively, if the exchange ratio is 1.32825 and the current market price for CD common stock is $19, the CD common stock you receive will be worth approximately $25.23 (1.328 x $19).

   The Cash Consideration. The actual amount of the cash portion of the merger consideration that you will receive will be determined on the closing date of the merger. The value of the cash portion of the merger consideration will never exceed $6.435 per share of Galileo common stock, but may be less than $6.435 per share in the circumstances described below.

   In order to preserve the tax-free nature of the stock portion of the merger consideration, Cendant may not pay more than 19.5% of the aggregate merger consideration in cash, resulting in at least 80.5% of the aggregate merger consideration being paid in CD common stock. The determination of whether this requirement is met is based upon the average of the high and low sales prices of CD common stock on the closing date. It is important to note that this average is calculated differently than the calculation of the average trading price used to determine the exchange ratio, as described above under "The Stock Consideration."

   Once the value of CD common stock on the closing date is calculated, it is multiplied by the number of shares of CD common stock that you will receive for each share of Galileo common stock you own to determine the value of the stock portion of the merger consideration for tax purposes. After rounding the exchange ratio to the nearest thousandth of a share, you can determine the cash that you will receive by using the following formula:

          Cash = (Exchange Ratio x Average Closing Price x .195)/.805

   You will receive cash per share equal to the lower of the number resulting from the above calculation and $6.435. Because satisfaction of the requirement that the cash consideration not exceed 19.5% of the total merger consideration is measured at closing, it is not possible to determine prior to the special meeting whether you will receive less than the maximum $6.435 per share in cash. However, you will receive less than $6.435 per share in the following circumstances:

  . If the average trading price is $17 or less and the average closing price is less than $17; or

  . If the average closing price is less than the average trading price, unless both averages are $20 or more.

   Walk Away Right. If the average trading price during the measurement period is less than or equal to $14 per share, Galileo may terminate the merger agreement.

   The following chart generally depicts the total value of the merger consideration you will receive if the average trading price and the average closing price are the same at various dollar amounts. The table that follows sets forth the exchange ratio (rounded for illustration purposes), the value of each of the stock and cash portions of the merger consideration, the total value of the merger consideration and the value of each of the stock and cash portions of the merger consideration as a percentage of the total value of the merger consideration, again assuming the average trading price and the average closing price are the same.


Expected value received per Galileo share

                                    [GRAPH]

Galileo has right to walk-away at $14

$1.00 decrease in Cendant share price equals $1.94 decrease in value to Galileo stockholders

Value to Galileo stockholder is fixed at $33.00 per share

$1.00 increase in Cendant share price equals $1.33 increase in value to Galileo stockholders

                    Average trading price per Cendant share

Average
trading
price          $12.00  $13.00  $14.00  $15.00  $16.00  $17.00  $18.00  $19.00

Exchange
ratio            1.56    1.56    1.56    1.56    1.56    1.56    1.48    1.40

Stock value
per share of
Galileo common
stock          $18.75  $20.31  $21.88  $23.44  $25.00  $26.57  $26.57  $26.57

Cash per share
of Galileo
common stock    $4.54   $4.92   $5.30   $5.68   $6.06   $6.44   $6.44   $6.44

Expected total
value per
share of
Galileo
common stock   $23.29  $25.24  $27.18  $29.12  $31.06  $33.00  $33.00  $33.00

Percentage
of stock
consideration   80.5%   80.5%   80.5%   80.5%   80.5%   80.5%   80.5%   80.5%

Percentage of
cash
consideration   19.5%   19.5%   19.5%   19.5%   19.5%   19.5%   19.5%   19.5%



Average
trading
price          $20.00  $21.00  $22.00  $23.00  $24.00  $25.00  $26.00  $27.00

Exchange
ratio            1.33    1.33    1.33    1.33    1.33    1.33    1.33    1.33

Stock value
per share of
Galileo common
stock          $26.57  $27.89  $29.22  $30.55  $31.88  $33.21  $34.53  $35.86

Cash per share
of Galileo
common stock    $6.44   $6.44   $6.44   $6.44   $6.44   $6.44   $6.44   $6.44

Expected total
value per
share of
Galileo
common stock   $33.00  $34.33  $35.66  $36.98  $38.31  $39.64  $40.97  $42.30

Percentage
of stock
consideration   80.5%   81.3%   82.0%   82.6%   83.2%   83.8%   84.3%   84.8%

Percentage of
cash
consideration   19.5%   18.7%   18.0%   17.4%   16.8%   16.2%   15.7%   15.2%

Note: Exact numbers may change based on differences between 20-day average trading price and closing date price and other factors described below.

 Other Factors Affecting the Value or Composition of the Merger Consideration
   Dissenting Shares. If any holders of shares of Galileo common stock dissent from the merger and seek appraisal rights in compliance with Delaware law, an estimated amount of cash necessary to pay cash to dissenting holders will be deducted from the aggregate cash that can be paid to non-dissenting stockholders. As a result, the amount of cash you will receive in the merger will be reduced by the estimated amount of cash that would be paid for dissenting shares divided by the total number of non-dissenting shares of Galileo common stock. In this event, however, the stock portion of the merger consideration will be increased proportionally for non-dissenting stockholders.

   Capital Adjustments. If the outstanding shares of Galileo common stock or CD common stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the exchange ratio and the merger consideration will be adjusted appropriately. If Cendant declares, sets aside or pays any dividend or makes any other distribution or payment (whether in cash, stock, property or any combination thereof), in each case with respect to its outstanding shares of CD common stock, then the $17 to $20 per share collar described above and Galileo's walk away right at $14 per share or less will be adjusted to take into account the value of such dividend, distribution or payment.

   Effect of Certain Cendant Acquisitions. If Cendant enters into an acquisition agreement with a competitor of Galileo, and the closing of Cendant's acquisition of Galileo is delayed due to regulatory delays primarily as a result of that action, the value of the merger consideration may be affected in two ways. First, if the closing is delayed by more than 30 days after the special meeting, the measurement period will be changed to the 20 consecutive trading days ending immediately preceding the third consecutive trading day prior to the date of receipt of the last regulatory approval, and the average trading price will be recalculated. Second, if the closing does not occur until after December 12, 2001, then Cendant will be required to pay additional merger consideration, payable in CD common stock, equal to simple interest on $33 calculated using the 30 day London Interbank Offered Rate, or LIBOR, plus 100 basis points.

   Cendant's Ownership of Galileo Common Stock. If Cendant or any of its affiliates owns any Galileo common stock at the time of the merger, generally, the percentage of the merger consideration that will consist of CD common stock will be increased and the percentage of the merger consideration that will consist of cash will be proportionately decreased. In general, the aggregate value of the consideration that would be payable to Cendant for its shares of Galileo common stock will be deducted from the aggregate cash that can be paid to Galileo stockholders (other than Cendant). Currently, neither Cendant nor any of its affiliates owns any Galileo common stock and, other than pursuant to the stock option agreement (discussed below), Cendant and its affiliates are prohibited by the merger agreement from acquiring Galileo common stock.

Conditions to the Completion of the Merger (pages 82 through 84)

   The completion of the merger depends upon satisfying a number of conditions, including the following:

  . adoption of the merger agreement by the Galileo stockholders;

  . absence of any legal prohibition to complete the merger;

  . listing of shares of CD common stock issuable to Galileo stockholders on the New York Stock Exchange; and

  . receipt of various consents and approvals (including United States and foreign regulatory approvals) required to complete the merger.

   In addition, Cendant's obligation to complete the merger is subject to, among other things:

  . the accuracy of the representations and warranties made by Galileo in the merger agreement;

  . the performance by Galileo of its obligations under the merger agreement;

  . the absence of events, changes, developments or circumstances that would reasonably be expected to have a material adverse effect on Galileo;

  . the receipt from Cendant's counsel of an opinion that the merger will qualify as a tax-free reorganization; and

  . the absence of any change in the Galileo board's recommendation that Galileo stockholders adopt the merger agreement.

   In addition, Galileo's obligation to complete the merger is subject to, among other things:

  . the accuracy of the representations and warranties made by Cendant in the merger agreement;

  . the performance by Cendant of its obligations under the merger agreement;
    and

  . the receipt from Galileo's counsel of an opinion that the merger will qualify as a tax-free reorganization.

Termination of the Merger Agreement (pages 84 through 85)

   The merger agreement may be terminated at any time prior to the completion of the merger:

  . by the mutual consent of Cendant and Galileo;

  . by either Cendant or Galileo, if:

    . the merger is not completed by July 1, 2002. However, neither party may terminate for this reason if its failure to fulfill any obligation is the reason the merger has not been completed;

    . there exists a legal prohibition to complete the merger that is final and not able to be appealed; or

    . the merger agreement is not adopted by Galileo's stockholders at the special meeting.

  . by Galileo, if:

    . Cendant materially breaches any of its representations, warranties, agreements or covenants and the breach cannot be cured within a specified time period; or

    . the average trading price of a share of CD common stock during the measurement period is less than or equal to $14.00.

  . by Cendant, if:

    . Galileo materially breaches any of its representations, warranties, agreements or covenants and the breach cannot be cured within a specified time period; or

    . the Galileo board changes its recommendation that Galileo stockholders adopt the merger agreement.

Termination Fee and Expenses (page 85)

   Galileo must pay to Cendant a termination fee of $100 million plus up to $10 million in Cendant's expenses incurred in connection with the transaction, if any of the following occurs:

  . Galileo becomes aware that another proposal to acquire Galileo has been made or that such a proposal is intended to be made and:

    . Galileo or Cendant terminates the merger agreement because the merger was not completed by July 1, 2002, and, within 12 months of the termination, Galileo executes a definitive agreement, or consummates a transaction, with a third party to acquire Galileo;

    . Cendant terminates the merger agreement because Galileo is in material breach of any of its covenants or agreements, and, within 12 months of the termination, Galileo executes a definitive agreement, or consummates a transaction, with a third party to acquire Galileo; or

    . Cendant terminates the merger agreement because Galileo breaches any representation or warranty in the merger agreement in any material respect, and, within 12 months of the termination, Galileo executes a definitive agreement, or consummates a transaction, with a third party to acquire Galileo; or

  . Cendant terminates the merger agreement after the Galileo board withdraws or changes its recommendation that Galileo stockholders adopt the merger agreement; or

  . either Galileo or Cendant terminates the merger agreement because the Galileo stockholders did not adopt the merger agreement at the special meeting, and either:

    . the Galileo board had withdrawn or changed its recommendation that Galileo stockholders adopt the merger agreement; or

    . a proposal by a third party to acquire Galileo becomes publicly known at or prior to the special meeting and within 12 months following the termination of the merger agreement, Galileo executes a definitive agreement, or consummates a transaction, with a third party to acquire Galileo.

   In addition, if the merger agreement is terminated because Galileo's stockholders do not adopt the merger agreement at the special meeting, Galileo has agreed to pay to Cendant the amount of its expenses incurred in connection with the transaction up to a maximum amount of $10 million.

Board of Directors Recommendation to Galileo Stockholders (pages 43 through 45)

   The Galileo board has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the consideration to be paid to Galileo stockholders in the merger is fair from a financial point of view and the merger and the merger agreement are advisable and in the best interests of Galileo and its stockholders. The Galileo board recommends that you vote FOR the adoption of the merger agreement at the special meeting.

Opinions of Galileo's Financial Advisor (pages 46 through 52)

   Among other factors that the Galileo board considered in deciding to approve the merger, the Galileo board received an opinion from its financial advisor, JPMorgan Securities Inc., as to the fairness, from a financial point of view, of the merger consideration to the holders of Galileo common stock. We have attached the full text of JPMorgan's written opinion, dated June 15, 2001, to this proxy statement-prospectus as Annex D. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by JPMorgan in providing its opinion. JPMorgan's opinion is addressed to the Galileo board and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger.

The Special Meeting (pages 65 through 67)

   The special meeting of Galileo stockholders to vote on the merger agreement
will be at        on     ,      , 2001, at  :00 a.m., Central Time, unless
postponed or adjourned to a later date.

Vote Required to Approve the Merger Agreement (page 66)

   Galileo stockholders will vote on a proposal to adopt the merger agreement. Approval of this proposal requires the affirmative vote of the holders of at least a majority of all shares of Galileo common stock that are outstanding and entitled to vote at the special meeting.

   At June 30, 2001, Galileo directors and executive officers as a group owned and were entitled to vote less than one percent of the outstanding shares of Galileo common stock. Each of the directors and executive officers of Galileo that is entitled to vote at the Galileo special meeting has indicated that they intend to vote their shares in favor of adoption of the merger agreement.

The Voting Agreement (pages 86 through 87)

   In connection with the merger, Cendant entered into a transaction support agreement, referred to in this proxy statement-prospectus as the voting agreement, with United Air Lines, Inc. and its wholly owned subsidiary, Covia LLC. As of June 30, 2001, based on information filed with the SEC, United, through its affiliation with Covia, is deemed to be the beneficial owner of 18.2% of the outstanding shares of Galileo common stock held of record by Covia and is entitled to vote these shares at the special meeting. Under the voting agreement, Covia agreed to vote, and gave Cendant a proxy to vote, these shares and any additional shares it acquires in favor of the adoption of the merger agreement and against any third party proposal to acquire Galileo or any other proposals presented for a vote that would prevent or materially delay completion of the merger. United may terminate the voting agreement if the Galileo board withdraws its recommendation to Galileo stockholders in favor of the merger agreement as a result of a third party making a proposal that the Galileo board determines is superior to the merger for Galileo's stockholders or if the merger agreement is amended and United determines that the amendment is adverse to it in a material respect. The voting agreement is attached hereto as Annex B. We encourage you to read the voting agreement carefully and in its entirety.

Stock Option Agreement (pages 88 through 90)

   In connection with the merger agreement, Galileo entered into a stock option agreement with Cendant. Under the stock option agreement, Galileo granted to Cendant an option to purchase up to 17,041,071 shares of Galileo common stock (subject to certain adjustments). The exercise price per share under the option is $33.00 per share. Cendant may exercise its option in whole or in part if:

  . Under the terms of the merger agreement, Cendant would be able to terminate the merger agreement under circumstances which could entitle Cendant to the termination fee (regardless of whether the merger agreement is actually terminated); and

  . the voting agreement with United has been terminated in accordance with its terms.

   If Cendant proposes to exercise its option following the record date of the special meeting, Galileo has agreed, subject to the exercise by Galileo's board of its fiduciary duties, to fix a new record date and to hold the special meeting at a time that provides Cendant the opportunity to vote its Galileo common stock at that meeting. As of the date of this proxy statement-prospectus, the option is not exercisable. The option agreement provides that in no event will the number of shares of Galileo common stock subject to the option exceed 19.5% of the number of shares of Galileo common stock issued and outstanding. The stock option agreement is attached hereto as Annex C. We encourage you to read the stock option agreement carefully and in its entirety.

Interests of Certain Persons in the Merger (pages 59 through 64)

   In addition to their interests as stockholders, the directors and executive officers of Galileo may have interests in the merger that are different from, or in addition to, your interests. These interests exist because of rights they may have under individual employment agreements, compensation arrangements, or benefit and bonus plans, including a bonus plan for executive officers of Galileo triggered upon completion of the sale of Galileo. Cendant will also indemnify the executive officers and directors of Galileo for events occurring prior to, at, or after the effective time of the merger. The members of the Galileo board knew of these additional interests and considered them when they approved the merger.

Stock Exchange Listing (page 52)

   Cendant expects to receive authorization, subject to notice of issuance, from the New York Stock Exchange for the listing of the shares of Cendant common stock designated CD common stock to be issued to Galileo stockholders in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (pages 52 through 55)

   The obligations of Galileo and Cendant to consummate the merger are subject to the receipt by Galileo and Cendant of the opinions of their respective counsel that, on the basis of the facts, representations and assumptions set forth or referred to therein, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the merger so qualifies then, in general, Galileo stockholders will recognize gain (but not loss) equal to the lesser of:

  .  the amount of cash they receive in the merger; and

  . the amount equal to the excess, if any, of the sum of the amount of cash and the fair market value of Cendant common stock they receive in the merger over the adjusted tax basis of their Galileo common stock.

   Tax matters are very complicated and the tax consequences of the merger to each Galileo stockholder will depend on the stockholder's particular facts and circumstances. Galileo stockholders are urged to consult their own tax advisors to understand fully the tax consequences to them of the merger.

Accounting Treatment (page 55)

   The merger will be accounted for using the purchase method of accounting as such term is used under generally accepted accounting principles in the United States. The purchase method accounts for a merger as an acquisition of one company by another.

Appraisal Rights (pages 57 through 59)

   Galileo stockholders who comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares of Galileo common stock in connection with the merger rather than receive the merger consideration. A copy of Delaware General Corporation Law Section 262 is included as Annex E to this proxy statement-prospectus.

Recent Developments

   On June 18, 2001, two virtually identical complaints were filed in the Court of Chancery in Delaware by alleged Galileo stockholders against Galileo and the members of the Galileo board. The suits were filed on behalf of plaintiffs, Lucian D. Cox and Jason Craner, respectively, and as purported class actions on behalf of all public stockholders of Galileo except the defendants and their affiliates. The complaints allege that the defendants have failed to act in good faith toward the plaintiffs and have breached their fiduciary duties to the plaintiffs in connection with defendants' pursuit and structure of the merger by failing to shop Galileo to other companies or rival bidders and denying plaintiffs their rights to share appropriately in the true value of Galileo. The complaints seek, among other things, class certification, a judgment declaring that the proposed transaction is unfair, unjust and inequitable to plaintiffs and the other members of the class, to enjoin, preliminarily and permanently, the merger, and compensation for all losses and damages suffered and to be suffered, together with prejudgment and post-judgment interest and costs and disbursements incurred in connection with the action, including reasonable attorneys' fees. The defendants believe that the allegations contained in the complaints are without merit and intend to contest them vigorously.

                               FINANCIAL SUMMARY

Market Price Data

   Galileo common stock is traded on the New York Stock Exchange under the symbol "GLC." CD common stock is traded on the New York Stock Exchange under the symbol "CD." The following table presents trading information for CD common stock and Galileo common stock on the New York Stock Exchange on October 19,
2000, June 15, 2001, and      , 2001. October 19, 2000 was the last full
trading day prior to Galileo's announcement that it was exploring strategic alternatives for the company. June 15, 2001 was the last full trading day prior
to the public announcement of the execution of the merger agreement.      ,
2001 was the last full trading day prior to the printing of this proxy statement-prospectus.

                                                CD                Galileo
                                           Common Stock         Common Stock
                                       -------------------- --------------------
                                        High   Low   Close   High   Low   Close
                                       ------ ------ ------ ------ ------ ------
                                                  (Dollars per Share)
October 19, 2000...................... $ 9.88 $ 8.94 $ 9.75 $17.19 $16.19 $16.25
June 15, 2001.........................  18.60  18.29  18.45  30.10  28.42  29.80
     , 2001...........................

   On      , 2001, there were approximately   holders of record of shares of
Galileo common stock.

Historical Market Prices And Dividends

   The following table sets forth, for the periods indicated, the high and low sale prices per share of CD common stock and Galileo common stock on the New York Stock Exchange, based on published financial sources.

                                                          CD          Galileo
                                                     Common Stock  Common Stock
                                                     ------------- -------------
Calendar Period                                       High   Low    High   Low
---------------                                      ------ ------ ------ ------
                                                         (Dollars per Share)
1999
  First Quarter..................................... $22.56 $14.88 $51.88 $41.44
  Second Quarter....................................  21.06  15.38  59.31  44.50
  Third Quarter.....................................  22.63  17.00  58.69  36.00
  Fourth Quarter....................................  26.94  13.63  39.50  25.31
2000
  First Quarter.....................................  26.31  15.63  29.94  16.50
  Second Quarter....................................  19.25  11.84  26.88  18.06
  Third Quarter.....................................  14.88  10.50  23.00  14.81
  Fourth Quarter....................................  12.75   8.13  21.25  13.44
2001
  First Quarter.....................................  15.14   9.63  24.65  19.31
  Second Quarter....................................  20.38  13.75  32.50  19.90
  Third Quarter
  (through July 5, 2001)............................  20.95  20.10  33.29  32.25

 Dividend Policy

   Prior to the public announcement of the merger, Galileo historically paid dividends on its common stock. Upon execution of the merger agreement, Galileo suspended payment of regular quarterly dividends. Cendant historically has not paid dividends on CD common stock. Following the merger, the declaration of dividends will be at the discretion of the Cendant board of directors and will be determined after consideration of various factors, including, the earnings and financial condition of Cendant and its subsidiaries. Cendant expects to retain its earnings for the development and expansion of its business, including acquisitions, and the repayment of indebtedness and does not anticipate paying dividends on CD common stock in the foreseeable future.

                 Selected Historical Financial Data of Cendant

   The selected historical consolidated statement of operations data for the three years ended December 31, 2000 and the balance sheet data as of December 31, 2000 and 1999 are derived from Cendant's audited consolidated financial statements and accompanying notes filed on Form 10-K/A on July 3, 2001, which were restated to reflect Cendant's individual membership business as part of continuing operations. The selected historical consolidated statement of operations data for the years ended December 31, 1997 and 1996 and the balance sheet data as of December 31, 1998, 1997 and 1996 are derived from Cendant's unaudited consolidated financial data included in Form 10-K/A filed on July 3, 2001. The selected historical consolidated financial data as of and for the three months ended March 31, 2001 and 2000 are derived from Cendant's unaudited consolidated condensed financial statements filed on Form 10-Q/A on July 3, 2001, which were also restated to reflect Cendant's individual membership business as part of continuing operations. You should read this table in conjunction with such financial statements, which are incorporated by reference into this proxy statement-prospectus.

                           Three Months
                               Ended                      Year Ended
                             March 31,                   December 31,
                          ----------------  ------------------------------------------
                           2001     2000     2000     1999     1998    1997     1996
                          -------  -------  -------  -------  ------- -------  -------
                                   (In millions, except per share data)
Results of Operations
Net revenues............  $ 1,486  $ 1,128  $ 4,659  $ 6,076  $ 6,585 $ 5,429  $ 4,370
                          =======  =======  =======  =======  ======= =======  =======
Income (loss) from
 continuing operations..  $   277  $   127  $   660  $  (229) $   160 $    66  $   314
Income (loss) from
 discontinued
 operations, net of
 tax(a).................      --       --       --       174      380     (26)      16
Extraordinary gain
 (loss), net of tax.....      --        (2)      (2)     --       --       26      --
Cumulative effect of
 accounting change, net
 of tax.................      (38)     (56)     (56)     --       --     (283)     --
                          -------  -------  -------  -------  ------- -------  -------
Net income (loss).......  $   239  $    69  $   602  $   (55) $   540 $  (217) $   330
                          =======  =======  =======  =======  ======= =======  =======
Per Share Data
CD Common Stock
 Income (loss) from
  continuing
  operations:
   Basic................  $  0.32  $  0.18  $  0.92  $ (0.30) $  0.19 $  0.08  $  0.41
   Diluted..............     0.30     0.17     0.89    (0.30)    0.18    0.08     0.39
 Cumulative effect of
  accounting change:
   Basic................  $ (0.04) $ (0.08) $ (0.08) $   --   $   --  $ (0.35) $   --
   Diluted..............    (0.04)   (0.08)   (0.08)     --       --    (0.35)     --
 Net income (loss):
   Basic................  $  0.28  $  0.10  $  0.84  $ (0.07) $  0.64 $ (0.27) $  0.44
   Diluted..............     0.26     0.09     0.81    (0.07)    0.61   (0.27)    0.41
Move.com Common Stock
 Income (loss) from
  continuing
  operations:
   Basic................  $ 10.41           $ (1.76)
   Diluted..............    10.13             (1.76)
 Cumulative effect of
  accounting change:
   Basic................  $ (0.07)          $   --
   Diluted..............    (0.06)              --
 Net income (loss):
   Basic................  $ 10.34           $ (1.76)
   Diluted..............    10.07             (1.76)
Financial Position
Total assets............  $27,594  $15,042  $15,072  $15,149  $20,217 $14,073  $12,763
Long-term debt..........    3,903    2,071    1,948    2,445    3,363   1,246      780
Assets under management
 and mortgage programs..   10,660    2,944    2,861    2,726    7,512   6,444    5,279
Debt under management
 and mortgage programs..   10,619    2,653    2,040    2,314    6,897   5,603    5,090
Mandatorily redeemable
 preferred interest in a
 subsidiary.............      375      375      375      --       --      --       --
Mandatorily redeemable
 preferred securities
 issued by subsidiary
 holding solely senior
 debentures issued by
 the Company............      --     1,479    1,683    1,478    1,472     --       --
Stockholders' equity....    5,343    2,583    2,774    2,206    4,836   3,921    3,956

--------
(a) Income (loss) from discontinued operations, net of tax, includes the after tax results of discontinued operations and the gain on disposal of discontinued operations.

                 Unaudited Pro Forma Financial Data of Cendant

   The following Unaudited Pro Forma Condensed Combined Balance Sheet of Cendant as of March 31, 2001 gives effect to the proposed acquisition of Galileo. The following Unaudited Pro Forma Condensed Combined Statements of Operations of Cendant for the three months ended March 31, 2001 and for the year ended December 31, 2000 give effect to the proposed acquisition of Galileo and Cendant's March 1, 2001 acquisition of Avis. Both transactions will be accounted for under the purchase method of accounting.

   Since the acquisition of Avis occurred prior to March 31, 2001, the financial position of Avis has been included in the historical Cendant balance sheet as of March 31, 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet assumes the acquisition of Galileo occurred on March 31, 2001. The Unaudited Pro Forma Condensed Combined Statements of Operations assume the acquisitions of Avis and Galileo occurred on January 1, 2000. The unaudited pro forma financial data is based on the historical consolidated financial statements of Cendant, Avis and Galileo under the assumptions and adjustments set forth in the accompanying explanatory notes.

   The following Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 also gives effect to various significant finance-related activities that occurred during the first quarter of 2001 ("Financing Activities"). The Financing Activities include an issuance of debt securities (net of debt retirements) and equity securities, the conversion of the PRIDES to equity and an issuance of zero-coupon convertible notes. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 assumes the Financing Activities occurred on January 1, 2000. In addition, Cendant issued zero-coupon zero-yield convertible notes during the second quarter of 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations assume these debt instruments were issued as of March 31, 2001 and January 1, 2000, respectively.

   Since Avis and Cendant were consolidated as of March 1, 2001, the results of operations of Avis between January 1, 2001 and February 28, 2001 were combined with Cendant's results of operations to report the pro forma results of operations for the three month period ended March 31, 2001. The pro forma results of the combined company were then added to Galileo's results of operations for the three month period ended March 31, 2001 and year ended December 31, 2000, subject to certain pro forma adjustments, to provide the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2001 and the year ended December 31, 2000. All intercompany transactions have been eliminated on a pro forma basis. Historically, Avis paid Cendant for services Cendant provided related to call centers and information technology and for the use of Cendant trademarks and Avis paid Galileo for services Galileo provided related to reservations for vehicle rentals.

   In August 2000, Avis contributed its European vehicle management and leasing business (PHH Europe) to a newly formed joint venture in exchange for cash, settlement of intercompany debt and a 20% interest in the venture (the "PHH Europe Transaction"). The accompanying Avis Supplemental Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 has been adjusted to reflect the PHH Europe Transaction.

   The pro forma adjustments relating to the acquisition of Avis reflect the disbursement of $33 in cash for each share of Avis common stock outstanding to Avis stockholders. Cendant made payments totaling approximately $994 million, including payments to Avis stockholders ($937 million), direct expenses related to the transaction ($40 million) and the net cash obligation related to Avis stock options settled prior to consummation ($17 million). The purchase price also includes the fair value of Cendant options exchanged with certain fully vested Avis option holders who elected not to exercise their options as part of the acquisition of Avis. The Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2001 and for the year ended December 31, 2000 reflect the purchase price being funded by $600 million in debt with the remaining amount provided by cash.

   The pro forma adjustments relating to the acquisition of Galileo assume a combination of a disbursement of Cendant common stock and cash with an expected value of $33 for each share of Galileo common stock outstanding and the conversion of Galileo stock options to Cendant stock options. Cendant will pay aggregate consideration and expenses totaling $3,052 million, including payments of cash and stock to Galileo stockholders ($2,895 million), the conversion of Galileo stock options to Cendant stock options ($48 million) and estimated expenses directly related to the transaction ($109 million). Approximately $2,330 million of the merger consideration is expected to be funded through the issuance of CD common stock and $48 million through the issuance of Cendant stock options with the remainder being financed by debt. As a result, the accompanying unaudited pro forma financial information reflects incremental interest expense based upon an assumed interest rate of 7.5% for these new borrowings. In addition, Cendant will assume approximately $620 million in debt of Galileo.

   The unaudited pro forma financial data has been prepared assuming that the price of CD common stock is $19 at the date of acquisition as that reflects the market value of CD common stock at the time the Galileo transaction was announced. The purchase price may change based on fluctuations in the price of CD common stock, but is subject to the collar described above under "Merger Consideration."

   For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001, Galileo's assets and liabilities have been recorded at their estimated fair market values and the excess purchase price has been assigned to goodwill and other identifiable intangibles. These fair market values are based on preliminary estimates which are subject to revision upon consummation of the acquisition of Galileo. In connection with Cendant's various acquisitions, Cendant intends to review acquired operations, which may result in a plan to realign or reorganize certain of those operations. The costs of implementing such a plan if it were to occur have not been reflected in the accompanying pro forma financial statements. The impact of a potential realignment could increase or decrease the amount of goodwill and intangible assets, and related amortization in the accompanying pro forma financial statements. The Unaudited Pro Forma Condensed Combined Statements of Operations exclude any benefits that may result from the acquisition due to synergies that may be derived or from the elimination of duplicate efforts.

   Cendant's management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. Cendant has completed other acquisitions and dispositions which are not significant and, accordingly, have not been included in the accompanying unaudited pro forma financial data. The unaudited pro forma financial data may not be indicative of the financial position or results that would have occurred if the acquisitions of Avis and Galileo and the Financing Activities had been in effect on the dates indicated or which may be obtained in the future.

   The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for Cendant, Avis and Galileo, which have been incorporated by reference herein. Certain reclassifications have been made to the historical amounts of Galileo to conform with Cendant's classifications.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                              As of March 31, 2001
                                   --------------------------------------------
                                                          Purchase
                                   Historical Historical  and Other   Combined
                                    Cendant    Galileo   Adjustments  Pro Forma
                                   ---------- ---------- -----------  ---------
                                                  (in millions)
Assets
Current assets
 Cash and cash equivalents.......   $ 2,092     $   11     $  986(a)   $ 3,089
 Receivables, net................     1,380        271        --         1,651
 Other current assets............     1,030         52        --         1,082
                                    -------     ------     ------      -------
 Total current assets............     4,502        334        986        5,822
Property and equipment, net......     1,508        373         22(b)     1,903
Stockholder litigation settlement
 trust...........................       600        --         --           600
Deferred income taxes............     1,358        --         --         1,358
Franchise agreements, net........     1,514        --         --         1,514
Goodwill, net....................     4,950        300      2,313(b)     7,563
Other intangibles, net...........       764        455        308(b)     1,527
Other assets.....................     1,738         81         14(a)     1,833
                                    -------     ------     ------      -------
 Total assets exclusive of assets
  under programs.................    16,934      1,543      3,643       22,120
                                    -------     ------     ------      -------
Assets under management and
 mortgage programs
 Relocation receivables..........       329        --         --           329
 Mortgage loans held for sale....       917        --         --           917
 Mortgage servicing rights.......     1,667        --         --         1,667
 Vehicle-related, net............     7,747        --         --         7,747
                                    -------     ------     ------      -------
                                     10,660        --         --        10,660
                                    -------     ------     ------      -------
 Total assets....................   $27,594     $1,543     $3,643      $32,780
                                    =======     ======     ======      =======
Liabilities and stockholders'
 equity
Current liabilities
 Accounts payable and other
  current liabilities............   $ 2,258     $  287     $  --       $ 2,545
 Current portion of long-term
  debt...........................       267        188      1,000(a)     1,455
 Deferred income.................     1,046        --         --         1,046
 Deferred income taxes...........       227        --          82(b)       309
                                    -------     ------     ------      -------
 Total current liabilities.......     3,798        475      1,082        5,355
Long-term debt...................     3,903        434        674(c)     5,011
Stockholder litigation
 settlement......................     2,850        --         --         2,850
Other liabilities................       706        143        --           849
                                    -------     ------     ------      -------
 Total liabilities exclusive of
  liabilities under programs.....    11,257      1,052      1,756       14,065
                                    -------     ------     ------      -------
Liabilities under management and
 mortgage programs
 Debt............................     9,589        --         --         9,589
 Deferred income taxes...........     1,030        --         --         1,030
                                    -------     ------     ------      -------
                                     10,619        --         --        10,619
                                    -------     ------     ------      -------
Mandatorily redeemable preferred
 interest in a subsidiary........       375        --         --           375
                                    -------     ------     ------      -------
Stockholders' equity.............     5,343        491      1,887(d)     7,721
                                    -------     ------     ------      -------
 Total liabilites and
  stockholders' equity...........   $27,594     $1,543     $3,643      $32,780
                                    =======     ======     ======      =======


See accompanying notes to unaudited pro forma condensed combined balance sheet.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET
                              As of March 31, 2001
                                ($ in millions)

   The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet was prepared to reflect the proposed acquisition of Galileo, which will be accounted for under the purchase method of accounting, and the issuance of zero-coupon zero-yield convertible notes. The purchase price of $3,052 (including estimated expenses directly attributable to the acquisition of Galileo of $109 and the estimated fair value of Cendant stock options issued in exchange for Galileo stock options of $48) was based on acquiring 100% of the Galileo common stock outstanding for $33 per share.

     (a) Represents the debt associated with the zero-coupon zero-yield convertible notes issued in the second quarter of 2001 ($1,000) with net proceeds of $986 and deferred financing costs of $14.

     (b) Estimated adjustments to goodwill representing the excess of the cost over the preliminary estimate of the fair value of the identifiable net assets acquired.

   Calculation of acquisition goodwill--
     Cash consideration............................................... $  674
     Issuance of Cendant equity.......................................  2,330
     Preliminary estimate of fair value of Cendant stock options
      issued in exchange for Galileo stock options....................     48
                                                                       ------
       Total purchase price........................................... $3,052
                                                                       ------
     Preliminary estimate of fair value of identifiable net assets acquired--
       Book value of Galileo..........................................    491
       Elimination of Galileo goodwill................................   (300)
       Preliminary estimate of adjustments to fair value of
        identifiable intangible assets................................    308
       Preliminary estimate of adjustment to fair value of computer
        software......................................................     22
       Net deferred tax liability on fair value adjustments and
        transaction costs.............................................    (82)
                                                                       ------
     Preliminary estimate of fair value of identifiable net assets
      acquired........................................................    439
                                                                       ------
     Acquisition goodwill............................................. $2,613
                                                                       ======
   Calculation of goodwill acquisition adjustment--
     Acquisition goodwill............................................. $2,613
     Historical Galileo goodwill......................................   (300)
                                                                       ------
     Goodwill acquisition adjustment.................................. $2,313
                                                                       ======

     (c) Represents the issuance of debt to finance part of the acquisition ($565) and to pay fees directly associated with the acquisition of Galileo ($109).

     (d) Represents the elimination of Galileo equity balances ($491) net of the issuance of CD common stock ($2,330) in exchange for outstanding shares of Galileo common stock and the issuance of Cendant stock options in exchange for Galileo stock options ($48).

                              UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                      Three Months Ended
                                                        March 31, 2001
                          -----------------------------------------------------------------------------
                                                   Avis                            Galileo
                          Historical Historical  Purchase    Adjusted Historical  Purchase    Combined
                           Cendant      Avis    Adjustments  Cendant   Galileo   Adjustments  Pro Forma
                          ---------- ---------- -----------  -------- ---------- -----------  ---------
                                            (in millions, except per share amounts)
Revenues
Membership and services
 fees, net..............    $1,076      $ 27       $(34)(a)   $1,069     $--        $--        $1,069
Vehicle-related.........       398       594        --           992      --         --           992
Global distribution
 services...............       --        --         --           --       443         (3)(f)      440
Other...................        12        20        -- (b)        32       23        --            55
                            ------      ----       ----       ------     ----       ----       ------
Net revenues............     1,486       641        (34)       2,093      466         (3)       2,556
Expenses
Operating...............       451       174        (34)(a)      591      104         (3)(f)      692
Vehicle depreciation,
 lease charges and
 interest, net..........       181       284        --           465      --         --           465
Selling, general and
 administrative.........       411       115        --           526      191        --           717
Non-vehicle depreciation
 and amortization.......       101        23          2(d)       126       67         (4)(g)      189
Other charges, net......       204       --         --           204      --         --           204
Non-vehicle interest,
 net....................        60        78          1(c)       139       10         13(h)       162
Other, net..............       --        --         --           --         4        --             4
                            ------      ----       ----       ------     ----       ----       ------
Total expenses..........     1,408       674        (31)       2,051      376          6        2,433
                            ------      ----       ----       ------     ----       ----       ------
Net gain on dispositions
 of businesses..........       435       --         --           435      --         --           435
                            ------      ----       ----       ------     ----       ----       ------
Income (loss) before
 income taxes, minority
 interest and equity in
 Homestore.com..........       513       (33)        (3)         477       90         (9)         558
Provision (benefit) for
 income taxes...........       205       (10)        (2)(e)      193       40         (3)(i)      230
Minority interest, net
 of tax.................        13       --         --            13      --         --            13
Losses related to equity
 in Homestore.com, net
 of tax.................        18       --         --            18      --         --            18
                            ------      ----       ----       ------     ----       ----       ------
Income (loss) before
 cumulative effect of
 accounting change......    $  277      $(23)      $ (1)      $  253     $ 50       $ (6)      $  297
                            ======      ====       ====       ======     ====       ====       ======
CD Common Stock Income
 Per Share
 Income before
  cumulative effect of
  accounting change:
   Basic................    $ 0.32                            $ 0.29                           $ 0.30(k)
   Diluted..............      0.30                              0.28                           $ 0.29(k)
 Weighted average
  shares outstanding
   Basic................       790                               790                 123(j)       913
   Diluted..............       830                               830                 123(j)       953
Move.com Common Stock
 Income Per Share
 Income before
  cumulative effect of
  accounting change:
   Basic................    $10.41                            $10.41                           $10.41
   Diluted..............     10.13                             10.13                           $10.13
 Weighted average
  shares outstanding
   Basic................         2                                 2                                2
   Diluted..............         3                                 3                                3

--------

 See accompanying notes to unaudited pro forma condensed combined statement of operations.

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 2001
                       ($ in millions, except per share)

   The following pro forma adjustments relate to the acquisition of Avis and the Financing Activities.

     (a) Elimination of amounts paid by Avis to Cendant for services related to call centers and information technology and for the use of trademarks.

     (b) Elimination of Cendant's earnings attributable to its investment in Avis, for which the combined effect is zero.

     (c) Represents interest expense on the acquisition financing ($7), net of amortization of the fair value adjustment on acquired debt ($4) and reversal of Avis' amortization of debt related costs ($2).

     (d) Amortization of goodwill generated on the excess of fair value over the net assets acquired on a straight line basis over 40 years, net of reversal of Avis' amortization of pre-acquisition goodwill and amortization of other identifiable intangibles resulting from the allocation of purchase price on a straight-line basis over 20 years.

     (e) Represents the income tax effect of the purchase adjustments and other pro forma adjustments at an estimated statutory rate of 38.5% (not including adjustments for non-deductible goodwill).

   The following pro forma adjustments relate to the acquisition of Galileo.

     (f) Elimination of amounts paid by Avis to Galileo for services provided related to reservations for vehicle rentals.

     (g) Amortization of goodwill generated on the estimated excess of fair value over the net assets acquired on a straight line basis over 40 years ($16) plus the amortization of the estimated identifiable intangibles on a straight-line basis with lives ranging from 5 to 20 years ($11) net of the reversal of Galileo's amortization of pre-acquisition goodwill and amortization of other identifiable intangibles ($31).

     (h) Represents the increase in interest expense relating to the assumed issuance of debt used to fund the acquisition of Galileo. The interest rate relating to this debt is assumed to be 7.5%. Assuming interest rates changed by .125%, the related interest expense and pre-tax impact on earnings would be $0.2.

     (i) Represents the income tax effect of the purchase adjustments and other pro forma adjustments at an estimated statutory rate of 38.5% (not including adjustments for non-deductible goodwill).

     (j) Represents the issuance of 123 million shares of CD common stock.

     (k) The purchase price is subject to a collar for fluctuations of the price of CD common stock between $17 and $20. The total purchase price is fixed for price changes between $17 and $20, but the number of shares of CD common stock will change to equal $2,330 in value. The impact on earnings per share is approximately $.002 for each dollar movement between $17 and $20. The impact for increases and decreases outside of the collar would result only from changes in the annual goodwill amortization because the number of shares of CD common stock issued is fixed outside of the collar. The related impact on earnings per share would be less than $.002 for each dollar change in price of CD common stock outside the collar. The earnings per share reflected herein is based on an estimated price of CD common stock of $19 as that reflects the market value of CD common stock at the time the Galileo transaction was announced.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                      Year Ended December 31, 2000
                          ------------------------------------------------------------------------------------------
                                                 Avis       Other Pro                           Galileo
                          Historical Adjusted  Purchase       Forma       Adjusted Historical  Purchase    Combined
                           Cendant   Avis(1)  Adjustments  Adjustments    Cendant   Galileo   Adjustments  Pro Forma
                          ---------- -------- -----------  -----------    -------- ---------- -----------  ---------
                                                 (in millions, except per share amounts)
Revenues
Membership and services
 fees, net..............    $4,512    $  155     $(173)(a)    $--          $4,494    $  --       $--        $ 4,494
Vehicle-related.........       --      3,783       --          --           3,783       --        --          3,783
Global distribution
 services...............       --        --        --          --             --      1,561       (12)(k)     1,549
Other...................       147       151       (39)(b)     --             259        82       --            341
                            ------    ------     -----        ----         ------    ------      ----       -------
Net revenues............     4,659     4,089      (212)        --           8,536     1,643       (12)       10,167
Expenses
Operating...............     1,426       966      (173)(a)     --           2,219       368       (12)(k)     2,575
Vehicle depreciation,
 lease charges and
 interest, net..........       --      1,671       --          --           1,671       --        --          1,671
Selling, general and
 administrative.........     1,508       637       --          --           2,145       678       --          2,823
Non-vehicle depreciation
 and amortization.......       352        74        16 (c)     --             442       241         2 (l)       685
Other charges, net......       111       --        --          --             111        28       --            139
Non-vehicle interest,
 net....................       148       482         6 (d)      54 (g,i)      690        45        51 (m)       786
Other, net..............       --        --        --          --             --         17       --             17
                            ------    ------     -----        ----         ------    ------      ----       -------
Total expenses..........     3,545     3,830      (151)         54          7,278     1,377        41         8,696
                            ------    ------     -----        ----         ------    ------      ----       -------
Net loss on dispositions
 of businesses..........        (8)      --        (35)(e)     --             (43)      --        --            (43)
                            ------    ------     -----        ----         ------    ------      ----       -------
Income before income
 taxes, minority
 interest and equity in
 Homestore.com..........     1,106       259       (96)        (54)         1,215       266       (53)        1,428
Provision for income
 taxes..................       362       117       (30)(f)     (20)(f)        429       117       (13)(n)       533
Minority interest, net
 of tax.................        84         7       --          (66)(h)         25       --        --             25
                            ------    ------     -----        ----         ------    ------      ----       -------
Income before
 extraordinary loss and
 cumulative effect of
 accounting change......    $  660    $  135     $ (66)       $ 32         $  761    $  149      $(40)      $   870
                            ======    ======     =====        ====         ======    ======      ====       =======
CD Common Stock Income
 Per Share
 Income before
  extraordinary loss
  and cumulative effect
  of accounting change:
   Basic................    $ 0.92                                         $ 0.92                           $  0.92 (p)
   Diluted..............      0.89                                           0.90                           $  0.89 (p)
 Weighted average
  shares outstanding
   Basic................       724                             107 (j)        831                 123 (o)       954
   Diluted..............       762                             107 (j)        869                 123 (o)       992
Move.com Common Stock
 Income Per Share
 Income before
  extraordinary loss
  and cumulative effect
  of accounting change:
   Basic................    $(1.76)                                        $(1.76)                          $ (1.76)
   Diluted..............     (1.76)                                         (1.76)                          $ (1.76)
 Weighted average
  shares outstanding
   Basic................         3                                              3                                 3
   Diluted..............         3                                              3                                 3

-------
(1) See Supplemental Unaudited Condensed Combined Statement of Operations and Notes included herein.

 See accompanying notes to unaudited pro forma condensed combined statement of operations.

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 2000
                       ($ in millions, except per share)

   The following pro forma adjustments relate to the acquisition of Avis and the Financing Activities.

     (a) Elimination of amounts paid by Avis to Cendant for services related to call centers and information technology and for the use of trademarks.

     (b) Elimination of Cendant's earnings attributable to its investment in Avis.

     (c) Amortization of goodwill generated on the excess of fair value over the net assets acquired on a straight-line basis over 40 years, net of reversal of Avis' amortization of pre-acquisition goodwill and amortization of other identifiable intangibles resulting from the allocation of purchase price on a straight-line basis over 20 years.

     (d) Represents interest expense on the acquisition financing ($44), net of amortization of fair value adjustment on acquired debt and reversal of Avis' amortization of debt related costs ($38).

     (e) Reversal of a $35 gain recorded by Cendant, which represents the recognition of a portion of its previously recorded deferred gain from the 1999 sale of its fleet business due to the disposition of PHH Europe by Avis in August 2000.

     (f) Represents the income tax effect of the purchase adjustments and other pro forma adjustments at an estimated statutory rate of 37.5% (not including adjustments for non-deductible goodwill), except item (e), where the tax effect was approximately 2% (the rate at which taxes were provided on the related gain).

     (g) Represents net increase in interest expense relating to the issuance of zero-coupon convertible notes, medium-term notes, borrowings under a $650 million term loan agreement and the repayment of an existing term loan, net of interest expense allocated to the acquisition of Avis (See Note (d) above).

     (h) Represents reduction in preferred stock dividends resulting from conversion of PRIDES to equity.

     (i) No adjustment has been made to reduce interest expense for interest income on the incremental cash raised through the Financing Activities of $1,587. Assuming the incremental cash was invested at 5%, Cendant's current rate for cash investments, interest expense would have been reduced by $79. Additionally, income before extraordinary loss and cumulative effect of accounting change and income per share before extraordinary loss and cumulative effect of accounting change would have improved by $49 and $0.06, respectively.

     (j) Represents the issuance of CD common stock of 61 million shares and 46 million shares relating to the conversion of PRIDES to equity and the issuance of equity securities, respectively.

   The following pro forma adjustments relate to the acquisition of Galileo.

     (k) Elimination of amounts paid by Avis to Galileo for services provided related to reservations for vehicle rentals.

     (l) Amortization of goodwill generated on the excess of fair value over the net assets acquired on a straight line basis over 40 years ($65) plus the amortization of the identifiable intangibles on a straight-line basis with lives ranging from 5 to 20 years ($46) net of the reversal of Galileo's amortization of pre-acquisition goodwill and amortization of other identifiable intangibles ($109).

     (m) Represents the increase in interest expense relating to the assumed issuance of debt used to fund the acquisition of Galileo. The interest rate relating to this debt is assumed to be 7.5%. Assuming interest rates changed by .125%, the related interest expense and pre-tax impact on earnings would be $0.8.

     (n) Represents the income tax effect of the purchase adjustments and other pro forma adjustments at an estimated statutory rate of 37.5% (not including adjustments for non-deductible goodwill).

     (o) Represents the issuance of 123 million shares of CD common stock.

     (p) The purchase price is subject to a collar for fluctuations of the price of CD common stock between $17 and $20. The total purchase price is fixed for price changes between $17 and $20, but the number of shares of CD common stock will change to equal $2,330 in value. The impact on earnings per share is approximately $.006 for each dollar movement between $17 and $20. The impact for increases and decreases outside of the collar would result only from changes in the annual goodwill amortization because the number of shares of CD common stock issued is fixed outside of the collar. The related impact on earnings per share would be less than $.007 for each dollar change in price of CD common stock outside the collar. The earnings per share reflected herein is based on an estimated price of CD common stock of $19 as that reflects the market value of CD common stock at the time the Galileo transaction was announced.

  SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

   The unaudited pro forma financial data presented below for the year ended December 31, 2000 was prepared to reflect the historical consolidated financial statements of Avis, excluding the PHH Europe Transaction, as set forth in the accompanying Supplemental Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000. Avis will receive an annual license fee in connection with the PHH Europe Transaction from the joint venture for the license of the PHH fleet management technology, PHH interactive. Avis utilized the proceeds of the PHH Europe Transaction to reduce Avis' indebtedness and pay transaction costs.

                                 Historical    Sale of      Pro Forma   Adjusted
                                    Avis    PHH Europe (a) Adjustments    Avis
                                 ---------- -------------- -----------  --------
Revenues
 Service fees, net                 $  241       $ (86)        $--        $  155
 Vehicle rental                     2,467         --           --         2,467
 Vehicle leasing and other fees     1,389         (73)         --         1,316
 Other                                146         --             5 (b)      151
                                   ------       -----         ----       ------
Net revenues                        4,243        (159)           5        4,089
Expenses
 Operating                            966         --           --           966
 Vehicle depreciation and lease
  charges                           1,695         (24)         --         1,671
 Selling, general and
  administrative                      693         (56)         --           637
 Interest, net                        577         (37)         (58)(c)      482
 Depreciation and amortization         89         (12)          (3)(d)       74
                                   ------       -----         ----       ------
Total expenses                      4,020        (129)         (61)       3,830
Income (loss) before income
 taxes and minority interest          223         (30)          66          259
Provision(benefit) for income
 taxes                                 95          (3)          25 (e)      117
Minority interest                       7         --           --             7
                                   ------       -----         ----       ------
Income (loss) before
 extraordinary loss and
 cumulative effect of
 accounting change                 $  121       $ (27)        $ 41       $  135
                                   ======       =====         ====       ======

 See accompanying notes to supplemental unaudited pro forma condensed combined statement of operations.

   NOTES TO SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                                   OPERATIONS
                      For the year ended December 31, 2000
                                ($ in millions)

   The following is a summary of estimated adjustments to the Supplemental Unaudited Pro Forma Condensed Combined Statement of Operations of Avis:

(a) Represents the adjustment to pro forma the results of operations of PHH Europe for the year ended December 31, 2000. This adjustment assumes that the PHH Europe Transaction occurred on January 1, 2000.

(b) Represents fleet management technology fee income and the equity in the earnings of the joint venture, formed pursuant to the PHH Europe Transaction for the year ended December 31, 2000, net of amortization of the excess of cost over the assets acquired.

(c) Interest reduction as a result of the retirement of acquisition debt and revolving credit facilities related to the application of proceeds of $1,053 from the PHH Europe Transaction.

(d) Decrease in amortization expense relating to goodwill generated from the PHH Europe Transaction, net of reversal of PHH Europe goodwill.

(e) Represents the income tax effect of the pro forma adjustments at an estimated statutory rate of 39% (not including adjustments for non-deductible goodwill).

                 SELECTED HISTORICAL FINANCIAL DATA OF GALILEO

   The selected historical consolidated financial data of Galileo presented below as of and for the year ended December 31 for each of the fiscal years in the five-year period ended December 31, 2000, are derived from Galileo's audited consolidated financial statements and accompanying notes. The selected historical consolidated financial data as of and for the three months ended March 31, 2001, and 2000 are derived from Galileo's unaudited consolidated condensed financial statements. You should read this table in conjunction with Galileo's consolidated financial statements at December 31, 2000, and 1999, and for each of the three years in the period ended December 31, 2000, and Galileo's unaudited consolidated condensed financial statements at March 31, 2001, and for the three months ended March 31, 2001, and 2000, which are incorporated by reference into this proxy statement-prospectus. See "Where You
Can Find More Information" on pages   through  .

                           Three months
                          ended March 31,            Year Ended December 31,
                         ----------------- --------------------------------------------
                           2001   2000(1)  2000(2)  1999(3)  1998(4)  1997(5)    1996
                         -------- -------- -------- -------- -------- -------- --------
                            (unaudited)
                                  (dollars in millions, except per share data)
Selected Income
 Statement  Data
Revenues................ $  465.9 $  440.7 $1,643.3 $1,526.1 $1,480.8 $1,256.1 $1,088.3
Operating income........    104.2     99.3    327.6    312.9    331.6    211.5    175.4
Income before income
 taxes..................     90.3     87.6    265.9    361.3    325.5    205.6    167.1
Income taxes............     39.7     40.2    117.0    143.1    129.9     44.0      1.9
Net income..............     50.6     47.4    148.9    218.2    195.6    161.6    165.2
Pro forma net
 income(6)..............      --       --       --       --       --     123.4    100.3
Net income per share:
  Basic.................     0.57     0.52     1.65     2.22     1.87      --       --
  Pro forma basic(6)....      --       --       --       --       --      1.30     1.14
  Diluted...............     0.57     0.52     1.65     2.21     1.86      --       --
  Pro forma diluted(6)..      --       --       --       --       --      1.30     1.14
Selected Balance Sheet
 Data
Current assets..........    333.6    348.5    244.7    230.5    243.5    224.3    240.8
Total assets............  1,543.0  1,554.9  1,479.2  1,255.2  1,291.1  1,268.5    599.9
Current liabilities.....    474.6    281.7    436.9    319.2    231.8    201.4    199.6
Long-term debt..........    434.4    691.0    434.4    434.4     69.5    250.0     70.0
Other long-term
 obligations............    142.9     97.3    142.7    108.0    147.2    133.4     74.9
Partners' capital.......      --       --       --       --       --       --     255.4
Stockholders' equity....    491.1    484.9    465.2    393.6    842.6    683.7      --

--------
(1) For the three months ended March 31, 2000, operating expenses include a $19.7 million ($11.0 million after tax) special charge related to the extinguishment of a portion of Galileo's liability arising from a services agreement with US Airways and a $7.0 million (non-tax deductible) special charge to write off in-process research and development costs related to Galileo's acquisition of Trip.com.
(2) For the year ended December 31, 2000, operating expenses include a $19.7 million ($11.0 million after tax) special charge related to the extinguishment of a portion of Galileo's liability arising from a services agreement with US Airways, a $7.0 million (non-tax deductible) special charge to write off in-process research and development costs related to the Trip.com acquisition, and a $1.7 million ($1.0 million after tax) special charge related to the integration of Galileo UK.
(3) For the year ended December 31, 1999, operating expenses include an $83.2 million ($50.2 million after tax) special charge related to the extinguishment of a portion of Galileo's liability arising from a services agreement with United and an $11.3 million ($6.8 million after tax) recovery of expenses previously reserved for the realignment of Galileo's United Kingdom operations. Net income includes net gains of $64.0 million ($38.6 million after tax) from Galileo's investments in technology companies.
(4) For the year ended December 31, 1998, operating expenses include $26.4 million ($15.9 million after tax) of special charges related to the realignment of Galileo's operations in the United Kingdom and $13.4 million ($8.1 million after tax) in gains related to settlements of contractual disputes from prior years.
(5) Effective July 30, 1997, Galileo International Partnership merged into a wholly owned limited liability company subsidiary of Galileo International, Inc., Galileo effected an initial public offering of its common stock, and it incurred debt related to the purchase of three national distribution companies ("NDCs"). For the year ended December 31, 1997, the results of the acquired NDCs have been consolidated with those of Galileo from the date of each acquisition. Operating expenses for the year ended December 31, 1997 include $20.1 million ($12.1 million after tax) of special charges related to the integration of the acquired NDCs and a $15.3 million nonrecurring charge to reflect the establishment of initial deferred tax assets and liabilities. No provision for U.S. federal and state income taxes was recorded prior to July 30, 1997 as such liability was the responsibility of the partners of Galileo International Partnership, rather than of Galileo.
(6) As a result of the merger and the offering specified in footnote (5) above, pro forma net income and pro forma basic and diluted earnings per share data are calculated as though: (i) partners' capital was converted into 88,000,000 shares of Galileo common stock for all periods presented and the 16,799,700 shares issued to the public were outstanding from July 30, 1997, and (ii) Galileo had operated in a corporate form for all periods presented and accordingly was subject to federal and state income taxes.

                           Comparative Per Share Data

   The following table sets forth certain historical and pro forma per share data of Cendant and certain historical and equivalent pro forma per share data of Galileo. The pro forma per share data is based on Cendant exchanging 19.5% of the issued and outstanding shares of Galileo common stock for cash and 80.5% of the issued and outstanding shares of Galileo common stock for CD common stock. The pro forma per share data presented below for Cendant gives effect to both the completed acquisition of Avis as well as the planned acquisition of Galileo as if the acquisitions were consummated on January 1, 2000. The information set forth below should be read in conjuction with the selected historical financial data of Cendant and Galileo included elsewhere in this proxy statement-prospectus and the pro forma information of Cendant, which gives effect to the acquisition of Avis, filed in Cendant's Current Report on Form 8-K on July 3, 2001, which is incorporated by reference into this proxy statement-prospectus. See "Where You Can Find More Information" on pages through .

                                                                     Galileo
                                    Cendant    Galileo    Cendant   Equivalent
                                   Historical Historical Pro Forma Pro Forma(2)
                                   ---------- ---------- --------- ------------
(Assuming Average Trading Price
 of CD Common Stock of $17)
Diluted earnings per share before
 extraordinary loss and
 cumulative effect of accounting
 change:
 For the year ended December 31,
  2000...........................    $0.89      $1.65      $0.88      $1.38
 For the three months ended March
  31, 2001.......................     0.30       0.57       0.28       0.44
Cash dividends per share:
 For the year ended December 31,
  2000...........................      --        0.36        --         --
 For the three months ended March
  31, 2001.......................      --        0.09        --         --
Book value per share(1):
 As of December 31, 2000.........     3.77       5.27       5.90       9.22
 As of March 31, 2001............     6.31       5.60       7.85      12.26
(Assuming Average Trading Price
 of CD Common Stock of $18)
Diluted earnings per share before
 extraordinary loss and
 cumulative effect of accounting
 change:
 For the year ended December 31,
  2000...........................     0.89       1.65       0.89       1.31
 For the three months ended March
  31, 2001.......................     0.30       0.57       0.28       0.42
Cash dividends per share:
 For the year ended December 31,
  2000...........................      --        0.36        --         --
 For the three months ended March
  31, 2001.......................      --        0.09        --         --
Book value per share(1):
 As of December 31, 2000.........     3.77       5.27       5.95       8.79
 As of March 31, 2001............     6.31       5.60       7.91      11.67
(Assuming Average Trading Price
 of CD Common Stock of $19)
Diluted earnings per share before
 extraordinary loss and
 cumulative effect of accounting
 change:
 For the year ended December 31,
  2000...........................     0.89       1.65       0.89       1.25
 For the three months ended March
  31, 2001.......................     0.30       0.57       0.29       0.40
Cash dividends per share:
 For the year ended December 31,
  2000...........................      --        0.36        --         --
 For the three months ended March
  31, 2001.......................      --        0.09        --         --
Book value per share(1):
 As of December 31, 2000.........     3.77       5.27       6.00       8.39
 As of March 31, 2001............     6.31       5.60       7.96      11.14

                                                                     Galileo
                                    Cendant    Galileo    Cendant   Equivalent
                                   Historical Historical Pro Forma Pro Forma(2)
                                   ---------- ---------- --------- ------------
(Assuming Average Trading Price
 of CD Common Stock of $20)(3)
Diluted earnings per share before
 extraordinary loss and
 cumulative effect of accounting
 change:
 For the year ended December 31,
  2000...........................    $0.89      $1.65      $0.90      $1.20
 For the three months ended March
  31, 2001.......................     0.30       0.57       0.29       0.38
Cash dividends per share:
 For the year ended December 31,
  2000...........................      --        0.36        --         --
 For the three months ended March
  31, 2001.......................      --        0.09        --         --
Book value per share(1):
 As of December 31, 2000.........     3.77       5.27       6.05       8.03
 As of March 31, 2001............     6.31       5.60       8.02      10.65

--------
(1) Historical and pro forma book value per share for Cendant and the historical book value per share for Galileo is computed by dividing total stockholders' equity by the number of shares outstanding at the end of each period.
(2) The Galileo equivalent pro forma per share data is calculated based on Cendant pro forma per share data, and an exchange ratio of 1.563, 1.476,
    1.398 and 1.328 of shares of CD common stock for each share of Galileo common stock outstanding assuming an average trading price of CD common stock of $17.00, $18.00, $19.00 and $20.00, respectively.
(3) At an average price of $20.29, Cendant's zero-coupon convertible debentures may be converted into approximately 49 million shares and therefore would be included in Cendant's calculation of diluted earnings per share prospectively.

                                  RISK FACTORS

   In addition to the other information included in this proxy statement-prospectus (including the matters addressed in "Special Note Regarding Forward-Looking Statements"), you should carefully consider the matters described below in determining whether to vote in favor of adopting the merger agreement.

The Value of the Merger Consideration is Subject to Changes Based on Fluctuations in the Value of CD Common Stock to be Received in the Merger

   Except as otherwise described below, you will receive up to $6.435 in cash and between 1.32825 and approximately 1.56265 shares of CD common stock in the merger for each share of Galileo common stock you own. Although the number of shares of CD common stock to be issued is fixed within this range, the market price of CD common stock when the merger takes place may vary from the market price at the date of this proxy statement-prospectus and at the date of the
special meeting. For example, during the 12-month period ending on      , 2001
(the most recent practicable date prior to the printing of this proxy statement-prospectus), the sale price of CD common stock varied from a low of
$    to a high of $    and ended that period at $   . Variations like these may
occur as a result of changes in the business, operations or prospects of Cendant or the combined company, market assessments of the likelihood that the merger will be completed and the timing of the merger's completion, regulatory considerations, general market and economic conditions and other factors. Because the market price of CD common stock fluctuates, the overall value of the merger consideration, including the value of the cash portion of the merger consideration, you will receive at the time of the merger may be adversely affected by changes in the market price of CD common stock.

   If the closing is delayed by more than 30 days after the special meeting due to certain regulatory delays, the measurement period for determining the exchange ratio will be changed. This change may adversely affect the value of the merger consideration you will receive because the exchange ratio will be recalculated based upon a measurement period closely preceding the closing date, and the value of the CD common stock could change significantly prior to the new measurement period.

Galileo Stockholders May Receive Less than $33.00 Per Share of Galileo Common Stock in Certain Circumstances

   Upon completion of the merger, each share of Galileo common stock will be converted into the right to receive CD common stock and cash. If the average trading price during the measurement period is $17.00 or less, the exchange ratio will be fixed at approximately 1.56265. Consequently, the expected value of the stock portion of the merger consideration will decrease if the average trading price is less than $17.00. In addition, in order to preserve the tax-free nature of the stock portion of the merger consideration, the value of the cash portion of the merger consideration is subject to reduction to keep it at no more than 19.5% of the total value of the merger consideration determined as of the closing date. This reduction in the cash portion of the merger consideration will occur if the average closing price for CD common stock is less than $17.00 per share or if the average closing price is less than the average trading price for CD common stock, unless both averages are $20.00 or more. See "Summary--Merger Consideration." Thus, a decrease in the price per share of CD common stock could result in your receiving less than $33.00 per share of Galileo common stock.

CD Common Stock May Be Subject to Disproportionate Market Risk

   The market prices of CD common stock and of securities of the publicly-held companies in the industry in which Cendant operates have shown volatility and sensitivity in response to many factors. These factors include overall economic conditions and consumer confidence, general market trends, public communications regarding litigation and judicial decisions, legislative or regulatory actions, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. Cendant cannot assure the level or stability of the price of its securities at any time or the impact of the foregoing or any other factors on such prices. We urge you to obtain current market quotations for CD common stock.

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Failure to Complete the Merger Could Have a Negative Impact on the Market Price
and Future Business and Operations of Galileo

   If the merger is not completed, the market price of Galileo common stock may be affected negatively by the following:

  . the price of Galileo common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

  . Galileo may be required to pay Cendant a termination fee of $100 million plus up to $10 million in expenses;

  . the option granted to Cendant by Galileo pursuant to the stock option agreement may be exercised, resulting in a substantial increase in the number of shares of Galileo common stock outstanding, which could depress Galileo's market price and make another business combination involving Galileo more difficult;

  . costs related to the merger, such as legal, accounting and financial printing fees, as well as a portion of the financial advisory fees, must be paid even if the merger is not completed; and

  . the diversion of management's attention from the day-to-day business operations of Galileo and the unavoidable disruption to its employees and its relationships with its customers and suppliers during the period before completion of the merger may make it difficult to regain financial and market position if the merger does not occur.

Obtaining Required Approvals and Satisfying Closing Conditions May Delay or Prevent Completion of the Merger

   Completion of the merger is conditioned upon our receipt of certain governmental consents and approvals, including consents and approvals required under the United States and certain foreign antitrust laws. Failure to obtain these consents and approvals in a timely manner, or at all, may delay or prevent consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect Cendant's operations after the merger. Galileo and Cendant intend to vigorously pursue all required approvals.

   In addition, Cendant routinely considers and pursues strategic acquisitions and divestitures. If Cendant enters into an acquisition agreement with a competitor of Galileo, and the closing of Cendant's acquisition of Galileo is delayed due to regulatory delays primarily as a result of that action, including the failure to obtain the regulatory approvals discussed above, the merger may be delayed or may not be completed.

Cendant's Failure to Successfully Integrate Galileo on a Timely Basis into Cendant's Operations Could Reduce Cendant's Profitability

   Cendant expects that the acquisition of Galileo will result in certain synergies, business opportunities and growth prospects. Cendant, however, may never realize these expected synergies, business opportunities and growth prospects. Cendant may experience increased competition that limits its ability to expand its business, assumptions underlying estimates of expected cost savings may be inaccurate, or general industry and business conditions may deteriorate. In addition, integrating operations will require significant efforts from both Cendant and Galileo. Personnel may leave or be terminated because of the merger. Cendant's management may have its attention diverted while trying to integrate Galileo and other acquisitions. If these factors limit Cendant's ability to integrate the operations of Galileo successfully or on a timely basis, Cendant's expectations of future results of operations, including certain cost savings and synergies expected to result from the merger, may not be met. In addition, Cendant's growth and operating strategies for Galileo's business may be different from the strategies that Galileo currently is pursuing. If Cendant's strategies are not the proper strategies for Galileo, it could have a material adverse effect on the business, financial condition and results of operations of Galileo. See "Special Note Regarding Forward-Looking Statements."

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

Failure to Maintain Galileo's Existing Relationships with Customers and Suppliers After the Merger Could Prevent Benefits Expected to Result from the Merger

   Galileo generates most of its revenues from the provision of electronic global distribution services to the travel industry. For the fiscal year ended December 31, 2000, Galileo generated approximately 95% of its total revenues from these services. Fees generated through bookings made by Galileo's travel agency customers are the primary source of this revenue. If, as a result of the merger, Galileo were to lose and not replace the bookings generated by Galileo's current travel agency customers as a result of Cendant's current involvement in the travel industry or otherwise, its business, financial condition and results of operations could be materially adversely affected. In addition, Galileo's travel vendors, which include airlines, hotels and car rental agencies, participate in Galileo's computer reservation systems for the distribution of their travel services. United is the largest single travel vendor utilizing Galileo's systems, as measured by booking fee revenue, generating booking fees that accounted for approximately 11% of Galileo's booking fee revenue in 2000. Although Cendant believes that airlines, hotels and car rental agencies will continue to distribute travel services through Galileo's systems, the loss of booking fees from United or other key airlines, hotels and car rental agencies could have a material adverse effect on the business, financial condition and results of operations of Galileo.

The Merger May Adversely Affect Galileo's Ability to Attract and Retain Key Employees

   Current and prospective Galileo employees may experience uncertainty about their future roles after the merger. In addition, current and prospective Galileo employees may determine that they do not desire to work for Cendant for a variety of reasons. These factors may adversely affect Galileo's ability to attract and retain key management, sales, marketing and other personnel.

Discovery of Accounting Irregularities and Related Litigation and Government Investigations

   Cendant was created in December 1997, through the merger of HFS Incorporated into CUC International with CUC surviving and changing its name to Cendant Corporation. On April 15, 1998, Cendant announced that in the course of transferring responsibility for Cendant's accounting functions from Cendant personnel associated with CUC prior to the merger to Cendant personnel associated with HFS before the merger and preparing for the reporting of first quarter 1998 financial results, Cendant discovered accounting irregularities in some of the CUC business units. As a result, Cendant, together with its counsel and assisted by auditors, immediately began an intensive investigation.

   As a result of the findings of the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and the six months ended June 30, 1998.

   Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, three lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitration proceedings have commenced in various courts and other forums against Cendant and other defendants by or on behalf of persons claiming to be stockholders of Cendant and persons claiming to have purchased or otherwise acquired securities or options issued by CUC or Cendant between May 1995 and August 1998.

   The SEC and the United States Attorney for the District of New Jersey are also conducting investigations relating to the matters referenced above. As a result of the findings from Cendant's internal investigations, Cendant made all adjustments considered necessary by Cendant, which are reflected in its previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by Cendant, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that Cendant had violated certain financial reporting provisions of the Securities Exchange Act of 1934 and ordered Cendant to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against Cendant.

   On December 7, 1999, Cendant announced that it reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey, brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. Under the settlement agreement, Cendant would pay the class members approximately $2.85 billion in cash. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain persons who objected to various aspects of the settlement have appealed the District Court's orders approving the settlement, the plan of allocation of the settlement fund and awarding of attorneys' fees and expenses to counsel for the lead plaintiffs. No appeals challenging the fairness of the $2.85 billion settlement amount were filed. The U.S. Court of Appeals for the Third Circuit heard oral argument on the appeal on May 22, 2001. The decision is currently pending before the U.S. Court of Appeals for the Third Circuit. Accordingly, Cendant will not be required to fund the settlement amount of $2.85 billion for some time. However, the settlement agreement required Cendant to post collateral in the form of credit facilities, surety bonds, or both by November 13, 2000, which it has done.

   The settlement does not encompass all litigation asserting claims associated with the accounting irregularities. Cendant does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, as Cendant has previously stated in its public filings, Cendant does not believe that the impact of such unresolved proceedings should result in a material liability to Cendant in relation to its financial position or liquidity.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement-prospectus and the documents that are made a part of this proxy statement-prospectus by reference to other documents filed with the Securities and Exchange Commission include various forward-looking statements about Cendant and Galileo that are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Cendant and Galileo to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of Cendant and Galileo set forth under:

  . ""Questions and Answers About the Merger and the Special Meeting;"

  . ""Summary;"

  . ""Financial Summary;" and

  . ""The Merger."

Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would" and "could" are generally forward-looking in nature and not historical facts.

   You should understand that the following important factors and assumptions could affect the future results of Cendant following the merger and could cause actual results to differ materially from those expressed in such forward-looking statements:

  . the effect of economic conditions and interest rate changes on the economy on a national, regional or international basis and the impact thereof on Cendant's businesses;

  . the effects of changes in current interest rates, particularly on Cendant's real estate franchise and mortgage businesses;

  . the resolution or outcome of Cendant's unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

  . Cendant's ability to develop and implement operational and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

  . competition in Cendant's existing and potential future lines of business and the financial resources of, and products available to, competitors;

  . Cendant's ability to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, including the pending acquisition of Galileo and acquisitions of Avis and Fairfield Communities, the compatibility of the operating systems of the combining companies, and the degree to which its existing administrative and back-office functions and costs and those of the acquired companies are complementary or redundant;

  . Cendant's ability to obtain financing on acceptable terms to finance its growth strategy and to operate within the limitations imposed by financing arrangements and rating agencies;

  . competitive and pricing pressures in the vacation ownership and travel industries, including the car rental industry;

  . changes in the vehicle manufacturer repurchase arrangements between vehicle manufacturers and Avis in the event that used vehicle values decrease;

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

  . changes in laws and regulations, including changes in accounting standards and privacy policy regulation; and

  . the effects of overall consumer confidence and discretionary spending and their impact on Cendant's business.

   The following important factors and assumptions, in addition to those discussed in Galileo's Annual Report on Form 10-K for the year ended December 31, 2000 and Galileo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are incorporated by reference into this proxy statement-prospectus, could affect the future results of Galileo following the merger, and, therefore, the results of the combined company, and could cause actual results to differ materially from those expressed in such forward-looking statements:

  . competition in Galileo's industry;

  . competition to attract and retain travel agency subscribers, and the loss of bookings, without replacement, generated by one or more of Galileo's five largest travel agency customers;

  . an increase in direct access to travel vendors;

  . an increase in bookings on Internet travel sites, since Galileo's market share of bookings through Internet web sites is currently lower than in the traditional brick-and-mortar agency marketplace;

  . failure to maintain technological competitiveness and to make technological innovations;

  . substantial technology costs that cannot be quickly reduced in response to a reduction in revenue;

  . damage to key data facilities;

  . network and software vulnerability to security breaches and similar threats that could result in Galileo's liability for damages and harm to its reputation;

  . changes in governmental regulations;

  . a decline in air travel, whether due to political instability, adverse economic conditions or other factors;

  . vulnerability of its proprietary software and intellectual property to third party use;

  . the successful execution of or change in the business plan of its enterprise networking services subsidiary; and

  . the successful integration of Galileo into Cendant's operations and implementation by Galileo of Cendant's management's business objectives.

   Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. These forward-looking statements involve risks and uncertainties in addition to the risk factors described under "Risk Factors."

   Most of these factors are difficult to predict accurately and are generally beyond the control of Cendant and Galileo.

   You should consider the areas of risk described above in connection with any forward-looking statements made by Cendant or Galileo or anyone acting for either or both of them. Neither Cendant nor Galileo undertakes any obligation to release publicly any revisions to or update any forward-looking statements, to report events or circumstances after the date of this proxy statement-prospectus or to report the occurrence of unanticipated events. For any forward-looking statements contained in this proxy statement-prospectus, Cendant and Galileo claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                   THE MERGER

   The discussion in this proxy statement-prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement-prospectus as Annex A and is incorporated by reference into this proxy statement-prospectus.

General

   Galileo is furnishing this proxy statement-prospectus to you in connection with the solicitation of proxies by the Galileo board of directors for use at
the special meeting of Galileo stockholders to be held on     ,      , 2001,
and at any adjournments or postponements of the special meeting. Cendant is furnishing this proxy statement-prospectus to you in connection with its offer to issue shares of CD common stock in exchange for your shares of Galileo common stock.

   At the special meeting, you will be asked to vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2001, by and among Galileo, Cendant and Galaxy Acquisition Corp., a subsidiary of Cendant.

Background of the Merger

   The Galileo board, as part of its ongoing oversight and planning functions, has from time to time considered various financial and other alternatives that might be available to increase the value of Galileo to all of its stockholders. In connection with these ongoing reviews, the Galileo board met during the fall of 2000 to assess the then current trading price of the Galileo common stock, their view that the Galileo common stock was then undervalued by the financial markets and the advisability of various possible strategic alternatives available to Galileo to increase stockholder value, including a business combination with a competitor of Galileo or other third party, a recapitalization, a leveraged buyout or the continued operation of Galileo as a stand alone entity under its then current business plan. At the conclusion of the meeting, the Galileo board determined that a more extensive review of these possible strategic alternatives would be appropriate.

   At a meeting of the Galileo board held on October 5, 2000, the board authorized preliminary discussions with financial advisors to advise the board on its strategic alternatives. On October 19, 2000, the Galileo board decided to proceed with the selection of an investment banker and authorized the public announcement that it had commenced a review of strategic alternatives.

   On October 20, 2000, Galileo issued a press release stating, among other things, the following:

     "Galileo International, Inc. announced today that its board of directors has authorized management to explore strategic alternatives for the company designed to maximize shareholder value. Such alternatives include, but are not limited to, a leveraged buyout or sale to a strategic buyer. The company said that there is no assurance that any transaction will be completed. The Galileo board has begun the search for a financial advisor to explore and evaluate possible alternatives, and anticipates naming one shortly."

   On October 25, 2000, the Galileo board engaged Morris Nichols Arsht & Tunnell as special counsel to the board to advise the board as to its fiduciary responsibilities in conducting the strategic review process.

   On November 2, 2000, the Galileo board approved the engagement of JPMorgan Securities Inc. as Galileo's financial advisor to evaluate possible strategic alternatives for Galileo, and publicly announced the engagement of JPMorgan on November 3, 2000.

   At a meeting of the Galileo board held on December 21, 2000, JPMorgan reviewed its preliminary analysis of strategic alternatives available to Galileo. JPMorgan discussed with the Galileo board its preliminary views on an appropriate valuation of Galileo and its analysis of other related matters. Following these discussions, the Galileo board directed JPMorgan to undertake a more detailed valuation analysis.

   On January 18, 2001, JPMorgan provided updated valuation and market analyses to the Galileo board concerning possible strategic alternatives for Galileo and recommended to the board that likely strategic and financial buyers be approached to gauge their interest in a possible business combination. While no decision had been made at that time by the Galileo board as to whether to pursue a sale or merger of Galileo or to pursue other strategic alternatives, the board determined that, because a sale or other disposition was an attractive alternative, the interest of potential bidders should be explored. At the conclusion of the meeting, the Galileo board authorized JPMorgan to proceed to contact potential buyers and directed JPMorgan, along with Galileo management, to prepare materials and presentations to be provided to persons that might be interested in making proposals to acquire Galileo.

   Beginning on January 29, 2001, JPMorgan approached 16 potential buyers, including Cendant. The companies contacted were chosen based on a variety of factors, including perceived interest in the businesses in which Galileo operated, familiarity with the computer reservation system industry, financial position and ability to consummate an acquisition of Galileo. Those entities expressing an interest in pursuing a possible transaction were asked to sign confidentiality agreements to protect the confidential nature of the material prepared by Galileo management to be provided to these parties. Galileo management offered to provide the materials it had previously prepared and to make presentations to those parties that executed confidentiality agreements. Nine companies ultimately signed confidentiality agreements. On March 9, 2001, Cendant and Galileo executed a confidentiality agreement.

   In February 2001, Cendant engaged Salomon Smith Barney as its financial advisor in connection with the potential acquisition of Galileo.

   On February 5, 2001, representatives of Cendant and its financial advisor met with representatives of JPMorgan to discuss a possible acquisition of Galileo. At the meeting, the parties discussed Galileo's business and operations and JPMorgan discussed the process that was being undertaken on behalf of Galileo.

   Beginning on February 28, 2001, Galileo management provided the potential buyers access to due diligence materials related to Galileo's business that could be reviewed by these potential bidders. One potential bidder that had signed a confidentiality agreement withdrew from the process before viewing management presentations or due diligence materials. Six of the potential bidders received management presentations and eight of the potential bidders conducted due diligence. Cendant and its advisors began their extensive financial, business and legal due diligence of Galileo in March 2001. Galileo's management made its initial presentation to Cendant on April 3, 2001. Cendant's due diligence efforts included retaining outside consultants with expertise in the global distribution services industry, conducting meetings with Galileo management, touring Galileo's facilities and reviewing financial and legal documents provided by Galileo.

   On April 2, 2001, JPMorgan sent letters to the potential bidders that outlined the procedures to be followed regarding submission of offers. The letter stated that offers were to be delivered by April 24, 2001, and were to specify the price-per-share for Galileo common stock, both including and excluding Galileo's Quantitude business. In addition, potential bidders were required, among other things, to disclose the source of financing for the transaction, a timetable for completion, and regulatory approvals that would be required to complete the transaction. Potential bidders also received a proposed acquisition agreement and were instructed to highlight any material departures from the agreement's terms in their bids.

   On April 24, 2001, Cendant's executive committee received a memorandum from its financial advisor outlining financial and business opportunities in connection with pursuing an acquisition of Galileo. The executive committee also received due diligence reports, including reports from its financial and legal advisors. The executive committee held a meeting to discuss whether to submit a bid to acquire Galileo. At the meeting, Cendant's executive committee reviewed the principal terms of the proposed bid for Galileo and discussed the reports presented by Cendant's legal and financial advisors. After a full discussion of the matters considered by the executive committee at the meeting, the executive committee determined to submit a bid to acquire Galileo.

   Three bidders, including Cendant, submitted written proposals on April 24, 2001. One additional bidder made an oral proposal which in other respects substantially complied with the instructions provided by JPMorgan. Cendant's proposal consisted of a tax-free exchange of $25 worth of CD common stock for each share of Galileo common stock and a trust arrangement for Quantitude. The trust arrangement would place Galileo's equity interest in Quantitude in a trust in which the trustee would attempt to sell Quantitude to a qualified third party and deliver the after-tax proceeds of that sale to Galileo stockholders. In addition, Cendant's bid identified various proposed changes to the draft agreement for the acquisition of Galileo and was conditioned upon receiving voting agreements from Galileo's largest stockholders and an option to purchase 19.9% of Galileo's common stock. Cendant also conditioned its bid upon the satisfactory completion of a comprehensive due diligence investigation.

   The other three bidders all submitted cash offers. Two of the bidders submitted offers for the whole company and the other one submitted an offer for only the global distribution services business (Galileo excluding Quantitude).

   The Galileo board considered the proposals at meetings on April 27, 2001 and April 28, 2001. At the April 28 meeting, the Galileo board instructed JPMorgan to solicit an increased offer from each bidder. Two parties, including Cendant, subsequently increased their bids.

   On April 30, 2001, Cendant presented a new proposal that retained the trust arrangement for Quantitude and increased the offer for Galileo's core distribution system business to $30 of CD common stock for each share of Galileo common stock. Cendant conditioned its higher offer on access to extensive additional due diligence information and a requirement that Galileo negotiate exclusively with Cendant until May 21, 2001. Cendant advised Galileo that, at the conclusion of this period, it would be prepared to make a firm offer which would not be subject to a due diligence condition. On May 3, 2001, Galileo agreed to negotiate exclusively with Cendant until May 21, 2001, after considering the advice of JPMorgan that Cendant's demand for additional due diligence was reasonable, that agreeing to the exclusive negotiating period was necessary to keep Cendant in the process at the increased price of $30 and that the exclusivity request was not detrimental to Galileo, in part because of Galileo's ability to receive and respond to any other inquiries during the period and to negotiate with any other interested parties after May 21, 2001.

   From May 3, 2001 through May 15, 2001, legal and financial representatives of Galileo and Cendant met on numerous occasions to discuss and negotiate aspects of the proposed merger, the Quantitude trust structure, Cendant's proposed changes to the acquisition agreement and the proposed terms of the stock option agreement. At the same time, Cendant and its advisors provided expanded due diligence requests to Galileo and continued to conduct extensive due diligence on Galileo's operations. On May 15, 2001, Cendant and its advisors provided Cendant's management due diligence reports on their findings at a meeting at Cendant's offices in New York, New York. At the conclusion of the meeting, Cendant's management requested that its advisors continue to conduct additional due diligence on Galileo.

   On May 14, 2001, representatives of Cendant, along with representatives of its outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP and its financial advisor, Salomon Smith Barney, met in New York City with senior members of Galileo's management, representatives of Galileo's financial advisor, JPMorgan, and Galileo's outside counsel, Jones, Day, Reavis & Pogue to further discuss the terms of the transaction, structural matters and the possible timing of executing the acquisition agreement. Cendant's remaining due diligence was also discussed.

   On May 15, 2001, Galileo's Chairman, President and Chief Executive Officer, Mr. James E. Barlett, had a telephone conversation with Cendant's Chairman, President and Chief Executive Officer, Mr. Henry R. Silverman, during which the two discussed, among other things, the strategic rationale for the proposed transaction and the potential benefits of the proposed transaction for the stockholders of each company.

   At a meeting held on May 17, 2001, the Galileo board discussed the status of Cendant's revised offer and the other three proposals that had been made. JPMorgan reviewed with the board that the four bidders had been asked to raise their bids and that only Cendant and one other bidder had done so. In addition, the Galileo board discussed the nature of the Quantitude trust structure proposed by Cendant, and instructed JPMorgan to request from Cendant a single proposal for all of Galileo, including Quantitude. JPMorgan advised the Galileo board that Cendant likely would request an extension of its exclusive negotiating period in order to confirm its Quantitude valuation. JPMorgan also expressed its view that an extension by Galileo of an exclusive negotiating period with Cendant would not hinder the continuation of the review process or Galileo's assessment of alternatives. Accordingly, the Galileo board agreed that an extension of the exclusivity period would be appropriate.

   On May 18, 2001, JPMorgan advised representatives of Cendant that the Galileo board had requested a single proposal for all of Galileo, including Quantitude. In response, Cendant requested an extension of the exclusive negotiating period from May 21, 2001 to June 1, 2001. Galileo's representatives responded that Galileo sought $35 per share of Galileo common stock and that, given the exclusivity already granted to Cendant and the extensive due diligence that Cendant had already conducted, a one week exclusivity extension would be appropriate. Representatives of Cendant informed representatives of Galileo that Cendant could not commit to any increased purchase price prior to completing its due diligence investigation and that Cendant's due diligence process was ongoing. Shortly thereafter, the parties agreed to an extension of the exclusive negotiating period from May 21, 2001 to May 29, 2001, on the same terms as the initial exclusivity agreement.

   During the period from May 18, 2001 to May 29, 2001, numerous discussions between the financial and legal representatives of Cendant and Galileo continued in an attempt to finalize the structure of the potential transaction and resolve outstanding issues regarding due diligence and the terms of the transaction documents. During this period, Galileo commenced its due diligence investigation of Cendant.

   During the period that Galileo was soliciting proposals for an acquisition of Galileo, Galileo continued to analyze the potential benefits of pursuing an acquisition of a third party and submitted a preliminary indication of interest with regard to such a potential acquisition. However, in light of the progress of Galileo's strategic review process, no further action was taken with regard to such potential acquisition.

   On May 29, 2001, Cendant submitted a revised offer for all of Galileo. The offer contained a fixed exchange ratio of 1.271 shares of CD common stock plus an additional amount of cash, totaling 19.5% of the total merger consideration up to a maximum of $5.85 per share, in exchange for each share of Galileo common stock. In its bid letter, Cendant noted that, based upon a CD common stock value of at least $19, Galileo stockholders would receive in excess of $30 per share of Galileo common stock. Cendant also proposed converting its travel agency segments to Galileo's system from a competing system and to integrate Cendant's travel portal with Trip.com. Cendant's bid remained conditioned on finalizing the merger agreement and the stock option agreement and completion of select outstanding due diligence items. In addition, Cendant's bid noted the importance of having the support of Galileo's largest stockholders.

   During a conference call on the evening of May 29, 2001 between Mr. Barlett and Mr. Silverman and various representatives of each company, Mr. Barlett and Mr. Silverman discussed Cendant's revised offer. In addition, Mr. Silverman advised Mr. Barlett of Cendant's view of the positive effects of the proposed transaction for the stockholders of each company. Mr. Barlett informed Mr. Silverman that the Galileo board would take the revised offer under advisement at a meeting of the Galileo board the following day.

   On May 30, 2001, the Galileo board met to discuss Cendant's revised offer. The Galileo board was advised that based on the then-current CD common stock price, the revised offer would provide total consideration to Galileo stockholders of approximately $29.60 per share. After considering the offer, the Galileo board determined that it did not offer sufficient value to Galileo stockholders to justify approval of a transaction. In addition, the Galileo board noted that the revised offer had abandoned the fixed consideration to be received by Galileo stockholders in Cendant's earlier proposal in favor of a fixed exchange ratio. The Galileo board noted that, as a result, the value of the consideration to be received by Galileo stockholders in the revised offer would fluctuate with changes in the price of CD common stock. At the conclusion of the meeting JPMorgan was authorized to communicate the view of the Galileo board to representatives of Cendant. JPMorgan was also directed to contact the other participants in the process and advise them to submit or revise, as applicable, their proposals promptly if they had an interest in a transaction with Galileo.

   In response to the views of the Galileo board, Cendant revised its offer on May 30, 2001. Its new offer still contained a mixture of stock and cash, but the structure provided fixed consideration to be received by Galileo stockholders of $32 per share if the price of CD common stock traded within a collar of $18 and $21. Total consideration to Galileo's stockholders would rise or fall if the price of CD common stock rose or fell outside of the collar.

   At a special meeting of the Galileo board held on May 31, 2001, the Galileo board discussed the revised Cendant offer, and determined that the revised offer presented insufficient value and an unacceptably narrow collar of fixed consideration. At the conclusion of the meeting, JPMorgan was authorized to communicate the view of the Galileo board to representatives of Cendant. Thereafter, JPMorgan communicated the Galileo board's views to Cendant and said that the Galileo board was unwilling to sell Galileo on that basis.

   In response to the views of the Galileo board, Cendant modified its offer, increasing the fixed consideration amount to $32.50 per share of Galileo common stock and widening the collar to $17.50 to $21.50 per share of CD common stock. JPMorgan advised Cendant that the Galileo board would be unlikely to approve a transaction where the expected consideration to be received by Galileo stockholders was $32.50. In response, Cendant agreed to increase its offer to provide expected consideration to Galileo stockholders of $33 per Galileo share, but that such price was its final and best offer. Cendant also proposed a collar of $17.50 to $20 per share of CD common stock. In addition, Cendant proposed that both Cendant and Galileo have the right to terminate the transaction if the price of CD common stock during the relevant period was $14 or less.

   At a special meeting held on June 1, 2001, the Galileo board reviewed the revised offer and was advised by JPMorgan that none of the other bids had been increased and no new bids had been made. The Galileo board authorized JPMorgan to communicate to representatives of Cendant that a transaction would be considered financially acceptable if the collar's lower end were extended down to $17 and if Galileo was the only party that had the right to terminate the transaction if the price of CD common stock during the relevant period was $14 or less. On a conference call on June 1, 2001 between Galileo and its financial and legal representatives and Cendant and its financial and legal representatives, Cendant agreed in principle to those financial terms, subject to completion of due diligence, finalization of mutually acceptable transaction documents and receipt of a voting agreement from United Air Lines, Inc. and the stock option agreement from Galileo. On the June 1, 2001 conference call, Cendant and Galileo discussed the steps necessary to complete their respective due diligence and finalize the terms of the transaction agreements.

   On June 4, 2001, Cendant conducted a detailed management presentation to Galileo and its advisors at Cendant's office in Parsipanny, New Jersey.

   From June 1 to June 14, 2001, legal and financial representatives of Galileo and Cedant held discussions on numerous occasions to negotiate and finalize terms of the proposed acquisition agreement between the two companies. During this period, the parties continued their respective due diligence investigations. In addition, from June 2 to June 14, 2001, Cendant, United and its wholly owned subsidiary, Covia LLC and their respective legal and financial representatives held discussions on numerous occasions to negotiate the terms of the proposed voting agreement pursuant to which United would, among other things, agree to vote, and give Cendant a proxy to vote, its shares and any additional shares it acquires in favor of the adoption of the merger agreement and against any third party proposal to complete an acquisition of Galileo or any other proposals presented for a vote that would prevent or materially delay completion of the merger.

   On June 5, 2001, Cendant's board received a memorandum from its financial advisor outlining financial and business opportunities in connection with pursuing an acquisition of Galileo. The Cendant board also received due diligence reports from its advisors. Later on June 5, 2001, the Cendant board had a meeting at which the acquisition of Galileo was discussed. At the meeting, Cendant's board reviewed the reports presented by Cendant's advisors and the principal terms of the proposed acquisition of Galileo, including the terms of the merger agreement, the voting agreement and the stock option agreement. After a full discussion of the matters considered by the Cendant board at the meeting, the Cendant board approved, among other things, the merger agreement, the voting agreement and the stock option agreement in the form presented to the Cendant board and authorized Cendant's management to finalize the terms of those agreements and, once finalized, to execute and deliver those agreements to Galileo and United. The board of directors of Galaxy Acquisition Corp. subsequently approved the merger with Galileo, the merger agreement and the other transactions contemplated in connection with the merger agreement.

   On June 15, 2001, at a special meeting of the Galileo board, the Galileo board reviewed the terms of the proposed transaction with Cendant. All of the directors were present in person or by conference telephone throughout the meeting, except Mr. Schorderet, who was unable to participate, and Mr. Dik, who was only able to participate in a portion of the meeting and left the call before the board voted on the transaction. Galileo's financial advisor, JPMorgan, reviewed with the Galileo board the bids that had been received in the strategic review process and the course of negotiations with Cendant. JPMorgan then reviewed a financial analysis of the consideration payable in the proposed transaction, as well as alternatives to the proposed transaction, including the continued operation of Galileo as an independent company. Galileo's legal counsel reviewed the legal aspects of the proposed transaction, including the board's legal duties, the terms of the transaction documents and changes negotiated to the definitive merger agreement and stock option agreement. Galileo's litigation and due diligence counsel, Chapman and Cutler, reviewed with the board the results of its due diligence investigation and made a presentation regarding certain class action litigation against Cendant as described in "Risk Factors." The Galileo board was also advised that United and Covia had indicated that they would agree to enter into a voting agreement with Cendant if the Galileo board approved the merger agreement. Also at this meeting, JPMorgan rendered to the Galileo board its oral opinion (subsequently confirmed by delivery of a written opinion dated June 15, 2001) to the effect that, as of the date and on the basis of and subject to the matters described in the opinion, the consideration to be paid to Galileo's stockholders in the proposed merger was fair, from a financial point of view. After a full discussion of the matters considered by the Galileo board at the meeting, the Galileo board, by the unanimous vote of the directors then present at the meeting, approved the merger agreement and the stock option agreement in the form presented to the Galileo board and determined to recommend to Galileo's stockholders that they vote to adopt the merger agreement.

   In the evening of June 15, 2001, Cendant and Galileo executed the merger agreement and the stock option agreement. In addition, Cendant, United and Covia executed the voting agreement on the same day. On June 18, 2001, prior to the opening of trading on the New York Stock Exchange, Cendant and Galileo issued press releases relating to the proposed merger.

Galileo's Rationale for the Merger; Recommendation of the Galileo Board

   The Galileo board has approved the merger agreement and has determined that the consideration to be received by Galileo stockholders in the merger is fair from a financial point of view and that the merger and the merger agreement are advisable and in the best interest of Galileo and its stockholders. Accordingly, the Galileo board recommends that Galileo stockholders vote FOR the adoption of the merger agreement at the special meeting.

   In reaching its recommendation described above, the Galileo board consulted with Galileo's management, its financial advisors and legal counsel. Set forth below are the material factors that the Galileo board considered in reaching its determination:

  . Its review and analysis of the financial performance, cash flow generation and growth prospects of Galileo and its determination that the public market failed to appropriately value the company.

  . Its review of possible alternatives to the sale of Galileo, including the prospects of continuing to operate Galileo as an independent company, the value to stockholders of those alternatives and the timing and likelihood of actually achieving additional value from those alternatives, including the possibility that Galileo's future performance might not lead to a stock price having a higher present value than the merger consideration to be received in the proposed merger with Cendant.

  . The fact that the merger and the merger agreement were agreed to by the Galileo board only after issuance by Galileo of a press release regarding its review of strategic alternatives, publicity concerning the review by Galileo of its strategic alternatives and the possibility of Galileo being sold, the passage of a significant period of time between issuance of the press release and the approval of the merger agreement, and contact with, and the opportunity to receive and consider proposals by, a large number of potential bidders during an "auction" process.

  . The structure of the transaction as a generally tax-free reorganization, to the extent of CD common stock received by Galileo stockholders, for United States federal income tax purposes.

  . The historical market price of, and the recent trading activity in, Galileo common stock, and particularly the fact that the expected value of the $33.00 per share price to be received by Galileo stockholders represents a premium of approximately 103% over the closing price of Galileo common stock on October 20, 2000 (one day prior to Galileo's announcement that it was considering strategic alternatives) and a premium of approximately 11% over the closing price of Galileo common stock on June 15, 2001 (one business day prior to Galileo's announcement that it had entered into the merger agreement with Cendant).

  . The possibility that if the merger or some other significant transaction were not consummated, the price of the Galileo common stock could decline significantly below the current trading price.

  . The presentation to the Galileo board of JPMorgan as to the transaction and its opinion as to fairness, from a financial point of view, of the consideration to be received in the merger by Galileo stockholders. The full text of the written opinion of JPMorgan, dated June 15, 2001, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement-prospectus as Annex D and is incorporated herein by reference. The opinion of JPMorgan is addressed to the Galileo board, is directed only to the consideration to be received by Galileo stockholders in the proposed merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed merger or at what price CD common stock will trade at any future time. You are urged to read JPMorgan's opinion carefully and in its entirety.

  . The anticipated timing of consummation of the transactions contemplated by the merger agreement.

  . The fact that Cendant has not conditioned its obligations under the merger agreement on its ability to obtain financing.

  . The fact that United and Covia, the owner of 18.2% of the outstanding shares of Galileo common stock, were willing to enter into the voting agreement pursuant to which Covia agreed to vote all of its shares in favor of adoption of the merger agreement.

  . The business, operations, financial position, personnel and prospects of Cendant.

  . The current and historical market prices and trading information with respect to CD common stock.

   In light of the Galileo board's knowledge of the business and operations of Galileo and its business judgment, the Galileo board considered and evaluated each of the factors listed above during the course of its deliberations prior to approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger, the Galileo board found it impracticable to and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determinations.

   The Galileo board also considered the following countervailing factors in making its determinations:

  . The fact that following the merger, Galileo's stockholders will no longer be able to participate in the potential growth of Galileo except as part of Cendant.

  . The terms of the merger agreement that set forth conditions to closing and the significant fees and expenses that would become payable in the event of a termination of the merger agreement under certain circumstances.

  . The fact that the merger agreement prohibits Galileo from soliciting or entering into a transaction with a third party to acquire Galileo.

  . The grant of the stock option to Cendant, which provides Cendant the ability to acquire up to 19.5% of Galileo common stock under certain circumstances. In this regard, the Galileo board recognized that the provisions of the stock option agreement and the granting of the option to Cendant were insisted upon by Cendant as a condition to entering into the merger agreement.

  . Certain risks associated with Cendant and the merger described under "Risk Factors," including the potential negative effect on Cendant's financial condition and other potential risks that may result if the settlement terms of the class action lawsuit involving accounting irregularities are modified or voided upon appeal and the potential negative effect on Cendant's financial condition that may result from other litigation that is not the subject of the existing settlement.

   The Galileo board determined that the foregoing factors were outweighed by the potential benefits of the merger described above.

Cendant's Rationale for the Merger

   On June 5, 2001, the Cendant board determined by a unanimous vote that the merger is advisable and in the best interests of Cendant and Cendant's stockholders. The Cendant board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

   In connection with its approval of the merger, and its determination that the merger is advisable and in the best interest of Cendant's stockholders, the board of directors of Cendant consulted with its legal and financial advisors, as well as with members of management. The Cendant board of directors also considered the following material information and factors in reaching its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement:

  . that Galileo is one of the foremost providers of electronic global distribution services to the travel industry through its computerized reservation systems and Internet-based solutions.

  . that the merger will provide Cendant with an opportunity to substantially broaden the range of Cendant's service offerings and its geographic reach.

  . that the merger significantly expands Cendant's presence in the travel sector and provides Cendant a comprehensive travel platform, generating transaction fees on all major components of travel spending.

  . that Galileo's fee-for-services business model, customer relationships and customer base are believed to be highly complementary to Cendant's business model.

  .  that the merger will be accretive to Cendant's earnings.

  . the terms and conditions of the merger agreement, including the fact that in the event of certain terminations of the merger agreement, Galileo must pay to Cendant a $100 million termination fee plus up to $10 million in Cendant's expenses incurred in connection with the merger.

  . that United has agreed to vote, and give Cendant a proxy to vote, 18.2% of the total number of shares of Galileo common stock issued and outstanding pursuant to a voting agreement.

  . the fact that in the event the voting agreement with United is terminated and Cendant becomes entitled to the termination fee set forth in the merger agreement, Cendant may exercise its option to purchase up to 19.5% of the outstanding Galileo common stock as of the date of the stock option agreement.


Opinions of Galileo's Financial Advisor

   Pursuant to an engagement letter dated November 1, 2000, the Galileo board retained JPMorgan to act as its exclusive financial advisor in connection with the merger. At the Galileo board meeting on June 15, 2001, JPMorgan gave its oral opinion, subsequently confirmed in writing, to the Galileo board that, as of that date and on the basis of and subject to the matters described in the opinion, the consideration to be paid to Galileo stockholders in the proposed merger is fair, from a financial point of view, to such stockholders.

   The full text of the written opinion of JPMorgan dated June 15, 2001, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this proxy statement-prospectus. JPMorgan's opinion is incorporated into this proxy statement-prospectus by reference and Galileo urges its stockholders to read the opinion carefully and in its entirety.

   JPMorgan's opinion is addressed to the Galileo board, is directed only to the consideration to be received by Galileo stockholders in the proposed merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed merger or the price at which the CD common stock will trade at any future time.

   In arriving at its opinion, JPMorgan, among other things:

  . reviewed a draft dated June 10, 2001 of the merger agreement;

  . reviewed certain publicly available business and financial information concerning the business of Galileo and Cendant and the industries in which they operate;

  . compared the financial and operating performance of Galileo and Cendant with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Galileo common stock and CD common stock and certain publicly traded securities of such companies;

  . reviewed certain internal financial analyses and forecasts prepared by the management of Galileo relating to its business; and

  . performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for purposes of its opinion.

   JPMorgan noted that it did not compare the financial terms of the merger with the terms of other transactions because there were no transactions involving companies that JPMorgan deemed relevant and for which financial terms were publicly available.

   In addition, JPMorgan has held discussions with certain members of the management of Galileo and Cendant with respect to certain aspects of the merger, including their past and current business operations, their financial condition and future prospects and operations, the effects of the merger on the financial condition and future prospects of both Galileo and Cendant, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

   In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by Galileo or Cendant or otherwise reviewed by JPMorgan, and has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the managements of Galileo and Cendant as to the expected future results of operations and financial condition of Galileo and Cendant to which such analyses or forecasts relate. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement will be consummated as described therein. JPMorgan relied, as to all legal matters relevant to rendering its opinion, upon the advice of counsel. JPMorgan also assumed that the definitive merger agreement would not differ in any material respects from the draft furnished to JPMorgan. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Galileo or Cendant or on the contemplated benefits of the merger.

   As is customary in the rendering of fairness opinions, JPMorgan based its opinion on economic, market and other conditions as in effect on, and the information made available to JPMorgan, as of June 15, 2001, the date of the opinion. Subsequent developments may affect JPMorgan's opinion and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion.

   In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses performed by JPMorgan in connection with its opinion. Presented are some of the summaries of the financial analyses in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan's financial analyses and this summary is not a complete description of the analyses underlying JPMorgan's opinion.

   Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Galileo common stock. JPMorgan analyzed a projection scenario including Galileo management's projections for fiscal 2001 through 2005.

   For the projection scenario, JPMorgan calculated the unlevered free cash flows that Galileo is expected to generate during fiscal years 2001 through 2005. These unlevered free cash flows were divided into two segments: Galileo's global distribution services business ("GDS") and its telecommunications services business, Quantitude. The unlevered cash flows relating to the GDS business were discounted at a rate of 9.0% to 11.0%, which is JPMorgan's estimate of Galileo's weighted average cost of capital for the GDS business. A range of terminal values for the GDS business was calculated by multiplying projected 2005 EBITDA (earnings before interest, taxes, depreciation and amortization) by a range of 3.5x to 4.5x. The unlevered cash flows relating to the Quantitude business were discounted at a rate of 20.0% to 25.0%, which is JPMorgan's estimate of Galileo's weighted average cost of capital for the Quantitude business. A range of terminal values for the Quantitude business was calculated by multiplying projected 2005 revenue by a range of 0.75x to 1.25x. The present value of the combined unlevered free cash flows and the combined range of terminal asset values were then adjusted for Galileo's March 31, 2001 excess cash, option exercise proceeds and total debt. Based on this analysis, the discounted cash flow analysis indicated a range of equity values of between $26.00 and $35.50 per share of Galileo common stock on a stand-alone basis without synergies.

   Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data, ratios and multiples of Galileo with similar data, ratios and multiples for selected publicly traded companies engaged in the computer reservation systems, transaction processor, and information technology, or IT, services sectors. JPMorgan noted that it did not deem these companies fully comparable to Galileo and thus evaluated this information for reference only.

   The companies selected by JPMorgan were:

    Computer Reservation Systems
    Sabre Holdings Corporation
    Amadeus Global Travel Distribution, S.A.

    Transaction Processors
    Automatic Data Processing, Inc.
    First Data Corporation
    Concord EFS Inc.
    Equifax Inc.

    IT Services
    Electronic Data Systems Corporation
    Computer Sciences Corporation
    Fiserv Inc.

   For each of these companies, publicly available financial performance through the twelve months ended December 31, 2000 was measured. In addition, JPMorgan derived estimates of sales, EBITDA, and net earnings for calendar years 2001 and 2002 from public equity analyst estimates. JPMorgan conducted a trading multiples analysis for the purpose of determining a fully diluted equity value per share for Galileo's common stock. The analysis applied the pre-announcement (defined as the time period immediately prior to Galileo's announcement that it was exploring strategic alternatives) price to earnings ratio ("P/E") of 9.0x 2000 estimated earnings to Galileo's 2001 analyst estimated GAAP earnings per share of $1.89. In addition, JPMorgan selected the trading performance of Sabre Holdings Corporation common stock, deemed to be the most relevant of the companies listed above, and applied Sabre's current 2001 P/E ratio, defined as 2001 P/E divided by its current estimated long-term growth rate, of 1.29 to Galileo's current analyst estimated long term growth rate of 11.5%, resulting in an implied P/E ratio of 14.8x. This 14.8x was then applied to Galileo's 2001 analyst estimated GAAP earnings per share of $1.89. Based upon this range of multiples, JPMorgan derived an implied equity value range of $17.00 to $28.00 per share of Galileo common stock.

   Selected Transaction Analysis. As the number of relevant transactions containing businesses significantly analogous to Galileo's business is limited, JPMorgan conducted an initial survey of transactions, using publicly available information, from a broad range of businesses in multiple industries. Upon further review, JPMorgan believes the specific economic, market and other conditions related to the travel industry reduces the relevancy of these surveyed transactions to the proposed merger. Therefore, a detailed transaction analysis was not relied upon by JPMorgan in rendering its opinion.

   Historical Common Stock Performance. JPMorgan conducted a historical analysis of the closing price of Galileo common stock based on closing prices on the New York Stock Exchange relative to the share price performance of selected publicly traded companies engaged in businesses which JPMorgan deemed relevant to Galileo, the Standard & Poor's 500 index and the Nasdaq composite index over the time periods from July 28, 1997 to June 13, 2001 and June 13, 2000 to June 13, 2001.

   The companies selected by JPMorgan were:

    Computer Reservation Systems
    Sabre Holdings Corporation
    Amadeus Global Travel Distribution, S.A.

    Transaction Processors
    Automatic Data Processing, Inc.
    First Data Corporation
    Concord EFS Inc.
    Equifax Inc.

    IT Services
    Electronic Data Systems Corporation
    Computer Sciences Corporation
    Fiserv Inc.

    Broadband Services
    Covad Communications Group, Inc.
    Global Crossing Ltd.
    Infonet Services Corporation
    Level 3 Communications, Inc.
    Rhythms NetConnections Inc.
    Williams Communications Group, Inc.

   JPMorgan noted that over the period from July 28, 1997 to June 13, 2001 Galileo common stock has under-performed indices consisting of companies from the Computer Reservation Systems, Transaction Processors, and IT Services industries. JPMorgan also found that over the time period from June 13, 2000 to October 19, 2000 Galileo common stock has under-performed Sabre common stock, Amadeus Global Travel Distribution, S.A. common stock, an index consisting of companies from the Broadband Services industry, the Standard & Poor's 500 index and the Nasdaq composite index. After the announcement of the review of strategic alternatives, over the period October 20, 2000 to June 13, 2001, Galileo common stock has under-performed Sabre common stock, but out-performed Amadeus Global Travel Distribution, S.A. common stock, an index consisting of companies from the Broadband Services industry, the Standard & Poor's 500 index and the Nasdaq composite index.

   Analysis of Premium. JPMorgan calculated the premium implied by $33 per share relative to certain base prices. All prices used in this analysis represent closing prices.

   The table below sets forth JPMorgan's premium analysis:

                                                          Base     Premium
Description of base price                                price  implied by $33
-------------------------                                ------ --------------
Price one day prior to announcement of review of
 strategic alternatives on October 20, 2000............. $16.25      103%
Average price one week (five trading days) prior to
 announcement of review of strategic alternatives.......  16.26      103%
Average price one month (twenty trading days) prior to
 announcement of review of strategic alternatives.......  15.07      119%
52 week low (period prior to announcement of review of
 strategic alternatives)................................  13.63      142%
52 week high (period prior to announcement of review of
 strategic alternatives)................................  32.31        2%
All-time low............................................  13.63      142%
All-time high...........................................  59.00      (44%)
IPO Price...............................................  24.50       35%

JPMorgan noted that the premium analysis does not constitute a valuation technique as such, but serves as a comparison of the proposed transaction price to various base prices.

   Historical Exchange Ratio Analysis. JPMorgan reviewed the per share daily closing market price movements of Galileo common stock and CD common stock for the three-year period ended June 13, 2001 and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of Galileo common stock by those of CD common stock and the average of those historical trading ratios for the calendar periods of 1-month, 3-month, 6-month, 1-year, 2-year and 3-year periods ended June 13, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated (rounded to the nearest hundredth):

        Calendar
         Period                                            Mean
        --------                                           -----
         1-month.......................................... 1.50x
         3-month.......................................... 1.48x
         6-month.......................................... 1.61x
         1-year........................................... 1.62x
         2-year........................................... 1.69x
         3-year........................................... 2.00x

The highest historical exchange ratio on any single day during the 3-year period was approximately 3.91x, and the lowest historical exchange ratio on any single day during this period was approximately 0.95x. The proposed exchange ratio of 1.56x to 1.33x (dependent on the average closing stock price of Cendant during the pricing period as defined in the merger agreement) is for the stock portion only, which is no less than 80.5% of the total value of the merger consideration. On a comparable basis this translates into an exchange ratio of 1.94x to 1.65x for the total consideration.

   Pro forma combination analysis. JPMorgan analyzed the pro forma impact of the merger on Cendant's earnings per share, consolidated capitalization and financial ratios using Galileo's management projections and projections developed by JPMorgan based on analyst earnings estimates for Cendant. Incorporating assumptions with respect to various structural considerations, transaction and financing costs and Cendant's estimated synergies, the combination would be accretive to Cendant's earnings per share in 2002.

   JPMorgan also conducted a valuation analysis of the CD common stock using generally accepted valuation methods. The following is a summary of the material financial analyses performed by JPMorgan in connection with its opinion.

   Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of the CD common stock. JPMorgan analyzed a projection scenario based on analyst estimates (JPMorgan equity research report dated May 22, 2001) of financial performance for fiscal 2001 through 2006.

   For the projection scenario, JPMorgan calculated the unlevered free cash flows that Cendant is expected to generate during fiscal years 2001 through 2006 under two scenarios--base case and acquisitions case. The base case assumed only organic growth of the current Cendant businesses. In the base case, the unlevered free cash flows were discounted at a rate of 9.0% to 11.0%, which is JPMorgan's estimate of Cendant's weighted average cost of capital for the current Cendant businesses. A range of terminal values for Cendant was calculated by multiplying projected 2005 EBITDA by a range of 7.0x to 8.0x.

   The acquisition case assumed acquisitions of $750 million per year, funded with internal cash. The acquisition was assumed to be at a value of 5.5x acquired company EBITDA and the acquired company was assumed to have an EBITDA margin of 20-22%. The unlevered cash flows relating to the acquisitive case were discounted at a rate of 10.0% to 12.0%, which includes a 100 basis point premium over the base case discount rate to account for incremental risk due to an acquisitive strategy. A range of terminal values for the acquisitive case was calculated by multiplying projected 2005 EBITDA by a range of 8.0x to 10.0x.

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

   The present value of the combined unlevered free cash flows and the combined range of terminal asset values were then adjusted for Cendant's March 31, 2001 excess cash, option exercise proceeds and total debt. Based on this analysis, the discounted cash flow analysis indicated a range of equity values of between $18.50 and $22.50 per share of CD common stock in the base case, and values between $24.50 and $32.00 per share of CD common stock in the acquisitive case.

   Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data, ratios and multiples of Cendant with similar data, ratios and multiples for selected publicly traded companies engaged in the diversified industries and services sector.

   The companies selected by JPMorgan were:

   General Electric Company (excluding GE Capital)
   Tyco International LTD.
   PepsiCo, Inc.
   Minnesota Mining and Manufacturing Company
   United Technologies Corporation
   Emerson Electric Co.
   Raytheon Company
   The Interpublic Group of Companies, Inc.

   For each of these companies, publicly available financial performance through the twelve months ended December 31, 2000 was measured. In addition, JPMorgan derived estimates of sales, EBITDA, and net earnings for calendar years 2001 and 2002 from public equity analyst estimates. JPMorgan conducted a trading multiples analysis for the purpose of determining a fully diluted equity value per share for CD common stock. The analysis applied the price to earnings ratio ("P/E") of 22.4x 2001 estimated earnings to Cendant's 2001 analyst estimated GAAP earnings per share of $1.01 and the firm value to 2002 EBITDA multiple of 10.7x to 2002 analyst estimated EBITDA of Cendant. Based upon this range of multiples, JPMorgan derived an implied equity value range of $22.50 to $25.00 per share of CD common stock.

   Historical Common Stock Performance. JPMorgan conducted a historical analysis of the closing price of CD common stock based on closing prices on the New York Stock Exchange over the time periods from June 13, 1998 to June 13, 2001 and June 13, 2000 to June 13, 2001. JPMorgan noted that CD common stock traded at a 3-year low of $7.50 per share, a 3-year high of $26.56 per share, a 52-week low of $8.50 per share and a 52-week high of $19.22 per share.

   The summary set forth above is not a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that Galileo's common stockholders must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, JPMorgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of JPMorgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. JPMorgan based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which JPMorgan based that analysis. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, neither Galileo nor JPMorgan nor any other person assumes responsibility if future results are materially different from those forecasted.

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

   The projections furnished to JPMorgan for Galileo were prepared by Galileo's management. Galileo does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

   As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Galileo selected JPMorgan to deliver an opinion to the Galileo board of directors with respect to the proposed merger on the basis of such experience and its familiarity with Galileo.

   JPMorgan acted as financial advisor to Galileo and the board of directors of Galileo with respect to the proposed merger and will receive a fee from Galileo for its services rendered to date. JPMorgan will also receive an additional fee if the proposed merger is consummated. From time to time, JPMorgan and its affiliates have provided investment banking services to Cendant and Galileo for which they have received customary compensation. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Galileo and/or affiliates thereof, as applicable, for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Stock Exchange Listing

   Cendant expects to receive authorization, subject to notice of issuance, from the NYSE for the listing of CD common stock issuable pursuant to the merger in exchange for Galileo common stock. The trading symbol for CD common stock is "CD." Following the merger, Galileo stockholders will no longer be able to trade shares of Galileo common stock on the NYSE or any other exchange because the existing Galileo common stock will have ceased to exist and therefore will no longer be listed on any exchange.

Material United States Federal Income Tax Consequences of the Merger

   The following is a general summary of the material United States federal income tax consequences of the merger to Galileo stockholders upon their exchange of Galileo common stock for CD common stock and cash pursuant to the merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this proxy statement-prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in this tax summary. This summary is limited to Galileo stockholders that hold their shares as a capital asset and does not consider the tax treatment to stockholders that hold their shares through a partnership or other pass-through entity. This summary does not address all aspects of United States federal income taxation that may be applicable to Galileo stockholders in light of their particular circumstances or to Galileo stockholders subject to special treatment under United States federal income tax law, such as:

  .  certain U.S. expatriates;

  . stockholders that hold Galileo common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment;

  . Galileo stockholders whose functional currency is not the United States dollar;

  . Galileo stockholders who acquired Galileo common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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

  . foreign persons and entities;

  . financial institutions;

  . insurance companies;

  . tax-exempt entities;

  . dealers in securities; and

  . traders in securities that mark-to-market.

   Furthermore, this summary does not address any aspect of state, local or foreign taxation.

 General United States Federal Income Tax Consequences of the Merger to Galileo Stockholders

   Jones, Day, Reavis & Pogue and Skadden, Arps, Slate, Meagher & Flom LLP will have provided opinions to their respective clients, dated as of the effective date of the registration statement of which this proxy statement-prospectus forms a part, to the effect that, for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. In addition, Cendant's obligation to consummate the merger is conditioned on the receipt by Cendant of an opinion of Skadden Arps dated as of the effective date of the merger to the effect that, for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Galileo's obligation to consummate the merger is conditioned on the receipt by Galileo of an opinion of Jones Day dated as of the effective date of the merger to the effect that, for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions of Skadden Arps and of Jones Day will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with this proxy statement-prospectus and the merger agreement. The opinions will also rely on representations and covenants, including those contained in officers' certificates of Cendant and Galileo. If any of those assumptions or representations are inaccurate, incomplete or untrue or any of the covenants are breached, the conclusions contained in those opinions could be affected. Neither these opinions nor the tax summary below will be binding on the IRS or the courts, and no rulings will be sought from the IRS with regard to the tax treatment of the merger and related transactions. Accordingly, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

   Assuming that the merger is treated in accordance with the opinions of counsel described above, the material United States federal income tax consequences to a Galileo stockholder of the exchange of Galileo common stock for CD common stock and cash pursuant to the merger will be as follows:

  . A Galileo stockholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received in the merger and (2) the amount equal to the excess, if any, of the sum of the amount of cash and the fair market value of the Cendant common stock received in the merger over that stockholder's adjusted tax basis in the Galileo common stock exchanged by the stockholder in the merger. For this purpose, a Galileo stockholder must calculate gain or loss separately for each identifiable block of Galileo common stock exchanged by the stockholder in the merger, and the Galileo stockholder cannot utilize a loss realized on one block of its Galileo common stock to offset a gain realized on another block of its Galileo common stock.

  . The gain recognized by a Galileo stockholder in the merger generally will constitute capital gain, unless, as discussed below, the receipt of cash has the effect of a distribution of a dividend for United States federal income tax purposes, in which case that gain will be treated as ordinary dividend income to the extent of the stockholder's ratable share of Galileo's earnings and profits.

  . Any gain recognized by a Galileo stockholder in the merger that is treated as a capital gain will constitute long-term capital gain if the stockholder's holding period for the Galileo common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain.

  . A Galileo stockholder will not recognize any loss in the merger (except, possibly, in connection with cash received instead of a fractional share, as discussed below).

  . The aggregate tax basis of the shares of CD common stock received by a Galileo stockholder (before reduction for the basis in any fractional share of CD common stock for which cash is received) in exchange for Galileo common stock pursuant to the merger will be the same as the aggregate tax basis of the stockholder's Galileo common stock, decreased by the amount of cash received by the stockholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the stockholder in the merger (including any portion of the gain that is treated as a dividend but excluding any gain recognized as a result of cash received instead of a fractional share).

  . The holding period of the shares of CD common stock received by a Galileo stockholder in the merger will include the holding period of the stockholder's Galileo common stock.

 Possible Treatment Of Cash As A Dividend.

   In general, the determination of whether the gain recognized by a Galileo stockholder will be treated as capital gain or a dividend will depend upon whether, and to what extent, the merger reduces the Galileo stockholder's deemed percentage stock ownership interest in Cendant, and upon such stockholder's particular circumstances. For purposes of this determination, a Galileo stockholder will be treated as if the stockholder first exchanged all of its Galileo common stock solely for CD common stock (instead of the combination of CD common stock and cash actually received) and then Cendant immediately redeemed a portion of that CD common stock in exchange for the cash that the stockholder actually received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Galileo stockholder, the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend."

   In general, the deemed redemption will be "substantially disproportionate" with respect to a Galileo stockholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Galileo stockholder will depend on the stockholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Galileo stockholder's deemed percentage stock ownership of CD common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of Cendant that the Galileo stockholder is deemed actually and constructively to have owned immediately before the deemed redemption by Cendant and (2) the percentage of the outstanding voting stock of Cendant actually and constructively owned by the stockholder immediately after the deemed redemption by Cendant. The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if that stockholder has any reduction in its percentage stock ownership under the foregoing analysis. In applying the foregoing tests, a stockholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by that stockholder. Because the constructive ownership rules are complex, each Galileo stockholder should consult its own tax advisor as to the applicability of these rules.

 Cash Received Instead of a Fractional Share

   A Galileo stockholder who receives cash instead of a fractional share of CD common stock will generally recognize capital gain or loss based on the difference between the amount of the cash received instead of a fractional share and the stockholder's tax basis in such fractional share.

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

 Reporting Requirements

   Galileo stockholders receiving CD common stock in the merger should file a statement with their United States federal income tax returns setting forth their tax basis in the Galileo common stock exchanged in the merger and the fair market value of the CD common stock and the amount of any cash received in the merger. In addition, Galileo stockholders will be required to retain permanent records of these facts relating to the merger.

 Backup Withholding

   Backup withholding at the applicable federal rate may apply with respect to certain payments, including cash received in the merger, unless a Galileo stockholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such stockholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. A Galileo stockholder who does not provide Cendant (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability, provided that the stockholder furnishes certain required information to the IRS.

   The summary of material United States federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger. Accordingly, each Galileo stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that stockholder.

Accounting Treatment

   The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing Cendant's consolidated financial statements, Cendant will establish a new accounting basis for Galileo's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Cendant believes that any excess of cost over the fair value of the net assets of Galileo will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Cendant will determine the fair value of Galileo's assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination. However, for purposes of disclosing pro forma information in this proxy statement-prospectus, Cendant has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Regulatory Approvals

 HSR Act

   Under the Hart-Scott-Rodino Act, Cendant and Galileo were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before they can complete the merger. Each of Galileo and Cendant filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on June

26, 2001. This began a 30-day waiting period, which is expected to expire on July 26, 2001. Even if the waiting period expires without any action being taken by either the Federal Trade Commission or the Antitrust Division of the Department of Justice, at any time before or after the merger, the Antitrust Division or the Federal Trade Commission could, among other things, seek to enjoin the completion of the merger or seek the divestiture of substantial assets of Galileo or Cendant. In addition, the merger also is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws.

 Foreign Regulatory Filings

   Under Regulation (EEC) No. 4064/89 of the Council of the European Union, the merger may not be consummated until the Commission of the European Communities (the "European Commission") has granted its approval of the transaction. The requisite notification will be filed with respect to the merger with the European Commission in due course. Following notification, the European Commission has one month to review the transaction. This initial review period may be extended for up to an additional four months if the European Commission decides to conduct a full investigation of the merger.

   Completion of the merger requires the approval and consent of the Treasurer of the Commonwealth of Australia under the Foreign Acquisition and Takeovers Act 1975(th). The requisite notification will be filed with respect to the merger with the Foreign Investment Review Board (FIRB) in due course. The FIRB has 30 days after receiving the notice to make any order in relation to the proposed transaction and 10 additional days in which to notify the parties once a decision has been made. After this 40-day period expires, the FIRB loses the ability either to block the transaction or impose conditions on its approval. The FIRB may, however, extend its examination period for a further 90 days.

   The Competition Act of Canada and accompanying regulations require notification to Canada's Commissioner of Competition of mergers involving the acquisition of the assets or shares of an operating business in Canada where the acquisition exceeds prescribed financial thresholds and in the case of share acquisitions, prescribed voting interest thresholds. Notification to the Commissioner and the expiration or earlier termination or waiver of the applicable waiting period are required before the merger can be completed. Galileo and Cendant will file formal notifications with the Competition Commission and request an advance ruling certificate from the Competition Commission to the effect that the Commissioner does not have sufficient grounds upon which to challenge the merger before the Canadian Competition Tribunal in due course. The time period in which the Commissioner has to consider the merger is intially 14 days for a short-form filing, unless the Commissioner requires a long-form filing in which case the time period is 42 days.

   Completion of the merger requires the approval and consent of the Competition Commission of South Africa under the Competition Act No. 89 of 1998. The requisite notification will be filed with respect to the merger in due course. The time period in which the Competition Commission has to consider the merger is initially 20 business days. The Commission may extend this period for a further 40 business days. If upon expiration of the initial 20 business days, the Commission has not issued a certificate extending the time period for a further 40 business days, the merger is deemed to have been approved. In addition, if upon the expiration of the 40 business days, the Commission has not issued a certificate approving the merger, the merger will be deemed to have been approved.

   Cendant and Galileo are not aware of any other foreign governmental approvals or actions that may be required for consummation of the merger. Nonetheless, in connection with the merger, the laws of a number of foreign countries and jurisdictions in which Galileo conducts its business may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in those countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Galileo's operations conducted in those countries and jurisdictions as a result of the merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and

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

applications. In the event that a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that those approvals or consents will be granted and, if those approvals or consents are received, there can be no assurance as to the date of those approvals or consents.

 Federal Communications Commission

   Galileo holds authorizations issued by the U.S. Federal Communications Commission to provide, among other things, global facilities-based and resale services. Galileo and Cendant must obtain prior FCC approval in order to transfer control of the FCC authorizations from Galileo to Cendant.

 Third-party Approvals

   Galileo is a party to a number of loan agreements, lease agreements and other agreements. Pursuant to the merger agreement, Galileo has agreed to use its reasonable best efforts to obtain all consents, approvals and waivers from third parties.

Appraisal Rights

   Under Delaware law, if the merger is consummated, any Galileo stockholder of record who objects to the merger in accordance with the statutory requirement of Section 262 of the Delaware General Corporation Law may elect to have his or her shares of Galileo common stock appraised under the procedures of Delaware law and to be paid the fair value of his or her shares. Under Section 262, only holders of record of Galileo common stock are entitled to appraisal rights, and any such holders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. A copy of Section 262 is attached to this proxy statement-prospectus as Annex E.

   The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Galileo stockholder in order to dissent from the merger and perfect his or her appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to
Section 262 of the Delaware General Corporation Law.

   Under Section 262, Galileo is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. This proxy statement-prospectus constitutes Galileo's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights under Delaware law may be lost.

   If you elect to demand appraisal of your shares of Galileo common stock, you must satisfy each of the following conditions:

  . You must deliver to Galileo a written demand for appraisal of your shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal under Section 262.

  . You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal.

  . You must continuously hold your Galileo common stock through the effective time of the merger.

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

   If you fail to comply with any of these conditions and the merger is completed, you will lose your appraisal rights with respect to your shares of Galileo common stock. All demands for appraisal should be addressed to:

                          Galileo International, Inc.
                       9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018
                         Attention: Corporate Secretary

   The written demand must identify the Galileo stockholder and state that the stockholder intends to demand appraisal of his or her shares of Galileo common stock. A person having a beneficial interest in shares of Galileo common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. An authorized agent may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares through a broker who in turn holds the shares through a central securities depositary nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

   Within 10 days after the effective time of the merger, Galileo must give written notice that the merger has become effective to each Galileo stockholder who has properly sent a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective time of the merger, either Galileo or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares held by all stockholders entitled to appraisal. Galileo has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, any stockholders who desire to have their shares appraised should initiate any petition necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed by Section 262. If a petition is not filed within the 120-day period, all appraisal rights relating to Galileo common stock will terminate and all stockholders will be entitled to the merger consideration.

   At any time within 60 days after the effective time of the merger, any dissenting stockholder may withdraw in writing the demand for appraisal. If a Galileo stockholder withdraws his or her demand, the stockholder will only be entitled to receive the merger consideration specified by the merger agreement for his or her shares of Galileo common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, which approval may be conditioned on such terms as the court deems just. Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Galileo common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. If a petition for appraisal is duly filed by a dissenting stockholder and a copy of the petition is delivered to Galileo, within 20 days after receiving such service, Galileo must file with the Delaware Chancery Court a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Delaware Chancery Court is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who are entitled to appraisal rights. The Delaware Chancery Court may require the stockholders who have demanded appraisal to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Chancery Court may dismiss the proceedings as to such stockholder.

   After determination of the stockholders entitled to appraisal rights, the Delaware Chancery Court will appraise the shares of Galileo common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

   Although Galileo believes that the merger consideration to be received by Galileo stockholders pursuant to the merger agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Galileo does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Galileo common stock is less than the merger consideration. In determining "fair value," the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

   The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

   Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective time of the merger).

   In view of the complexity of Section 262, Galileo stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

   Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

Interests of Certain Persons in the Merger

   In considering the recommendation of the Galileo board with respect to the merger agreement, stockholders of Galileo should be aware that certain directors and executive officers of Galileo have interests in the merger that are in addition to their interests as stockholders of Galileo generally. The Galileo board was aware of these interests and considered them, among other matters, in approving the merger.

 Cendant Director

   The merger agreement provides that, at the effective time of the merger, Cendant will expand its board of directors by one seat and will nominate and appoint an individual that has been designated by the Galileo board and is reasonably satisfactory to Cendant to serve on the Cendant board in the class of directors whose term expires in 2004. Under the terms of the merger agreement, the individual designated by Galileo must have no relationship to Cendant that may interfere with the exercise of his or her independence from Cendant and its management. At this time, the Galileo board has not yet designated anyone.

 Acceleration of Vesting of Stock Options

   Galileo has issued stock options to certain directors, officers and employees under Galileo's stock option and equity incentive plans. Under the terms of the merger agreement, all options to acquire shares of Galileo common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be converted into options of Cendant in amounts and at exercise prices as determined in the merger agreement. The terms of each option will otherwise remain subject to the terms of the applicable option plan and agreements as in effect immediately prior to the effective time of the merger. Accordingly, the stock options granted to Galileo's executive officers will become immediately vested and exercisable at the effective time of the merger. Furthermore, subsequent to the merger, stock options and stock appreciation rights previously granted to other employees who are not executive officers will, by their terms, become immediately vested and exercisable in the event that the employee's employment with Galileo is terminated other than for cause within two years of the merger.

   As a result of the foregoing, Galileo stock options held by its directors and executive officers will immediately vest upon the effectiveness of the merger as follows:

                                   In-The-Money Options(1)                  Total Options
                             ----------------------------------- -----------------------------------
                                 Number of      Weighted Average     Number of      Weighted Average
                             Unvested Shares to  Exercise Price  Unvested Shares to  Exercise Price
             Name             Vest Upon Merger    Per Share(2)    Vest Upon Merger    Per Share(2)
             ----            ------------------ ---------------- ------------------ ----------------
   Directors
     Graham W. Atkinson....           --                --                --                --
     Cheryl Ballenger......        20,600            $24.53            22,267            $26.29
     James E. Barlett......       246,400             25.48           382,467             31.56
     Wim Dik...............        10,000             27.41            10,000             27.41
     Mina Gouran...........         1,000             27.41             1,000             27.41
     Matthew F.C. Miau.....         1,000             27.41             1,000             27.41
     Georges P.
      Schorderet...........           --                --                --                --
     Andrew P. Studdert....           --                --                --                --
     Anthony C. Swanagan...        22,467             24.53            23,800             25.85
     Kenneth Whipple.......         1,000             27.41             1,000             27.41
   Other Executive Officers
     Lyn Bulman............        44,667             25.46            51,333             28.39
     Babetta R. Gray.......        72,600             25.19            81,266             27.63
     James E. Lubinski.....        89,067             25.26           101,067             27.97
     David A. Near.........        52,067             25.41            61,733             28.95
     Ron Thornhill.........        12,000             24.53            16,667             29.33

--------
(1) In-The-Money Options represent options with exercise prices of less than $33.00 per share.
(2) Upon conversion of Galileo stock options into Cendant stock options, the exercise price per share of CD common stock under each converted stock option will equal the exercise price per share under the Galileo stock option divided by the option exchange ratio. The option exchange ratio is the quotient derived by dividing $33.00 by Cendant's average trading price, subject to a collar of 1.65000 and approximately 1.94118.

   In addition, under the terms of the Galileo non-employee director stock plan and the stockholders' agreement, Galileo pays to each of United and SAirGroup the cash equivalent of the options that their director designees would otherwise receive as non-employee directors under the plan. Payments under the plan to each of United and SAirGroup in the aggregate amounts of $127,224 and $115,658, respectively, will become vested upon the effectiveness of the merger.

 Strategic Alternatives Bonus Payment

   The compensation committee of Galileo's board approved a strategic alternatives bonus plan that provides for a bonus pool to be funded to pay the chief executive officer of Galileo and certain other senior executives, including Ms. Ballenger and Mr. Swanagan, a strategic alternatives bonus payment upon consummation of a business combination such as the proposed merger. The bonus pool is equal to 0.50% (one-half of one percent) of the transaction value of the merger, which is defined as the equity purchase price, plus assumed debt, minus available cash at the time the merger transaction closes. The equity purchase price refers to the total price paid to acquire the outstanding securities of Galileo. If the equity purchase price per share is less than $27.00, no strategic alternatives bonus payments will be paid. For illustrative purposes, based upon (1) an assumed equity purchase price of $33 per share of Galileo common stock; and (2) the shares of Galileo common stock outstanding, debt and available cash at June 30, 2001, the strategic
alternatives bonus pool would be $   .

   The amount of each executive's award will be determined by the compensation committee upon recommendation of the chief executive officer. Such amounts will be payable at the effective time of the merger. In the event that the employment of a designated executive is terminated prior to the effective time other than for cause, that executive will remain eligible to receive the strategic alternatives bonus payment. If the designated executive's employment with Galileo is voluntarily terminated by the executive prior to the effective time, no strategic alternative bonus payment will be payable to that executive. The individual payments to the chief executive officer and senior executives have not yet been determined.

 Restricted Stock

   Galileo granted to Mr. Barlett restricted stock awards of 48,950 shares each on June 18, 1998 and June 18, 1999, of which 44,055 shares are currently subject to forfeiture under the terms of the award agreements. At the effective time, the restrictions on these shares will lapse, the shares will become immediately vested and Mr. Barlett will receive the merger consideration for these shares.

 Employment Agreements

   Galileo has in place employment agreements with its chief executive officer and each of its other executive officers, which contain change in control provisions.

   Chief Executive Officer. James E. Barlett is a party to an employment agreement with Galileo, dated April 27, 2001. The term of his employment agreement continues for three years, but is automatically renewed every April 27 for an additional year, such that there is always three years remaining in the term of the agreement on April 27 of each year. The agreement provides for a salary of $703,500 per annum, reviewed by the Compensation Committee of the Galileo board and increased upon approval of the Galileo board. The agreement also provides for Mr. Barlett's participation in Galileo's incentive and benefit plans as well as an airfare and car allowance. The agreement may be terminated immediately by Galileo for "Cause" or by Mr. Barlett with "Good Reason" (as these terms are defined in the employment agreement).

   If Mr. Barlett's employment agreement is terminated by Galileo without Cause or by Mr. Barlett for Good Reason, within 30 days after termination, Galileo must pay Mr. Barlett (1) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the Management Incentive Plan ("MIP") attributable to the year in which termination occurred, assuming 100% target achievement; multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365; and (2) a lump sum equal to Mr. Barlett's annual salary at its rate in effect at the termination date, for a period of 12 months or the remaining term of the agreement, whichever is less, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement. In addition, commencing 12 months after the date of termination, and for a period of 24 months or the remaining term of the agreement following the date that is 12 months after the termination date, whichever is less, Galileo would be required to pay Mr. Barlett an additional amount equal to Mr. Barlett's annual salary, payable on a monthly basis, plus a monthly amount equal to one-twelfth of the amount Mr. Barlett would have earned under the MIP for that year, assuming a 100% target achievement. The monthly payments will be decreased to reflect income generated by Mr. Barlett from any other employment or business activities, other than income from personal investments. Galileo also will provide group insurance benefits to Mr. Barlett for a 24-month period following a termination without Cause or a resignation for Good Reason, or until Mr. Barlett becomes entitled to receive benefits from another employer.

   If Mr. Barlett's employment agreement is terminated by Galileo without Cause prior to a "Change in Control" (as such term is defined in the agreement) as a condition of the agreement to which the Change in Control occurs, or if Galileo terminates the agreement without Cause within two years following a Change in Control, or if Mr. Barlett terminates the agreement with Good Reason within two years following a Change in Control, within 30 days after termination, Galileo must pay Mr. Barlett (1) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (2) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the 12-month period following the date of termination, assuming a performance target achievement rate calculated as the average of the rates used to calculate MIP payments, or any payment made to Mr. Barlett instead of MIP payments, in the three years immediately prior to the termination date for which these payments have been calculated and made, multiplied by the number three. Galileo also will provide group insurance benefits to Mr. Barlett for three years following a termination without Cause or a resignation for Good Reason within the applicable Change in Control time periods or until Mr. Barlett becomes entitled to receive benefits from another employer.

   Other Executive Officers. Cheryl Ballenger, Lyn Bulman, Babetta R. Gray, James E. Lubinski, David A. Near, Anthony Swanagan and Ron Thornhill are each party to an employment agreement with Galileo. Each of these agreements is dated April 11, 2001, except for the agreement with Ms. Ballenger, which is dated May 17, 2001, and the agreement with Mr. Thornhill, which is dated May 18, 2000, as amended May 4, 2001. The agreements provide for a base salary per annum of $330,000, $197,500, $306,000, $397,500, $250,000, $176,000 and
$216,300, respectively, reviewed by the Compensation Committee of the Galileo board and increased at its discretion. The agreements provide for participation in Galileo's incentive and benefit plans as well as a car allowance. The term of each of these agreements continues indefinitely until terminated by Galileo or the executive. Each of the agreements may be terminated immediately by Galileo with "Cause" or by the executive with "Good Reason" (as these terms are defined in the agreement).

   If any of the agreements is terminated by Galileo without Cause or by the executive for Good Reason, within 30 days after termination, Galileo must pay the executive (i) a lump sum equal to the sum of the executive's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation the executive would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to the executive's annual salary at its rate in effect at the termination date plus an amount equal to the amount of annual incentive compensation the executive would have received under the MIP for that 12 month period assuming a 100% target achievement. In addition, commencing 12 months after the date of termination and for 12 months thereafter, Galileo must pay the executive an additional amount equal to the executive's annual salary at the rate in effect at the time of termination on a monthly basis, plus a monthly amount equal to one-twelfth of the amount the executive would have earned under the MIP for that year, assuming a 100% target achievement. Such monthly payments are decreased to reflect income generated by executive from any other employment or business activities, other than income from personal investments. Galileo also will provide group insurance benefits to the executive for the lesser of a 24-month period or until executive becomes entitled to receive benefits from another employer.

   If any of the agreements is terminated by Galileo without Cause prior to a "Change in Control" (as such term is defined in the agreements) as a condition of the agreement to which the Change in Control occurs, or if Galileo terminates any of the agreements without Cause within two years following a Change in Control, or if the executive terminates his or her respective agreement with Good Reason within two years following a Change in Control, within 30 days after termination, Galileo must pay the executive (1) a lump sum equal to the sum of the executive's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation the executive would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (2) a lump sum equal to three times (two times in the case of Mr. Thornhill) the executive's salary, at its rate in effect at the termination date, plus an amount equal to three times (two times in the case of Mr. Thornhill) the annual incentive compensation the executive would have received under the MIP, assuming 100% of target achievement for Mr. Thornhill and, with respect to the other executive officers, assuming a performance target achievement rate calculated as the average of the rates used to calculate MIP payments, or any payment made to the executive instead of MIP payments, in the three years immediately prior to the termination date for which these payments have been calculated and paid. Galileo also will provide group insurance benefits to the executive for a period of 36 months (24 months in the case of Mr. Thornhill), or until the executive becomes entitled to receive benefits from another employer.

   Payments Resulting from the Merger. Approval of the merger agreement by Galileo's stockholders will constitute a "change in control" as defined in those agreements. It is presently estimated, based upon certain assumptions and data available as of a recent date, that if these executives' employment is terminated within the time period specified in the employment agreements under circumstances entitling those persons to severance benefits under their employment agreements, those persons will be entitled to severance benefits approximately in the following amounts:

                                                                      Severance
   Name                                                                Benefit
   ----                                                               ----------
   James E Barlett................................................... $4,770,716
   James E. Lubinski.................................................  2,328,474
   Cheryl M. Ballenger...............................................  1,935,620
   Babetta R. Gray...................................................  1,795,938
   David A. Near.....................................................  1,470,015
   Lyn Bulman........................................................  1,164,462
   Anthony C. Swanagan...............................................  1,039,331
   Ron Thornhill.....................................................    729,076

   The severance benefit amounts shown in the table include the cash severance payment, management incentive bonus component, and an estimated value of continued welfare benefits as set forth in the executive's employment agreement. Such amounts do not take into account (1) the strategic alternatives bonus payments described above; (2) the value of acceleration of stock option and restricted stock awards; and (3) the excise tax gross-up payment that is required under Mr. Barlett's employment agreement. Under Mr. Barlett's employment agreement (but not the employment agreements of Galileo's other executive officers) Galileo is obligated to pay Mr. Barlett (1) an additional amount to cover any liability on his part for excise taxes on any "excess parachute payments" under Section 4999 of the Internal Revenue Code paid to him as a result of the completion of the merger, plus (2) a further amount to cover any liability on his part for all taxes (including income taxes) arising as a result of the payment to him of such additional amount. These payments are collectively known as an excise tax gross-up payment. The estimated excise tax gross-up payment to Mr. Barlett is $2,154,257, plus 54.9% of any strategic alternatives bonus payment that he receives.

 Indemnification and Insurance.

   Under the merger agreement, Cendant agreed to provide certain continuing indemnification and insurance benefits for officers, directors and employees of Galileo. See "The Merger Agreement--Indemnification and Insurance."

Redemption of Special Preferred Stock from Certain Stockholders

   In addition to Galileo common stock, Galileo has issued and outstanding special voting preferred stock. This outstanding special voting preferred stock is divided into three series, each series consisting of one share and entitling the holder to elect one director so long as certain Galileo common stock ownership thresholds are maintained. Based upon the number of shares of special voting preferred stock outstanding and related Galileo common stock ownership, the special voting preferred stock holders are entitled to elect a total of three members to the Galileo board. The respective holders of the special voting preferred stock are entitled to elect their director designee, voting as a separate class. See "Comparison Of Rights Of Stockholders Of Galileo and Cendant."

   The outstanding special voting preferred stock currently is held by two entities that are respectively controlled by United and SAirGroup. As of June 30, 2001, United and SAirGroup held in the aggregate 18.2% and 8.0%, respectively, of Galileo common stock. See "Security Ownership Of Certain Beneficial Owners And Management Of Galileo Common Stock."

   Under the terms of Galileo's certificate of incorporation and the merger agreement, all shares of special voting preferred stock outstanding at the effective time of the merger will automatically and immediately be redeemed by Galileo for an amount equal to $100 per share (the preferred redemption price) and any directors elected to the Galileo board by holders of special voting preferred stock will, at the effective time of the merger, be deemed to have resigned from the Galileo board. All funds necessary to pay the preferred redemption price and any expenses relating to the redemption of the special voting preferred stock will come solely from Galileo. See "The Merger Agreement."

Delisting and Deregistration of Galileo Common Stock

   If the merger is completed, the shares of Galileo common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934. Consequently, following completion of the merger, Galileo stockholders will no longer be able to trade shares of Galileo common stock on any stock exchange.

Restrictions on Resales by Affiliates of Galileo

   The shares of CD common stock to be issued to Galileo stockholders in the merger have been registered under the Securities Act of 1933. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Galileo as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that corporation. Any subsequent transfer by an affiliate of Galileo must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors and executive officers of Galileo (as well as to certain other related individuals or entities, including United and SAirGroup).

                          THE GALILEO SPECIAL MEETING

Purpose, Time and Place

   The special meeting will be held at        on       ,      , 2001, at  :00
a.m., Central Time, unless postponed or adjourned to a later date. The purpose of the special meeting is for the Galileo stockholders to consider and vote upon a proposal to adopt the merger agreement and possibly any adjournments or postponements of the special meeting. It is currently contemplated that no other matters will be considered at the special meeting.

   The Galileo board has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the consideration to be paid to Galileo stockholders in the merger is fair from a financial point of view and the merger and the merger agreement are advisable and in the best interest of Galileo and its stockholders. The Galileo board believes the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Galileo and its stockholders and recommends that Galileo stockholders vote FOR the adoption of the merger agreement.

Record Date; Voting Power

   The Galileo board of directors has fixed the close of business (5:00 p.m., Eastern Time) on , 2001 as the record date for determining the holders of Galileo common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Galileo common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. Holders of Galileo special voting preferred stock do not have the right to vote at the special meeting.

   On the record date, approximately     shares of Galileo common stock were
issued and outstanding and entitled to vote at the special meeting. Holders of record of Galileo common stock are entitled to one vote per share on any matter which may properly come before the special meeting. If you are a record holder of Galileo common stock on the record date, you may vote your shares of Galileo common stock in person at the special meeting or by proxy as described below under "Voting of Proxies."

   The record stockholder number does not include the number of persons whose Galileo common stock is in nominee or "street name" accounts through brokers. If you hold your shares of Galileo common stock in this manner, you must follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. Most banks and brokers have provisions for telephone and Internet voting. Check the material sent to you by them, or call your account representative for more information.

   A quorum is present at the special meeting if a majority of the outstanding shares of Galileo common stock is represented in person or by proxy. A quorum is necessary to hold the special meeting. Any shares of Galileo common stock held in treasury by Galileo or any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share of Galileo common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting unless the holder is present solely to object to the special meeting. If a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established. Abstentions and broker non-votes (which are shares held by brokers in street name that are not entitled to vote at the special meeting due to the absence of specific instructions from the beneficial owners of those shares) will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

   In connection with the merger agreement, Galileo entered into a stock option agreement with Cendant, whereby Galileo granted to Cendant an option to purchase up to 17,041,071 shares of Galileo common stock at an exercise price of $33.00 per share, which is exercisable by Cendant upon the occurrence of certain conditions specified in the stock option agreement. If Cendant proposes to exercise its option following the record date of the special meeting, Galileo has agreed, at Cendant's request given no later than five days prior to the Galileo special meeting, subject to the fiduciary duties of the Galileo board, to fix a new record date and to hold the special meeting at a time that provides Cendant the opportunity to vote its Galileo common stock at that meeting. As of the date of this proxy statement-prospectus, Cendant has not exercised, or notified Galileo that it intends to exercise, its option.

Votes Required

   The affirmative vote of holders of a majority of the shares of Galileo common stock outstanding on the record date is required to adopt the merger agreement. No vote of the holders of Galileo special voting preferred stock is needed. Under Delaware law, a Galileo stockholder who abstains from voting or who does not vote will have the same effect as if the stockholder had voted against the adoption of the merger agreement. Brokers who hold shares of Galileo common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners of those shares. Any shares that are not voted because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the adoption of the merger.

Share Ownership of Management and Certain Stockholders

   As of the record date, Galileo directors and executive officers as a group owned and were entitled to vote less than one percent of the outstanding shares of Galileo common stock. Each of the directors and executive officers of Galileo that is entitled to vote at the Galileo special meeting has indicated that they intend to vote their shares in favor of adoption of the merger agreement.

   At June 30, 2001, United, as the parent of Covia, owned and was entitled to vote 15,940,000 or approximately 18.2% of the outstanding shares of Galileo common stock. United and Covia have agreed to vote in favor of adoption of the merger agreement pursuant to the terms of the voting agreement. See "The Voting Agreement."

   Under the stock option agreement, Cendant has an option to purchase up to 17,041,071 shares of Galileo common stock. If Cendant proposes to exercise its option following the record date of the special meeting, Galileo has agreed, subject to the fiduciary duties of the Galileo board, to fix a new record date and to hold the special meeting at a time that provides Cendant the opportunity to vote its Galileo common stock at that meeting. Cendant may not acquire shares pursuant to the option agreement unless the voting agreement with United has been terminated and certain other conditions have been satisfied. See "The Stock Option Agreement."

Voting of Proxies

   If you vote your shares of Galileo common stock by signing a proxy and returning it in time for the special meeting, your shares will be voted at the special meeting in the manner specified in your proxy card. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR approval of the merger agreement, unless the Galileo board changes it recommendation concerning the merger before you have signed and dated your proxy, in which case executed proxies without voting instructions will be voted in proportion to all specified proxies that have been voted. If other matters are properly presented before the special meeting, the persons named in your proxy will have authority to vote in accordance with their judgment on any other such matter, including, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. However, a proxy that has been designated to vote against the approval of the merger agreement will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes. It is not expected that any matter other than as described in this proxy statement-prospectus will be brought before the special meeting.

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   You may also submit your proxy by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards. Please be advised that if you vote your proxy by calling the toll-free number or by using the Internet, the deadline for submitting or revoking your proxy by telephone or over the
Internet is 11:59 p.m., Central time, on      , 2001 [one day prior to the
special meeting].

   If you hold your shares in nominee or "street name" (which is the name of a broker, bank or other record holder) you must either direct the record holder of your shares on how to vote your shares or obtain a proxy from the record holder to vote at the meeting.

Revocability of Proxies

   If you complete and mail the enclosed proxy card, it will not preclude you from voting in person at the special meeting. If you are a record holder of Galileo common stock, you may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

  . delivering, prior to the special meeting, to Corporate Secretary, Galileo International, Inc., 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018, a written notice of revocation bearing a later date or time than your proxy;

  .  submitting a later-dated proxy that is properly executed;

  . submitting a later-dated proxy using the telephone voting procedures or the Internet voting procedures. The deadline for revoking your proxy by
     telephone or over the Internet is 11:59 p.m., Central time, on       ,
     2001 [one day prior to the special meeting]; or

  .  attending the special meeting and voting in person.

   Simply attending the special meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions. If an adjournment occurs and no new record date is set, it will have no effect on the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

Solicitation of Proxies

   This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by the Galileo board from the holders of Galileo common stock for use at the Galileo special meeting. Galileo generally will bear the cost of solicitation of proxies. In addition to solicitation by mail, certain directors, officers and employees of Galileo and its subsidiaries may solicit proxies from stockholders in person by telephone, or by other electronic means. These persons will not be paid for soliciting proxies. Galileo may also have brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of Galileo common stock held of record. Galileo will reimburse these persons for their reasonable out-of-pocket expenses in connection with soliciting proxies.

   In addition, Galileo has retained Georgeson Shareholder to assist Galileo in the solicitation of proxies from stockholders in connection with the special meeting. Georgeson Shareholder will receive a fee that Galileo expects will be approximately $10,000 as compensation for its services and reimbursement of its out-of-pocket expenses. Galileo has agreed to indemnify Georgeson Shareholder against certain liabilities arising out of or in connection with its engagement.

    Stockholders Should Not Send Stock Certificates With Their Proxy Cards.

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                              THE MERGER AGREEMENT

General

   The Cendant board has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Galileo board has approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. This section of the proxy statement-prospectus describes material provisions of the merger agreement. This description is not a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Annex A to this proxy statement-prospectus and is incorporated by reference into this proxy statement-prospectus. We urge you to read the merger agreement carefully and in its entirety.

Form of the Merger; Charter Documents of Galileo

   Under the terms of the merger agreement, Galaxy Acquisition Corp. will be merged with Galileo. Galileo will be the surviving corporation in the merger and will continue its corporate existence under Delaware law as a wholly owned subsidiary of Cendant. Galaxy Acquisition Corp. will cease to be an entity as a result of the merger. The certificate of incorporation of Galileo will be amended and restated by virtue of the merger to read in its entirety as set forth as Exhibit A to the merger agreement. The bylaws of Galaxy Acquisition Corp. in effect immediately prior to the effective time of the merger will become the bylaws of Galileo following the merger. The name of the surviving corporation will be Galileo International, Inc.

Timing of Closing

   The merger is scheduled to be completed as soon as practicable following the satisfaction (or waiver, if permissible) of the conditions set forth below in this summary under the heading entitled "Conditions to the Completion of the Merger."

Merger Consideration

 Galileo Common Stock

   At the effective time of the merger, holders of Galileo common stock (other than Galileo which holds shares of Galileo common stock in its treasury, dissenting stockholders and Cendant or any subsidiary of Cendant) will receive a combination of CD common stock and cash in exchange for their shares of Galileo common stock. Each share of Galileo common stock held by those stockholders will be converted into the right to receive the following:

  .  CD common stock:

    A number of shares of CD common stock (rounded to the nearest thousandth of a share) equal to the exchange ratio. The exchange ratio is determined by dividing the per share stock amount by the Cendant average trading price. In the event that the exchange ratio is less than the low-end ratio, then the exchange ratio will be the low-end ratio. In the event that the exchange ratio is greater than the high-end ratio, then the exchange ratio will be the high-end ratio. Subject to adjustment, the low-end ratio will be equal to the number determined by dividing the per share stock amount by 20. Subject to adjustment, the high-end ratio will be equal to the number determined by dividing the per share stock amount by 17.

    . The per share stock amount will equal the product of $33.00 and the control requirement percentage. The control requirement percentage is the fraction (expressed as a decimal, without rounding): (1) the numerator of which equals the product of 0.8050 and the total number of issued and outstanding shares of Galileo common stock immediately prior to the effective time of the merger and (2) the denominator of which equals the excess of the total number of issued and

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     outstanding shares of Galileo common stock immediately prior to the effective time of the merger over the number of shares of Galileo common stock, if any, owned by Cendant (or any subsidiary of Cendant) at the effective time of the merger.

    . The average Cendant trading price will equal the average of the per share 4:00 p.m. Eastern time closing sales price of CD common stock on the New York Stock Exchange during the measurement period. The measurement period is the 20 consecutive trading days immediately preceding the third consecutive trading day prior to the date of the Galileo stockholders meeting. The measurement period will change if, primarily as a result of the execution by Cendant or any of its subsidiaries of certain restricted acquisition agreements, the consents, approvals, permits or authorizations are not obtained by the date that is 30 days after the date on which the Galileo special meeting occurs. In this situation, the measurement period will be the 20 consecutive trading days immediately preceding the third consecutive trading day prior to the date on which the last of the approvals described above have been obtained and satisfied.

    If there are Galileo stockholders that have properly exercised their dissenters rights, then the consideration to be received by Galileo stockholders set forth above will be increased to that number of shares of CD common stock (rounded to the nearest thousandth of a share) equal to the number determined by dividing the actual aggregate shares of CD common stock by the total number of shares of Galileo common stock (less the number of dissenting shares of Galileo common stock, shares of Galileo common stock owned by Cendant or any of its subsidiaries, and shares held in Galileo's treasury). The actual aggregate Cendant shares will equal the product of (i) the total outstanding shares of Galileo common stock (excluding shares of Galileo common stock owned by Cendant or its subsidiaries) and (ii) the stock consideration to be received by Galileo stockholders set forth above, determined prior to any increase set forth in this paragraph.

  .  Cash:

    The lesser of the per share cash amount and the number determined by dividing the actual aggregate cash consideration by the total number of issued and outstanding shares of Galileo common stock immediately prior to the effective time (excluding shares owned by Cendant or any of its subsidiaries at the effective time).

    . The per share cash amount will equal the product of $33.00 and the cash limitation percentage. The cash limitation percentage is the excess (expressed as a decimal, without rounding) of one over the control requirement percentage.

    . Actual aggregate cash consideration will be an amount equal to the preliminary aggregate cash consideration, if the preliminary aggregate cash consideration is less than or equal to the cash limitation amount. Actual aggregate cash consideration will be an amount equal to the cash limitation amount, if the preliminary aggregate cash consideration exceeds the cash limitation amount. The preliminary aggregate cash consideration is the product of the per share cash amount and the total number of issued and outstanding shares of Galileo common stock immediately prior to the effective time (excluding shares owned by Cendant or any of its subsidiaries at the effective time). The cash limitation amount is the number determined by dividing (1) the product of the cash limitation percentage and the total closing date stock consideration value by
       (2) the control requirement percentage. The total closing date stock consideration value is the product of (1) the actual aggregate Cendant shares and (2) the closing date Cendant stock price (the average of the high and low trading prices of CD common stock on the NYSE Composite Tape on the effective date of the merger).

    If cash is paid in lieu of fractional shares or there are Galileo stockholders who have properly exercised their dissenters rights, or both, then, two things will happen. First, the actual aggregate cash consideration will be reduced to equal the adjusted actual aggregate cash consideration. Second, the cash consideration to be received by Galileo stockholders as set forth above will be reduced to equal

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

    the number determined by dividing the adjusted actual aggregate cash consideration by the total number of shares of Galileo common stock (less the number of dissenting shares of Galileo common stock, shares of Galileo common stock owned by Cendant or any of its subsidiaries, and shares held in Galileo's treasury). The adjusted actual aggregate cash consideration equals the excess of the actual aggregate cash consideration over the sum of the total cash in lieu and the total dissenting cash. Total cash in lieu is the product of the total number of registered holders of Galileo common stock immediately prior to the effective time of the merger and the closing date Cendant stock price. Total dissenting cash is the product of the number of shares of Galileo common stock dissenting from the merger and the greater of (i) $33.00 and (ii) the sum of (A) the product of the stock consideration to be received by Galileo stockholders (before any increase) and the closing date Cendant stock price and (B) the cash consideration to be received by Galileo stockholders (before any decrease).

  . Additional Stock Consideration, if Any:

    The number of shares of CD common stock (rounded to the nearest thousandth of a share) determined by dividing the per share additional consideration value by the closing date stock price of CD common stock. The per share additional consideration value will be equal to simple interest on $33.00 calculated at the 30 day London Interbank Offered Rate plus 100 basis points, from the date that is 180 days from the date of the merger agreement to the date, if later, on which the effective time of the merger occurs. The per share additional consideration value amount, if any, will be determined using a year of 360 days to calculate the interest-equivalent amount. Holders of Galileo common stock will receive no additional stock consideration unless the consents, approvals, permits or authorizations described in certain covenants of the merger agreement cannot be obtained by the date that is 180 days from the date of the merger agreement, primarily as a result of the execution by Cendant or any of its subsidiaries of certain restricted acquisition agreements.

   The exchange ratio and merger consideration to be received by Galileo stockholders, as set forth above, will be appropriately and equitably adjusted if, prior to the effective time of the merger, the outstanding shares of Galileo common stock or CD common stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction.

   In addition, if, prior to the effective time of the merger, there is an adjustment transaction (i.e., Cendant declares, sets aside or pays any dividend or makes any other distribution or payment (whether in cash, stock, property or any combination of the three), with respect to the outstanding shares of CD common stock, in connection with a spin-off, split off or spit up, the record date for which is prior to the effective time of the merger), then the following adjustments will be made to the low-end ratio, the high-end ratio and the walk-away price:

  . the high-end ratio will equal the number determined by dividing the per share stock amount by the adjusted high-end price;

  . the low-end ratio will equal the number determined by dividing the per share stock amount by the adjusted low-end price; and

  . the walk-away price will equal $14.00 minus the adjustment factor.

   As used above, the adjusted high-end price means an amount equal to $17.00 minus the adjustment factor. The adjusted low-end price means an amount equal to $20.00 minus the adjustment factor. The adjustment factor means the number determined by dividing the distribution value by the aggregate number of shares of CD common stock outstanding immediately prior to the effective time of the merger. The distribution value means (1) for adjustment transactions not involving a spin-off, the aggregate fair market value on the distribution date of the assets, property, cash, securities, rights, warrants or options distribution in respect of the CD common stock in the adjustment transaction, as determined in good faith by the Cendant board, or (2) in respect of any spin-off, the product of the arithmetic average of the per share 4:00 p.m. Eastern time closing

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sales price of such securities for the 10 consecutive trading days commencing on and including the first day of trading of such securities after the effectiveness of the spin-off and the aggregate number of such securities outstanding during such 10-day period.

   In addition, Cendant has agreed not to effect any adjustment transaction or cause CD common stock to trade ex-dividend with respect to any adjustment transaction during the pricing period.

   Cendant has also agreed to refrain from effecting or causing CD common stock to trade ex-dividend with respect to any adjustment transaction, other than a spin-off of Cendant's individual membership and loyalty business which was previously announced by Cendant.

   At the effective time of the merger, all shares of Galileo common stock will no longer be outstanding and will be cancelled and retired and will cease to exist. Following the effective time of the merger, each holder of Galileo common stock (other than Galileo, Cendant or any subsidiary of Cendant and any dissenting stockholder exercising appraisal rights under Delaware law) will cease to have any rights with respect to their shares of Galileo common stock, except the right to receive, without interest, the merger consideration.

   Each share of Galileo common stock owned by Cendant or any subsidiary of Cendant at the effective time of the merger or held in Galileo's treasury at the effective time of the merger, by virtue of the merger and without any action on the part of the holder of the shares, will cease to be outstanding and will be cancelled and retired without payment of any consideration for those shares.

 Galileo Special Voting Preferred Stock

   Holders of Galileo special voting preferred stock will receive cash in exchange for their shares. At the effective time of the merger, any and all shares of special voting preferred stock will be redeemed by Galileo for an amount in cash equal to $100.00 per share. All funds necessary to pay the preferred redemption price and any expenses relating to the redemption of the special voting preferred stock will come solely from Galileo.

   At the effective time of the merger, each share of Galileo special voting preferred stock will no longer be outstanding and will cease to exist. Following the merger, each holder of shares of Galileo special voting preferred stock will cease to have any rights with respect to the shares, except the right to receive from Galileo $100.00 per share. All shares of Galileo special voting preferred stock that have been redeemed will be retired and will not be reissued as part of any series of preferred stock of Galileo.

   In addition, each share of Galileo special voting preferred stock issued and held in Galileo's treasury at the effective time will, by virtue of the merger, cease to be outstanding and will be cancelled and retired without payment of any consideration for those shares.

Conversion of Shares; Exchange Agent; Procedures for Exchange of Certificates; Fractional Shares

 Galileo Common Stock

   At the effective time of the merger, Galileo common stock will automatically convert into the right to receive the merger consideration. At that time, Cendant will deposit with the exchange agent all of the merger consideration.

   Cendant has appointed [        ] to act as exchange agent for the merger.
The exchange agent will receive the merger consideration from Cendant and distribute it to Galileo stockholders. Galileo stockholders should NOT return stock certificates with the enclosed proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

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   After the effective time of the merger, each certificate that previously represented shares of Galileo common stock will represent only the right to receive the merger consideration. The merger consideration will also include cash payable in lieu of fractional shares of CD common stock and dividends or other distributions on CD common stock with record dates after the effective time of the merger.

   Your certificates previously representing Galileo common stock may only be paid whole shares of CD common stock, dividends or other distributions payable on CD common stock and the cash consideration to be received in the merger (including any cash in lieu of any fractional shares) after you surrender your certificates to the exchange agent. No interest will be paid or will accrue on the cash payable upon surrender of your certificate(s).

   If there is a transfer of ownership of Galileo common stock that is not registered in the transfer records of Galileo, exchange and payment may be made to the transferee if the certificate representing those shares of Galileo common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

   Cendant will not issue any fractional shares of CD common stock to any Galileo stockholder upon surrender of their certificates. In addition, no dividend or distribution of Cendant will relate to fractional share interests and the fractional share interest will not entitle the owner to vote or to any rights of a stockholder of Cendant. In lieu of the issuance of fractional shares, Cendant will deliver to the exchange agent shares of CD common stock and, the exchange agent will sell a number of whole shares of CD common stock in the open market in order to pay each former holder of Galileo common stock an amount in cash equal to the product obtained by multiplying the fractional share interest to which the former holder (after taking into account all shares of Galileo common stock held at the effective time of the merger by the holder) would otherwise be entitled by the average Cendant trading price.

 Galileo Special Voting Preferred Stock

   At the effective time of the merger, Galileo will cause to be mailed to each holder of special voting preferred stock a notice of redemption instructing that holder to surrender its certificates(s) representing special voting preferred stock in exchange for the preferred redemption price of $100 per share. Upon surrender of the certificate(s), Galileo will deliver to the holders of Galileo special voting preferred stock the preferred redemption price and the certificate(s) representing those shares will be cancelled. All funds necessary to pay the preferred redemption price for shares of Galileo special voting preferred stock and the expenses relating to the redemption of those shares will come solely from Galileo.

Effect on Stock Based Awards; Employee Stock Purchase Plan

   Immediately prior to the effective time of the merger, all options to acquire Galileo common stock under any Galileo stock option plan or other equity incentive plan will be assumed by Cendant and will be converted into options to purchase shares of CD common stock. All unvested options that have an exercise price that is less than the average Galileo trading price (the arithmetic average of the per share 4:00 p.m. Eastern time closing sales price of Galileo common stock on the NYSE for the 20 consecutive trading days immediately preceding the third trading day prior to the special meeting) will become fully vested and exercisable.

   The terms of each converted option will remain subject to the terms of the applicable option plans and agreements in effect immediately prior to the effective time of the merger. Cendant has agreed to assume Galileo's option plans upon completion of the merger.

   The number of shares of CD common stock to be subject to each converted option will be equal to the product of the number of shares of Galileo common stock subject to the original option and the option exchange ratio. The option exchange ratio is the quotient derived by dividing $33.00 by the average Cendant trading price per share of CD common stock. However, if the foregoing would result in an option exchange

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ratio less than 1.65000, the option exchange ratio will be deemed to be
1.65000, and if the foregoing would result in an option exchange ratio greater than 1.94118, the option exchange ratio will be deemed to be 1.94118. The option exchange ratio will be increased if Galileo stockholders are entitled to additional stock consideration as described above under the heading entitled "Merger Consideration--CD common stock--Additional stock consideration" to take into account the amount of the additional stock consideration.

   The exercise price per share of CD common stock under each converted option will be equal to the exercise price per share of Galileo common stock under the original option divided by the option exchange ratio, but that exercise price will be rounded to the nearest whole cent.

   Immediately prior to the effective time of the merger, Galileo will use its reasonable best efforts to cause all stock appreciation rights related to Galileo common stock outstanding immediately prior to the effective time of the merger under any equity incentive plan of Galileo, whether or not then exercisable, to be cancelled (subject to any required consent by the holder of the stock appreciation right) and each holder of a stock appreciation right will promptly after the effective time of the merger receive from the surviving corporation, for each stock appreciation right that is cancelable (1) an amount in cash equal to the difference of the merger consideration minus the per share exercise price of that stock appreciation right, without interest, to the extent the difference is a positive number or (2) to the extent the difference is a negative number, such other consideration as described in the second bullet below. All such stock appreciation rights will be terminated and will thereafter represent only the right to receive the consideration set forth in this paragraph. Notwithstanding the foregoing, with respect to any person subject to Section 16(a) of the Exchange Act, any amount to be paid to that individual will be paid as soon as practicable after the first date payment can be made without liability to that person under Section 16(b) of the Exchange Act.

  . Notwithstanding anything stated immediately above, no consideration for stock appreciation rights will be paid with respect to any stock appreciation right unless, at or prior to the time of that payment the stock appreciation right is cancelled and, to the extent necessary under the terms of the stock appreciation right, the holder of the right has executed and delivered a release of any and all rights the holder had or may have had with respect to the right.

  . Prior to the effective time of the merger, Galileo will use reasonable best efforts to obtain all necessary consents or releases, if any, from holders of stock appreciation rights under any Galileo equity incentive plan and take all other lawful action as may be necessary to give effect to the transactions contemplated by this section. In the event that any stock appreciation right is not cancelled in accordance with the foregoing, that right will be converted to a stock appreciation right related to the price of CD common stock in accordance with the first through fourth paragraphs under the heading entitled "Effect on Stock Based Awards; Employee Stock Purchase Plan" in this summary. Galileo or its subsidiaries may, but will not be required to, offer additional consideration for the purpose of obtaining the consents or releases referred to above. The additional consideration will be subject to the advance approval of Cendant, which approval will not be unreasonably withheld.

   After the effective time of the merger, all options to acquire shares of common stock of Quantitude and Trip.com, outstanding immediately prior to the effective time of the merger under the Quantitude, Inc. 2001 Equity Incentive Plan and the Trip.com, Inc. 2001 Equity Incentive Plan, whether or not exercisable, will remain outstanding following the effective time and subject to the terms of the applicable plans and the applicable option agreements representing grants under those plans.

   In addition, Galileo will take all actions necessary to cause the termination of the Galileo International, Inc. Employee Stock Purchase Plan and will take all necessary steps to refund, without interest, to each participant, any amounts withheld from that participant's compensation pursuant to a subscription agreement under the plan, to the extent that the amount has not been used to purchase Galileo common stock on a purchase date (as defined in the plan) occurring prior to the effective date of termination of the plan.

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Board of Directors and Officers of the Surviving Corporation

   After the merger, the directors of Galaxy Acquisition Corp. will be the directors of Galileo.

   Any directors elected to Galileo's board by holders of Galileo special voting preferred stock will, at the effective time of the merger, automatically and without any further action by those directors or the holders of Galileo special voting preferred stock be deemed to have resigned from the Galileo board.

   After the merger, the officers of Galileo will continue to serve in their respective offices until their successors are elected or appointed or until their resignation or removal. Upon the effective date of the merger, Mr. Barlett's employment will terminate and he will resign as Chairman of the Galileo board .

Board of Directors of Cendant

   At the effective time of the merger, Cendant will take all actions necessary, including, amending its bylaws, to cause its board to be expanded by one seat so that a designee of the Galileo board who is reasonably satisfactory to Cendant and who is an independent director is nominated and appointed to the class of directors whose term will expire in 2004. A director is considered an independent director if he or she has no relationship to Cendant that may interfere with the exercise of his or her independence from Cendant and its management. The Galileo board has not yet designated such director.

Representations and Warranties

   The merger agreement contains certain customary mutual representations and warranties by each of Galileo and Cendant. Some of the most significant of these include:

  . the existence and good standing of Galileo and Cendant under their respective jurisdictions of incorporation and the corporate power and authority to operate their respective businesses;

  . the power and authority of Galileo and Cendant to execute and deliver and to perform their obligations under the merger agreement and the other agreements and documents contemplated by the merger agreement and their compliance with laws and their respective organizational documents;

  . the capital structure of each company;

  . the absence of violations, conflicts, breaches, defaults, creation of liens or consents of, or on, organizational documents, properties, loans, leases, contracts or other agreements of Galileo and Cendant;

  . the compliance of documents filed with the SEC by each of Galileo and Cendant since December 31, 1998 and the accuracy of financial statements included in those documents;

  . the absence of litigation, undisclosed liabilities and changes in the respective businesses of Galileo and Cendant since March 31, 2001;

  . the absence of action taken, or failed to be taken, and the absence of knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

  . the accuracy of information supplied by each party for inclusion in this proxy statement-prospectus and the registration statement.

   In addition, Galileo made additional representations to Cendant. The most significant of these additional representations include:

  . that the Galileo board:

    . declared the merger advisable and in the best interest of Galileo and its stockholders and approved the merger agreement,

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    . resolved to recommend the adoption of the merger agreement by Galileo stockholders at the special meeting, and

    . directed that the merger agreement be submitted to Galileo's stockholders for approval; and

  . the organization, standing and existence of Galileo's subsidiaries and Galileo's ownership interest in those subsidiaries;

  . Galileo's compliance with or its absence of liability under certain tax, labor and employee benefit matters;

  . Galileo's disclosure of its ownership of and the absence of claims related to intellectual property;

  . the absence of environmental liabilities and Galileo's compliance with environmental laws and regulations;

  . the disclosure, full force and effect, and the legal, valid and binding obligations and enforceability of Galileo's material contracts;

  . Galileo's and its subsidiaries' title to property;

  . the absence of any brokerage, finder's or other fees or commissions to be paid in connection with the transactions contemplated by the merger agreement other than fees paid or payable to JPMorgan;

  . the receipt by Galileo of the written opinion of its financial advisor to the effect that, as of the date of the merger agreement, the merger consideration is fair, from a financial point of view, to the stockholders of Galileo;

  . the amendment of Galileo's rights agreement to render the agreement inapplicable to the approval, execution and delivery of the merger agreement and the agreements and transactions contemplated by the merger agreement;

  . the inapplicability of Section 203 of Delaware General Corporation Law to the merger agreement and the transactions contemplated thereby; and

  . the vote of the holders of Galileo common stock being the only vote of holders of any class or series of Galileo capital stock required to approve the merger and adopt the merger agreement and the other agreements contemplated by the merger agreement.

   In addition, Cendant made additional representations to Galileo. The most significant of these additional representations include:

  . that the Cendant board approved the merger, the merger agreement and the other agreements and transactions contemplated by the merger agreement;

  . the absence of state takeover statutes or similar statutes or regulations applicable to the transactions contemplated by the merger agreement;

  . the absence of restrictions or impairments under those statutes, regulations or Cendant's organizational documents on the ability of Cendant to consummate the transactions contemplated by the merger agreement; and

  . the absence of any required approval of the merger agreement and the transactions contemplated by the merger agreement by Cendant's stockholders.

Covenants of Galileo

 Conduct of Business

   Subject to certain exceptions, including the written consent of Cendant, until the closing, Galileo has agreed to, and to cause its subsidiaries to, do the following:

  . conduct its operations only in, and not take any actions except in, the ordinary course of business, consistent with past practice;

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  . use its reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; and

  . upon discovery, promptly notify Cendant of the existence of certain breaches of representations or warranties contained in the merger agreement or, subject to certain qualifications, the occurrence of any event that would cause any representation or warranty contained in the merger agreement no longer to be true and correct.

   In addition, subject to certain exceptions, including the written consent of Cendant or as expressly contemplated by the merger agreement, Galileo has agreed to, and to cause its subsidiaries to, refrain from doing the following:

  . amend their respective organizational documents;

  . issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Galileo or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities;

  . split, combine or reclassify its capital stock, or otherwise change its capitalization as it exists on the date of the merger agreement, or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any other equity interest;

  . grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan;

  . declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination of the three) with respect to any shares of its capital stock or other ownership interests, including any constructive or deemed distributions, or make any other payments to stockholders in their capacity as such (other than any such payments by any of Galileo's subsidiaries to Galileo);

  . directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of Galileo's subsidiaries (including repurchases of Galileo common stock pursuant to its stock repurchase program);

  . transfer, license, mortgage, encumber, sell, lease or otherwise dispose of any of its material assets (including capital stock of Galileo's subsidiaries);

  . acquire by merger, purchase or any other manner, any business entity or division, or make any capital expenditures or otherwise acquire any material property or assets, except for purchases of supplies or capital equipment in the ordinary course of business, consistent with past practice, or capital expenditures or purchases of property and assets in accordance with Galileo's capital plan disclosed to Cendant in connection with the merger agreement, other than capital expenditures with third parties that are primarily for the purpose of supporting Quantitude's third party telecommunications business or Galileo's web-hosting business;

  . incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money except in the ordinary course of business, consistent with past practices under Galileo's existing credit agreements or to trade creditors of Galileo or its subsidiaries;

  . make or forgive any loans, advances or capital contributions (which do not include marketing incentive payments or up-front financial assistance payments) to, or investments in, any other person in an amount in excess of $3,000,000 individually, or $10,000,000 in the aggregate (other than advances for

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   business expenses and loans and advances for relocation arrangements, made to officers or employees in the ordinary course of business, consistent with past practice);

  . subject to some exceptions, grant any stock-related or stock-based awards;

  . modify, amend, terminate or waive any rights under any confidentiality agreement entered into in connection with any third party acquisition proposal;

  . enter into any material contract, other than in accordance with Galileo's capital plan or material contracts not involving costs, individually or in the aggregate, in excess of $3,000,000;

  . modify, amend, terminate or waive any rights under any material contract in any manner that would reasonably be expected to have a material adverse effect or result in costs in excess of $3,000,000;

  . subject to some exceptions, increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, grant any severance or termination pay, to, or enter into any employment, consulting, salary continuation or severance agreement with, any officer or director of Galileo or any of its subsidiaries, or establish, adopt, enter into, amend or modify in any material respect or in any manner that would result in costs in excess of $3,000,000 any collective bargaining agreement, employee benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of any of their beneficiaries;

  . take any action to change accounting policies, procedures or practices of Galileo, except as required by a change in GAAP, SEC position or applicable law;

  . approve or authorize any action to be submitted to Galileo stockholders for approval other than pursuant to the merger agreement, other than, if the transactions contemplated by the merger agreement have not been consummated by January 1, 2002, the election of directors and ratification of auditors at an annual meeting of stockholders to be held after June 1, 2002:

  . materially change any method of reporting income, deductions or other material items for income tax purposes, make or change any material election with respect to taxes, agree to or settle any material claim or assessment in respect of taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of taxes, other than in the ordinary course of business consistent with past practice or as required by GAAP, SEC position or applicable law;

  . settle or compromise any pending or threatened suit, action or claim not covered by insurance in an aggregate amount in excess of $3,000,000;

  . amend in any material respect any of material contract so as to include any "change of control" provision which would be triggered upon the merger or any sale of Galileo or any of its subsidiaries;

  . enter into, amend in any material respect or renew certain contracts with specified customers or suppliers;

  . enter into, amend or renew other specified contracts;

  . amend, extend, renew or otherwise modify any material lease in any manner that would reasonably be expected to have a material adverse effect on Galileo or result in costs in excess of $3,000,000;

  . enter into any contract to provide web-hosing services or third party telecommunications services; or

  . agree to take any of the foregoing actions.

   As used in this proxy statement-prospectus, a material adverse effect on Galileo means, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations, or financial condition of Galileo and its subsidiaries, taken as a whole, except any such effect resulting primarily from:

  . the merger agreement, the transactions contemplated by the merger agreement or the announcement of the merger agreement;

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  . Cendant's announcement or other communication of its plans or intentions with respect to the conduct of the business of Galileo or any of its subsidiaries;

  . changes or conditions (including changes in economic, financial market, regulatory or political conditions) affecting generally the air travel industry, the computer reservation system industry or the information services industry in which Galileo or its subsidiaries participates; or

  . Galileo's or its subsidiaries' failure to engage in actions and activities in furtherance of Galileo's web-hosting business or Quantitude's third party telecommunications business.

   As used in this proxy statement-prospectus, a material adverse effect on Cendant means, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations, or financial condition of Cendant and its subsidiaries, taken as a whole, except any such effect resulting primarily from:

  . the merger agreement, the transactions contemplated by the merger agreement or the announcement of the merger agreement;

  . Cendant's announcement or other communication of its plans or intentions with respect to the conduct of the business of Galileo or any of its subsidiaries; or

  . changes or conditions (including changes in economic, financial market, regulatory or political conditions) affecting generally the industries in which Cendant operates its business.

 Amendments to Stockholder Rights Plan

   Under the terms of the merger agreement, Galileo has agreed that it will not amend, modify or waive any provision of its stockholder rights plan, take any action to redeem the preferred stock purchase rights issued under the stockholder rights plan, or render those preferred stock purchase rights inapplicable to any third-party acquisition proposal.

   In addition, Galileo has agreed that it will not take any action to render
Section 203 of the Delaware General Corporation Law or any other state takeover statute or similar statute or regulation inapplicable to any person in respect of any third-party acquisition proposal.

 Affiliates

   Under the merger agreement, Galileo has agreed that, as soon as practicable after the date of the merger agreement, it will deliver to Cendant a letter identifying all persons who may be deemed, at the time the merger agreement is submitted for adoption by the stockholders of Galileo, "affiliates" of Galileo for purposes of rule 145 under the Securities Act. Galileo has also agreed to use its reasonable best efforts to cause each of those persons to deliver to Cendant, at least 30 days prior to the closing of the merger, a written agreement as specified in the merger agreement.

No Solicitation

   The merger agreement provides that, except as set forth below in this section, from and after the date of the merger agreement and prior to the effective time of the merger, neither Galileo nor any of its subsidiaries or affiliates, nor any officer, director, employee, investment banker, agent or other representative of it or its subsidiaries will, directly or indirectly:

  . encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any person with respect to a third-party acquisition; or

  . participate in or encourage, invite, initiate or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any person relating to a third-party acquisition.

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   The merger agreement also provides that upon the execution of the merger agreement, Galileo was required to immediately:

  . cease or cause to be ceased any discussions or negotiations in connection with any proposed or potential third-party acquisition and request the prompt return to Galileo, or destruction of, any confidential information provided in connection with any such discussions or negotiations; and

  . terminate, effective as of the business day immediately following the date of the merger agreement, Galileo's stock repurchase program authorized by the Galileo board on April 21, 2000.

   In addition, the merger agreement provides that, except as otherwise provided in the merger agreement, the Galileo board will not change its recommendation that Galileo stockholders adopt the merger agreement or cause Galileo to enter into a third party acquisition.

   The merger agreement provides that, prior to the special meeting, if Galileo, without violating its no solicitation obligations, receives an unsolicited bona fide written proposal from any person or group with respect to a third-party acquisition which the Galileo board (after consideration of advice it shall have obtained from its legal and financial advisors) reasonably expects will result in a superior proposal, then Galileo may furnish information and access to such person or group pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiations with that person or group. The merger agreement provides that the terms of the confidentiality agreement will not be less restrictive than the terms set forth in the confidentiality agreement between Galileo and Cendant, dated as of March 9, 2001.

   Galileo also agreed to notify Cendant in writing of the receipt of any proposal, written or oral, as soon as possible, but, in any event, within 24 hours of the receipt of any proposal relating to a third-party acquisition or any request for non-public information relating to Galileo or any of its subsidiaries in connection with any pending, proposed or contemplated third-party acquisition or for access to the properties, books or records of Galileo or any of its subsidiaries by any person that, to Galileo's knowledge, is considering making, or has made, a proposal relating to a third-party acquisition. The notice will identify the person submitting the proposal, attach a copy of any written correspondence or other written materials relating to the proposal, and summarize any significant terms of the proposal not reflected in any of the attached materials. In addition, the notice will, to the extent then known by Galileo, state whether Galileo is providing or intends to provide the person or group making the proposal with access to information concerning Galileo or any of its subsidiaries, in accordance with the provisions of this section. The notice will also include any expectation by the Galileo board, if then known, that the third-party acquisition proposal will result in a superior proposal. If the foregoing is not then known, then Galileo will thereafter give prompt notice to Cendant of any subsequent determination as to the provision to the person or group making the proposal of access to such information, and any such expectation. Galileo will keep Cendant informed of the status of any of the negotiations and will further update, to the extent of any significant developments, the information required to be provided in each notice upon the request of Cendant.

   Notwithstanding anything in the merger agreement to the contrary:

  . Galileo or the Galileo board will be permitted, to the extent applicable, to comply with certain Exchange Act rules or to make any required disclosure to Galileo stockholders if, in the good faith judgment of the Galileo board (after consideration of advice it will have obtained from its outside counsel) failure to so disclose would constitute a violation of applicable law; and

  . the Galileo board may change its recommendation that Galileo stockholders adopt the merger agreement and disclose to Galileo stockholders the position of the Galileo board with respect to the transactions contemplated by the merger agreement or otherwise make disclosure to them, with respect to the matters to be considered at the Galileo stockholders meeting, in the event that the Galileo board determines in good faith, after consideration of advice it will have obtained from its outside counsel, that failure to take that action would create a substantial probability of violating the Galileo board's fiduciary duties to Galileo stockholders under applicable law.

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   The obligation of Galileo to duly call, give notice of, convene and hold the
Galileo stockholders meeting will not be affected by the commencement, proposal, public disclosure or communication to Galileo of a third-party acquisition or a superior proposal or by the taking of any action by the Galileo board that does not violate Galileo's no solicitation obligations.

   The term "third-party acquisition" means any of the following events other than, in each case, the transactions contemplated by the merger agreement:

  . the merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Galileo, or any purchase or sale of the consolidated assets (including without limitation stock of Galileo's subsidiaries) of Galileo and its subsidiaries, taken as a whole having an aggregate value of 20% or more of the equity securities of Galileo, or a "merger of equals" with, any a third party. A third party includes any officer or director of Galileo or any of its affiliates or any affiliate of that officer or director other, than a subsidiary of Cendant;

  . the acquisition by a third party of 20% or more of the outstanding shares of Galileo common stock;

  . the acquisition by a third party of Quantitude or Trip.com;

  . the adoption by Galileo of a plan of liquidation or the declaration or payment of an extraordinary dividend; or

  . the repurchase by Galileo or any of its subsidiaries of more than twenty percent (20%) of the outstanding shares of Galileo common stock.

   The term "superior proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Galileo common stock then outstanding or all or substantially all of the assets of Galileo that:

  . is not subject to any financing conditions or contingencies;

  . provides holders of Galileo common stock with per share consideration that the Galileo board determines in good faith (after consideration of advice that it shall have obtained from its financial advisor) to be more favorable to the stockholders of Galileo from a financial point of view than the merger consideration (taking into account all the terms and conditions of the proposal and the merger agreement including any changes to the financial or other terms of the merger agreement proposed by Cendant in response to that offer or otherwise);

  . is determined by the Galileo board in its good faith judgment (after consideration of advice that it will have obtained from its legal or financial advisor) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the person making the proposal and the expected timing to complete the proposal); and

  . does not, in the definitive Galileo acquisition agreement, contain any "due diligence" conditions. A Galileo acquisition agreement means any memorandum of understanding, agreement in principle, letter of intent, contract or agreement (whether written or oral).

Access to Information

   Cendant and Galileo each agreed to give one another reasonable access at all reasonable times during normal business hours to contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties and their accountants and accountants' work papers. Cendant and Galileo also each agreed to furnish one another on a timely basis with such financial and operating data and other information with respect to their businesses and properties as they may from time to time reasonably request and use reasonable best efforts to make available at all reasonable times during normal business hours to their officers, employees, accountants, counsel, financing sources and other representatives.

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Indemnification and Insurance

   Under the merger agreement, Cendant has agreed to cause the surviving corporation to maintain in effect for not less than six years, Galileo's current directors' and officers' insurance policies, if that insurance is obtainable (or policies equivalent in all material respects to those maintained by or on behalf of Galileo and its subsidiaries on the date of the merger agreement, and having at least the same coverage and containing terms and conditions no less advantageous to the current and all former directors and officer of Galileo) with respect to acts or failure to act prior to the effective time of the merger. Cendant and the surviving corporation will not be required to maintain or obtain policies providing the coverage except to the extent the coverage can be provided at or below the insurance cap (an annual cost of no greater than two times the most recent annual premium paid by Galileo prior to the date of the merger agreement). If equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of the insurance cap, Cendant or the surviving corporation will be required to only obtain as much coverage as can be obtained by paying an annual premium equal to the insurance cap.

   The merger agreement also provides that, from and after the effective time of the merger, Cendant and the surviving corporation will indemnify and hold harmless to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the merger, an officer or director of Galileo or any of its subsidiaries against all losses, claims, damages, liabilities, cost and expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to act or omissions, or alleged acts or omissions, by them in their capacities as such, which acts and omissions occurred prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger.

   In addition, Cendant has agreed to cause the surviving corporation to keep in effect for a period of not less than six years from the effective date of the merger (or in the case of matters occurring prior to the effective date of the merger which have not been resolved prior to the sixth anniversary of the effective date of the merger, until those matters are finally resolved) all provisions in the surviving corporation's certificate of incorporation and bylaws that provide for exculpation of director and officer liability and indemnification (and related advancement of expenses) of the past and present officers and directors of Galileo to the fullest extent permitted by the Delaware General Corporation Law, and those provisions will not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

   The merger agreement also provides for the assumption of the obligations set forth above by the successors and assigns of Cendant or the surviving corporation.

Tax Matters

   Under the terms of the merger agreement, from the date of the merger agreement until the effective time of the merger, Galileo agreed to timely file all tax returns it is required to file, to pay all taxes related to those returns, to accrue a reserve in its books and records and financial statements, in accordance with past practice, for all taxes payable by Galileo for which no return is due prior to the effective time of the merger, and to promptly notify Cendant of any federal or state income or franchise, or other material tax, suit, claim, action, investigation, proceeding or audit pending against or with respect to Galileo or its subsidiaries relating to any tax matters.

   In addition, each of Galileo and Cendant agreed that they would not, nor would their respective affiliates, directly or indirectly (without the consent of the other) take any action or fail to take any action, that would reasonably be expected to adversely affect the qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code.

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Conditions to the Completion of the Merger

   The completion of the merger depends upon meeting a number of conditions, including the following:

  . the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Galileo's common stock;

  . the absence of any restraints (temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition) that prevent the consummation of the merger;

  . the absence of any action, suit or proceeding by a governmental entity seeking to restrain in any material respect to prohibit the consummation of the merger, seeking to obtain from Galileo, Cendant or Galaxy Acquisition Corp. any damages that, individually or in the aggregate, would be reasonably likely to result in a material adverse effect on Galileo or Cendant, or seeking to impose any of the restraints referred to in the immediately preceding bullet;

  . the registration statement having become effective under the Securities
    Act and not being the subject of any stop order or proceedings seeking a stop order;

  . the shares of CD common stock issuable to the holders of Galileo common stock and issuable upon the exercise to holders of the Galileo options and stock appreciation rights to be assumed by Cendant having been approved for listing on the NYSE;

  . any waiting period applicable to the merger under the Hart-Scott-Rodino
    Act having been terminated or expired, the European Commission having issued a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community (or will be deemed to have done so under Article 10(6) of the Council Regulation) declaring the merger compatible with the EC Common Market, the governmental approval and consent of the Treasurer of the Commonwealth of Australia under the Foreign Acquisition and Takeovers Act 1975(th), and any applicable waiting periods under Section 123 of the Canadian Competition Act having expired or been earlier terminated or waived; and

  . all consents, approvals and actions of, and filing with and notices to any governmental entity required of Galileo, Cendant, Galaxy Acquisition Corp. or any of their respective subsidiaries under any regulatory law (other than the filings set forth in the immediately preceding bullet) to consummate the merger and the other transactions contemplated by the merger agreement, the failure of which to be obtained or made would impose a risk of criminal liability, criminal fines, imprisonment or confinement, in each case, upon any officer, employee or director of Galileo, Cendant or any of their respective subsidiaries, reasonably be expected to have a material adverse effect on Galileo or Cendant, or impose operating or other regulatory restrictions in jurisdictions from which more than 10% of the consolidated revenues of Galileo and its subsidiaries are generated, will have been obtained.

   In addition, Cendant's obligation to complete the merger is subject to, among other things:

  . the representations and warranties of Galileo set forth in the merger agreement (other than the representations and warranties of Galileo set forth in bullets two, three and five (as it relates to Galileo's financial statements) following the first full paragraph under the heading "Representations and Warranties" in this summary) will be true and correct both when made and as of the effective time of the merger (except to the extent expressly made as of a specified date, in which case as of that date), except where the failure of those representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or a material adverse effect on Galileo set forth in those representations and warranties) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Galileo;

  . the representations and warranties of Galileo set forth in bullets two, three and five (as it relates to Galileo's financial statements) following the first full paragraph under the heading "Representations and Warranties" in this summary, will be true and correct in all material respects both when made and as of

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   the effective time of the merger (except to the extent expressly made as of a specified date, in which case as of that date);

  . Galileo will have performed and complied in all material respects with all obligations, agreements and covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger;

  . Cendant will have received a certificate signed by the chief financial officer of Galileo, to the effect that, to the best of that officer's knowledge, the conditions set forth in bullets one and two of this section, have been satisfied;

  . there has been no event, change, development or circumstance (regardless of whether that event, change, development or circumstance arose before or after the date of the merger agreement or was disclosed by Galileo to Cendant pursuant to the terms of the merger agreement) that would reasonably be expected to have a material adverse effect on Galileo after the date of the merger agreement;

  . Cendant will have received the opinion of Skadden, Arps, Slate, Meagher &
    Flom LLP, in form and substance reasonable satisfactory to Cendant, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  . a change of the recommendation of the Galileo board has not occurred; and

  . Cendant will have received from each person named in the letter referred to in this summary under the heading "Covenants of Galileo--Affiliates" an executed copy of the affiliate letter referred to under that heading.

   In addition, Galileo's obligation to complete the merger is subject to, among other things:

  . the representations and warranties of Cendant and Galaxy Acquisition
    Corp. set forth in the merger agreement (other than the representations and warranties set forth in bullets two, three, five (as it relates to Cendant's financial statements) and six (as it relates to the absence of certain changes in Cendant's business and undisclosed liabilities) following the first full paragraph under the heading "Representations and Warranties" in this summary and Cendant's representation to Galileo concerning Cendant's ownership of Galileo common stock) will be true and correct both when made and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date) except where the failure of that representation and warranties to be so true and correct, without giving effect to any limitation as to "materiality" or a material adverse effect on Cendant set forth in those representations and warranties, would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Cendant;

  . the representations and warranties of Cendant and Galaxy Acquisition
    Corp. set forth in bullets two, three and five (as it relates to Cendant's financial statements) following the first full paragraph under the heading "Representations and Warranties" in this summary, will be true and correct in all material respects both when made and at and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);

  . the representations and warranties of Cendant and Galaxy Acquisition
    Corp. set forth in the merger agreement with respect to Cendant's ownership of Galileo common stock, will be true and correct in all respects both when made and at and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);

  . Cendant and Galaxy Acquisition Corp. will have performed and complied in all material respects with all obligations, agreements and covenants required by the merger agreement to be performed and complied with by it prior to the effective time of the merger;

  . Galileo will have received a certificate signed by the chief financial officer of Cendant, to the effect that, to the best of that officer's knowledge, the conditions set forth in bullets one through four above have been satisfied; and

  . Galileo will have received the opinion of Jones, Day, Reavis & Pogue, in form and substance reasonably satisfactory to Galileo, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to the completion of the merger:

  . by the mutual consent of Cendant and Galileo;

  . if the effective time of the merger agreement has not occurred on or prior to July 1, 2002. The right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or prior to July 1, 2002;

  . if a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

  . if the special meeting of the Galileo stockholders has been held and Galileo stockholders failed to adopt the merger agreement.

   In addition, Galileo may terminate the merger agreement at any time prior to the completion of the merger:

  . upon a terminating breach (a material breach of any covenant or agreement set forth in the merger agreement) on the part of Cendant or Galaxy Acquisition Corp. Galileo may not terminate the merger agreement under this provision until the earlier of 45 days following notice of the terminating breach and July 1, 2002, if the terminating breach is curable on or prior to the earlier of 45 days following notice of the terminating breach and July 1, 2002 by Cendant or Galaxy Acquisition Corp. through the exercise of its reasonable best efforts;

  . if Cendant or Galaxy Acquisition Corp. has breached any representation and warranty set forth in the merger agreement in any material respect; provided that:

    . Galileo may not terminate the merger agreement under this provision until the earlier of 45 days following notice of the breach and July 1, 2002, if the breach is curable prior to the earlier of 45 days following notice of the breach and July 1, 2002, by Cendant or Galaxy Acquisition Corp., as the case may be, through the exercise of its reasonable best efforts; and

    . the breach would give rise to the failure of a condition set forth in bullets one through three above under the heading "Conditions to the Completion of the Merger" in this summary, relating to Galileo's obligation to complete the merger; or

  . if the Cendant average trading price is less than or equal to $14.00.

   In addition, Cendant may terminate the merger agreement at any time prior to the completion of the merger:

  . upon a terminating breach on the part of Galileo. However, Cendant may not terminate the merger agreement under this provision until the earlier of 45 days following notice of such terminating breach and July 1, 2002, if the terminating breach is curable on or prior to the earlier of 45 days following notice of the terminating breach and July 1, 2002 by Galileo through the exercise of its reasonable best efforts;

  . if a change in the recommendation of the Galileo board has occurred; or

  . if Galileo has breached any representation and warranty set forth in the merger agreement in any material respect; provided, that:

    . Cendant may not terminate the merger agreement under this provision until the earlier of 45 days following notice of the breach and July 1, 2002, if the breach is curable on or prior to the earlier of 45 days following notice of the breach and July 1, 2002 by Galileo through the exercise of its reasonable best efforts; and

    . the breach would give rise to the failure of a condition set forth in bullets one and two above under the heading "Conditions to the Completion of the Merger" in this summary, relating to Cendant's obligation to complete the merger.

Termination Fee

   Galileo must pay to Cendant a termination fee of $100 million and up to $10 million of Cendant's expenses actually incurred upon the first to occur of any of the following events:

  . the termination of the merger agreement by Cendant or Galileo pursuant to the second bullet under the first full paragraph under the heading "Termination of the Merger Agreement" in this summary, or the termination of the merger agreement by Cendant pursuant to the first and third bullets under the third full paragraph (relating to Cendant's ability to terminate the merger agreement) under the heading "Termination of the Merger Agreement" in this summary; provided, that, prior to the termination, Galileo becomes aware that any person has made or intends to make a proposal relating to a third-party acquisition and, within 12 months following the date of the termination, a third-party acquisition is consummated or a definitive agreement with respect to a third-party acquisition is executed by Galileo;

  . the termination of the merger agreement by Cendant pursuant to the second bullet under the third full paragraph (relating to Cendant's ability to terminate the merger agreement) under the heading "Termination of the Merger Agreement" in this summary; or

  . the termination of the merger agreement by Cendant or Galileo pursuant to the fourth bullet under the first full paragraph under the heading "Termination of the Merger Agreement" in this summary; provided, that Cendant had the right to terminate under the second bullet under the third full paragraph (relating to Cendant's ability to terminate the merger agreement) under the heading "Termination of the Merger Agreement" in this summary, or a third-party acquisition is publicly announced or otherwise made known to the public at or prior to the Galileo stockholders meeting and, within 12 months following the date of the termination, a third-party acquisition is consummated or a definitive agreement with respect to a third-party acquisition is executed by Galileo.

   In the event of a termination of the merger agreement pursuant to the fourth bullet under the first full paragraph under the heading "Termination of the Merger Agreement" in this summary in circumstances where the third bullet under the first full paragraph under the heading "Termination Fees" is not applicable, Galileo will pay, or cause to be paid, to Cendant, Cendant's expenses actually incurred up to $10 million.

   Notwithstanding anything under the first full paragraph under the heading entitled "Termination Fees" in this summary or the stock option agreement, in no event will the sum of the termination fee to be paid to Cendant under the merger agreement and the aggregate amounts actually paid to or realized by Cendant pursuant to the stock option agreement, exceed $100 million.

                              THE VOTING AGREEMENT

   The following is a summary of the material terms of the transaction support agreement, known as the voting agreement, and is qualified by reference to the complete text of the agreement, which is incorporated by reference and attached to this proxy statement-prospectus as Annex B. You should read the voting agreement carefully and in its entirety.

Agreement to Vote and Proxy

   In connection with the merger agreement, United and Covia entered into a voting agreement with Cendant. At June 15, 2001, Covia beneficially owned 15,940,000 outstanding shares of Galileo common stock. These shares represented 18.2% of the total issued and outstanding shares of Galileo common stock at June 30, 2001.

   Under the terms of the voting agreement, Covia agreed that, until the voting agreement is terminated, it would vote, or cause to be voted, and grant Cendant a proxy to vote, all of its shares:

  . in favor of the adoption of the merger agreement;

  . against any third-party acquisition; and

  . against any proposed action by Galileo, Galileo's stockholders or any other person, the result of which action could prevent or materially delay completion of the merger.

   In addition, Covia granted to and appointed Cendant, and any designee of Cendant, Covia's proxy and attorney-in-fact to vote Covia's shares in the manner set forth above.

   Each of United and Covia agreed not to enter into any agreement or commitment with any person, the effect of which would be inconsistent with or violative of the provisions and agreements set forth above.

Restrictions on Transfer

   Each of United and Covia agreed with Cendant that, during the period commencing on the date of the voting agreement and ending on the date that the voting agreement is terminated, Covia will not transfer to any person its shares. A transfer is deemed to include the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such securities or the beneficial ownership of such securities, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Standstill

   Each of United and Covia agreed with Cendant that, during the period commencing on the date of the voting agreement and ending on the date the voting agreement is terminated:

  . United and Covia will not solicit or participate in any solicitation of proxies with respect to any shares of Galileo common stock, nor will they seek to advise or influence any person with respect to the voting of any shares of Galileo common stock, other than to recommend that Galileo stockholders vote in favor of the merger and the merger agreement and otherwise as expressly provided for under the heading "Agreement to Vote and Proxy" in this summary;

  . United and Covia will not deposit any shares of Galileo common stock or Galileo special voting preferred stock in a voting trust or subject any shares of Galileo common stock or Galileo special voting preferred stock to any arrangement or agreement with any person with respect to the voting of those shares of Galileo common stock or Galileo special voting preferred stock, except as provided for above under the heading "Agreement to Vote and Proxy" in this summary;

  . United and Covia will not seek control of the management, board of directors or policies of Galileo, encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any person with respect to a third-party acquisition, participate in or encourage, invite, initiate or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any person relating to a third-party acquisition. However, if, prior to the special meeting, United or Covia, without being in violation of the terms of the provisions in this section under the heading entitled "Standstill" in this summary, or Galileo, without being in violation of the no solicitation obligations set forth in the merger agreement, receives an unsolicited bona fide written proposal from any person or group with respect to a third-party acquisition which United determines in good faith could reasonably be expected to result in a superior proposal or there is a superior proposal which has been made by any person, then United or Covia, and their affiliates and representatives may, directly or indirectly, furnish information and access to such person or group pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiations with such person or group;

  . United and Covia will not request a waiver of any of the terms or provisions of the voting agreement in any manner that would require public disclosure by Cendant, Galileo or United; and

  . Cendant acknowledges that United's two designees on the Galileo board may act in their capacities as directors of Galileo in accordance with their fiduciary duties to Galileo and its stockholders.

Termination

   The voting agreement will terminate upon the earlier of:

  . the effective time of the merger;

  . the termination of the merger agreement;

  . a change in the Galileo board recommendation that Galileo stockholders adopt the merger agreement, as a result of a superior proposal; or

  . an amendment, modification or waiver of any provision of the merger agreement that United reasonably determines in good faith is adverse in a material respect to United.

                           THE STOCK OPTION AGREEMENT

   The following is a summary of the material terms of the stock option agreement and is qualified by reference to the complete text of the agreement which is attached as Annex C and incorporated by reference into this proxy statement-prospectus. You should read the stock option agreement in its entirety.

   In connection with the merger agreement, Galileo entered into a stock option agreement with Cendant. Under the stock option agreement, Galileo granted to Cendant an irrevocable option to purchase up to 17,041,071 shares of Galileo common stock, at an exercise price of $33.00 per share (subject to adjustment). In no event will the number of Galileo shares for which the option is exercisable exceed 19.5% of the issued and outstanding shares of Galileo common stock.

Exercise of the Option

   The option may be exercised by Cendant, in whole or in part, at any time or from time to time after:

  . the merger agreement becomes terminable by Cendant under circumstances which could entitle Cendant to the termination fee under the terms of the merger agreement (regardless of whether the merger agreement is actually terminated); and

  .  the voting agreement has been terminated.

   If Cendant proposes to exercise the option following the record date of the Galileo special meeting, Galileo, at Cendant's request given no later than five days prior to the Galileo special meeting, will take all actions necessary to fix a new record date and to hold the Galileo special meeting at such time that provides Cendant the opportunity to vote its Galileo common stock at the Galileo special meeting. The Galileo board will not be required to take that action in the event that the Galileo board determines, in good faith (with due regard for the intention of the parties to the option agreement that, upon exercise of the option, Cendant be able to vote its shares of Galileo common stock at the Galileo stockholders meeting) and after consideration of advice it shall have obtained from outside counsel, that taking such action would create a substantial probability of violating the Galileo board's fiduciary duties to the Galileo stockholders under applicable law.

Conditions

   Galileo's obligation to issue Galileo common stock to Cendant under the option agreement is subject to the conditions that:

  . all waiting periods, if any, under the Hart-Scott-Rodino Act applicable to the issuance of Galileo common stock under the stock option agreement will have expired or will have been terminated and all required filings will have been made and all required approvals will have been obtained under foreign competition laws; and

  . no statute, rule or regulation will be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental entity in the United States will be in effect, that prohibits or restrains the exercise of the option pursuant to the terms of the stock option agreement.

Put Right

   At any time during which the option is exercisable, Cendant will have the right to sell to Galileo (or any successor entity of Galileo):

  . all or any portion of the option, at a price equal to the product obtained by multiplying:

    . the difference between the market offer price for shares of Galileo common stock as of the notice date (the date of the notice of exercise) is given to Galileo, and $33.00; by

    . the number of shares of Galileo common stock purchasable pursuant to the option; or

  . all or any portion of the Galileo common stock purchased by Cendant upon exercise of the option, at a price equal to the product obtained by multiplying:

    .  the higher of $33.00 and the market offer price; by

    . the number of shares of Galileo common stock with respect to which Cendant is exercising its rights.

   As used in this summary "market offer price" will mean the higher of:

  . the highest price per share offered as of the notice date in any tender or exchange offer or any other third-party acquisition proposal; and

  . the average of the closing sales prices of Galileo common stock reported on the NYSE for the five consecutive trading days ending on (and including) the trading day immediately preceding the notice date.

Registration Rights

   At any time and from time to time within two years of the exercise of the option, Cendant will have certain registration rights under the Securities Act with respect to the shares of Galileo common stock issued pursuant to the option. However, any demand registration request made by Cendant must equal at least 20% of the total number of shares of Galileo common stock issuable under the option. These registration rights terminate at the time Cendant is able to sell its shares of Galileo common stock under rule 144(k) under the Securities Act. In addition, Galileo has rights to purchase from Cendant all or any part of the shares of Galileo common stock proposed to be sold for cash in a registered offering.

   In connection with its registration rights obligations, Galileo has agreed:

  . to prepare and file registration statements under the Securities Act to cover the registrable securities; and

  . to use reasonable efforts to cause each registration statement to become effective, to obtain all consents or waivers of other parties which are required, and to keep each registration statement or prospectus effective for a period not in excess of 120 calendar days.

   The obligations of Galileo to file a registration statement or prospectus and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate during any 12-month period if Galileo determines, in its reasonable judgment and upon the advice of outside counsel, that the filing of the registration statement or prospectus or the maintenance of its effectiveness would require premature disclosure of nonpublic information that would materially and adversely affect Galileo or otherwise interfere with or adversely affect any pending or proposed offering of securities of Galileo or any other material transaction involving Galileo, or Galileo would be required under the Securities Act to include audited financial statements for any period in the registration statement or prospectus and such financial statements were not yet available for inclusion in the registration statement or prospectus.

   Galileo also granted Cendant "piggyback rights" for the same period of time as the above demand registration rights. These allow Cendant to participate in offerings on terms reasonably satisfactory to the managing underwriters of such offerings.

Limitation on Profit

   In no event will the total payments received by Cendant and its affiliates exceed $100 million and, if it otherwise would exceed that amount, Cendant, at its sole election, will either:

  . reduce the number of shares of Galileo common stock subject to the option;

  . deliver to Galileo for cancellation Galileo common stock previously purchased by Cendant;

  .  pay cash to Galileo; or

  .  any combination of the above.

   The "total payments" is the sum (before taxes) of the following:

  . any amount received by Cendant pursuant to Cendant's put right (as described above);

  . the net (1) cash amounts received or (2) the fair market value of securities received by Cendant pursuant to the sale of Galileo common stock to any unaffiliated party (including any conversion of such Galileo common stock in connection with a third party acquisition) within 12 months following exercise of the option, less the aggregate exercise price for those shares;

  . any amounts received by Cendant upon transfer of the option (or any portion of the option) to an unaffiliated party; and

  . the amount, if any, of the termination fee actually received by Cendant pursuant to the terms of the merger agreement.

Termination of the Option

   The option will terminate upon the earliest of:

  .  the effective time of the merger;

  . the termination of the merger agreement pursuant to its terms (other than a termination following the occurrence of the event described in the first bullet under the heading "Exercise of the Option" in this summary); and

  . 5:00 p.m., New York City time, on the date that is the one-year anniversary of the termination of the merger agreement following the occurrence of the event described in the first bullet under the heading "Exercise of the Option" in this summary, or if, at the expiration of that one-year period, the option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise has been removed or has become final and not subject to appeal.

Effect of the Stock Option Agreement and the Voting Agreement

   The stock option agreement and the voting agreement are intended to make it more likely that the merger will be completed on the agreed terms and, in the case of the option, to compensate Cendant for its efforts and costs if the merger is not completed. These agreements may have the effect of making an acquisition or other business combination involving Galileo by or with a third party more costly because of the need, in any transaction, to acquire the shares of Galileo common stock and voting rights held pursuant to these agreements.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                     AND MANAGEMENT OF GALILEO COMMON STOCK

Certain Beneficial Owners

   The following table sets forth certain information, as of June 30, 2001, with respect to any person known by Galileo to be the beneficial owner of more than five percent of the shares of Galileo voting stock:

                                                                  Special Voting
                                                                    Preferred
                                                 Common Shares        Stock
                                               ------------------ --------------
Beneficial Owner(1)                              Number   Percent Number Percent
-------------------                            ---------- ------- ------ -------
United Air Lines, Inc.(2)..................... 15,940,000  18.2%     2    66.7%
SAirGroup(3)..................................  7,000,400   8.0%     1    33.3%
Leon G. Cooperman(4)..........................  6,043,394   6.9%   --      --
Barclays Global Investors, N.A.(5)............  5,232,894   6.0%   --      --
David J. Greene and Company, LLC(6)...........  4,782,420   5.5%   --      --

--------
(1) As used in this table, the term "beneficial owner" has the meaning given such term in Rule 13d-3 under the Exchange Act. Except as noted, each person has sole voting and investment power over the shares reported.

(2) Shares are owned directly by Covia. The business address of Covia is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007. Cendant has voting power of 15,940,000 shares of Galileo common stock beneficially owned by United pursuant to a proxy granted to Cendant under the voting agreement. United may terminate the voting agreement and revoke its proxy upon the occurrence of certain events specified in the voting agreement. See "The Voting Agreement." Cendant is not entitled to any rights as a stockholder of Galileo, holds no right to dispose of the Galileo common stock owned by United, and expressly disclaims beneficial ownership of these shares.

(3) Shares are owned directly by Roscor, A.G., a wholly-owned subsidiary of SAirGroup. The business address of Roscor, A.G. is CH-8058, Zurich Airport, Switzerland.

(4) Consists of Galileo common stock owned by Omega Capital Partners, L.P. ("Capital LP"), Omega Institutional Partners, L.P. ("Institutional LP"), Omega Equity Investors, L.P. ("Equity LP"), Omega Capital Investors, L.P. ("Investors LP"), Omega Overseas Partners, Ltd. ("Overseas") and the Managed Accounts (as defined below). Leon G. Cooperman is the ultimate controlling person of Capital LP, Institutional LP, Equity LP, Investors LP, the general partner of each of such partnerships and Omega Advisors, Inc. ("Advisors"). Advisors serves as the investment manager to Overseas and the owner of Advisors serves as a discretionary investment advisor to a limited number of institutional clients (the "Managed Accounts"). Mr. Cooperman has sole voting and dispositive power over 4,163,894 shares of Galileo common stock and shared voting and dispositive power over 1,879,500 shares of Galileo common stock. The principal business address of Mr. Cooperman is 88 Pine Street, Wall Street Plaza--31st Floor, New York, New York 10005. The share holdings reported above are as of December 31, 2000, as reported on the amendment to Schedule 13G filed on February 7, 2001 by Mr. Cooperman.

(5) Consists of (A) 4,709,748 shares beneficially owned by Barclays Global Investors, N.A. (4,436,104 of which such person holds sole voting power over); (B) 328,336 shares beneficially owned by Barclays Global Fund Advisors (320,904 of which such person holds sole voting power over); (C) 1,000 shares beneficially owned by Barclays Bank PLC; (D) 9,602 shares beneficially owned by Barclays Funds Limited; (E) 151,622 shares beneficially owned by Barclays Global Investors, LTD.; and (F) 32,586 shares beneficially owned directly by Barclays Trust and Banking Company (Japan) Ltd. The business address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address of Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH. The business address of Barclays Funds Limited is Gredley House, 11 The Broadway, Stratford, England E15 4BJ. The business address of Barclays Global Investors, LTD. is Murray House, 1 Royal Mint Court, London, England EC3 NHH. The business address of Barclays Trust and Banking

   Company (Japan) Ltd. is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo, Shibuya-Ku, Tokyo, Japan 150-8402. The share holdings reported above are as of December 31, 2000, as reported on the Schedule 13G filed on February 14, 2001 by the above stockholders.

(6) David J. Greene and Company, LLC has sole voting and dispositive power over 236,500 shares of Galileo common stock, shared voting power over 2,382,230 shares of Galileo common stock, and shared dispositive power over 4,545,920 shares of Galileo common stock. The business address of such stockholder is 599 Lexington Avenue, New York, New York 10022. The share holdings reported above are as of December 31, 2000, as reported on the amendment to Schedule 13G filed on February 14, 2001 by David J. Greene and Company, LLC.

   Cendant may acquire 17,041,071 shares of Galileo common stock upon exercise of its option granted pursuant to the stock option agreement. This number of shares represents approximately 19.5% of the total outstanding shares of Galileo common stock as of June 15, 2001, excluding shares issuable upon exercise of the option. See "The Stock Option Agreement." The option may be exercised only upon the occurrence of certain events, including such time as the merger agreement may be terminated by Cendant in circumstances which could entitle Cendant to the termination fee set forth in the merger agreement and the termination of the voting agreement, none of which has occurred as of the date of this proxy statement-prospectus. Accordingly, at no time will Cendant beneficially own or have the power to vote both the Galileo common stock owned by United and the shares issuable upon exercise under the option agreement. Therefore, Cendant will never beneficially own or have the power to vote more than 17,041,071 of the outstanding shares of Galileo common stock, subject to certain adjustments. As discussed above, Cendant may not exercise the option at any time prior to the termination of the voting agreement.

Directors and Executive Officers

   The following table sets forth certain information, as of June 30, 2001, with respect to the beneficial ownership of shares of Galileo common stock by each of Galileo's directors (including those owned by James E. Barlett, Cheryl Ballenger and Anthony C. Swanagan who also serve as executive officers of Galileo), by Galileo's Chief Executive Officer and four most highly compensated executive officers (other than Galileo's Chief Executive Officer), and by all directors and executive officers as a group.

                                                 Beneficial Ownership
                                       -------------------------------------------
                                                    Shares
                                                  Subject to
Name of Individual and No. of Persons  Shares     Exercisable           Percent of
in Group                                Owned       Options   Total(1)   Class(2)
-------------------------------------  -------    ----------- --------- ----------
Directors
  Graham W. Atkinson.................      --            --         --       *
  Cheryl Ballenger...................      100        25,983     26,083      *
  James E. Barlett...................  105,900(3)    398,483    504,383      *
  Wim Dik............................      --         12,000     12,000      *
  Mina Gouran........................      --         15,000     15,000      *
  Matthew F.C. Miau..................      --         10,000     10,000      *
  Georges P. Schorderet..............    1,500           --       1,500      *
  Andrew P. Studdert.................      --            --         --       *
  Anthony C. Swanagan................      --         18,250     18,250      *
  Kenneth Whipple....................    2,000        22,000     24,000      *
Named Executive Officers
  Babetta R. Gray....................      200       185,984    186,184      *
  James E. Lubinski..................      200       254,883    255,083      *
  David A. Near......................    1,500       193,217    194,717      *
  All directors and executive
   officers as a group (15 persons)..  112,400     1,286,650  1,399,050    1.6%

--------
(1) The directors and executive officers, and all directors and executive officers as a group, have sole voting and sole investment power over the Galileo common stock listed except for Ms. Ballenger, Ms. Gray and Ms. Bulman, who each share voting and investment power with a third party.
(2) An asterisk indicates that the percentage of shares beneficially owned by the named individual does not exceed one percent (1%) of the outstanding Galileo common stock.
(3) Includes Mr. Barlett's restricted stock award of 97,900 shares, which was granted in two equal annual installments of 48,950 shares, each on June 18, 1998 and June 18, 1999.

          COMPARISON OF RIGHTS OF STOCKHOLDERS OF GALILEO AND CENDANT

   Cendant and Galileo are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of CD common stock and Galileo common stock will arise from differences in their certificates of incorporation and bylaws and, in the case of Galileo, from the existence of a stockholders' agreement and a rights plan. Under the terms of the merger agreement, Galileo stockholders will receive cash and CD common stock in the merger. At the effective time of the merger, the rights of Galileo stockholders will be governed by Delaware law, Cendant's amended and restated certificate of incorporation and Cendant's amended and restated bylaws. The following is a summary of the material differences between the current rights of Galileo stockholders and the rights of Cendant stockholders.

   The following discussion is not intended to be complete and is qualified in its entirety by reference to Galileo's restated certificate of incorporation, Galileo's restated bylaws, Galileo's stockholders' agreement, Galileo's rights plan, Cendant's amended and restated certificate of incorporation, Cendant's amended and restated bylaws and applicable provisions of Delaware law. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to read carefully the relevant provisions of Delaware law, as well as the full text of the certificates of incorporation and bylaws of Cendant and Galileo and Galileo's stockholders' agreement and rights plan. Copies of these documents are incorporated by reference into this document and will be sent to you upon request. See "Where You Can Find More Information."

Authorized Capital Stock

   Galileo. The authorized capital stock of Galileo consists of:

  . 250,000,000 shares of Galileo common stock, par value $0.01 per share, of which there were, on June 30, 2001, 87,462,281 shares issued and outstanding and 18,077,776 shares held by Galileo in its treasury;

  . Seven shares of special voting preferred stock, par value $0.01 per share, of which one share has been designated series A special voting preferred stock, one share has been designated series B special voting preferred stock, one share has been designated series C special voting preferred stock, one share has been designated series D special voting preferred stock, one share has been designated series E special voting preferred stock, one share has been designated series F special voting preferred stock and one share has been designated series G special voting preferred stock, of which one share of each of the series A, B and E special voting preferred stock was issued and outstanding on June 30, 2001; and

  . 25,000,000 shares of ordinary preferred stock, par value $0.01 per share, of which 2,500,000 shares have been designated as series H junior participating preferred stock and none of which were issued and outstanding on June 30, 2001.

   Cendant. The authorized capital stock of Cendant consists of:

  . 2,500,000,000 shares of common stock, par value $0.01 per share, of which:

    . 2,000,000,000 shares are designated as CD common stock, of which there were, on May 31, 2001, 854,257,638 shares issued and outstanding and 176,564,752 shares held by Cendant in its treasury; and

    . 500,000,000 shares are designated as Move.com common stock, of which there were, on May 31, 2001, 1,861,995 shares issued and outstanding; and

  . 10,000,000 shares of preferred stock, par value $0.01 per share, of which there were no shares issued and outstanding as of May 31, 2001.

   Cendant's certificate of incorporation contains detailed mechanisms for allocating dividend, distribution, redemption, liquidation and other rights between CD common stock and Move.com common stock.

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Board of Directors

   Galileo. The board of directors of Galileo has 10 directors. Galileo's certificate of incorporation and bylaws provide that, subject to the rights, if any, of holders of preferred stock, the number of directors shall be fixed from time to time by the Galileo.

   Galileo's certificate of incorporation and bylaws provide for three classes of directors, with each class elected for a term of three years and consisting as nearly as possible of one third of the total number of directors on the Galileo board. At each annual meeting of stockholders, one class of directors is elected for a three-year term, with the members of each class to hold office until their successors are elected and qualified. Classification of directors has the effect of making it more difficult for stockholders to change the composition of the Galileo board.

   Galileo's certificate of incorporation and bylaws provide that, except for directors elected by holders of special voting preferred stock, if any, directors shall be elected by a plurality of the votes cast at a meeting of stockholders. Galileo's certificate of incorporation provides that each share of special voting preferred stock entitles its holder, voting the share as a separate class, to elect one director so long as certain Galileo common stock ownership thresholds are maintained. If a holder fails to maintain the requisite Galileo common stock ownership levels, some or all of its shares of special voting preferred stock will be automatically redeemed.

   A quorum at any meeting of the Galileo board consists of a majority of the total number of Galileo directors, and a majority of directors present at a meeting at which a quorum is present is required to approve an action of the Galileo board.

   Cendant. The board of directors of Cendant has 14 directors. Cendant's certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by the Cendant board but shall not be less than three.

   Cendant's certificate of incorporation and bylaws provide for three classes of directors, with each class elected for a term of three years and consisting as nearly as possible of one third of the total number of directors on the Cendant board. At each annual meeting of stockholders, one class of directors is elected for a three-year term, with the members of each class to hold office until their successors are elected and qualified. Classification of directors has the effect of making it more difficult for stockholders to change the composition of the Cendant board.

   Cendant's certificate of incorporation and bylaws are silent as to the requisite vote of stockholders to elect directors. Under Delaware law, directors are elected by a plurality of the votes present, in person or represented by proxy, at a meeting of stockholders, by the holders of shares entitled to vote in the election.

   A quorum at any meeting of the Cendant board consists of a majority of the total number of Cendant directors and the act of a majority of such quorum shall be deemed the act of the Cendant board.

Committees of the Board of Directors

   Galileo. Galileo's bylaws permit the Galileo board to designate an audit committee, a compensation committee and a nominating committee, each of which are to consist of two or more directors, and one or more special committees to consist of one or more directors. The holders of special voting preferred stock may have directors on each committee other than the audit committee, which must be comprised of independent directors under the terms of the audit committee's charter.

   The Galileo board currently has an audit committee, a compensation committee and a nominating committee.

   Cendant. Cendant's bylaws require that the Cendant board have an executive committee and a compensation committee, each of which must consist of three or more directors, and an audit committee to

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consist of four or more independent directors. Cendant's certificate of incorporation also permits the Cendant board to designate other committees, each committee to consist of one or more directors.

   In addition to the foregoing committees, the Cendant board currently has a nominating committee, a corporate policy committee and a special litigation committee.

Newly Created Directorships and Vacancies

   Galileo. Galileo's certificate of incorporation and bylaws provide that, subject to the stockholders' agreement and subject to the rights of holders of any series of preferred stock or any other class of capital stock (other than Galileo common stock) then outstanding, any vacancy on the Galileo board arising from death, resignation, removal, an increase in the number of directors or any other cause may be filled by a majority vote of the remaining directors, even if less than a quorum, or by the sole remaining director. If Galileo redeems any share of special voting preferred stock, then the director elected by the holder of that share will be deemed to have automatically and immediately resigned, and the resulting vacancy will be filled with an independent director chosen by a majority of the Galileo board. Directors elected to fill a vacancy will hold office for a term to coincide with the term of the class to which such director was elected.

   Cendant. Cendant's certificate of incorporation and bylaws provide that newly created directorships resulting from an increase in the number of directors and any vacancies on the Cendant board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Directors appointed to fill newly created directorships and vacancies will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

Removal of Directors

   Galileo. Galileo's certificate of incorporation provides that, subject to the rights, if any, of holders shares of preferred stock, any or all directors may be removed from office only for cause by the affirmative vote of the holders of a majority of the outstanding shares of Galileo entitled to vote generally in the election of directors, voting as a single class. A director elected by the holder of a share of special voting preferred stock may be removed and/or replaced at any time by that holder.

   Cendant. Cendant's certificate of incorporation and bylaws provide that any director may be removed from office, without cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

Officers

   Galileo. Galileo's bylaws provide that Galileo's officers will include a chairman of the board, a president and chief executive officer, a chief financial officer, a general counsel, a treasurer and a secretary, and may also include a chief operating officer and one or more senior vice presidents, executive vice presidents, vice presidents, assistant treasurers and assistant secretaries. The Galileo board or the chief executive officer may also elect or appoint other officers as they deem necessary. Any officer elected by the Galileo board may be removed at any time by the Galileo board, and any officer appointed by the chief executive officer may be removed at any time by the Galileo board or the chief executive officer, in each case, with or without cause.

   Cendant. Pursuant to Cendant's bylaws, Cendant's officers consist of a chairman of the board, a president and chief executive officer, one or more vice chairmen of the board, a chief financial officer, a general counsel, one or more vice presidents and a secretary, all as elected or appointed by the Cendant board. In addition, the Cendant board may appoint such other officers, agents and employees as it shall deem appropriate.

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   Cendant's bylaws provide that all officers may be removed at any time by the
Cendant board with or without cause. Until January 2002, the affirmative vote of 80% of Cendant's board is required to remove the chief executive officer.

Special Meetings of Stockholders

   Galileo. Galileo's certificate of incorporation and bylaws provide that special meetings of the stockholders may be called only by a majority of the Galileo board, the chairman of the board or the chief executive officer.

   Cendant. Cendant's bylaws provide that special meetings of the stockholders may be called only by the chairman of the board, the president or the Cendant board pursuant to a resolution approved by a majority of the entire Cendant board.

Quorum at Stockholder Meetings

   Galileo. Galileo's bylaws provide that at any meeting of stockholders, the holders of shares representing a majority of the votes entitled to be cast by all holders of shares outstanding and entitled to vote at the meeting, present in person or by proxy, will constitute a quorum.

   If a quorum is not present at a meeting, the stockholders entitled to vote at the meeting may adjourn the meeting from time to time until a quorum is present.

   Cendant. Cendant's bylaws provide that, except as otherwise required by law, the certificate of incorporation or the bylaws, the holders of not less than one third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum, and the act of the majority of such quorum shall be deemed the act of the stockholders.

   If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, date or time.

   If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then, except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of votes cast at such meeting.

Stockholder Action by Written Consent

   Galileo. Galileo's certificate of incorporation requires that any action required or permitted to be taken by Galileo stockholders must be effected at a duly called annual or special meeting and may not be effected by a written consent of the stockholders.

   Cendant. Cendant's certificate of incorporation and bylaws require that any action required or permitted to be taken by Cendant stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing.

Advance Notice of Stockholder Proposals for Stockholder Meetings

   Galileo. Galileo's certificate of incorporation and bylaws provide for advance notice procedures for the nomination of candidates for election as directors as well as for other stockholder-proposed business to be considered at stockholder meetings.

   Galileo's bylaws provide that notice of stockholder-proposed business for the annual meeting generally must be received in writing by Galileo not more than 90 days and not less than 60 days prior to the anniversary date of the previous annual meeting. The stockholder notice must contain:

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  .  a brief description of, and the reasons for, the business desired to be brought before the annual meeting;

  .  the name and record address of the stockholder proposing the business;

  . the class and number of Galileo shares that are beneficially owned by the stockholder and reasonable evidence of ownership;

  . a description of all arrangements or understandings between the stockholder and any person regarding the proposed business and any material interest of the stockholder in the proposed business; and

  . a representation that the stockholder intends to appear at the meeting in person or by proxy.

   With respect to stockholder nominations of candidates for election as directors, Galileo's certificate of incorporation and bylaws provide different deadlines for giving notice of nominations depending on whether the election is taking place at an annual or a special meeting. In each case, the stockholder notice must contain:

  . the name, age, business and residential addresses and principal employment of each nominee, the class and number of Galileo shares beneficially owned by each nominee and any other information about each nominee that would be required to be included in a proxy statement;

  .  the name and record address of the stockholder making the nomination;

  . the class and number of Galileo shares that are beneficially owned by the stockholder and reasonable evidence of ownership;

  . a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made;

  . a representation that the stockholder intends to appear at the meeting in person or by proxy to nominate the nominees identified in the notice;

  . any other information about the stockholder that would be required to be included in a proxy statement; and

  .  the consent of each nominee to serve as a director if elected.

   Cendant. Cendant's bylaws provide for advance notice procedures for the nomination of candidates for election as directors as well as for other stockholder-proposed business to be considered at stockholder meetings.

   Generally, notice of stockholder-proposed business for the annual meeting must be received in writing by the secretary of Cendant not more than 90 days and not less than 60 days prior to the annual meeting. The stockholder notice must contain:

  . a brief description of the business desired to be brought before the annual meeting;

  . the name and address, as they appear on Cendant's books, of the stockholder proposing the business;

  . the class and number of Cendant shares that are beneficially owned by the stockholder; and

  .  any material interest of the stockholder in the proposed business.

   With respect to stockholder nominations of candidates for election as directors, Cendant's bylaws provide different deadlines for giving notice of nominations depending on whether the election is taking place at an annual or special meeting. In each case, the stockholder notice must contain:

  . the name and address of the stockholder intending to make the nomination;

  . a representation that the stockholder is entitled to vote at the meeting and intends to appear at the meeting in person or by proxy to nominate the nominees identified in the notice;

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  .  a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made;

  . any other information about each nominee that would be required to be included in a proxy statement; and

  .  the consent of each nominee to serve as a director if elected.

Amendment of Governing Documents

   Under Delaware law, an amendment to a corporation's certificate of incorporation requires:

  . a resolution of the corporation's board of directors recommending the amendment;

  . the approval of holders of a majority of all shares entitled to vote thereon, voting together as a single class; and

  . the approval of holders of a majority of the outstanding stock of each class entitled to vote on the amendment,

unless a higher vote is required in the corporation's certificate of incorporation.

   Galileo. Galileo's certificate of incorporation requires the affirmative vote of at least 66 2/3% of the outstanding Galileo shares entitled to vote, voting as a single class, in order to amend, repeal or adopt any provision to reclassify the Galileo board, permit stockholder action by written consent or permit stockholders to call special meetings. In addition, the certificate of incorporation also requires the affirmative vote of at least 80% of the total voting power of all classes of outstanding Galileo common stock to alter, amend or repeal in a manner adverse to the interests of certain of Galileo's past and present airline stockholders, or adopt any provisions adverse to the interests of those stockholders and inconsistent with, provisions of the certificate of incorporation relating to corporate opportunities.

   As to other provisions and matters, Galileo's certificate of incorporation and bylaws are silent on the matter of amending the certificate of incorporation of Galileo and, therefore, Delaware law applies.

   Galileo's certificate of incorporation and bylaws require either a majority of the Galileo board or the affirmative vote of the holders of at least 66 2/3% of the outstanding Galileo shares entitled to vote, voting as a single class, to alter, amend or repeal any bylaws or adopt new bylaws. Galileo's bylaws provide further that the Galileo board cannot alter, amend or repeal the provisions in the bylaws relating to telephonic meetings of the Galileo board or its committees without the consent of all of the directors.

   Cendant. Cendant's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the shares entitled to vote generally in the election of directors, voting together as a single class, in order to alter, amend or adopt any provision inconsistent with the provisions in the certificate of incorporation relating to the election, number and terms of directors, filling of newly created directorships and vacancies, removal of directors, stockholder nomination of director candidates, bylaws amendment and the vote required for certain business combinations.

   As to other provisions and matters, Cendant's certificate of incorporation and bylaws are silent on the matter of amending the certificate of incorporation of Cendant and, therefore, Delaware law applies.

   Cendant's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the shares entitled to vote generally in the election of directors, voting together as a single class, in order to alter, amend or repeal the provisions in the bylaws relating to annual meetings, special meetings, stockholder action, number, election and terms of directors, newly created directorships and vacancies and removal of directors.

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   As to other provisions and matters, Cendant's bylaws provide that the bylaws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting duly called for that purpose) by the vote of a majority of the shares outstanding and entitled to vote at such meeting, provided, in the case of any special meeting, that in the notice of such special meeting notice of such purpose shall be given. The Cendant board may by a majority vote of those present at any meeting at which a quorum is present amend the bylaws, or enact such other bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of Cendant.

Effect of Interested Stockholder Transactions and Fair Price Provision

   Galileo. Delaware law generally prohibits a business combination between a corporation and an "interested stockholder" within three years of the time that person became an interested stockholder. An interested stockholder generally includes a person who beneficially owns 15% or more of the outstanding voting stock of the corporation. This provision does not apply in some circumstances, including if (i) the corporation's board of directors approved the interested stockholder transaction prior to the date the interested stockholder acquired his or her shares, (ii) as a result of the interested stockholder transaction, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both directors and officers and by employee stock plans), or (iii) the interested stockholder transaction is approved by the board of directors and the affirmative vote of 66 2/3% of the outstanding voting stock of the disinterested stockholders at an annual or special meeting. These restrictions also will not apply to a corporation if, among other reasons, the corporation's certificate of incorporation or bylaws contains a provision expressly electing not to be governed by this section of Delaware law. Galileo's certificate of incorporation and bylaws do not contain a provision electing not to be governed by this section of Delaware law.

   Cendant. In addition to the approval requirements of business combinations under Delaware law, the Cendant certificate of incorporation includes what generally is referred to as a "fair price provision."

   In general, this provision of the Cendant certificate of incorporation provides that a business combination, which is defined to include any of the following:

  . any merger or consolidation of Cendant or any majority-owned subsidiary with (a) any interested stockholder or (b) any other corporation (whether or not itself an interested stockholder) that is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder of any assets of Cendant or any majority-owned subsidiary having an aggregate fair market value of $10 million or more;

  . the issuance or transfer by Cendant or any majority-owned subsidiary (in one transaction or series of transactions) of any securities of Cendant or any majority-owned subsidiary to any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10 million or more;

  . the adoption of any plan or proposal for the liquidation or dissolution of Cendant proposed by or on behalf of any interested stockholder or any affiliate of any interested stockholder; or

  . any reclassification of securities (including any reverse stock split) or recapitalization of Cendant or any merger or consolidation of Cendant with any of its majority-owned subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity security of Cendant or any majority-owned subsidiary that is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder:

requires approval by the affirmative vote of at least 80% of the voting power of the then outstanding shares of capital stock of Cendant entitled to vote generally in the election of directors, voting as a single class, unless:

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  . the business combination is approved by a majority of the disinterested directors; or

  . minimum price criteria and procedural requirements that are intended to assure an adequate and fair price under the circumstances are satisfied.

   In general, under Cendant's certificate of incorporation, an interested stockholder includes any person who is the beneficial owner of 5% or more of the voting capital stock of Cendant or is an affiliate of Cendant and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 5% or more of the voting capital stock of Cendant.

   In general, a disinterested director means a director that is not affiliated with the interested stockholder and was a member of the board of directors prior to the time that the interested stockholder became an interested stockholder.

Stockholders' Agreement

   Galileo. Galileo is a party to a stockholders' agreement, dated as of July 30, 1997, as amended, with holders of special voting preferred stock who are airline stockholders. Pursuant to the stockholders' agreement, these stockholders have agreed to various terms, including terms relating to the size, composition, classification and committees of the Galileo board, the composition of the classes and certain committees of the Galileo board and the compensation of directors. They have agreed, for example, to vote their Galileo shares to elect three management and three independent directors to the Galileo board and to cause the Galileo board to designate nominating, audit and compensation committees. The stockholders' agreement provides that if a stockholder no longer holds its special preferred stock, its director must resign immediately and that directorship will be filled by an independent director.

   Cendant. Cendant does not have a stockholders' agreement.

Stockholder Rights Plan

   Galileo. In February 2001, Galileo adopted a stockholder rights plan pursuant to a rights agreement with LaSalle Bank National Association, as rights agent. A summary of the material provisions of the rights plan is set forth below. The summary does not include a complete description of all of the terms of the rights plan. We urge you to read carefully Galileo's rights plan, a copy of which will be sent to you upon request. See "Where You Can Find More Information."

   In connection with the Galileo rights plan, Galileo issued, as a dividend, one preferred stock purchase right for each outstanding share of Galileo's common stock. Under the Galileo rights plan, the Galileo rights generally will not become exercisable until the earlier of:

  . the close of business on the tenth calendar day after a public announcement or disclosure that a person, entity or group, has acquired beneficial ownership of 15% or more of the Galileo's outstanding common stock or, in the case of a person, entity or group that beneficially owned 15% or more of Galileo's outstanding common stock as of the date the rights plan was adopted, 20% or more of Galileo's outstanding common stock (a person, entity or group that acquires beneficial ownership in excess of the applicable threshold is called an acquiring person); and

  . the close of business on the tenth business day after a person, entity or group begins a tender or exchange offer, which if completed would result in that person, entity or group becoming an acquiring person.

   In connection with the merger, the Galileo rights plan was amended to provide that the rights would not become exercisable solely by reason of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, voting agreement or stock option agreement and that the Galileo rights plan would expire immediately prior to the effective time of the merger.

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   After the rights become exercisable, all holders of rights, except the acquiring person, may exercise the rights upon payment of the purchase price, which is currently $90.00 per right, to purchase shares of Galileo's common stock (or other securities or assets as determined by Galileo's board of directors) with a market value of two times the purchase price. Thereafter, if Galileo is acquired in a merger or similar transaction, all holders of rights, except the acquiring person, may exercise the rights upon payment of the purchase price, to purchase shares of the acquiring corporation with a market value of two times the purchase price.

   At any time before a person, entity or group becomes an acquiring person, Galileo's board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. At any time after a person, entity or group becomes an acquiring person, but before an acquiring person owns 50% or more of the outstanding Galileo common stock, Galileo's board may exchange each right (except for rights held by any acquiring person) for one share of Galileo common stock or an equivalent security. The rights will expire on March 8, 2011 if they have not been previously exercised, exchanged or redeemed.

   The rights plan is designed to protect the interests of Galileo and its stockholders against coercive takeover tactics. The rights plan may have the effect of deterring additional takeover proposals.

   Cendant. Cendant has not adopted a stockholder rights plan.

                                    EXPERTS

   The consolidated financial statements of Cendant incorporated in this proxy statement-prospectus by reference from Cendant's Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue and the restatement of the financial statements to reflect the individual membership business as part of continuing operations as described in Note 1), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Galileo incorporated by reference into its Annual Report on Form 10-K for the years ended December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the CD common stock offered hereby will be passed upon for Cendant by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters regarding the U.S. federal income tax consequences of the merger will be passed upon for Galileo by Jones, Day, Reavis & Pogue, and for Cendant by Skadden, Arps, Slate, Meagher & Flom LLP.

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                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

   As a result of the merger, Galileo does not currently expect to hold a 2002 annual meeting of stockholders because Galileo will have become a wholly owned subsidiary of Cendant in the merger. The merger agreement provides that if the merger is not consummated by January 1, 2002, Galileo may hold its annual meeting. If that meeting is held, Galileo stockholders may propose matters to be presented at the 2002 annual meeting of stockholders and may also nominate persons to be directors of Galileo. Any stockholder proposal intended for inclusion in the proxy materials for the 2002 annual meeting of stockholders must be received by Galileo no later than December 3, 2001, addressed to the Secretary of Galileo at the address on the front cover of this proxy statement-prospectus. Stockholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

   Stockholder proposals not included in the proxy statement for the 2002 annual meeting as well as proposed stockholder nominations for the election of directors at the 2002 annual meeting must each comply with advance notice procedures set forth in Galileo's bylaws in order to be brought properly before that meeting. See "Comparison of Rights of Stockholders of Galileo and Cendant--Advance Notice of Stockholder Proposals for Stockholder Meetings." In general, written notice of a stockholder proposal or a director nomination must be delivered to the Secretary of Galileo not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to the 2002 annual meeting, the written notice must be received between February 16, 2002 and no later than March 18, 2002, to be considered for inclusion.

   In addition to the timing requirements, the advance notice provisions of Galileo's bylaws contain informational content requirements that also must be met. A copy of the bylaw provisions governing these timing procedures and content requirements may be obtained by writing to the Secretary of Galileo.

   Unless stockholder proposals meet the requirements set forth above, the persons named in the proxies solicited on behalf of the Galileo board will have discretionary authority to vote on and may vote against any such stockholder proposal.

                      WHERE YOU CAN FIND MORE INFORMATION

   Galileo and Cendant file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms at 450 Fifth Street, N.W. Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Galileo's and Cendant's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Galileo and Cendant also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Cendant has filed a registration statement on Form S-4 to register with the SEC the shares of CD common stock to be issued to Galileo stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Cendant and a proxy statement of Galileo for purposes of the Galileo special meeting.

   As allowed by SEC rules, this proxy statement-prospectus omits certain information contained in the registration statement or the exhibits to the registration statement. Any statements contained in this proxy statement-prospectus concerning the provisions of any other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement is qualified in its entirety by such reference.

   The SEC allows Galileo and Cendant to incorporate by reference information into this proxy statement-prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information contained directly in the proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that Galileo and Cendant have previously filed with the SEC. These documents contain important information about the companies.

                              GALILEO SEC FILINGS

(File No. 1-13153)                                    Period
------------------                                    ------
Annual Report on Form 10-K......  Year ended December 31, 2000 (filed on March
                                  13, 2001)
Quarterly Report on Form 10-Q...  Quarter ended March 31, 2001 (filed on May 8,
                                  2001)
Current Reports on Form 8-K.....  Dated February 23, 2001 and June 18, 2001
                                  (filed on February 23, 2001 and June 18, 2001,
                                  respectively)

                              CENDANT SEC FILINGS

(File No. 1-10308)                                    Period
------------------                                    ------
Annual Report on Form 10-K/A....  Year ended December 31, 2000 (filed on July 3,
                                  2001)
Quarterly Report on Form 10-      Quarter ended March 31, 2001 (filed on July 3,
 Q/A............................  2001)
Current Reports on Form 8-K and   Dated April 2, 2001; April 18, 2001; April 18,
 Form 8-K/A.....................  2001; May 2, 2001; May 4, 2001; May 10, 2001;
                                  May 24, 2001; June 13, 2001; June 18, 2001;
                                  and July 2, 2001 (filed on April 3, 2001;
                                  April 19, 2001; April 19, 2001; May 2, 2001;
                                  May 4, 2001; May 11, 2001; May 25, 2001; June
                                  15, 2001; June 18, 2001; and July 3, 2001,
                                  respectively).
Proxy Statement describing
Cendant common stock, including
any amendments or reports filed
for the purpose of updating such  Dated February 10, 2000 (filed on February 11, description.....................  2000)

   Galileo and Cendant incorporate by reference additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) between the date of this proxy statement-prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as registration statements and proxy statements.

   Galileo has supplied all information contained or incorporated by reference into this proxy statement-prospectus relating to Galileo, and Cendant has supplied all such information relating to Cendant.

   You can obtain a copy of any Cendant document or any Galileo document incorporated by reference except for the exhibits to those documents from the appropriate company. You may also obtain these documents from the SEC or through the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this proxy statement-prospectus. You may obtain documents incorporated by reference into this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

      Galileo International, Inc.                 Cendant Corporation
   9700 West Higgins Road, Suite 400               9 West 57th Street
        Rosemont, Illinois 60018                New York, New York 10019
     Attention: Investor Relations           Attention: Investor Relations
             (847) 518-4000                          (212) 413-1845

   If you would like to request documents from either company, please do so by
     , 2001 to receive them before the Galileo special meeting. If you request any of these documents from us we will mail them to you by first-class mail, or similar means.

   You should rely only on the information contained or incorporated by reference into this proxy statement-prospectus in voting your shares at the Galileo special meeting. Galileo and Cendant have not authorized anyone to provide you with information that is different from what is contained in this
proxy statement-prospectus. This proxy statement-prospectus is dated      ,
2001. You should not assume that the information contained in the proxy statement-prospectus is accurate as of any other date, and neither the mailing of this proxy statement-prospectus to Galileo's stockholders nor the issuance of Cendant's securities in the merger will create any implication to the contrary.

                                                                         Annex A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              CENDANT CORPORATION,

                            GALAXY ACQUISITION CORP.

                                      and

                          GALILEO INTERNATIONAL, INC.

                           Dated as of June 15, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INDEX OF DEFINED TERMS....................................................  A-V

AGREEMENT AND PLAN OF MERGER..............................................  A-1
 RECITALS.................................................................  A-1

ARTICLE I THE MERGER......................................................  A-2
  1.1The Merger...........................................................  A-2
  1.2The Closing..........................................................  A-2
  1.3Effective Time.......................................................  A-2
  1.4Certificate of Incorporation, Bylaws, Directors and Officers of the
       Surviving Corporation; Directors of Parent.........................  A-2
  1.5Directors of Parent..................................................  A-2

ARTICLE II EFFECT OF THE MERGER ON SECURITIES OF PURCHASER AND
 THE COMPANY..............................................................  A-3
  2.1Purchaser Securities.................................................  A-3
  2.2Company Securities...................................................  A-3
  2.3Exchange of Certificates Representing Company Common Stock...........  A-8
  2.4Adjustment of Merger Consideration................................... A-10
  2.5Dissenting Company Stockholders...................................... A-11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................. A-12
  3.1Existence; Good Standing; Corporate Authority........................ A-12
  3.2Authorization, Validity and Effect of Agreements..................... A-12
  3.3Compliance with Laws................................................. A-13
  3.4Capitalization....................................................... A-13
  3.5Subsidiaries......................................................... A-14
  3.6No Violation; Consents............................................... A-14
  3.7Company Reports; Financial Statements................................ A-15
  3.8Litigation........................................................... A-15
  3.9Absence of Certain Changes........................................... A-16
  3.10Taxes............................................................... A-16
  3.11Employee Benefit Plans.............................................. A-16
  3.12Labor and Employment Matters........................................ A-18
  3.13Intellectual Property Rights........................................ A-19
  3.14Permits............................................................. A-20
  3.15Environmental Compliance............................................ A-20
  3.16Material Contracts.................................................. A-21
  3.17Title to Property................................................... A-22
  3.18Brokers............................................................. A-22
  3.19Opinion of Financial Advisor........................................ A-22
  3.20Rights Agreement.................................................... A-23
  3.21State Takeover Statutes............................................. A-23
  3.22No Undisclosed Liabilities.......................................... A-23
  3.23Vote Required....................................................... A-23
  3.24Form S-4; Proxy Statement........................................... A-23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER......... A-24
  4.1Existence; Good Standing; Corporate Authority........................ A-24
  4.2Authorization, Validity and Effect of Agreements..................... A-24
  4.3Compliance with Laws................................................. A-24

                                                                           Page
                                                                           ----
  4.4Capitalization....................................................... A-25
  4.5No Violation; Consents............................................... A-25
  4.6Parent Reports....................................................... A-26
  4.7Litigation........................................................... A-26
  4.8Absence of Certain Changes........................................... A-26
  4.9Interim Operations of Purchaser...................................... A-27
  4.10Form S-4; Proxy Statement........................................... A-27
  4.11Tax Matters......................................................... A-27
  4.12State Takeover Statutes............................................. A-27
  4.13No Undisclosed Liabilities.......................................... A-27
  4.14Parent Shareholder Approval......................................... A-27
  4.15Parent Common Stock................................................. A-27
  4.16Ownership of Company Common Stock................................... A-27

ARTICLE V COVENANTS....................................................... A-28
  5.1Alternative Proposals................................................ A-28
  5.2Interim Operations................................................... A-29
  5.3Preparation of the Form S-4 and the Proxy Statement; Company
   Stockholder Approval................................................... A-32
  5.4Filings; Other Action................................................ A-34
  5.5Access to Information................................................ A-36
  5.6Publicity............................................................ A-36
  5.7Further Action....................................................... A-37
  5.8Insurance; Indemnity................................................. A-37
  5.9Employee Benefit Plans............................................... A-38
  5.10Conveyance Taxes.................................................... A-40
  5.11Certain Tax Matters................................................. A-40
  5.12Section 16 Matters.................................................. A-41
  5.13Stock Options and SARs.............................................. A-41
  5.14Stock Exchange Listing.............................................. A-41
  5.15Amendments to the Rights Agreement; Section 203..................... A-41
  5.16Affiliates.......................................................... A-41

ARTICLE VI CONDITIONS..................................................... A-42
  6.1Conditions to Each Party's Obligation to Effect the Merger........... A-42
  6.2Conditions to Obligation of Parent and Purchaser to Effect the
   Merger................................................................. A-42
  6.3Conditions to Obligations of the Company to Effect the Merger........ A-43

ARTICLE VII TERMINATION................................................... A-44
  7.1Termination by Mutual Consent........................................ A-44
  7.2Termination by Either Parent or Company.............................. A-44
  7.3Termination by the Company........................................... A-44
  7.4Termination by Parent................................................ A-44
  7.5Effect of Termination and Abandonment; Termination Fee............... A-45
  7.6Fees and Expenses.................................................... A-45
  7.7Extension; Waiver.................................................... A-46

ARTICLE VIII GENERAL PROVISIONS........................................... A-46
  8.1Nonsurvival of Representations and Warranties........................ A-46
  8.2Notices.............................................................. A-46
  8.3Assignment; Binding Effect; No Third-Party Beneficiaries............. A-47
  8.4Entire Agreement..................................................... A-47
  8.5Governing Law........................................................ A-48
  8.6Fee and Expenses..................................................... A-48

                                                                            Page
                                                                            ----
  8.7Certain Definitions................................................... A-48
  8.8Headings.............................................................. A-48
  8.9Interpretation........................................................ A-48
  8.10Waivers.............................................................. A-49
  8.11Severability......................................................... A-49
  8.12Parent Actions....................................................... A-49
  8.13Enforcement of Agreement............................................. A-49
  8.14Amendment............................................................ A-49
  8.15Waiver of Jury Trial................................................. A-50
  8.16Execution............................................................ A-50
  8.17Date for Any Action.................................................. A-50
  8.18Counterparts......................................................... A-50

                                    EXHIBITS

 Exhibit                        Description
 -------                        -----------

    A    Certificate of Incorporation of the Surviving Corporation

    B    Form of Affiliate Letter

                             INDEX OF DEFINED TERMS

Definition                                                                  Page
----------                                                                  ----
2000 Annual Report......................................................... A-20
2001 Proxy Statement....................................................... A-18
2001 Quarterly Report...................................................... A-30
280G Persons............................................................... A-53
Action..................................................................... A-49
Actual Aggregate Cash Consideration........................................  A-4
Actual Aggregate Parent Shares.............................................  A-4
Adjusted Actual Aggregate Cash Consideration...............................  A-5
Adjusted High-End Price.................................................... A-14
Adjusted Low-End Price..................................................... A-14
Adjustment Factor.......................................................... A-14
affiliate.................................................................. A-63
Agreement..................................................................  A-1
Ancillary Documents........................................................ A-16
Assumed Options............................................................  A-8
Australian Approval........................................................ A-55
Average Company Trading Price..............................................  A-9
Average Parent Trading Price...............................................  A-5
Board Recommendation....................................................... A-16
business day............................................................... A-63
Cap........................................................................ A-49
Capital Plan............................................................... A-40
Cash Limitation Amount.....................................................  A-5
Cash Limitation Percentage.................................................  A-5
Certificate of Merger......................................................  A-2
Certificates............................................................... A-11
Change in Control Contracts................................................ A-28
Change in the Company Recommendation....................................... A-44
Closing....................................................................  A-2
Closing Date Parent Stock Price............................................  A-5
Closing Date...............................................................  A-2
Code.......................................................................  A-1
Company....................................................................  A-1
Company Acquisition Agreement.............................................. A-36
Company Benefit Plans...................................................... A-22
Company Common Stock.......................................................  A-1
Company Disclosure Letter.................................................. A-16
Company ESPP...............................................................  A-9
Company Material Adverse Effect............................................ A-16
Company Permits............................................................ A-26
Company Recommendation..................................................... A-43
Company Reports............................................................ A-20
Company Stock Option Plans.................................................  A-8
Company Stockholder Approval............................................... A-16
Confidentiality Agreement.................................................. A-37
Confidentiality Contracts.................................................. A-28
Contract................................................................... A-19
Contracts.................................................................. A-19
Control Requirement Percentage.............................................  A-5

Definition                                                                  Page
----------                                                                  ----
Controlling Company Shares.................................................  A-5
Covia......................................................................  A-1
Delaware Courts............................................................ A-63
Designated Number.......................................................... A-52
DGCL.......................................................................  A-2
Dissenting Common Stock.................................................... A-15
Distribution Value......................................................... A-14
DOJ........................................................................ A-45
EC Merger Regulation....................................................... A-46
Effective Time.............................................................  A-2
Environmental Liability.................................................... A-27
Environmental Matters...................................................... A-27
ERISA...................................................................... A-63
ERISA Affiliate............................................................ A-24
Excess Costs............................................................... A-39
Exchange Act...............................................................  A-8
Exchange Agent............................................................. A-11
Exchange Fund.............................................................. A-11
Exchange Ratio.............................................................  A-4
Exclusivity Contracts...................................................... A-28
FCC Act.................................................................... A-19
Fee........................................................................ A-59
Fee Determination.......................................................... A-59
Financial Advisor.......................................................... A-29
Foreign Benefit Plan....................................................... A-23
Form S-4................................................................... A-30
FTC........................................................................ A-45
GAAP....................................................................... A-20
Governmental Entity........................................................ A-17
Guarantees................................................................. A-28
High-End Ratio.............................................................  A-5
HSR Act.................................................................... A-19
Hyperion................................................................... A-47
incentive stock options....................................................  A-8
Indemnified Party.......................................................... A-49
Independent Director.......................................................  A-3
Intellectual Property Rights............................................... A-24
Jones Day..................................................................  A-2
knowledge.................................................................. A-63
Laws....................................................................... A-17
Leases..................................................................... A-29
Liens...................................................................... A-18
Litigation................................................................. A-20
Loan Contracts............................................................. A-28
Low-End Ratio..............................................................  A-5
Material Contracts......................................................... A-27
Material Intellectual Property Rights...................................... A-25
Merger.....................................................................  A-1
Merger Consideration.......................................................  A-3
Miscellaneous Contracts.................................................... A-29
Move.com Common Stock...................................................... A-32

Definition                                                                 Page
----------                                                                ------
Non-Competition Contracts................................................   A-27
NYSE.....................................................................    A-5
Option...................................................................    A-1
Option Agreement.........................................................    A-1
Option Exchange Ratio....................................................    A-9
Options..................................................................    A-8
Ordinary Preferred Stock.................................................   A-17
Parent...................................................................    A-1
Parent 2000 Annual Report................................................   A-34
Parent Authorized Preferred Stock........................................   A-32
Parent Common Stock......................................................    A-1
Parent Disclosure Letter.................................................   A-33
Parent Employee Stock Options............................................   A-33
Parent Expenses..........................................................   A-60
Parent Material Adverse Effect...........................................   A-31
Parent Reports...........................................................   A-34
Parent Stock Plans.......................................................   A-33
Parent Warrants..........................................................   A-33
Participating Company Shares.............................................    A-5
Partnership Contracts....................................................   A-28
Per Share Additional Stock Consideration.................................    A-5
Per Share Cash Consideration............................................. A-4, 6
Per Share Stock Amount...................................................    A-6
Per Share Stock Consideration............................................    A-4
person...................................................................   A-63
Post Signing Returns.....................................................   A-53
Preferred Redemption Price...............................................    A-7
Preferred Stock..........................................................   A-17
Preliminary Aggregate Cash Consideration.................................    A-6
Pricing Period...........................................................    A-6
Proxy Statement..........................................................   A-31
Proxy Statement/Prospectus...............................................   A-42
Purchaser................................................................    A-1
Qualifying Amendment.....................................................   A-43
Quantitude...............................................................   A-10
Quantitude Common Stock..................................................   A-10
Quantitude Stock Option Plans............................................   A-10
Regulatory Challenge.....................................................   A-46
Regulatory Law...........................................................   A-46
Regulatory Restrictions..................................................   A-45
Reporting Requirements...................................................   A-41
Restraints...............................................................   A-55
Rights...................................................................    A-1
Rights Agreement.........................................................    A-1
SAirGroup................................................................   A-28
SEC......................................................................   A-20
Section 2.4(b) Transaction...............................................   A-14
Securities Act...........................................................    A-9
Series A Special Voting Preferred Stock..................................   A-17
Series B Special Voting Preferred Stock..................................   A-17
Series C Special Voting Preferred Stock..................................   A-17

Definition                                                                  Page
----------                                                                  ----
Series D Special Voting Preferred Stock.................................... A-17
Series E Special Voting Preferred Stock.................................... A-17
Series F Special Voting Preferred Stock.................................... A-17
Series G Special Voting Preferred Stock.................................... A-17
Series H Preferred Stock................................................... A-17
Skadden Arps............................................................... A-53
Special Voting Preferred Stock.............................................  A-7
Spin-Off................................................................... A-14
Stock Repurchase Program................................................... A-36
Stockholders Meeting....................................................... A-16
Subsidiaries,.............................................................. A-16
Subsidiary Plans........................................................... A-10
Superior Proposal.......................................................... A-38
Surviving Corporation......................................................  A-2
Tax........................................................................ A-21
Tax Return................................................................. A-21
Taxes...................................................................... A-21
Terminating Breach......................................................... A-58
Third Party................................................................ A-38
Third-Party Acquisition.................................................... A-38
Total Cash In Lieu.........................................................  A-6
Total Closing Date Stock Consideration Value...............................  A-6
Total Dissenting Cash......................................................  A-6
Total Outstanding Company Shares...........................................  A-6
Total Parent Owned Company Shares..........................................  A-6
Transaction Support Agreement..............................................  A-1
Trip....................................................................... A-10
Trip Common Stock.......................................................... A-10
Trip Stock Option Plans.................................................... A-10
UAL........................................................................  A-1
United.....................................................................  A-1
WARN Act................................................................... A-24

                          AGREEMENT AND PLAN OF MERGER

   Agreement and Plan of Merger (this "Agreement"), dated as of June 15, 2001, by and among Cendant Corporation, a Delaware corporation ("Parent"), Galaxy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Galileo International, Inc., a Delaware corporation (the "Company").

                                    RECITALS

   Whereas, the respective Boards of Directors of Parent, Purchaser and the Company each have approved and declared advisable this Agreement and the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (together with the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Company's Rights Agreement, dated as of February 22, 2001, between the Company and LaSalle Bank National Association (the "Rights Agreement," the "Company Common Stock"), other than shares of Company Common Stock owned by Parent, Purchaser or the Company and other than Dissenting Common Stock (as hereinafter defined), will be converted into the right to receive common stock, par value $.01 per share, of Parent ("Parent Common Stock") and cash as provided herein;

   Whereas, simultaneously with the execution and delivery of this Agreement, and as a condition to Parent's willingness to enter into this Agreement, Parent and United Air Lines, Inc., a Delaware corporation ("UAL"), and Covia LLC, a Delaware limited liability company ("Covia" and together with UAL, "United") are entering into a transaction support agreement (the "Transaction Support Agreement"), pursuant to which United has agreed, among other things, to grant Parent a proxy to vote its shares of Company Common Stock in favor of the Merger, upon the terms and subject to the conditions set forth therein;

   Whereas, simultaneously with the execution and delivery of this Agreement, Parent and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to the which the Company will grant to Parent an option (the "Option") to purchase shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

   Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization; and

   Whereas, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   Now, Therefore, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   The Merger

   1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall become a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, 77 W. Wacker, Chicago, Illinois ("Jones Day"), at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver, if permissible) of the conditions set forth in Article VI. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. On or as soon as practicable after the Closing Date, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

   1.4 Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation; Directors of Parent. Unless otherwise agreed by the Company and Parent prior to the Closing, at the Effective Time, without any further action on the part of Parent, Purchaser or the Company:

   (a) The Certificate of Incorporation of the Company shall be amended and restated by virtue of the Merger to read in its entirety in the form attached hereto as Exhibit A (until further amended as provided by law and by such Certificate of Incorporation) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation;

   (b) The Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, its Certificate of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

   (c) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

   (d) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

   1.5 Directors of Parent. At the Effective Time, Parent shall take all actions necessary, including, amending its Bylaws, to cause its Board of Directors to be expanded by one seat and to cause an individual designated by the Board of Directors of the Company and reasonably satisfactory to Parent and who is an Independent Director (as hereinafter defined) to be nominated and appointed to the class of directors whose term shall expire in 2004. A director shall be considered an "Independent Director" if he or she has no relationship to Parent that may interfere with the exercise of his or her independence from Parent and its management. Individuals with the following relationships to Parent are not independent: employment by Parent or any of its affiliates during the then-current year or any of the past five years; acceptance of compensation from Parent or any of its affiliates other than compensation for Board service or benefits under a tax-qualified retirement plan; an immediate family member of an individual who is, or has been in any of the past five years, employed by Parent or any of its affiliates as an executive officer; partnership with or controlling shareholder or executive officer of any for-profit business organization to which Parent made, or from which Parent received, payments that are or have been significant to Parent or the business organization in any of the past five years; and employment as an executive of another company where any of Parent's executives serve on that company's compensation committee.

                                   ARTICLE II

                       Effect of the Merger on Securities
                          of Purchaser and the Company

   2.1 Purchaser Securities. At the Effective Time, each share of common stock, par value $.01 per share, of Purchaser that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   2.2 Company Securities.

   (a) Company Common Stock.

     (i) At the Effective Time, each Participating Company Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the following (the "Merger Consideration") (capitalized terms used in this Section 2.2(a) not otherwise defined in this Agreement have the meanings ascribed to such terms in Section 2.2(a)(iv)):

       (A) the number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock, rounded to the nearest thousandth of a share, equal to the number (the "Exchange Ratio") determined by dividing the Per Share Stock Amount by the Average Parent Trading Price, provided, however, that (X) if the foregoing would result in an Exchange Ratio less than the Low-End Ratio, then the Exchange Ratio shall be the Low-End Ratio, and (Y) if the foregoing would result in an Exchange Ratio greater than the High-End Ratio, then the Exchange Ratio shall be the High-End Ratio (the "Per Share Stock Consideration"), provided, however, that the Per Share Stock Consideration is subject to increase as provided in Section 2.2(a)(iii);

       (B) the lesser of (I) the Per Share Cash Amount and (II) the number determined by dividing (X) the Actual Aggregate Cash Consideration by
    (Y) the excess of (a) the Total Outstanding Company Shares over (b) the Total Parent Owned Company Shares (such lesser amount, the "Per Share Cash Consideration"), provided, however, that the Per Share Cash Consideration is subject to decrease as provided in Section 2.2(a)(ii); and

       (C) the Per Share Additional Stock Consideration, if any.

     (ii) If cash is paid in lieu of fractional shares or there are shares of Dissenting Common Stock, or both, then, (I) the Actual Aggregate Cash Consideration shall be reduced to equal the Adjusted Actual Aggregate Cash Consideration and (II) the Per Share Cash Consideration that the holders of Participating Company Shares are entitled to receive pursuant to Section 2.2(a)(i)(B) shall be reduced to equal the number determined by dividing
  (X) the Adjusted Actual Aggregate Cash Consideration by (Y) the Participating Company Shares.

     (iii) If there are shares of Dissenting Common Stock, then the Per Share Stock Consideration that the holders of Participating Company Shares are entitled to receive pursuant to Section 2.2(a)(i)(A) shall be increased to that number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock, rounded to the nearest thousandth of a share, equal to the number determined by dividing (I) the Actual Aggregate Parent Shares by (II) the Participating Company Shares.

     (iv) For purposes of this Agreement:

   "Actual Aggregate Cash Consideration" shall mean (I) if the Preliminary Aggregate Cash Consideration is less than or equal to the Cash Limitation Amount, then, an amount equal to the Preliminary Aggregate Cash Consideration and (II) if the Preliminary Aggregate Cash Consideration exceeds the Cash Limitation Amount, then, an amount equal to the Cash Limitation Amount.

   "Actual Aggregate Parent Shares" shall mean the product of (I) the excess of
(X) the Total Outstanding Company Shares over (Y) the Total Parent Owned Company Shares, if any, and (II) the Per Share Stock Consideration (determined prior to any increase pursuant to Section 2.2(a)(iii)).

   "Adjusted Actual Aggregate Cash Consideration" shall mean the excess of (I) the Actual Aggregate Cash Consideration over (II) the sum of (X) the Total Cash In Lieu and (Y) the Total Dissenting Cash.

   "Average Parent Trading Price" shall mean the arithmetic average of the per share 4:00 p.m. Eastern time closing sales price of the Parent Common Stock on the New York Stock Exchange (the "NYSE") (as reported on the NYSE Composite
Tape) during the Pricing Period.

   "Cash Limitation Amount" shall mean the number determined by dividing (I) the product of (X) the Cash Limitation Percentage and (Y) the Total Closing Date Stock Consideration Value by (II) the Control Requirement Percentage.

   "Cash Limitation Percentage" shall mean the excess (expressed as a decimal, without rounding) of (I) one over (II) the Control Requirement Percentage. For the avoidance of doubt, if the Total Parent Owned Company Shares shall equal zero, the Cash Limitation Percentage shall equal 0.1950.

   "Closing Date Parent Stock Price" shall mean the average of the high and low trading prices of the Parent Common Stock on the NYSE Composite Tape on the date on which the Effective Time occurs.

   "Controlling Company Shares" shall mean the product of (I) 0.8050 and (II) the Total Outstanding Company Shares.

   "Control Requirement Percentage" shall mean the fraction (expressed as a decimal, without rounding), (I) the numerator of which shall equal the Controlling Company Shares and (II) the denominator of which shall equal the excess of (X) the Total Outstanding Company Shares over (Y) the Total Parent Owned Company Shares. For the avoidance of doubt, if the Total Parent Owned Company Shares shall equal zero, the Control Requirement Percentage shall equal 0.8050.

   "High-End Ratio" shall mean, subject to adjustment pursuant to Section 2.4, the number determined by dividing (I) the Per Share Stock Amount by (II) 17.

   "Low-End Ratio" shall mean, subject to adjustment pursuant to Section 2.4, the number determined by dividing (I) the Per Share Stock Amount by (II) 20.

   "Participating Company Shares" shall mean the excess of (I) the Total Outstanding Company Shares over (II) the sum of (X) the number of shares of Dissenting Common Stock, if any, and (Y) the number of shares of Company Common Stock, if any, cancelled pursuant to Section 2.2(a)(vi).

   "Per Share Additional Stock Consideration" shall mean the number of shares of Parent Common Stock, rounded to the nearest thousandth of a share, equal to the number determined by dividing (I) the Per Share Additional Consideration Value by (II) the Closing Date Parent Stock Price. For purposes of this Section 2.2(a), the Per Share Additional Consideration Value shall be equal to simple interest on $33 calculated at the 30 day London Interbank Offered Rate plus 100 basis points, from the date that is 180 days from the date hereof to the date, if later, on which the Effective Time occurs, provided, however, that if the event described in the first sentence of Section 5.4(f) does not occur, the Per Share Additional Consideration Value (and therefore, the Per Share Additional Stock Consideration) shall be zero. Such amount, if any, shall be determined using a year of 360 days to calculate the interest-equivalent amount.

   "Per Share Cash Amount" shall mean the product of (I) $33 and (II) the Cash Limitation Percentage.

   "Per Share Stock Amount" shall mean the product of (I) $33 and (II) the Control Requirement Percentage.

   "Preliminary Aggregate Cash Consideration" shall mean the product of (I) the Per Share Cash Amount and (II) the excess of (X) the Total Outstanding Company Shares over (Y) the Total Parent Owned Company Shares.

   "Pricing Period" shall mean the 20 consecutive trading days immediately preceding the third consecutive trading day prior to the date of the Stockholders Meeting; provided, however, that if, primarily as a result of the execution by Parent or any Subsidiary thereof of a Restricted Acquisition Agreement (as hereinafter defined), the consents, approvals, permits or authorizations described in Section 5.4 hereof are not obtained by the date that is 30 days after the date on which the Stockholders Meeting occurs, the Pricing Period shall be the 20 consecutive trading days immediately preceding the third consecutive trading day prior to the date on which the last of the approvals described in Section 5.4 shall have been obtained and satisfied.

   "Total Cash In Lieu" shall mean the product of (I) the total number of registered holders of Company Common Stock immediately prior to the Effective Time and (II) the Closing Date Parent Stock Price.

   "Total Dissenting Cash" shall mean the product of (I) the number of shares of Dissenting Common Stock and (II) the greater of (X) $33.00 and (Y) the sum of (a) the product of the Per Share Stock Consideration (determined prior to any increase pursuant to Section 2.2(a)(iii)) and the Closing Date Parent Stock Price and (b) the Per Share Cash Consideration (determined prior to any decrease pursuant to Section 2.2(a)(ii)).

   "Total Parent Owned Company Shares" shall mean the number of shares of Company Common Stock, if any, owned by Parent (or any Subsidiary of Parent) at the Effective Time.

   "Total Closing Date Stock Consideration Value" shall mean the product of (I) the number of Actual Aggregate Parent Shares and (II) the Closing Date Parent Stock Price.

   "Total Outstanding Company Shares" shall mean the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

     (v) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a share of Company Common Stock (other than the Company or holders of Total Parent Owned Company Shares) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 2.3 upon the surrender of a certificate or certificates representing such shares of Company Common Stock.

     (vi) Each share of Company Common Stock included in Total Parent Owned Company Shares or held in the Company's treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

   (b) Special Voting Preferred Stock.

     (i) At the Effective Time, without any action on the part of the holders thereof, any and all shares of Special Voting Preferred Stock, par value $.01 per share, of the Company (the "Special Voting Preferred Stock") then outstanding shall be redeemed by the Company for an amount in cash equal to $100.00 per share (the "Preferred Redemption Price"), payable by the Company by certified check to each holder thereof at its address as set forth on the books of the Company at such time, shall cease to be outstanding or exist, and each holder of shares of Special Voting Preferred Stock shall thereafter cease to have any rights with respect to such shares of Special Voting Preferred Stock, except the right to receive, without interest, the Preferred Redemption Price in accordance with Section 2.3(b)(iv) below upon the surrender of a certificate or certificates representing such shares of Special Voting Preferred Stock. All funds necessary to pay the Preferred Redemption Price and any expenses relating to the redemption of the Special Voting Preferred Stock shall come solely from the Company. All shares of Special Voting Preferred Stock so redeemed shall be retired and shall not thereafter be reissued as part of any series of Preferred Stock of the Company.

     (ii) Each share of Special Voting Preferred Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     (iii) Without limiting the generality or effect of Section 1.4(d) and subject thereto, any and all directors elected to the Company's Board of Directors by holders of Special Voting Preferred Stock shall, at the Effective Time and the time of the actions set forth in Section 2.2(b)(i) above, automatically and without any further action by such directors or such holders be deemed to have resigned from the Company's Board of Directors.

     (iv) At the Effective Time, the Company shall cause to be mailed to each holder of Special Voting Preferred Stock a notice of redemption instructing such holder to surrender its certificate(s) representing Special Voting Preferred Stock in exchange for the Preferred Redemption Price. Upon surrender of such certificate(s), the Company shall deliver to such holder the Preferred Redemption Price and the certificate(s) representing such shares shall forthwith be cancelled.

   (c) Options and SARs; Employee Stock Purchase Plan.

     (i) Without limiting the generality or effect of Section 2.2(a) or 2.3, but subject to subsection (v) of this Section 2.2(c), the Company shall take all action necessary (which includes satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to provide that, immediately prior to the Effective Time, all options to acquire shares of Company Common Stock and all stock appreciation rights related to the price of Company Common Stock (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time under any Company stock option plan or other equity incentive plan (the "Company Stock Option Plans"), whether or not then exercisable, shall (A) cease to represent options to acquire shares of, or stock appreciation rights related to the price of, Company Common Stock, (B) be converted into options to purchase shares of, or stock appreciation rights related to the price of, Parent Common Stock in an amount and at an exercise price determined as provided below and (C) with respect to unvested options or unvested stock appreciation rights that have an exercise price that is less than the Average Company Trading Price (as hereinafter defined), become fully vested and exercisable (and otherwise be subject to the terms of the applicable option plans and the applicable option agreements representing grants thereunder) (the "Assumed Options"):

       (1) The number of shares of Parent Common Stock to be subject to each new option or right shall be equal to the product of the number of shares of Company Common Stock subject to the original option or right and the Option Exchange Ratio (as hereinafter defined); provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

       (2) The exercise price per share of Parent Common Stock under each new option or right shall be equal to the exercise price per share of Company Common Stock under the original option or right divided by the Option Exchange Ratio; provided that such exercise price shall be rounded to the nearest whole cent.

  The adjustment provided herein with respect to any options that are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new options and rights shall, except as provided above, be the same as the original options and rights except that all references to the Company shall be deemed to be references to Parent. For purposes of this Section 2.2(c), (A) "Average Company Trading Price" shall mean the arithmetic average of the per share 4:00 p.m. Eastern time closing sales price of the Company Common Stock on the NYSE (as reported on the New York Stock Exchange Composite Tape) for the 20 consecutive trading days immediately preceding the third trading day prior to the date of the Stockholders Meeting and (B) "Option Exchange Ratio" shall mean the quotient derived by dividing $33.00 by the Average Parent Trading Price per share of Parent Common Stock; provided that (X) if the foregoing would result in an Option Exchange Ratio less than 1.65000, the Option Exchange Ratio shall be deemed to be 1.65000 and (Y) if the foregoing would result in an Option Exchange Ratio greater than 1.94118, the Option Exchange Ratio shall be deemed to be 1.94118; provided further, however, that if the event described in the first sentence of Section 5.4(e) occurs, the Option Exchange Ratio shall be appropriately and equitably increased to take into account the amount of the Per Share Additional Stock Consideration.

     (ii) As soon as practicable following the Effective Time, Parent shall deliver, upon due surrender of the Assumed Options, to holders of Assumed Options appropriate agreements representing the right to acquire Parent Common Stock, or stock appreciation rights related to the price of Parent Common Stock, on the same terms and conditions as contained in the Assumed Options (except as otherwise set forth in this Section 2.2(c)). Except as expressly contemplated herein, Parent shall comply with the terms of the Company Stock Option Plans as they apply to the Assumed Options. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options in accordance with this Section 2.2(c). Parent shall file with the SEC (as hereinafter defined) a registration statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act") or on another appropriate form, effective as of, or reasonably promptly following, the Effective Time, with respect to Parent Common Stock subject to the Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and exercisable. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements of Section 16 of the Exchange Act, Parent shall administer the Company Stock Option Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     (iii) Effective at or before the Effective Time, the Company shall take all actions necessary to cause the termination of the Galileo International, Inc. Employee Stock Purchase Plan (the "Company ESPP") and shall take all necessary steps to refund, without interest, to each Participant (as defined in the Company ESPP) any amounts withheld from such Participant's compensation pursuant to a subscription agreement under the Company ESPP to the extent that such amount has not been used to purchase Company Common Stock on a Purchase Date (as defined in the Company ESPP) occurring prior to the effective date of termination of the Company ESPP.

     (iv) After the Effective Time, all options to acquire shares of common stock, par value $.01 per share ("Quantitude Common Stock"), of Quantitude, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Quantitude"), and shares of common stock, par value $.01 per share ("Trip Common Stock"), of Trip.com, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Trip"), outstanding immediately prior to the Effective Time under the Quantitude Inc. 2001

  Equity Incentive Plan in the form heretofore provided to Parent (the "Quantitude Stock Option Plan") and the Trip.com, Inc. 2001 Equity Incentive Plan in the form heretofore provided to Parent (the "Trip Stock Option Plan," and together with the Quantitude Stock Option Plan the "Subsidiary Plans"), whether or not exercisable, shall remain outstanding following the Effective Time and remain subject to the terms of the applicable Subsidiary Plan and the applicable option agreements representing grants thereunder.

     (v) The Company and its Subsidiaries shall use its reasonable best efforts (which include satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act) to provide that, immediately prior to the Effective Time, all stock appreciation rights related to Company Stock (individually, an "SAR" and collectively, the "SARs") outstanding immediately prior to the Effective Time under any equity incentive plan of the Company ("Company Equity Incentive Plan"), whether or not then exercisable, shall be cancelled and each holder of SAR shall promptly after the Effective Time receive from the Surviving Corporation, for each SAR, (I) an amount in cash equal to the difference of the Merger Consideration minus the per share exercise price of such SAR, without interest, to the extent such difference is a positive number or
  (II) to the extent such difference is a negative number, such other consideration as is described in subsection (B) below (hereinafter referred to as the "SAR Consideration"), and that all SARs will be terminated and thereafter represent only the right to receive the SAR Consideration; provided, however that with respect to any Person subject to Section 16(a) of the Exchange Act, any such amount will be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act.

       (A) Notwithstanding anything herein stated, no SAR Consideration will be paid with respect to any SAR unless, at or prior to the time of such payment (i) such SAR is cancelled and (ii) to the extent necessary under the terms of such SAR, the holder of such SAR has executed and delivered a release of any and all rights the holder had or may have had in respect of such.

       (B) Without limiting the generality or effect of the foregoing, prior to the Effective Time, the Company will use reasonable best efforts to obtain all necessary consents or releases, if any, from holders of SARs under any Company Equity Incentive Plan and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section. In the event that any SAR is not cancelled in accordance with the foregoing, such SAR shall be converted to a stock appreciation right related to the price of Parent Common Stock in accordance with Section 2.2(c)(i). The Company or its Subsidiaries may, but shall not be required to, offer additional consideration for the purpose of obtaining such consents or releases. Such additional consideration shall be subject to the advance approval of Parent, which approval shall not be unreasonably withheld.

   2.3 Exchange of Certificates Representing Company Common Stock.

   (a) As of the Effective Time, (i) Parent shall appoint a commercial bank or trust company, reasonably satisfactory to the Company, to act as exchange agent (the "Exchange Agent") hereunder for payment of the Merger Consideration upon surrender of certificates representing any shares of Company Common Stock cancelled pursuant to Section 2.2(a) (the "Certificates") and (ii) Parent shall enter into an agreement with the Exchange Agent reasonably satisfactory to the Company which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the aggregate number of whole shares of Parent Common Stock (rounded up to the nearest whole share) issuable pursuant to Section 2.2 in exchange for outstanding shares of Company Common Stock and an amount of cash equal to the aggregate amount payable to the holders of outstanding shares of Company Common Stock (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto with a record date after the Effective Time being hereinafter collectively referred to as the "Exchange Fund").

   (b) As promptly as possible after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which letter shall be in such form and have such other provisions as are customary for letters of this nature, and
(ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, (i) the holder of such Certificate representing Company Common Stock shall be entitled to receive in exchange therefor certificates representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with
Section 2.3(c) and a check in the amount equal to the cash which such holder has the right to receive pursuant to the provisions of this Article II (including any cash in lieu of any fractional shares in accordance with Section 2.3(e)), and (ii) the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange and payment may be made with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time for all purposes, to represent the right to receive upon surrender the Merger Consideration with respect to the shares formerly represented thereby. Notwithstanding the foregoing, Certificates representing Company Common Stock surrendered for exchange by any person constituting an "affiliate" of the Company shall not be exchanged until Parent has received an Affiliate Letter as provided in Exhibit B hereto. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

   (c) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Parent Common Stock represented thereby, and no cash which such holder has the right to receive pursuant to the provisions of this Article II (including any cash payment in lieu of fractional shares pursuant to Section 2.3(e)) shall be paid to any such holder, and all such dividends, other distributions and cash shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of cash which such holder has the right to receive pursuant to the provisions of this Article II (including any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e)) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to each whole share of Parent Common Stock.

   (d) All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of the Agreement, which remain unpaid at the Effective Time.

   (e) (i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of the issuance of such fractional shares, the Exchange Agent shall sell such number of whole shares of Parent Common Stock (rounded up to the nearest whole share) in the open market in order to pay each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Average Parent Trading Price.

   (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 2.3(b).

   (f) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditors for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement.

   (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Exchange Agent will issue, in each case, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

   2.4 Adjustment of Merger Consideration.

   (a) If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Merger Consideration shall be appropriately and equitably adjusted.

   (b) If, subsequent to the date of this Agreement but prior to the Effective Time, Parent declares, sets aside or pays any dividend or makes any other distribution or payment (whether in cash, stock, property or any combination thereof), in each such case with respect to its outstanding shares of Parent Common Stock, including, without limitation, any of the foregoing in connection with a spin-off, split-off or split-up, the record date for which is prior to the Effective Time (a "Section 2.4(b) Transaction"), then the following adjustments shall be made to the Low-End Ratio, the High-End Ratio and the Walk-Away Price (as hereinafter defined):

     (i) the High-End Ratio shall equal the number determined by dividing the Per Share Stock Amount by the Adjusted High-End Price;

     (ii) the Low-End Ratio shall equal the number determined by dividing the Per Share Stock Amount by the Adjusted Low-End Price; and

     (iii) the Walk-Away Price shall equal $14.00 minus the Adjustment
  Factor.

   (c) As used in this Section 2.4, the following terms shall have the following meanings:

     (i) "Adjusted High-End Price" shall mean an amount equal to $17.00 minus the Adjustment Factor;

     (ii) "Adjusted Low-End Price" shall mean an amount equal to $20.00 minus the Adjustment Factor; and

     (iii) "Adjustment Factor" shall mean the number determined by dividing the Distribution Value by the aggregate number of shares of Parent Common Stock outstanding immediately prior to the Effective Time.

     (iv) "Distribution Value" shall mean (I) for Section 2.4(b) Transactions not involving a Spin-Off (as hereinafter defined) the aggregate fair market value on the distribution date of the assets, property, cash, securities, rights, warrants or options distributed in respect of the Parent Common Stock in the Section 2.4(b) Transaction, as determined in good faith by the Board of Directors of Parent; or (II) in respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of Parent, which securities are listed for and are actually trading on an exchange or the Nasdaq National Market System (a "Spin-Off"), the product of (x) the arithmetic average of the per share 4:00 p.m. Eastern time closing sales price of such securities for the 10 consecutive trading days commencing on and including the first day of trading of such securities after the effectiveness of the Spin-Off, and (y) the aggregate number of such securities outstanding during such 10-day period.

   (d) Parent shall not, during the Pricing Period, effect any Section 2.4(b) Transaction or cause the Parent Common Stock to trade ex-dividend with respect to any Section 2.4(b) Transaction.

   (e) Parent shall not, prior to the Effective Time, effect, or cause the Parent Common Stock to trade ex-dividend with respect to, any Section 2.4(b) Transaction other than the previously announced Spin-Off of Parent's individual membership and loyalty business.

   2.5 Dissenting Company Stockholders. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled only to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such
Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III

                 Representations and Warranties of the Company

   The Company hereby represents and warrants to Parent and Purchaser as follows:

   3.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole, except any such effect resulting primarily from (a) this Agreement, the transactions contemplated by this Agreement or the announcement thereof, (b) Parent's announcement or other communication of Parent of the plans or intentions of Parent with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries, (c) changes or conditions (including changes in economic, financial market, regulatory or political conditions) affecting generally the air travel industry, the CRS industry, or the information services industry in which the Company or its Subsidiaries participates or (d) the Company's or its Subsidiaries' failure to engage in actions and activities in accordance with Section 5.2(b) in furtherance of the Company's web hosting business or Quantitude's third party telecommunications business (a "Company Material Adverse Effect") and would not prevent or materially delay consummation of the transactions contemplated hereby. The Company has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.1 of the disclosure letter, dated this date, delivered by the Company to Parent (the "Company Disclosure Letter"), the Company has heretofore delivered to Parent true and correct copies of the Certificate of Incorporation and Bylaws (or equivalent organizational documents) as currently in effect for the Company and each of its Subsidiaries. Except as set forth in Schedule 3.1 of the Company Disclosure Letter, such Certificates of Incorporation and Bylaws (or equivalent organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries. The term "Subsidiaries," when used in this Agreement with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions.

   3.2 Authorization, Validity and Effect of Agreements. The Company's Board of Directors has on or prior to the date of this Agreement (a) declared the Merger advisable and in the best interest of the Company and its stockholders and approved this Agreement in accordance with applicable Law, (b) resolved to recommend the approval of this Agreement by the Company's stockholders at a meeting thereof duly called and held in accordance with the Company's Certificate of Incorporation and Bylaws and the requirements of the DGCL (the "Stockholders Meeting") and (c) directed that this Agreement be submitted to the Company's stockholders for approval (collectively, the "Board Recommendation"). The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and all other agreements and documents contemplated hereby (the "Ancillary Documents") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Option Agreement and the Ancillary Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Option Agreement and the Ancillary Documents to which it is a party or to consummate the transactions contemplated hereby and thereby other than (i) assuming the accuracy of Parent's and Purchaser's representation and warranty set forth in Section 4.16, the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (voting as one class with each share of Company Common Stock having one vote) (the "Company Stockholder Approval") and (ii) the filing and recordation of the Certificate of Merger in accordance with the DGCL. This Agreement and the Option Agreement have been, and any Ancillary Document to which the Company is a party at the time of execution shall have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of any other parties thereto) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights and general principles of equity.

   3.3 Compliance with Laws. Except as set forth in Schedule 3.3 of the Company Disclosure Letter, the Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of (a) their respective Certificates of Incorporation and Bylaws (or equivalent organizational documents), (b) any order of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any arbitration board or tribunal ("Governmental Entity") or (c) any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree ("Laws") applicable to the Company or such Subsidiaries or any of their respective properties or assets, except, in the case of clauses
(b) and (c) above, where such non-compliance, default or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, would not prevent or materially delay consummation of the transactions contemplated hereby and would not impose a risk of criminal liability, criminal fines, imprisonment or confinement, in each case, upon any officer, employee or director of the Company, Parent or any of their respective Subsidiaries. Schedule 3.3 of the Company Disclosure Letter sets forth any material order of any Governmental Entity binding on the Company or such Subsidiaries.

   3.4 Capitalization. The authorized capital stock of the Company consists of
(a) 250,000,000 shares of Company Common Stock, (b) 7 shares of Special Voting Preferred Stock of which (i) 1 share has been designated Series A Special Voting Preferred Stock (the "Series A Special Voting Preferred Stock"), (ii) 1 share has been designated Series B Special Voting Preferred Stock (the "Series B Special Voting Preferred Stock"), (iii) 1 share has been designated Series C Special Voting Preferred Stock (the "Series C Special Voting Preferred Stock"),
(iv) 1 share has been designated Series D Special Voting Preferred Stock (the "Series D Special Voting Preferred Stock"), (v) 1 share has been designated Series E Special Voting Preferred Stock (the "Series E Special Voting Preferred Stock"), (vi) 1 share has been designated Series F Special Voting Preferred Stock (the "Series F Special Voting Preferred Stock"), and (vii) 1 share has been designated Series G Special Voting Preferred Stock (the "Series G Special Voting Preferred Stock"), and (c) 25,000,000 shares of ordinary preferred stock, par value $.01 per share (the "Ordinary Preferred Stock," and, collectively with the Special Voting Preferred Stock, the "Preferred Stock"). 2,500,000 shares of Ordinary Preferred Stock have been designated as Series H Junior Participating Preferred Stock ("Series H Preferred Stock") in connection with the Rights issued pursuant to the Rights Agreement. As of May 31, 2001,
(A) 87,390,109 shares of Company Common Stock were issued and outstanding, (B)
(1) 1 share each of Series A, B and E of Special Voting Preferred Stock were issued and outstanding, (2) no shares of Ordinary Preferred Stock were issued and outstanding, (3) no shares of Series H Preferred Stock were issued or outstanding, and (4) no other shares of capital stock of the Company were issued and outstanding, (C) 4,047,545 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options, and (D) 18,021,476 shares of Company Common Stock were held by the Company in its treasury. Except for the Rights and the aforementioned stock options, and except as set forth in Schedule 3.4 of the Company Disclosure Letter and the Option Agreement, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights, the Option Agreement and the aforementioned stock options and other than pursuant to the Company Benefit Plans (as defined in Section 3.11) or as set forth in Schedule 3.4 of the Company Disclosure

Letter, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments (Y) to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, or (Z) obligating the Company or any Subsidiary of the Company to (1) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests or (4) make any investment (in the form of a loan, capital contribution or otherwise) in any person in an amount in excess of $1,000,000, individually or in the aggregate. Except as set forth under the heading "Certain Relationships and Related Transactions" in the Company's definitive proxy statement for its annual meeting of stockholders held on May 17, 2001 (the "2001 Proxy Statement"), or in Schedule 3.4 of the Company Disclosure Letter, there are no voting trusts, voting agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

   3.5 Subsidiaries. Schedule 3.5 of the Company Disclosure Letter lists all of the Subsidiaries of the Company. Except as set forth in Schedule 3.5 of the Company Disclosure Letter, each of the Company's Subsidiaries is a corporation, partnership, limited liability company or similar form of entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the corporate, partnership or similar power and authority to own or lease and operate its properties and carry on its business as now conducted. Except as set forth in
Schedule 3.5 of the Company Disclosure Letter, each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay consummation of the transactions contemplated hereby. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiaries) of each of the Company's Subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "Liens"). Except as set forth in Schedule 3.5 of the Company Disclosure Letter, neither the Company or any of its Subsidiaries nor any of their respective officers, employees or directors have issued, granted or sold, or promised, committed or proposed to issue, grant or sell, to any person any options, warrants, shares or other equity interests in any Subsidiary of the Company, including Quantitude and Trip. No Subsidiary of the Company owns any capital stock or has any equity interest in the Company. Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.
Schedule 3.5 of the Company Disclosure Letter sets forth the following information for each Subsidiary of the Company: (a) its name and jurisdiction of incorporation or organization, (b) its authorized capital stock or share capital, (c) the number of issued and outstanding shares of capital stock, share capital or other equity interests, and (d) any debt securities issued by it. Except for the Company's interests in the Subsidiaries as set forth in
Schedule 3.5 of the Company Disclosure Letter or as otherwise set forth in such Schedule, neither the Company nor the Subsidiaries own, directly or indirectly, any stock, interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other form of entity.

   3.6 No Violation; Consents. Except as set forth in Schedule 3.6 of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement, the Option Agreement or any of the Ancillary Documents to which it is a party nor the consummation by the Company of the transactions contemplated hereby or thereby will: (a) violate, conflict with or result in a breach of the respective Certificates of Incorporation or Bylaws (or equivalent organizational documents) of the Company or any Subsidiary of the Company; (b) violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, sublease, contract, agreement or other instrument, commitment or obligation (each, a "Contract" and, collectively, "Contracts") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, except for any of the foregoing matters which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (c) provided that the authorizations, filings and registrations described in clause (d) of this Section 3.6 have been obtained and made, violate any Laws applicable to the Company, any Subsidiary of the Company or any of their respective properties or assets except for any such violations which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; or (d) require any consent, approval or authorization of, or filing or registration with, any Governmental Entity, except (i) for (A) applicable requirements of the Securities Act and the Exchange Act, (B) the applicable pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act"), any required filings with or approvals under the EC Merger Regulation (as hereinafter defined) and the Australian Approval (as hereinafter defined), (C) such other required filings with or approvals of foreign competition Law authorities, (D) the applicable requirements of the Communications Act of 1934, as amended (the "FCC Act"), and (E) the filing and recordation of a Certificate of Merger pursuant to the DGCL, or (ii) where the failure to obtain any such consent, approval or authorization, or to make any such filing or registration would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay consummation of the transactions contemplated hereby.

   3.7 Company Reports; Financial Statements. (a) The Company filed all forms, reports, schedules, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1998 (collectively, including all exhibits and information incorporated by reference therein, the "Company Reports"). As of their respective dates (and if amended or supplemented by a filing prior to the date of this Agreement, then as of the date of such filing), the Company Reports (i) complied in all material respects with the then-applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

   (b) Except as set forth in Schedule 3.7 of the Company Disclosure Letter, each of the consolidated balance sheets (including all related notes) included in the Company Reports fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income (including all related notes), retained earnings and cash flows of the Company included in the Company Reports fairly presents the results of operations, retained earnings or cash flows of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments, none of which are material in kind or amount), in each case, in accordance with United States generally accepted accounting principles consistently applied ("GAAP") during the periods involved, except as may be noted therein.

   3.8 Litigation. Except as set forth in Schedule 3.8 of the Company Disclosure Letter or under the heading "Legal Proceedings" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Annual Report"), there are no actions, suits, proceedings, inquiries or, to the knowledge of the Company, investigations ("Litigation") pending, publicly announced or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, at law or in equity, and there are no orders of any Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate,
(a) have had or would reasonably be expected to have a

Company Material Adverse Effect, (b) would prevent or materially delay consummation of the transactions contemplated hereby or (c) as of the date hereof, question or challenge the validity of this Agreement.

   3.9 Absence of Certain Changes. Except as set forth in Schedule 3.9 of the Company Disclosure Letter, since March 31, 2001, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not been or occurred (a) any event, condition, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (b) any action taken by the Company that, if taken after the date of this Agreement without the prior written consent of Parent, would be a violation of Section 5.2 hereof.

   3.10 Taxes. (a) Except as set forth in Schedule 3.10 of the Company Disclosure Letter and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) have timely filed all Tax Returns (as defined below) required to be filed by each of the Company and its Subsidiaries, and all such Tax Returns are complete and correct and (ii) except for those Taxes (as defined below) being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with GAAP, each of the Company and its Subsidiaries have paid (or the Company has paid on its behalf) all Taxes required to be paid by each of the Company and its Subsidiaries. Except as set forth in Schedule 3.10 of the Company Disclosure Letter, the financial statements included in the Company Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and each of its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Except as set forth in Schedule 3.10 of the Company Disclosure Letter, there is no action, suit, claim or assessment pending with respect to Taxes that is not adequately reserved for or which, if upheld, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Schedule 3.10 of the Company Disclosure Letter, each of the Company and its Subsidiaries have complied with all applicable rules and regulations relating to the withholding of Taxes and have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid, including, without limitation, withholding in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for Taxes which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.10 of the Company Disclosure Letter, there is no agreement, contract, plan or arrangement involving the Company or any of its Subsidiaries and covering any person that individually or collectively could give rise to the payment of any amount that would not be deductible by Parent, Purchaser, the Company or any of their respective Subsidiaries by reason of Section 280G of the Code. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") means any (x) federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, (y) liability for the payment of any amounts described in clause (x) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability and (z) liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any agreement to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y) above, and
(B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

   (b) None of the Company nor any of its affiliates has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   3.11 Employee Benefit Plans. (a) All employee benefit plans, compensation arrangements and other benefit arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of ERISA (as hereinafter defined), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or severance, retirement, pension or savings benefits, which are subject to U.S. Law and cover employees, directors, former employees and former directors of the Company or its Subsidiaries (the "Company Benefit Plans") and all employee agreements (excluding (i) offer letters establishing the terms of at-will employment and (ii) non-U.S. employment or consulting agreements, which in each case are required or imposed by the Law of the jurisdiction) providing compensation, severance or other benefits to any officer, employee or former employee of the Company or its Subsidiaries are set forth in Schedule 3.11 of the Company Disclosure Letter. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service and, to the knowledge of the Company, continues to satisfy the requirements for such qualification, except for where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate of the Company maintains, contributes to, or has since January 1, 1996, maintained or contributed to, any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, no Company Benefit Plan and neither the Company nor its Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA which, individually or in the aggregate, has not had and would reasonably be expected to result in a Company Material Adverse Effect or has engaged in any transaction which is reasonably likely to result in any such liability or penalty. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.8 or Schedule 3.11 of the Company Disclosure Letter, there is no pending or, to the knowledge of the Company, threatened Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding routine claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as required by Law or as set forth in Schedule 3.11 of the Company Disclosure Letter, neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no Company Benefit Plan, provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, all contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet of the Company dated March 31, 2001, except for such failures to contribute as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not be reasonably expected to result in a Material Adverse Effect, and except as set forth in Schedule 3.11 of the Company Disclosure Letter, there has been no formal amendment by the Company to any Company Benefit Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the year ended December 31, 2000. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer except as expressly provided in this Agreement, and no amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Except as set forth in Schedule
3.11 of the Company Disclosure Letter, no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full and that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Schedule 3.11 of the Company Disclosure Letter, with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Company Benefit

Plan, as determined by the Company Benefit Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such projected benefit obligations. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, no Company Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or a "multiple employer plan" as such term is defined in Section 413 of the Code. Each Company Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code satisfies the requirements of Section 501(c)(9) of the Code, except where non-compliance would not be reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, with respect to each Company Benefit Plan that is not subject to United States Law (a "Foreign Benefit Plan"): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices except for such contributions or accruals, the failure of which to make or accrue, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, except in each case, for insufficiencies or transactions which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities except for such failures to register or maintain as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

   (b) For purposes of this Agreement, "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 400l(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

   3.12 Labor and Employment Matters. Except as set forth in Schedule 3.12 of the Company Disclosure Letter or to the extent imposed or implied by applicable foreign Law, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement with employees or other Contracts or understandings with a labor union or labor organization. Except as set forth in Schedule 3.12 of the Company Disclosure Letter, there are no strikes or lockouts with respect to any employee of the Company or any Subsidiary, and to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Subsidiary. Except for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in
Schedule 3.12 of the Company Disclosure Letter, (a) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business; (b) there is no slowdown, work stoppage or threat thereof by or with respect to such employees; and (c) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, and (C) unfair labor practices. Except as set forth in Schedule 3.8 or Schedule 3.12 of the Company Disclosure Letter, there is no Litigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, alleging a violation of applicable Laws, rules or regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, or unfair labor practice that, individually or in the aggregate, has had or would reasonably by expected to have a Company Material Adverse Effect. Except as set forth in

Schedule 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the "WARN Act") as a result of any action taken by the Company (other than at the written direction of Parent) and that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

   3.13 Intellectual Property Rights.

   (a) Schedule 3.13 of the Company Disclosure Letter set forth a complete and accurate list of all U.S. and foreign patents, patent applications, trademarks, trademark applications, trademark registrations, Internet domain name registrations, service marks, service mark applications, service mark registrations, logos, copyrights, copyright registrations and copyright applications, and such Schedule sets forth a complete and accurate list of all technical know-how and other proprietary intellectual property rights and software programs and systems (collectively, "Intellectual Property Rights") that are material to the conduct of the business of (i) the Company and its Subsidiaries taken as a whole, (ii) Trip or (iii) Quantitude, in each case, as currently or planned to be conducted, and identifying the owner or licensor of such material Intellectual Property Rights. Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all the Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole ("Material Intellectual Property Rights") used by it in connection with its businesses as currently conducted or planned to be conducted, in each case, free and clear of all Liens, except for where the failure to own, be validly licensed or have the right to use such Material Intellectual Property Rights or where the presence of Liens on such Material Intellectual Property Rights would not reasonably be expected to result in a Company Material Adverse Effect.

   (b) Except as set forth in Schedule 3.13 of the Company Disclosure Letter, no claims are pending or, to the knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating or interfering with the rights of any person with regard to any Intellectual Property Rights. Except as set forth in
Schedule 3.13 of the Company Disclosure Letter, as of the date of this Agreement, to the knowledge of the Company, no person or persons are infringing, misappropriating or otherwise violating or interfering with the rights of the Company or of any of its Subsidiaries with respect to any Intellectual Property Rights.

   (c) Except as set forth in Schedule 3.13 of the Company Disclosure Letter, no claims are pending or, to the knowledge of the Company, threatened in writing with regard to ownership or enforceability by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights.

   (d) Except as set forth in Schedule 3.13 of the Company Disclosure Letter, the Material Intellectual Property Rights owned by the Company and its Subsidiaries are in full force and effect, and have not expired or been cancelled or abandoned, and, to the knowledge of the Company, are valid and enforceable, except where such cancellation, expiration or abandonment, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Schedule 3.13 of the Company Disclosure Letter, all material patents, trademarks and applications and registrations therefor owned by the Company or any of its Subsidiaries have been duly registered, filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated on Schedule 3.13 of the Company Disclosure Letter, all necessary affidavits of continuing use have been filed and all necessary maintenance and other applicable fees have been timely paid to continue all such rights in effect, except failures to register, file or pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.13 of the Company Disclosure Letter, none of the material patents and patent applications listed on Schedule 3.13 of the Company Disclosure Letter has been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. Except as set forth in Schedule 3.13 of the Company Disclosure Letter, each inventor named on the patents and patent applications identified as being owned by the Company or any of its Subsidiaries on Schedule 3.13 of the Company Disclosure Letter has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, except to the extent that any failures to assign would not reasonably be expected to have a Company Material Adverse Effect.

   (e) Except as set forth in Schedule 3.13 of the Company Disclosure Letter, the Company uses, and has used, reasonable best efforts to maintain the confidentiality of its trade secrets and other confidential proprietary information.

   (f) Except as set forth in Schedule 3.13 of the Company Disclosure Letter, all of the Material Intellectual Property Rights that are owned by the Company or one of its Subsidiaries were either developed (i) by employees of the Company or any Subsidiary (or a predecessor entity thereof) within the scope of their employment or (ii) by independent contractors who have assigned their rights to the Company or any Subsidiary pursuant to written agreements.

   (g) Except as set forth in Schedule 3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary has licensed its rights in any Intellectual Property Rights owned by it except pursuant to written agreement, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

   (h) Except as set forth in Schedule 3.13 of the Company Disclosure Letter, no royalties, honoraria or other fees are payable by the Company or any Subsidiary to any third parties (other than Governmental Entities) for the use of or right to use any Intellectual Property Rights except (i) pursuant to written agreements or (ii) as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

   3.14 Permits. Except as set forth in Schedule 3.14 of the Company Disclosure Letter, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.14 of the Company Disclosure Letter, all Company Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay consummation of the transactions contemplated hereby.

   3.15 Environmental Compliance. Except for any non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Schedule
3.15 of the Company Disclosure Letter, (a) the Company and its Subsidiaries are in compliance with all applicable Laws relating to Environmental Matters (as hereinafter defined); (b) the Company and its Subsidiaries have obtained, and are in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of the Company or its Subsidiaries; and
(c) to the Company's knowledge, there are no past or present events, conditions, or activities by the Company or its Subsidiaries that would prevent compliance or continued compliance with any Law or give rise to any Environmental Liability (as hereinafter defined).

   As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including matters relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes. "Environmental Liability" means any liability or obligation arising from or relating to any Environmental Matter or arising under any Law or under any current theory of law or equity (including, without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

   3.16 Material Contracts.

   (a) Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following Contracts (collectively, the "Material Contracts"):

     (i) Contracts with any current or former director or officer of the Company other than (A) Contracts with former directors or officers that are no longer in effect, (B) Contracts pursuant to any Company Benefit Plan or similar arrangement listed in Section 3.11 or in Schedule 3.11 of the Company Disclosure Letter, and (C) Contracts entered into in the ordinary course of business consistent with past practice;

     (ii) Contracts involving amounts in excess of $3,000,000 and which cannot be cancelled by the Company or a Subsidiary of the Company within 90 days following notice thereof without the payment of a material penalty (A) for the sale of any of the assets of the Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business, consistent with past practice, or (B) for the grant to any person of any preferential rights to purchase any of its assets;

     (iii) Any non-competition agreements or other Contracts which restrict the Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area in any material manner; or otherwise limit in any material respect the manner in which or localities in which the Company and its Subsidiaries conduct their businesses ("Non-Competition Contracts");

     (iv) Any Contract that requires the Company to conduct business exclusively with one or more Persons in any particular geographic area or with respect to any particular product or service and that cannot be canceled by the Company within 90 days following notice thereof without the payment of a material penalty ("Exclusivity Contracts");

     (v) Indentures, credit agreements, security agreements, mortgages, guarantees and promissory notes, and other Contracts relating to the borrowing of money or the lending of money by the Company or any of its Subsidiaries involving amounts in excess of $3,000,000 ("Loan Contracts");

     (vi) Contracts between the Company or any of its Subsidiaries, on the one hand, and any holder of more than 5% of the Company's equity securities, on the other hand, including United and SAir Group Ltd. ("SAirGroup") or any affiliate thereof;

     (vii) Agreements involving the provision of services by the Company involving annual amounts in excess of $3,000,000 and that cannot be canceled by the Company within 90 days following notice thereof without the payment of a material penalty;

     (viii) Partnership, joint venture and similar agreements ("Partnership Contracts");

     (ix) Bonds or agreements of guarantee or indemnification in which the Company or any Subsidiary of the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in excess of $3,000,000 and that cannot be terminated by the Company or such Subsidiary of the Company within 90 days following notice thereof without the payment of a material penalty, other than any of the foregoing relating to obligations of the Company or any Subsidiary of the Company ("Guarantees");

     (x) Any Contract (other than (A) Contracts pursuant to any Company Benefit Plan or similar arrangement listed in Section 3.11 or in Schedule
  3.11 of the Company Disclosure Letter or (B) Contracts with former directors, officers or employees of the Company or any of its Subsidiaries that are no longer in effect) providing for future payments in excess of $3,000,000 that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries ("Change in Control Contracts");

     (xi) Any nondisclosure, confidentiality or standstill agreements with any Person (excluding nondisclosure agreements with any Person entered into in the ordinary course of business consistent with past practice) ("Confidentiality Contracts"); provided, however, that any such agreement that was entered into in connection with the strategic evaluation process that led to the execution of this Agreement shall be provided in form only, with a schedule of material changes or modifications to such form agreed to by the Company;

     (xii) Any Contracts having a value in excess of $3,000,000 and (A) that grant or obtain any right to use or practice any Material Intellectual Property Rights or (B) restricting the Company's or any of its Subsidiaries' right to use any Material Intellectual Property Rights;

     (xiii) Any lease or sublease pursuant to which the Company and its Subsidiaries leases or subleases material facilities ("Leases"); and

     (xiv) Any Contract that cannot be cancelled by the Company within 90 days following notice thereof without the payment of a material penalty and that obligates the Company to make any annual payments to any person, including for the purchase of goods or services, in excess of $3,000,000 ("Miscellaneous Contracts").

   (b) Except as set forth in Schedule 3.16 (b) of the Company Disclosure Letter, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in proceeding at law or in equity). Except as set forth in Schedule 3.16 (b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach of or default under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in breach thereof or default thereunder, except, in each case, for such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

   (c) Except as set forth on Schedule 3.16(c), the Company has not received written notice from any of the persons listed on Schedule 3.16(c) under the heading "Section 3.16(c) Persons" of the Company Disclosure Letter terminating, or threatening to terminate any of its Material Contracts listed in Schedule 3.16(a) of the Company Disclosure Letter or the business relationship arising therefrom.

   3.17 Title to Property. Except as set forth in Schedule 3.16 or Schedule
3.17 of the Company Disclosure Letter, each of the Company and its Subsidiaries
(a) has good and marketable title to all real property owned by it and (b) has good and marketable title to, or valid leasehold interests in, or the right to use, all its material properties and assets necessary for the conduct of their respective businesses, except, in each case, for defects in title, easements, restrictions, restrictive covenants and encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

   3.18 Brokers. Except for J.P. Morgan Securities, Inc. (the "Financial Advisor"), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company or any of its Subsidiaries. True and correct copies of the engagement letter between the Company and the Financial Advisor have been made available to Parent.

   3.19 Opinion of Financial Advisor. The Company has received the written opinion of the Financial Advisor to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

   3.20 Rights Agreement. The Company has caused the Rights Agreement to be amended to be inapplicable to the approval, execution and delivery of (a) this Agreement, (b) the Option Agreement and (c) the Transaction Support Agreement, and the consummation of the transactions contemplated hereby or thereby.

   3.21 State Takeover Statutes. Prior to the date hereof, the Company's Board of Directors has approved the Merger, this Agreement, the Transaction Support Agreement, the Option Agreement and the transactions contemplated hereby and thereby and, assuming the accuracy of Parent's and Purchaser's representation and warranty set forth in Section 4.16, such approval is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement, the Transaction Support Agreement and the transactions contemplated hereby and thereby, the limitations on business combinations contained in Section 203 of the DGCL. To the knowledge of the Company and, assuming the accuracy of Parent's and Purchaser's representations and warranties set forth in Section 4.16, no other state takeover statute or similar statute or regulation applies to the transactions contemplated hereby and by the Ancillary Documents and no such statute or regulation, and no similar provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Company Common Stock that may be acquired or controlled by Parent.

   3.22 No Undisclosed Liabilities. Except (i) as disclosed in Schedule 3.22 of the Company Disclosure Letter, (ii) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the 2000 Annual Report or in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (the "2001 Quarterly Report"), (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iv) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since March 31, 2001, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).

   3.23 Vote Required. Assuming the accuracy of Parent's and Purchaser's representation and warranty set forth in Section 4.16, the Company Stockholder Approval is the only vote of holders of any class or series of the Company's capital stock required to approve the Merger and adopt this Agreement and the Ancillary Agreements to which the Company is a party under the DGCL, the Company's Certificate of Incorporation and the Company's Bylaws.

   3.24 Form S-4; Proxy Statement. None of the information supplied in writing by the Company for inclusion in, and none of the information regarding the Company incorporated by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the proxy statement for use relating to the adoption by the stockholders of the Company of this Agreement or any of the amendments or supplements thereto (collectively, the "Proxy Statement"), will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement.

                                   ARTICLE IV

             Representations and Warranties of Parent and Purchaser

   Parent and Purchaser hereby represent and warrant to the Company as follows:

   4.1 Existence; Good Standing; Corporate Authority. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations, or financial condition of Parent and its Subsidiaries, taken as a whole, except any such effect resulting primarily from
(a) this Agreement and would not materially and adversely impair Parent's and Purchaser's ability to consummate the Merger, the transactions contemplated by this Agreement or the announcement thereof, in and of themselves, (b) Parent's announcement or other communication of Parent of the plans or intentions of Parent with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries; or (c) changes or conditions (including changes in economic, financial market, regulatory or political conditions) affecting generally the industries in which Parent operates its business (a "Parent Material Adverse Effect") and would not prevent or materially delay consummation of the transactions contemplated hereby. Parent has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially delay consummation of the transactions contemplated hereby. Parent has heretofore delivered to the Company true and correct copies of the Certificate of Incorporation and Bylaws (or equivalent organizational documents) as currently in effect for Parent and Purchaser. Such Certificates of Incorporation and Bylaws (or equivalent organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Purchaser.

   4.2 Authorization, Validity and Effect of Agreements. The respective Boards of Directors of Parent and Purchaser have, on or prior to the date of this Agreement, approved this Agreement in accordance with applicable Law. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement, the Transaction Support Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Option Agreement, the Transaction Support Agreement and the Ancillary Documents to which it is a party and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, the Option Agreement, the Transaction Support Agreement and the Ancillary Documents to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of the Certificate of Merger in accordance with the DGCL). This Agreement, the Option Agreement and the Transaction Support Agreement each have been, and any Ancillary Document to which it is a party at the time of execution shall have been, duly and validly executed and delivered by Parent and/or Purchaser, as applicable, and (assuming this Agreement, the Option Agreement, the Transaction Support Agreement and such Ancillary Documents each constitutes a valid and binding obligation of any other parties thereto) constitutes and will constitute the valid and binding obligations of each of Parent and Purchaser, enforceable in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights and general principles of equity.

   4.3 Compliance with Laws. Parent and Purchaser and each of their respective Subsidiaries are in compliance with and are not in default under or in violation of (a) their respective Certificates of Incorporation and Bylaws (or equivalent organizational documents), (b) any order of any Governmental Entity, or (c) any

Laws applicable to Parent, Purchaser or such Subsidiaries or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, where such non-compliance, default or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, would not prevent or materially delay consummation of the transactions contemplated hereby and would not impose a risk of criminal liability, criminal fines or imprisonment or confinement, in each case upon any officer, employee or director of the Company, Parent or any of their Subsidiaries. Schedule 4.3 of the Parent Disclosure Letter sets forth any material order of any Governmental Entity binding Parent, Purchaser or such Subsidiaries.

   4.4 Capitalization. The authorized capital stock of Parent consists of (a) 2,500,000,000 shares of common stock, par value $0.01 per share, of which (i) 2,000,000,000 shares are designated as Parent Common Stock and (ii) 500,000,000 shares are designated as Move.com common stock ("Move.com Common Stock") and
(b) 10,000,000 shares of preferred stock, par value $.01 per share, of Parent ("Parent Authorized Preferred Stock"). As of May 31, 2001, (A) 854,257,638 shares of Parent Common Stock and 1,861,995 shares of Move.com Common Stock were issued and outstanding; (B) no shares of Parent Authorized Preferred Stock and no other shares of capital stock of Parent were issued and outstanding; (C) 283,363,275 shares of Parent Common Stock and no shares of Move.com Common Stock were reserved for issuance pursuant to the stock-based plans identified in Schedule 4.4 of the Parent Disclosure Letter (such plans, collectively, the "Parent Stock Plans"), of which approximately 227,320,729 shares of Parent Common Stock and no shares of Move.com Common Stock are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, "Parent Employee Stock Options"); (D) 1,563,214 shares of Parent Common Stock and no shares of Move.com Common Stock are subject to warrants (collectively, "Parent Warrants"); and (E) 176,564,752 shares of Parent Common Stock were held by Parent in its treasury. Except as set forth in this Section 4.4, Parent has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except
(1) as set forth in this Section 4.4, (2) for the 3% Convertible Subordinated Notes, (3) for the Zero Coupon Senior Convertible Contingent Debt Securities (CODESSM), (4) the Zero Coupon Convertible Debentures, (5) for changes since May 31, 2001 resulting from the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans or Parent Employee Stock Options or Parent Warrants and other rights referred to in this Section 4.4, and (6) as set forth in Schedule 4.4 of the disclosure letter, dated this date, delivered by Parent to the Company (the "Parent Disclosure Letter"), there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments (x) to which Parent or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock or other equity interests of Parent or any of its Subsidiaries, or (y) obligating Parent or any Subsidiary of Parent to (1) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests or (4) make any investment (in the form of a loan, capital contribution or otherwise) in any person in an amount over $1,000,000, individually or in the aggregate. Except as set forth in Schedule
4.4 of the Parent Disclosure Letter, there are no voting trusts, voting agreements or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

   4.5 No Violation; Consents. Neither the execution and delivery by Parent and Purchaser of this Agreement, the Option Agreement, the Transaction Support Agreement or any of the Ancillary Documents to which it is a party, nor the consummation by them of the transactions contemplated hereby or thereby, will:
(a) violate, conflict with or result in a breach of the respective Certificates of Incorporation or Bylaws (or equivalent organizational documents) of Parent or Purchaser; (b) violate, conflict with or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Lien upon any of the properties of Parent or Purchaser under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party, or by which Parent or Purchaser, or any of their respective properties or assets is subject, except for any of the foregoing matters which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (c) provided that the authorizations, filings and registrations described in clause
(d) of this Section 4.5 have been obtained and made, violate any Laws applicable to Parent or Purchaser or any of their respective properties or assets, except for any such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; or (d) require any consent, approval or authorization of, or filing or registration with, any Governmental Entity, except (i) for (A) applicable requirements of the Securities Act and the Exchange Act, (B) the applicable pre-merger notification requirements of the HSR Act, any required filings with or approvals under the EC Merger Regulation and the Australian Approval, (C) such other required filings with or approvals of foreign Governmental Entities, including foreign investment, exchange control, telecommunications and competition Law authorities, (D) the applicable requirements of the FCC Act, and (E) the filing of a Certificate of Merger pursuant to the DGCL, or (ii) where the failure to obtain any such consent, approval or authorization, or to make any such filing or registration would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially delay consummation of the transactions contemplated hereby.

   4.6 Parent Reports. (a) Parent filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since December 31, 1998 (collectively, including all exhibits and information incorporated by reference therein, the "Parent Reports"). As of their respective dates (and if amended or supplemented by a filing prior to the date of this Agreement, then as of the date of such filing), the Parent Reports (i) complied in all material respects with the then-applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated balance sheets (including all related notes) included in the Parent Reports fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income (including all related notes), retained earnings and cash flows of Parent included in the Parent Reports fairly presents the results of operations, retained earnings or cash flows of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments, none of which are material in kind or amount), in each case, in accordance with GAAP during the periods involved, except as may be noted therein.

   4.7 Litigation. Except as set forth in Schedule 4.7 of the Parent Disclosure Letter or under the heading "Legal Proceedings" in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Parent 2000 Annual Report"), there is no Litigation pending, publicly announced or, to the knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries, at law or in equity, and there are no orders of any Governmental Entity outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, (a) have had or would reasonably be expected to have a Parent Material Adverse Effect, (b) would prevent or materially delay consummation of the transactions contemplated hereby or (c) as of the date hereof, question or challenge the validity of this Agreement.

   4.8 Absence of Certain Changes. Except as set forth in Schedule 4.8 of the Parent Disclosure Letter, from March 31, 2001 through the date hereof, Parent, Purchaser and their respective Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not been or occurred any event, condition, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

   4.9 Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

   4.10 Form S-4; Proxy Statement. None of the information supplied in writing by Parent or Purchaser for inclusion in and none of the information regarding Parent incorporated by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

   4.11 Tax Matters. None of Parent nor any of its affiliates has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   4.12 State Takeover Statutes. Prior to the date hereof, Parent's Board of Directors has approved the Merger, this Agreement, the Option Agreement, the Transaction Support Agreement and the transactions contemplated hereby and thereby. To the knowledge of Parent, no state takeover statute or similar statute or regulation applies to the transactions contemplated hereby and by the Ancillary Documents and no such statute or regulation and no similar provision of the Certificate of Incorporation or Bylaws of Parent would, directly or indirectly, restrict or impair the ability of Parent to consummate the transactions contemplated hereby.

   4.13 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent's consolidated balance sheets (or the notes thereto) included in the Parent 2000 Annual Report or in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, (b) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (c) for liabilities incurred in the ordinary course of business, consistent with past practice since March 31, 2001, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto).

   4.14 Parent Shareholder Approval. This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to Article II hereof, do not require the approval of the holders of any shares of capital stock of Parent.

   4.15 Parent Common Stock. All shares of Parent Common Stock which may be issued pursuant to this Agreement or pursuant to the Assumed Options shall be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and shall not be subject to preemptive rights.

   4.16 Ownership of Company Common Stock. To Parent's knowledge, neither Parent, Purchaser nor any of their respective affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or
(ii) is an owner or owns (as defined in Section 203(c)(9) of the DGCL), in each case, shares of capital stock of the Company, except, in each such case, as may result from the execution or performance of the Option Agreement and the Transaction Support Agreement.

                                   ARTICLE V

                                   Covenants

   5.1 Alternative Proposals.

   (a) Except as set forth below, from and after the date hereof and prior to the Effective Time, the Company agrees that neither it nor any Subsidiary or affiliate of it, nor any officer, director, employee, investment banker, agent or other representative of it or its Subsidiaries shall, directly or indirectly, (i) encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any person with respect to a Third-Party Acquisition (as defined below) or (ii) participate in or encourage, invite, initiate or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any person relating to a Third-Party Acquisition. Upon the execution of this Agreement, the Company shall immediately (A) cease, or cause to be ceased, any discussions or negotiations with any person, entity or group in connection with any proposed or potential Third-Party Acquisition and shall request the prompt return to the Company, or destruction of, any confidential information provided in connection with any such discussions or negotiations and (B) take all actions necessary to terminate, effective as of the business day immediately following the date hereof, the Company's stock repurchase program authorized by the Company's Board of Directors on April 21, 2000 (the "Stock Repurchase Program"). Except as otherwise provided in Sections 5.1(d) and 5.3, the Company's Board of Directors shall not (1) make a Change in the Company Recommendation (as defined in Section 5.3(b)), or (2) cause the Company to enter into any memorandum of understanding, agreement in principle, letter of intent, contract or agreement (whether written or oral) (each, a "Company Acquisition Agreement") related to any Third-Party Acquisition.

   (b) Prior to the Stockholders Meeting, if the Company, without being in violation of the terms of this Section 5.1, receives an unsolicited bona fide written proposal from any person or group with respect to a Third-Party Acquisition which the Company's Board of Directors (after consideration of advice it shall have obtained from its legal and financial advisors) reasonably expects will result in a Superior Proposal (as hereinafter defined), then the Company may, directly or indirectly, furnish information and access to such person or group pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiations with such person or group; provided, however, that the terms of such confidentiality agreement shall not be less restrictive than the terms set forth in the confidentiality agreement between the Company and Parent, dated as of March 9, 2001 (the "Confidentiality Agreement").

   (c) The Company shall notify Parent in writing of the receipt of any proposal, written or oral, as soon as possible, but, in any event, within twenty-four (24) hours of the receipt of any such proposal, relating to a Third-Party Acquisition or any request for non-public information relating to the Company or any of its Subsidiaries in connection with any pending, proposed or contemplated Third-Party Acquisition or for access to the properties, books or records of the Company or any Subsidiary by any person that, to the knowledge of the Company, is considering making, or has made, a proposal relating to a Third-Party Acquisition. Such notice shall identify the person submitting the proposal, attach a copy of any written correspondence or other written materials relating to such proposal, and summarize any significant terms of such proposal not reflected in any such attached materials, and, to the extent then known by the Company, state whether the Company is providing or intends to provide the person or group making such proposal with access to information concerning the Company or any of its Subsidiaries, in accordance with this Section 5.1, including any expectation by the Company's Board of Directors, if then known, that such Third-Party Acquisition proposal will result in a Superior Proposal or, if not then known, then the Company shall thereafter give prompt notice to Parent of any subsequent determination as to the provision to the person or group making such proposal of access to such information, and any such expectation. The Company shall keep Parent informed of the status of any such negotiations and shall further update, to the extent of any significant developments, the information required to be provided in each notice upon the request of Parent.

   (d) Notwithstanding anything in this Agreement to the contrary, (i) the Company or its Board of Directors shall be permitted, to the extent applicable, to comply with Rule 14e-2(a) of the Exchange Act or to make any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consideration of advice it shall have obtained from its outside counsel) failure to so disclose would constitute a violation of applicable law and (ii) in the event that the Company's Board of Directors determines in good faith, after consideration of advice it shall have obtained from its outside counsel, that failure to take such action would create a substantial probability of violating the Company's Board of Directors' fiduciary duties to the Company's stockholders under applicable Law, the Company's Board of Directors may make a Change in the Company Recommendation and disclose to the Company's stockholders the position of the Company's Board of Directors with respect to the transactions contemplated hereby or otherwise make disclosure to them, with respect to the matters to be considered at the Stockholders Meeting. Notwithstanding the foregoing, the obligation of the Company to duly call, give notice of, convene and hold the Stockholders Meeting in accordance with Section 5.3 hereof shall not be affected by the commencement, proposal, public disclosure or communication to the Company of a Third-Party Acquisition or a Superior Proposal or by the taking of any action by the Company's Board of Directors in accordance with this Section 5.1.

   (e) As used in this Agreement, the term "Third-Party Acquisition" shall mean any of the following events other than, in each case, the transactions contemplated by this Agreement: (i) the merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole having an aggregate value of 20% or more of the total assets of the Company, or any purchase or sale of, or tender or exchange offer for 20% or more of the equity securities of the Company, or a "merger of equals" with, any person which includes any officer or director of the Company or any of its affiliates or any affiliate of such officer or director) other than a Subsidiary of Parent (a "Third Party"); (ii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding shares of Company Common Stock; (iii) the acquisition by a Third Party of Quantitude or Trip; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its Subsidiaries of more than twenty percent (20%) of the outstanding shares of Company Common Stock.

   (f) As used in this Agreement, "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company, that
(i) is not subject to any financing conditions or contingencies, (ii) provides holders of Company Common Stock with per share consideration that the Company's Board of Directors determines in good faith (after consideration of advice that it shall have obtained from its financial advisor) to be more favorable to the stockholders of the Company from a financial point of view than the Merger Consideration (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial or other terms of this Agreement proposed by Parent in response to such offer or otherwise), (iii) is determined by the Company's Board of Directors in its good faith judgment (after consideration of advice that it shall have obtained from its legal or financial advisor) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the person making the proposal and the expected timing to complete the proposal) and (iv) does not, in the definitive Company Acquisition Agreement, contain any "due diligence" conditions.

   5.2 Interim Operations.

   (a) From the date of this Agreement until the Effective Time, except as set forth in Schedule 5.2 of the Company Disclosure Letter, or unless Parent has consented in writing thereto, which consent shall not be unreasonably withheld, the Company shall, and shall cause its Subsidiaries to, (i) conduct its operations only in, and not take any actions except in, the ordinary course of business, consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; and (iii) upon the discovery thereof, promptly notify Parent of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect other than the representations and warranties in Section 3.4 or
Section 3.7(b), any breach of such representation or warranty that would reasonably be expected to result in costs to the Company in excess of $3,000,000 ("Excess Costs")) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect other than the representations and warranties in Section 3.4 or Section 3.7(b), where the effect of no longer being true and correct would reasonably be expected to result in Excess Costs).

   (b) Without limiting the generality of Section 5.2(a), from and after the date of this Agreement until the Effective Time, except for actions required to be taken by the Company or any of its Subsidiaries in the performance of their respective obligations under the Contracts listed in Schedule 3.16 of the Company Disclosure Letter, or as set forth in Schedule 5.2 of the Company Disclosure Letter, unless Parent has consented in writing thereto or except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit its Subsidiaries to:

     (i) amend their respective organizational documents;

     (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (other than (A) issuances of Company Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in Schedule 5.2 of the Company Disclosure Letter and (B) as set forth in Section 5.2(b)(iv);

     (iii) split, combine or reclassify its capital stock, or otherwise change its capitalization as it exists on the date hereof, or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any other equity interest;

     (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except (A) as otherwise required by the express terms of any unexercisable options outstanding on the date hereof or (B) in connection with grants of options to purchase Company Common Stock to newly hired employees of the Company or any of its Subsidiaries in the ordinary course of business, consistent with past practice);

     (v) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) with respect to any shares of its capital stock or other ownership interests, including any constructive or deemed distributions, or make any other payments to stockholders in their capacity as such (other than any such payments by any Subsidiary to the Company);

     (vi) from and after the date set forth in Section 5.1(a)(B), directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of the Subsidiaries (including repurchases of Company Common Stock pursuant to the Stock Repurchase Program);

     (vii) transfer, license, mortgage, encumber, sell, lease or otherwise dispose of any of its material assets (including capital stock of the Subsidiaries);

     (viii) acquire by merger, purchase or any other manner, any business, entity or division, or make any capital expenditures or otherwise acquire any material property or assets, except for (A) purchases of supplies or capital equipment in the ordinary course of business, consistent with past practice or (B) capital expenditures or purchases of property and assets in accordance with the Company's Capital Plan attached to Schedule 5.2 of the Company Disclosure Letter (the "Capital Plan"); provided, however, that capital expenditures (X) for which the Company has no binding commitment to third parties on the date hereof and (Y) are primarily for the purpose of supporting Quantitude's third-party telecommunications or the Company's web-hosting business shall not be made without the prior written consent of Parent.

     (ix) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money except for in the ordinary course of business, consistent with past practice, (A) under the Company's existing credit agreements or (B) to trade creditors of the Company or its Subsidiaries;

     (x) make or forgive any loans, advances or capital contributions (which shall expressly be deemed not to include marketing incentive payments or up-front financial assistance payments, however structured) to, or investments in, any other person in an amount in excess of $3,000,000 individually, or $10,000,000 the aggregate, (other than advances in respect of business expenses and loans and advances in respect of relocation arrangements, in each case made to officers or employees in the ordinary course of business, consistent with past practice);

     (xi) grant any stock-related or stock-based awards other than as described in subsections (b)(ii) or (b)(iv) of this Section 5.2;

     (xii) modify, amend, terminate or waive any rights under any Confidentiality Contract entered into in connection with any Third-Party Acquisition Proposal;

     (xiii) other than (A) in accordance with the Company's Capital Plan, or
  (B) Material Contracts not involving costs, individually or in the aggregate, in excess of Excess Costs, enter into any Material Contract;

     (xiv) modify, amend, terminate or waive any rights under any Material Contract in any manner that would reasonably be expected to (A) have a Company Material Adverse Effect, or (B) result in Excess Costs;

     (xv) (A) increase the compensation, severance or, except pursuant to plan amendments permitted under clause (C) below, other benefits payable or to become payable to its directors, officers or employees, other than (I) annual increases for officers or employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice (including in connection with annual compensation reviews), (II) salary increases for officers and employees of Southern Cross Distribution Systems Pty Limited in an amount not in excess of 6% of aggregate compensation, (B) grant any severance or termination pay (except payments required to be made under employee benefit plans or other obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment, consulting, salary continuation or severance agreement with, any officer or director of the Company or any of its Subsidiaries (other than any of the foregoing arising by operation of Law), or (C) establish, adopt, enter into, amend or modify in any material respect or in any manner that would result in Excess Costs any collective bargaining agreement, employee benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by Law;

     (xvi) take any action to change accounting policies, procedures or practices, except as required by a change in GAAP, SEC position or applicable Law after the date hereof ("Reporting Requirements");

     (xvii) subject to Section 5.3, approve or authorize any action to be submitted to the stockholders of the Company for approval other than pursuant to this Agreement, other than, if the transactions contemplated hereby have not been consummated by January 1, 2002, the election of directors and ratification of auditors at an annual meeting of stockholders to be held after June 1, 2002;

     (xviii) materially change any method of reporting income, deductions or other material items for income Tax purposes, make or change any material election with respect to Taxes, agree to or settle any material claim or assessment in respect of Taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of Taxes, other than in the ordinary course of business consistent with past practice or as required by Reporting Requirements;

     (xix) settle or compromise any pending or threatened suit, action or claim not covered by insurance in an aggregate amount in excess of $3,000,000;

     (xx) amend in any material respect any Material Contract so as to include any "change of control" provision which would be triggered upon the Merger or any sale of the Company or any of its Subsidiaries;

     (xxi) enter into, amend in any material respect or renew any Contract with any customer or supplier set forth in Schedule 3.16(c) of the Company Disclosure Letter;

     (xxii) enter into, amend or renew any Contract set forth on Schedule 5.2(b)(xxii) of the Company Disclosure Letter;

     (xxiii) amend, extend, renew or otherwise modify any material Lease in any manner that would reasonably be expected to have a Material Adverse Effect or result in Excess Costs; or

     (xxiv) enter into any Contract to provide web-hosting services or third party telecommunications services; or

     (xxv) agree in writing or otherwise to take any of the foregoing actions.

   (c) Parent shall respond to any request from the Company for any consents sought pursuant to this Section 5.2 as promptly as practicable, with due regard and consideration to the relevant business needs of the Company in seeking and obtaining such consent.

   5.3 Preparation of the Form S-4 and the Proxy Statement; Company Stockholder Approval.

   (a) Promptly following the date of this Agreement, the Company shall, with the assistance and approval of Parent (which approval shall not be unreasonably withheld or delayed), prepare and file with the SEC the Proxy Statement, and Parent shall, with the assistance and approval of the Company (which approval shall not be unreasonably withheld or delayed), prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus (the "Proxy Statement/Prospectus"). Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and, subject to Section 5.1, solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action reasonably necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholder Approval. Parent also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Option Plans as may be reasonably required in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Parent or the Company, respectively, without providing the other party the opportunity to review and comment thereon; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect a Change in the Company Recommendation, and in such event, this right of review and comment shall be satisfied if the Company files the Qualifying Amendment no earlier than 24 hours after providing Parent with notice and a copy thereof. A "Qualifying Amendment" means an amendment or supplement to the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Company Recommendation, (ii) a statement of the reasons of the Company's Board of Directors for making such Change in the Company Recommendation and (iii) additional information reasonably related to the foregoing. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement and responses thereto or requests by the SEC for additional information. Each of Parent, Purchaser and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. The Company, Parent and Purchaser each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or Company which should be but is not set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

   (b) The Company, acting through the Company's Board of Directors, shall in accordance with applicable Law (i) duly call, give notice of, convene and hold, as promptly as practicable following the date upon which the Form S-4 becomes effective, the Stockholders Meeting and (ii) use its reasonable best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholder Approval, by the vote described in Section 3.2 of this Agreement, and the Company's Board of Directors shall recommend adoption of this Agreement by the stockholders of the Company to the effect set forth in Section 3.2 of this Agreement (the "Company Recommendation"), and shall not, in response to any proposal for a Third-Party Acquisition, a Superior Proposal or otherwise (1) withdraw, revoke or change the Company Recommendation, or (2) approve or recommend, or propose publicly to approve or recommend, any Third-Party Acquisition (collectively, a "Change in the Company Recommendation"); provided, the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that a proposal for a Third-Party Acquisition has been made, the identity of the party making such proposal or the material terms of such proposal in the Form S-4 or the Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable Law; provided that the Company affirmatively states that it recommends that its stockholders vote in favor of the Merger and, provided further, that, without limitation of the foregoing, the Company's Board of Directors may make a Change in the Company Recommendation pursuant to Section
5.1 hereof.

   (c) If there is a Change in the Company Recommendation in accordance with
Section 5.1 hereof and this Agreement has not been terminated pursuant to
Article VII hereof, then, without limiting the Company's ability to take the action otherwise permitted by Sections 5.1 and 5.3:

     (i) from and after the date of such Change in the Company Recommendation, in performing its obligations under this Section 5.3, the Company shall not be obligated to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement or to take all action necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholder Approval, but instead shall be obligated to solicit impartially from holders of shares of Company Common Stock proxies to be voted at the Stockholders Meeting (making no instructions to vote in favor or against, but merely to return a completed proxy card or cards) and to take all action necessary or advisable to maximize, at the Stockholders Meeting, the number of proxies submitted by holders of Company Common Stock;

     (ii) the Company shall be obligated to vote all unspecified but executed proxies submitted by holders of shares of Company Common Stock after the Change in the Company Recommendation proportionately in accordance with the manner in which all specified proxies shall have been voted;

     (iii) Parent and its affiliates and agents shall have the right, as a participant in the Company's solicitation of proxies, to communicate with and solicit from holders of shares of Company Common Stock the submission of Company proxies in favor of the adoption of this Agreement and to take all actions necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholders Approval and otherwise to act as a participant in the Company's solicitation, all in accordance with applicable Law; and

     (iv) The parties shall cooperate with each other in connection with any actions taken in connection with the Stockholders Meeting and make any filings under federal securities Laws required in connection herewith.

   5.4 Filings; Other Action. (a) Subject to the terms and conditions herein provided, each of the Company, Parent and Purchaser shall: (i) use reasonable best efforts to cooperate with one another in (A) determining which filings are required or advisable to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required or advisable to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement, the Option Agreement, the Transaction Support Agreement and any other Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (ii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, the Option Agreement, the Transaction Support Agreement and the Ancillary Documents to which it is a party. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.

   (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Regulatory Law as soon as practicable. Nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason ("Regulatory Restrictions").

   (c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.4(a) obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and
(iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Foreign Acquisition and Takeovers Act 1975(th) of the Commonwealth of Australia, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (A) foreign investment, (B) antitrust or competition law or (C) telecommunications.

   (d) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (a "Regulatory Challenge"), each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts in order to contest and resist any such Regulatory Challenge and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

   (e) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts and cause its respective Subsidiaries to use their reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

   (f) If, primarily as a result of the execution by Parent or any Subsidiary thereof of a Restricted Acquisition Agreement, the consents, approvals, permits or authorizations described in this Section 5.4 hereof are not obtained by (i) the date that is 180 days from the date hereof, then (A) the Merger Consideration shall be increased by an amount calculated in accordance with
Section 2.2(a) hereof, and (B) from and after such 180th day, Parent and Purchaser shall be deemed to have waived (I) the condition set forth in Section 6.2(a) relating to the failure of any representation or warranty set forth in
Section 3.8, Section 3.9, the third sentence of Section 3.10(a), the sixth sentence of Section 3.11(a), Section 3.12 (other than clause (c) thereto), Sections 3.13(b) and (c), Section 3.16(c) or Section 3.22, to be true and correct as of the Effective Time where such failure to be true and correct would reasonably be expected to result in a Company Material Adverse Effect, and (II) the condition set forth in Section 6.2(e) hereof, in either of clause
(I) or (II) to the extent such condition otherwise would fail to be satisfied primarily as a result of any event, change, development or circumstance occurring after such 180th day or (ii) March 31, 2002, then Parent shall, or shall cause any applicable Subsidiary to, promptly terminate the Restricted Acquisition Agreement. In this regard, Parent shall not, and shall not permit any of its Subsidiaries to, enter into any Restricted Acquisition Agreement unless such Restricted Acquisition Agreement permits Parent or such Subsidiary to terminate such Restricted Acquisition Agreement under the circumstances described above in clause (ii) of this Section 5.4(f). As used herein, (x) "Restricted Acquisition" shall mean (A) a merger, reorganization, share exchange, consolidation, or similar transaction involving Parent or any of its Subsidiaries and any Restricted Person (as defined below), (B) any purchase of all or a substantial portion of the assets of a Restricted Person or any division or unit thereof by Parent or any of its Subsidiaries, (C) any purchase of, or tender or exchange offer for, more than 20% of the outstanding equity securities of any Restricted Person by Parent or any of its Subsidiaries, or
(D) any other transaction similar in nature to the foregoing with a Restricted Person that would otherwise be subject to any Regulatory Law, (y) "Restricted Acquisition Agreement" shall mean any memorandum of understanding, agreement in principle, letter of intent, contract or agreement (whether written or oral) related to a Restricted Acquisition and (z) "Restricted Person" shall mean any person described in Schedule 5.4(f) hereof.

   5.5 Access to Information. (a) From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, (i) give Parent, its officers and a reasonable number of its employees and its authorized representatives, reasonable access at all reasonable times during normal business hours to the Contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request and use reasonable best efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of the Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

   (b) From the date of this Agreement until the Closing, Parent shall, and shall cause its Subsidiaries to, (i) give the Company, its officers and a reasonable number of its employees and its authorized representatives, reasonable access at all reasonable times during normal business hours to the contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of Parent and its Subsidiaries and their accountants and accountants' work papers and (ii) furnish the Company on a timely basis with such financial and operating data and other information with respect to the business and properties of Parent and its Subsidiaries as the Company may from time to time reasonably request and use reasonable best efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of the Company the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Parent's business, properties, prospects and personnel as the Company may reasonably request.

   (c) As soon as practicable after the execution of this Agreement, the Company shall permit Parent to electronically link the Company's financial reporting system to Parent's financial reporting system ("Hyperion"). Access to Hyperion will be provided by Parent's financial reporting staff and the tasks necessary to complete the link to Hyperion will be led by Parent's accounting staff, with the necessary assistance from the Company's accounting staff and other technical staff, if necessary, at no cost to the Company and provided that neither such installment nor the operation or use by Parent of Hyperion shall interfere with or disrupt the normal operation of the Company's business or its financial reporting system or violate any applicable software licenses. Parent will provide the necessary Hyperion software to be installed on a computer in the Company's accounting department; provided, however, that the information retrieved from the Company's financial reporting system will not be made available to persons who are directly involved in pricing or any other competitive activity at Parent or any Subsidiary of Parent; provided, further, that Parent shall not use such information other than for purposes of assessing the financial condition of the Company for purposes of the transactions contemplated by this Agreement, and shall not share, provide or sell the information to any third party or use the information in any manner that could reasonably be considered a restraint on competition or result in a violation of any applicable Laws. Any information provided under this Section 5.5(c) shall be subject to the terms of the Confidentiality Agreement.

   (d) All such information provided to or obtained by Parent under this
Section 5.5 shall be subject to the terms and conditions of the Confidentiality Agreement.

   5.6 Publicity. The initial press release relating to this Agreement shall be issued jointly by the Company and Parent in a form previously agreed upon by the Company and Parent. Thereafter, Parent, Purchaser and the Company shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that any party may, without the prior consent of the others, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or the rules and regulations of the SEC or the NYSE, in advance of obtaining such prior consent, in which case, the parties shall cooperate to reach mutual agreement as to the language of any such report, statement or press release.

   5.7 Further Action. Upon the terms and subject to the conditions set forth in this Agreement, but without limiting the rights of the parties hereunder, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Transaction Support Agreement, including using its reasonable best efforts to accomplish the following:

   (a) the taking of all acts reasonably necessary to cause the Closing to be satisfied as promptly as practicable;

   (b) subject to Section 5.4, the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities), including, without limitation, filings pursuant to the FCC Act and any other required filings or approvals under the telecommunications regulatory laws of any jurisdiction where the Company or any of its Subsidiaries holds Company Permits, and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Entity;

   (c) the obtaining of all necessary consents, approvals or waivers from third parties;

   (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Option Agreement, the Transaction Support Agreement or the consummation of the transactions contemplated hereby and thereby;

   (e) taking all necessary actions to prevent the entry of Restraints (as hereinafter defined) and to appeal as promptly as possible any such Restraints that may be entered; and

   (f) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, the Option Agreement and the Transaction Support Agreement.

   5.8 Insurance; Indemnity.

   (a) Parent will cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, the Company's current directors' and officers' insurance policies, if such insurance is obtainable (or policies equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof, and having at least the same coverage and containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than two times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall be required to only obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

   (b) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses

(including attorneys fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the full extent permitted by applicable law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that the Surviving Corporation and any Indemnified Party have conflicting interests in the outcome of such Action.

   (c) Parent shall cause the Surviving Corporation to keep in effect for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) all provisions in the Surviving Corporation's Certificate of Incorporation and Bylaws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL, and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

   (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.8.

   (e) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   5.9 Employee Benefit Plans. (a) For a period of one year following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide employees of the Company and its Subsidiaries (each, a "Company Employee") as of the Effective Time and former employees who, as of the Effective Time, have satisfied the requirements for benefits under any Company Benefit Plan (and their eligible dependents) employee benefits on terms substantially identical to those provided by the Company and its Subsidiaries as of the date hereof, and such employee benefits shall be provided by means of plans, policies and arrangements that are substantially identical to the Company Benefit Plans. Notwithstanding the foregoing, (i) except as otherwise provided in Section 5.9(d), the terms of the plans, policies or arrangements (including, without limitation, eligibility policies) by which Parent provides equity-based incentives to employees of the Surviving Corporation for such one-year period shall not be required to be substantially similar to any Company Stock Option Plan or the Subsidiary Plans (including, without limitation, eligibility policies); provided that Company Employees shall participate or not participate in Parent equity-based plans, policies and arrangements on the same basis as similarly situated employees of Parent and its Subsidiaries, and (ii) Parent shall cause the

Surviving Corporation to maintain the Galileo International L.L.C. Severance Plan and the severance plan of any Subsidiary listed in Schedule 5.9(a) (each a "Severance Plan"), as in effect as of the date hereof, with respect to any eligible Company Employee who is employed by the Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated (A) during the one-year period commencing at the Effective Time (the "Measurement Period") for any reason other than cause as determined under such Plan, or (B) from and after the end of the Measurement Period, as a result of (I) the Merger or any of the transactions contemplated by this Agreement, including, without limitation, on account of any combination, restructuring or reorganization of operations or facilities, or reduction in force, provided that, during the Measurement Period, the Parent provides written notification of such termination to the Company Employee, or (II) any combination, restructuring or reorganization of operations or facilities, or reduction in force not related to the Merger and set forth in Disclosure Schedule 5.9(a).

   (b) From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to honor, pay and perform all of their respective covenants and obligations (i) with respect to the Strategic Alternative Bonus Payments as set forth in paragraph 5 of Disclosure Schedule 5.2, (ii) under all employment, stock plan, severance, termination protection, consulting and other employee agreements between the Company or its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries, in accordance with the terms thereof as in effect immediately prior to the date hereof, and (iii) the Company Benefit Plans, in each case, to the extent disclosed on the Company Disclosure Letter.

   (c) For purposes of determining eligibility and vesting (but not for benefit accrual) under any Parent benefit plans, each Company Employee shall be credited with their years of service with the Company or its Subsidiaries (except to the extent necessary to avoid the duplication of benefits). To the extent that any Parent benefit plan in which a Company Employee participates after the Effective Time provides medical, dental, vision or other welfare benefits, Parent shall cause (i) all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such Company Employee and his or her covered dependents, and (ii) any eligible expenses incurred by such Company Employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year.

   (d) (i) Effective immediately following the Effective Time, Parent shall cause to be granted to each employee or officer of the Surviving Corporation who was, as of the Effective Time, (i) a Company Employee or an officer of the Company or any of its Subsidiaries and (ii) eligible for an award under a Company Stock Option Plan (an "Option Eligible Employee"), options to purchase Parent Common Stock under Parent's stock option plans ("Parent Option Plan"), as in effect at the Effective Time, at fair market value (as defined in such plan) on the date of grant on such terms as apply as of the date hereof, to similarly situated employees of Parent, where applicable (or with respect to Non-Management Employees and Managers, on terms at least as favorable as those terms applicable to participants in Parent's stock option plans in the closest salary grade to such Company Employees immediately prior to the Effective
Time), except that, notwithstanding the foregoing, the number of such options shall be determined as set forth in Section 5.9(d)(ii) and shall become vested in accordance with the following vesting schedule:

                                          Cumulative
                                            Vested
     Vesting Date                         Percentage
     ------------                         ----------
     First anniversary of date of grant      25%
     Second anniversary of date of grant     50%
     Third anniversary of date of grant      100%

     (ii) In connection with the option award described in Section 5.9(d)(i), prior to the Effective Time, the Company's Compensation Committee shall designate with respect to each Option Eligible Employee a number of options to purchase Company Common Stock ("Designated Number"), based on the following ("2001 Option Awards"): (A) in the category of Non-Management Employee or Manager, the target number of options set forth in
  Schedule 5.9(d) applicable to such Option Eligible Employee, or (B) with respect to the categories of Chief Executive Officer, Executive and Senior Vice President, Director and Vice President of Galileo International, L.L.C., the number of options derived under the formulaic target listed in
  Schedule 5.9(d); provided that, with respect to clause (B), in each individual case, such award may exceed such target, but in no event shall the aggregate awards with respect to all such Option Eligible Employees exceed 105% of the aggregate targets otherwise applicable to all such employees. In lieu of any 2001 Option Awards, Parent shall grant the number of options to purchase Parent Stock to be awarded to each such Option Eligible Employee pursuant to this Section 5.9(d)(ii) by multiplying the Designated Number by the Option Exchange Ratio in accordance with Section 2.2(c)(i), assuming for purposes of Section 2.2(c)(i)(2)(A) and (B), such options had been granted prior to the Effective Time.

     (iii) Notwithstanding the foregoing, in the event that the Effective Time occurs after December 31, 2001, in lieu of the awards described in
  Section 5.9(d)(i) and (ii), the Company shall be entitled to grant, prior to the Effective Time, the 2001 Option Awards on the same terms and conditions as in effect with respect to such Option Eligible Employees as of the date hereof (and further providing, with respect to Vice Presidents and director level employees who are Option Eligible Employees, for the immediate vesting of such options in the event that such employee's employment with the Company or its Subsidiaries is terminated other than for Cause, as defined in the Form of Stock Option Agreement applicable as of the date hereof to Executive Vice Presidents of Galileo International L.L.C., within two years after the Effective Time), except that in no event shall the Company award any 2001 Option Awards to any person, including the Chief Executive Officer or any Executive Vice President or Senior Vice President, to the extent that such grant or any accelerated vesting of such options as a result of the Merger would, either alone or in conjunction with another event, result in an "excess parachute payment" within the meaning of Code Section 280G(b)(2) ("280G Persons"), provided, however, that all 280G Persons shall be included in the option grant described in Sections 5.9(d)(i) and (ii). Notwithstanding Section 2.2(c)(i), the 2001 Options awarded by the Company pursuant to this Section 5.9(d)(iii) shall not become vested at or prior to the Effective Time; provided that Parent reserves the right to cause such awards to become vested immediately prior to the Effective Time.

   5.10 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (and/or for which its shareholders are primarily liable), which becomes payable in connection with the transactions contemplated by this Agreement.

   5.11 Certain Tax Matters. (a) During the period from the date hereof to the Effective Time, the Company shall and shall cause each of its Subsidiaries to:
(i) timely file all Tax Returns ("Post Signing Returns") required to be filed by it and, subject to Section 5.2(b)(xviii), such Post Signing Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable in respect of such Post Signing Returns that are so filed,
(iii) accrue a reserve in its books and records and financial statements, in accordance with past practice, for all Taxes payable by it for which no Post Signing Return is due prior to the Effective Time, and (iv) promptly notify Parent of any federal or state income or franchise, or other material tax, suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matters (or any significant developments with respect to any ongoing Tax matters), including material Tax liabilities and material refund claims.

   (b) Neither the Company nor Parent nor their respective affiliates shall directly or indirectly (without the consent of the other) take any action or fail to take any action, that would reasonably be expected to adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code.

   (c) Officers of Parent, Purchaser and the Company shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), tax counsel to Parent, and Jones Day, tax counsel to the Company, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including contemporaneously with the execution of this Agreement, at the time the Form S-4 and Proxy Statement is declared effective by the SEC and at the Effective Time, in connection with such tax counsel's respective delivery of opinions, pursuant to Sections 6.2(e) and 6.3(d) hereof, with respect to the tax treatment of the Merger.

   (d) None of Parent, Purchaser or the Company shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in Section 5.11(b).

   5.12 Section 16 Matters. The Company and Parent shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and the acquisition of Parent Common Stock, as the case may be, resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden Arps.

   5.13 Stock Options and SARs. By adopting or approving this Agreement the Board of Directors of each of the Company and Parent shall be deemed to have approved and authorized, and the stockholders of the Company shall be deemed to have approved and ratified, each and every amendment to (and such other actions in respect of ) the Company Stock Option Plans, the Company ESPP, and the agreements evidencing awards under the Company Stock Option Plans and the Company ESPP as the officers of the Company and Parent may deem necessary or appropriate to give effect to the provisions of Section 2.2(c).

   5.14 Stock Exchange Listing. Parent shall use its reasonable best efforts to have approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance, the Parent Common Stock to be issued in the Merger and any and all shares of Parent Common Stock to be reserved for issuance upon exercise of the Assumed Options.

   5.15 Amendments to the Rights Agreement; Section 203.

   (a) The Company agrees that it will not amend, modify or waive any provision of the Rights Agreement, take any action to redeem the Rights, or render the Rights inapplicable to any Third-Party Proposal.

   (b) The Company agrees that it will not take any action to render Section 203 of the DGCL or any other state takeover statute or similar statute or regulation inapplicable to any person in respect of any Third-Party Proposal.

   5.16 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who may be deemed, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

                                   ARTICLE VI

                                   Conditions

   6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

   (a) The Company Stockholder Approval shall have been obtained at or prior to the Effective Time in accordance with the DGCL.

   (b) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

   (c) No action, suit or proceeding shall have been instituted, or shall be pending or threatened, by a Governmental Entity (i) seeking to restrain in any material respect to prohibit the consummation of the Merger, (ii) seeking to obtain from the Company, Parent or Purchaser any damages that, individually or in the aggregate, would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, or (iii) seeking to impose the Restraints referred to in subsection (b) above.

   (d) The Form S-4 and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

   (e) The shares of Parent Common Stock issuable to the holders of Company Common Stock and issuable upon exercise to holders of Assumed Options pursuant to this Agreement have been approved for listing on the NYSE, subject to official notice of issuance.

   (f) (I) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or expired, (II) the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market, (III) the governmental approval and consent of the Treasurer of the Commonwealth of Australia under the Foreign Acquisition and Takeovers Act 1975(th) (the "Australian Approval") shall have been obtained and (IV) any applicable waiting periods under Section 123 of the Canadian Competition Act shall have expired or been earlier terminated or waived, and the Commission of Competition thereunder shall have issued an advance ruling certificate in respect of the Merger to the effect that he does not intend to take any action with the Competition Tribunal in respect of the Merger.

   (g) All consents, approvals and actions of, and filings with and notices to any Governmental Entity required of the Company, Parent, Purchaser or any of their respective Subsidiaries under any Regulatory Law (other than the filings set forth in Section 6.1(f)) to consummate the Merger and the other transactions contemplated by this Agreement, the failure of which to be obtained or made would (I) impose a risk of criminal liability, criminal fines, imprisonment or confinement, in each case, upon any officer, employee or director of the Company, Parent or any of their respective Subsidiaries, (II) reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, or (III) impose operating or other Regulatory Restrictions in jurisdictions from which more than 10% of the consolidated revenues of the Company and its Subsidiaries are generated, shall have been obtained or made.

   6.2 Conditions to Obligation of Parent and Purchaser to Effect the Merger. The obligation of Parent and Purchaser to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable
Law) at or prior to the Effective Time of the following conditions:

   (a) (I) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section
3.2 and Section 3.4 and in Section 3.7(b) shall be true and correct both when made and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (II) The representations and warranties of the Company set forth in Section
3.2 and Section 3.4 and in Section 3.7(b) shall be true and correct in all material respects both when made and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date).

   (b) The Company shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

   (c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

   (d) There shall have been no event, change, development or circumstance (regardless of whether such event, change, development or circumstance arose before or after the date of this Agreement or was disclosed on the Company Disclosure Letter) that would reasonably be expected to have a Company Material Adverse Effect after the date of this Agreement.

   (e) Parent shall have received the opinion of Skadden Arps, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, on the basis of the facts, certifications, representations and assumptions set forth in such opinion, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden Arps shall have received and may rely upon the certifications and representations set forth in the certificates referred to in
Section 5.11(c).

   (f) A Change in the Company Recommendation shall not have occurred; or

   (g) Parent shall have received from each person named in the letter referred to in Section 5.16 an executed copy of the letter set forth as Exhibit B hereto.

   6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

   (a) (I) The representations and warranties of Parent and Purchaser set forth in this Agreement (other than the representations and warranties set forth in Section 4.2, Section 4.4, Section 4.6(b), Section 4.8, Section 4.13 and Section 4.16) shall be true and correct both when made and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct, without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein, would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

   (II) The representations and warranties of Parent and Purchaser set forth in
Section 4.2, Section 4.4, Section 4.6(b) and Section 4.16 shall be true and correct in all material respects both when made and at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date).

   (b) Parent and Purchaser shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed and complied with by it prior to the Effective Time.

   (c) The Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

   (d) The Company shall have received the opinion of Jones Day, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, on the basis of the facts, certifications, representations and assumptions set forth in such opinion, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Jones Day shall have received and may rely upon the certifications and representations set forth in the certificates referred to in
Section 5.11(b).

                                  ARTICLE VII

                                  Termination

   7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company Stockholder Approval has been obtained, by the mutual consent of Parent and the Company.

   7.2 Termination by Either Parent or Company. This Agreement may be terminated by action of the Board of Directors of either Parent or the Company, whether or not the Company Stockholder Approval has been obtained, as follows:

   (a) if the Effective Time shall not have occurred on or prior to July 1, 2002; provided, however, that the right to terminate this Agreement under this
Section 7.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

   (b) if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used their reasonable best efforts to lift); or

   (c) if the Stockholders Meeting has been held and the Company Stockholder Approval shall not have been obtained.

   7.3 Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time by action of the Company's Board of Directors, whether or not the Company Stockholder Approval has been obtained, as follows:

   (a) upon a material breach of any covenant or agreement set forth in this Agreement (a "Terminating Breach") on the part of Parent or Purchaser; provided that, if such Terminating Breach is curable on or prior to the earlier of (i) forty-five days following notice of such Terminating Breach and (ii) July 1, 2002 by Parent or Purchaser through the exercise of its reasonable best efforts and for so long as Parent and Purchaser continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.3(a) until the earlier of (i) forty-five days following notice of such Terminating Breach and (ii) July 1, 2002;

   (b) if Parent or Purchaser shall have breached any representation and warranty set forth in this Agreement in any material respect; provided that,
(i) if such breach is curable prior to the earlier of (A) forty-five days following notice of such breach and (B) July 1, 2002 by Parent or Purchaser, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or Purchaser, as the case may be, continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.3(b) until the earlier of (A) forty-five days following notice of such breach and (B) July 1, 2002, and (ii) such breach would give rise to the failure of a condition set forth in Section 6.3(a); or

   (c) if the Average Parent Trading Price is less than or equal to the Walk Away Price.

   7.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Parent, on behalf of Parent and Purchaser, whether or not the Company Stockholder Approval has been obtained, as follows:

   (a) upon a Terminating Breach on the part of the Company; provided that, if such Terminating Breach is curable on or prior to the earlier of (i) forty-five days following notice of such Terminating Breach and (ii) July 1, 2002 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.4(a) until the earlier of (i) forty-five days following notice of such Terminating Breach and (ii) July 1, 2002;

   (b) if a Change in the Company Recommendation shall have occurred; or

   (c) if the Company shall have breached any representation and warranty set forth in this Agreement in any material respect; provided that, (i) if such breach is curable on or prior to the earlier of (A) forty-five days following notice of such breach and (B) July 1, 2002 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.4(c) until the earlier of (A) forty-five days following notice of such breach and (B) July 1, 2002, and (ii) such breach would give rise to the failure of a condition set forth in Section 6.2(a).

   7.5 Effect of Termination and Abandonment; Termination Fee. In the event of the termination of this Agreement pursuant to Article VII, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders, representatives or agents, except for any obligation of the Company or Parent set forth in Article VII hereof, if any. Notwithstanding the foregoing, or any other provision of this Agreement (including Section 7.6), nothing herein shall relieve the Company, Parent or Purchaser from liability for any prior material breach hereof; provided, however, that in the event of termination of this Agreement pursuant to Article VII as a result of which Parent is entitled to the Fee and Parent Expenses under Section 7.6(a) of this Agreement, the Company shall have no liability for any breach of this Agreement other than for any prior willful breach hereof by the Company; provided, further however, that if Parent has initiated any claim, proceeding or litigation asserting any breach of this Agreement by the Company prior to any payment of the Fee, or any determination of whether Parent is entitled to such a Fee ("Fee Determination"), final resolution of such claim, proceeding or litigation shall be deferred without prejudice to Parent, pending resolution of a Fee Determination.

   7.6 Fees and Expenses.

   (a) The Company shall pay, or cause to be paid, to Parent, the Parent Expenses (as hereinafter defined) actually incurred and a fee of $100 million (the "Fee") upon the first to occur of any of the following events:

     (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.2(a), or the termination of this Agreement by Parent pursuant to Section 7.4(a) or (c); provided, that, prior to such termination, the Company becomes aware that any person has made or intends to make a proposal relating to a Third-Party Acquisition and, within twelve months following the date of such termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by the Company;

     (ii) the termination of this Agreement by Parent pursuant to Section 7.4(b); or

     (iii) the termination of this Agreement by Parent or the Company pursuant to Section 7.2(c); provided, that (I) (A) Parent had the right to terminate under Section 7.4(b) or (B) a Third-Party Acquisition shall be publicly announced or otherwise made known to the public at or prior to the Stockholders Meeting and, within twelve months following the date of such termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by the Company.

   (b) "Parent Expenses" means all out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking agents and counsel for arranging, committing to provide or providing any financing for the transactions contemplated hereby or structuring the transactions contemplated hereby and all fees of counsel, accountants, experts and consultants to Parent and Purchaser and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the transactions contemplated hereby, including the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and incurred by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto; provided, however, that the Parent Expenses shall not exceed $10,000,000 in the aggregate.

   (c) The Fee and Parent Expenses shall be paid by wire transfer of same day funds to an account designated by Parent within two business days after a demand for payment following the first to occur of any of the events described in Section 7.6(a).

   (d) In the event of a termination of this Agreement pursuant to Section 7.2(c) in circumstances where Section 7.6(a)(iii) is not applicable, the Company shall pay, or cause to be paid, to Parent the Parent Expenses actually incurred. The Parent Expenses shall be paid by wire transfer of same day funds to an account designated by Parent within two business days after Parent shall have provided to the Company's independent public accountants documentation supporting the calculation of the Parent Expenses in reasonable detail.

   (e) Notwithstanding anything in Section 7.6(a) or the Option Agreement to the contrary, in no event will the sum of (i) the Fee paid to Parent pursuant to this Agreement and (ii) the aggregate amounts actually paid to or realized by Parent pursuant to Sections 11(b)(i), (ii) and (iii) of the Option Agreement, exceed $100 million.

   (f) The agreements contained in this Section 7.6 are an integral part of the transactions contemplated hereby and do not constitute a penalty. In the event of any dispute between the Company and Parent as to whether the Fee and Parent Expenses under this Section 7.6 is due and payable, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid Fee or Parent Expenses at the publicly announced prime rate of Citibank, N.A. from the date such Fee and Parent Expenses was required to be paid.

   7.7 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               General Provisions

   8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.

   8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     If to Parent or Purchaser:

       Cendant Corporation
       9 West 57th Street
       New York, New York 10019
       Attn: General Counsel
       Facsimile: 212-413-1922

     With a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       One Rodney Square
       Wilmington, Delaware 19801
       Attn: Patricia Moran, Esq.
       Facsimile: 302-651-3001

     If to the Company:

       Galileo International, Inc.
       9700 West Higgins Road, Suite 400
       Rosemont, Illinois 60018
       Attn: General Counsel
       Facsimile: 847-518-4915

     With a copy to:

       Jones, Day, Reavis & Pogue
       77 West Wacker Drive
       Chicago, Illinois 60601-1692
       Attn: Elizabeth C. Kitslaar, Esq.
       Facsimile: 312-782-8585

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

   8.3 Assignment; Binding Effect; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Parent or Purchaser (or both) may assign its rights hereunder to a wholly owned subsidiary of Parent; and, further provided, that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.8, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective heirs, successors, executors, administrators and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   8.4 Entire Agreement. This Agreement, the Option Agreement, the Transaction Support Agreement, the Confidentiality Agreement, the Disclosure Letters, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto; provided, that if there is any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall prevail; provided, further, that notwithstanding anything to the contrary contained in the Confidentiality Agreement, following the receipt of any notice from the Company pursuant to
Section 5.1(c) hereof of a proposal relating to a Third-Party Acquisition and prior to termination of this Agreement, Parent may respond to any such proposal, including responding by making a proposal to revise the transactions contemplated hereby.

   8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   8.6 Fee and Expenses. Whether or not the Merger is consummated, except as otherwise provided by Section 7.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that all liability for transfer taxes, if any, incurred by the Company or holders of Company Common Stock in connection with the transactions contemplated hereby shall be paid by the Company out of the Company's funds and will not be paid, directly or indirectly, by Parent.

   8.7 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (i) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

     (ii) "business day" means any day other than a Saturday, Sunday or day on which banks in Chicago, Illinois or New York, New York are authorized or required by Law to close.

     (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (iv) "knowledge" of any party hereto shall mean the actual knowledge, after reasonable inquiry, of any of the executive officers of that party named in such party's most recent report on Form 10-K filed with the SEC.

     (v) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

   8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

   8.10 Waivers. Except as otherwise provided herein, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

   8.12 Parent Actions. The Company hereby acknowledges that from and after the date of this Agreement, Parent or any of its Subsidiaries may take actions involving (i) a merger, reorganization, share exchange, spin-off, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries, (ii) any purchase or sale of the consolidated assets of a person or any division or unit thereof by Parent or any of its Subsidiaries, (iii) any purchase or sale of, or tender or exchange offer for, equity securities of any person by Parent or any of its Subsidiaries, (iv) the acquisition of twenty percent (20%) or more of the outstanding equity securities of any person by Parent or any of its Subsidiaries or (v) any financings by the Company or any of its Subsidiaries; provided, however, that this Section 8.12 shall not modify, abrogate or diminish the Company's rights or Parent's obligations under this Agreement.

   8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.14 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after the Company Stockholder Approval, but after any such Company Stockholder Approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   8.15 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

   8.16 Execution. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

   8.17 Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

   8.18 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

   In Witness Whereof, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          Galileo International, Inc.

                                                   /s/ James E. Bartlett
                                          By: _________________________________
                                               Its: Chairman, President and
                                                  Chief Executive Officer

                                          Cendant Corporation

                                                    /s/ Samuel L. Katz
                                          By: _________________________________
                                                Its: Senior Executive Vice
                                                        President,
                                            Strategic and Business Development

                                          Galaxy Acquisition Corp.

                                                    /s/ Samuel L. Katz
                                          By: _________________________________
                                                Its: Senior Executive Vice
                                                        President,
                                            Strategic and Business Development

                              [GALILEO LETTERHEAD]

                                  June  , 2001

Cendant Corporation
9 West 57th Street
New York, New York 10019
Attn: General Counsel

Ladies and Gentlemen:

   Pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof (the "Agreement") among Galileo International, Inc. (the "Company"), Galaxy Acquisition Corp. (the "Purchaser") and Cendant Corporation (the "Parent"), the Company hereby discloses to Purchaser and Parent the following information and exceptions to the representations and warranties contained in the Agreement. Capitalized terms used herein have the respective meanings assigned to them in the Agreement unless otherwise defined herein. Section references used herein refer to the respective sections of the Agreement.

   The purpose of this letter and the schedules attached hereto (collectively, the "Company Disclosure Letter") is to disclose matters which may be relevant to the representations and warranties of the Company in the Agreement (the "Representations"). Each Representation that specifically refers to the Company Disclosure Letter is qualified by the disclosures contained in the corresponding Section of this Company Disclosure Letter. Where a document includes an expression of opinion, no representation or warranty is given as to its accuracy except to the extent that such opinion is expressly required by the Agreement.

   Matters reflected in this Company Disclosure Letter are not necessarily limited to matters required by the Agreement to be included in the Company Disclosure Letter. These additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature and shall not be deemed to constitute additional representations and warranties of the Company or be an admission that any such matter is material.

                                          Very truly yours,

                                          Galileo International, Inc.

                                          By: _________________________________

                                          Its _________________________________

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          GALILEO INTERNATIONAL, INC.

   FIRST: The name of the Corporation is Galileo International, Inc. (hereinafter the "Corporation").

   SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

   FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of $.01.

   FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

     (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

     (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

   SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

   SEVENTH: (a) The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to, or is involved in any manner in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise; and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is

                                     A-A-1
threatened to be made a party to, or is involved in any manner in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case, to the fullest extent authorized or permitted by law, as now or hereafter in effect.

   (b) Notwithstanding anything to the contrary contained in subsection (a) of this Article SEVENTH, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

   (c) The rights to indemnification conferred in this Article SEVENTH also include, to the fullest extent permitted by applicable law, the right to be paid the expenses (including attorneys' fees) incurred in connection with any such civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition.

   (d) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of applicable law.

   (e) Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

   EIGHTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

   (b) If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

   (c) Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

   NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     A-A-2

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

                            Form of Affiliate Letter

Dear Sirs:

   The undersigned, a holder of shares of common stock, par value $0.01 per share ("Company Common Stock"), of Galileo International, Inc., a Delaware corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of either such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of June 15, 2001, among Cendant Corporation, a Delaware corporation ("Parent"), Galaxy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive common stock, par value $0.01 per share ("Parent Common Stock"), of Parent.

   If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

   The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

   In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

   Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

   The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of

                                     A-B-1
an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

   There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

   "The shares represented by this certificate were issued, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

   It is understood and agreed that certificates with the legend set forth above will be substituted by delivery of certificates without such legends if
(i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available or (iii) Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

   The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:     , 2001

                                     A-B-2

                                                                         ANNEX I
                                                                    TO EXHIBIT B

[Name]                                                                    [Date]

   On      , the undersigned sold the securities of Cendant Corporation, a
Delaware corporation ("Parent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Galaxy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, with and into Galileo International, Inc., a Delaware corporation.

   Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

   The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,


            [Space to be provided for description of the Securities]


                                     A-B-3

                                                                         Annex B

                         TRANSACTION SUPPORT AGREEMENT

   THIS TRANSACTION SUPPORT AGREEMENT (this "Agreement"), dated as of June 15, 2001, by and among Cendant Corporation, a Delaware corporation ("Cendant"), United Air Lines, Inc., a Delaware corporation ("United"), and Covia LLC, a Delaware limited liability company and a wholly owned subsidiary of United (the "Stockholder").

                                  WITNESSETH:

   Whereas, simultaneously with the execution of this Agreement, Cendant, Galaxy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cendant ("Merger Sub"), and Galileo International, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth therein;

   Whereas, the Stockholder is the beneficial owner of, and has the sole right to vote and dispose of, 15,940,000 shares of the Company's common stock, par value $.01 per share (the "Company Common Stock"), and 2 shares of the Company's special preferred stock, par value $.01 per share (the "Special Preferred Stock"); and

   Whereas, as an inducement and a condition to its execution and delivery of the Merger Agreement and performance of the obligations set forth therein, including the Merger, Cendant has required that United and the Stockholder enter into this Agreement.

   Now, Therefore, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                              Certain Definitions

   Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

   Section 1.2 Other Definitions. For the purposes of this Agreement:

   "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to the Stockholder, "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

   "Beneficial Owner" or "Beneficial Ownership" or "Beneficially Owned" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

   "Company Common Stock" shall include all shares of capital stock or other voting securities into which shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom including any extraordinary distributions of securities which may be declared in respect of the shares of Company Common Stock and entitled to vote in respect of the matters contemplated by Article II of this Agreement.

   "Owned Shares" means the 15,940,000 shares of Company Common Stock owned by the Stockholder on the date hereof, together with any other shares of Company Common Stock or any other securities of the Company entitled, or which may be entitled, to vote upon any of the matters referred to in Section 2.1 hereof which may hereafter be owned by the Stockholder.

   "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, unincorporated organization or other entity, including any governmental entity.

   "Representative" means, with respect to any particular Person, any officer, director, employee, agent, consultant, advisor or other representative of such Person (including legal counsel, accountants, and financial advisors).

   "Restated Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company dated as of July 30, 1997.

   "Stockholders' Agreement" means the Stockholders' Agreement among the Company, the Stockholder, certain other stockholders of the Company and certain related parties of such stockholders, dated as of July 30, 1997, as amended.

   "Transfer" means, with respect to any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

                                   ARTICLE II

                           Voting Agreement and Proxy

   Section 2.1 Agreement to Vote. Upon the terms and subject to the conditions hereof, the Stockholder irrevocably and unconditionally agrees that, until this Agreement is terminated pursuant to Section 5.1 hereof, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, the Stockholder shall vote, or cause to be voted (including by written consent, if applicable) all of its Owned Shares
(i) in favor of the adoption of the Merger Agreement, (ii) against any Third Party Acquisition and (iii) against any proposed action by the Company, the Company's stockholders or any other Person the result of which action could prevent or materially delay completion of the Merger. Each of United and the Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

   Section 2.2 Irrevocable Proxy.

   THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS CENDANT AND ANY DESIGNEE OF CENDANT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION) TO VOTE THE OWNED SHARES OF SUCH STOCKHOLDER (INCLUDING BY WRITTEN CONSENT) (I) IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, (II) AGAINST ANY THIRD PARTY ACQUISITION AND (III) AGAINST ANY PROPOSED ACTION BY THE COMPANY, THE COMPANY'S STOCKHOLDERS OR ANY OTHER PERSON THE RESULT OF WHICH ACTION COULD PREVENT OR MATERIALLY DELAY COMPLETION OF THE MERGER. THE STOCKHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY PROXIES PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE STOCKHOLDER'S OWNED SHARES. THE PROXY GRANTED IN THIS SECTION 2.2 SHALL AUTOMATICALLY EXPIRE UPON THE TERMINATION OF THIS AGREEMENT.

                                  ARTICLE III

                         Representations and Warranties

   Section 3.1 Representations and Warranties of United and the Stockholder.

   Each of United and the Stockholder, jointly and severally, represents and warrants to Cendant that the following statements are as of the date of this Agreement, and shall be as of the date of the Stockholders Meeting, true and correct:

   (a) United is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Stockholder is a limited liability company duly formed and validly existing under the laws of the State of Delaware.

   (b) Each of United and the Stockholder has all necessary power and authority to enter into this Agreement and to perform all of its obligations hereunder. Each of United and the Stockholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it.

   (c) This Agreement has been duly and validly executed and delivered by each of United and the Stockholder and constitutes a valid and binding obligation of each of United and the Stockholder enforceable against each of United and the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   (d) As of the date of this Agreement, the Stockholder is the record and beneficial owner of 15,940,000 shares of Company Common Stock and 2 shares of Special Preferred Stock (together, the "Galileo Stock") and, except as provided in this Agreement or by applicable law, the Stockholders' Agreement or the Restated Certificate of Incorporation, has full and unrestricted power to dispose of and vote all of the Galileo Stock. The Stockholder has good and valid title to the Galileo Stock, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or provided in the Stockholders' Agreement or the Restated Certificate of Incorporation. As of the date of this Agreement, the Galileo Stock constitutes all of the capital stock of the Company that is Beneficially Owned by the Stockholder or by United (other than any such capital stock owned by officers of UAL Corporation, a Delaware corporation, or its subsidiaries) and, except for the Galileo Stock, none of United, the Stockholder or any other subsidiary of United Beneficially Owns or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock, Special Preferred Stock or any other capital stock of the Company, or any securities convertible into shares of Company Common Stock, Special Preferred Stock or other capital stock of the Company.

   (e) None of the execution and delivery of this Agreement by United or the Stockholder, the consummation by United or the Stockholder of the transactions contemplated hereby or compliance by United or the Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which United or the Stockholder is a party or by which United or the Stockholder or any of their respective properties or assets (including the Galileo Stock) may be bound or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to United or the Stockholder or any of their respective properties or assets (including the Galileo Stock).

   (f) No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of United or the Stockholder.

   (g) Each of United and the Stockholder understands and acknowledges that Cendant is entering into the Merger Agreement and is incurring the obligations set forth therein in reliance upon the execution and delivery of this Agreement by United and the Stockholder.

   Section 3.2 Representations and Warranties of Cendant.

   Cendant represents and warrants to United and the Stockholder that the following statements are as of the date of this Agreement, and shall be as of the date of the Stockholders Meeting, true and correct:

   (a) Cendant is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

   (b) Cendant has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Cendant and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Cendant and no other corporate proceedings on the part of Cendant are necessary to authorize the execution, delivery and performance of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby.

   (c) This Agreement has been duly and validly executed and delivered by Cendant and constitutes a valid and binding obligation of Cendant enforceable against Cendant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   (d) None of the execution and delivery of this Agreement by Cendant, the consummation by Cendant of the transactions contemplated hereby or compliance by Cendant with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Cendant is a party or by which Cendant or any of its properties or assets may be bound or
(ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Cendant or any of its properties or assets.

                                   ARTICLE IV

                          Covenants of the Stockholder

   Section 4.1 General. Each of United and the Stockholder (each, a "United Party"), jointly and severally, covenants and agrees with Cendant that, during the period commencing on the date hereof and ending on the date this Agreement is terminated under Article V hereof:

   (a) The Stockholder shall not, directly or indirectly, Transfer to any Person any or all of the Owned Shares or the Special Preferred Stock.

   (b) Such United Party shall promptly notify Cendant in writing upon any representation or warranty of such United Party contained in this Agreement becoming untrue or incorrect in any material respect during the term of this Agreement and, for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such term (irrespective of any language which suggests that it is only being given as at a particular date).

   (c) Such United Party shall execute and deliver such other documents and instruments and take such further actions as may be necessary in order to ensure that Cendant receives the full benefit of this Agreement.

   Section 4.2 Standstill Obligations. Each of United and the Stockholder, jointly and severally, covenants and agrees with Cendant that, during the period commencing on the date hereof and ending on the date this Agreement is terminated under Article V hereof:

   (a) Such United Party shall not, nor shall such United Party permit any Affiliate of such United Party to, nor shall such United Party act in concert with or permit any such Affiliate to act in concert with any Person to, solicit or participate in any solicitation of proxies with respect to any shares of Company Common Stock, nor shall they seek to advise or influence any Person with respect to the voting of any shares of Company Common Stock, other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided in Article II of this Agreement.

   (b) Such United Party shall not, nor shall such United Party permit any Affiliate of such United Party to, nor shall such United Party act in concert with or permit any such Affiliate to act in concert with any Person to, deposit any shares of Company Common Stock or Special Preferred Stock in a voting trust or subject any shares of Company Common Stock or Special Preferred Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Company Common Stock or Special Preferred Stock, except as provided by Article II of this Agreement.

   (c) Such United Party shall not, nor shall such United Party permit any Affiliate of such United Party to, nor shall such United Party act in concert with or permit any such Affiliate to act in concert with any Person to, otherwise act, alone or in concert with others, to seek control of the management, Board of Directors or policies of the Company, except to the extent such activities arise in connection with discussions and negotiations permitted pursuant to the proviso to subsection 4.2(d) below.

   (d) Such United Party shall not, nor shall such United Party permit any Affiliate of such United Party to, nor shall such United Party act in concert with or permit any such Affiliate to act in concert with any Person, nor shall it permit any Representative of such United Party or any such Affiliate to (i) encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any Person with respect to a Third-Party Acquisition or (ii) participate in or encourage, invite, initiate or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any Person relating to a Third-Party Acquisition; provided, however, that, prior to the Stockholders Meeting, if (x) such United Party, without being in violation of the terms of this Section 4.2, or the Company, without being in violation of Section 5.1 of the Merger Agreement, receives an unsolicited bona fide written proposal from any Person or group with respect to a Third-Party Acquisition which United determines in good faith could reasonably be expected to result in a Superior Proposal, or (y) there is a Superior Proposal which has been made by any Person, then such United Party and its Affiliates and Representatives may, directly or indirectly, furnish information and access to such Person or group pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiations with such Person or group.

   (e) Such United Party shall not request a waiver of any of the terms or provisions hereof in any manner that would require a public disclosure by Cendant, the Company or United.

   (f) Notwithstanding the foregoing provisions of this Section 4.2, Cendant acknowledges that United has two representatives on the Company's Board of Directors and, subject to the terms of the Merger Agreement, such persons may act in their capacities as directors of the Company in accordance with their fiduciary duties to the Company and its stockholders.

                                   ARTICLE V

                                  Termination

   Section 5.1 Termination. This Agreement shall terminate upon the earlier of
(i) the Effective Time or (ii) the termination of the Merger Agreement or (iii) a Change in the Company Recommendation as a result of a Superior Proposal or
(iv) if an amendment, modification or waiver of or with respect to any provision of the Merger Agreement is effected and United reasonably determines in good faith that such amendment, modification or waiver is adverse in a material respect to United, the delivery of a notice by United to Cendant in respect of such determination under this clause (iv) at least five days prior to the Stockholders Meeting to the effect that United and the Stockholder are terminating this Agreement as a result of such amendment, modification or waiver.

   Section 5.2 Effect of Termination. Upon termination of this Agreement, the covenants, representations, warranties, agreements and obligations of the parties shall terminate and become void without further action by any party.

                                   ARTICLE VI

                                    General

   Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; provided, that any notice received by facsimile or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered to the parties as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     if to United and/or the Stockholder:

       United Air Lines, Inc.
       1200 East Algonquin Road
       Elk Grove Township, Illinois 60007
       Attention: Senior Vice President, Finance
       Facsimile No.: (847) 700-4412

     with a copy to (which shall not constitute notice):

       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, New York 10019
       Attention: Scott A. Barshay, Esq.
       Facsimile No.: (212) 474-3700
     if to Cendant:

       Cendant Corporation
       9 West 57th Street
       New York, New York 10019
       Attention: General Counsel
       Facsimile No.: (212) 413-1922

     with a copy to (which shall not constitute notice):

       Skadden, Arps, Slate, Meagher & Flom LLP
       One Rodney Square
       Wilmington, Delaware 19801
       Attention: Patricia Moran, Esq.
       Facsimile No.: (302) 651-3001

   Section 6.2 No Third-Party Beneficiaries. This Agreement is not intended to confer third-party beneficiary rights upon any Person.

   Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed fully within such State, without giving effect to the principles of conflicts or choice of law thereof or any other jurisdiction.

   Section 6.4 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable in any respect for any reason under any present or future law, public policy or order, (i) such provision shall be fully severable and (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out to the maximum extent possible, so far as may be valid, legal and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

   Section 6.5 Assignment. Except for any assignment by Cendant, in whole or in part, to a direct or indirect subsidiary of Cendant (provided that any such subsidiary agrees in writing to be bound by and liable for all of the terms, conditions and provisions contained herein that would otherwise be applicable to Cendant and provided further that Cendant shall remain liable for all of its duties and obligations hereunder in the event such subsidiary shall fail to perform hereunder), neither this Agreement nor the rights or the obligations of either party hereto are assignable in whole or in part (whether by operation of law or otherwise), without the written consent of the other party and any attempt to do so in contravention of this Section 6.5 shall be void.

   Section 6.6 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

   Section 6.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented and attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

   Section 6.8 Amendments. This Agreement may not be amended except by written agreement signed by the parties to this Agreement.

   Section 6.9 Fees and Expenses. Except as expressly provided in this Agreement, each of the parties shall be responsible for his or its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

   Section 6.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and warranties, and discussions, whether oral or written, among the parties hereto, with respect to the subject matter hereof.

   Section 6.11 Time of Essence. Time shall be of the essence in this Agreement.

   Section 6.12 Remedies Cumulative. Except as otherwise herein provided, the rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

   Section 6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 6.14 Execution. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

   Section 6.15 Jurisdiction. Each of the parties hereto irrevocably agrees that any action, suit, claim or other legal proceeding with respect to this Agreement or in respect of the transactions contemplated hereby brought by any other party hereto or its successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware or any appeals courts thereof (the "Delaware Courts"), and each of the parties hereto irrevocably submits with regard to any such proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any Delaware Court or from any legal process commenced in any Delaware Court (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the proceeding in any Delaware Court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by a Delaware Court. Notwithstanding the foregoing, each of the parties hereto agrees that the other party shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

   Section 6.16 United Guarantee. United hereby fully and unconditionally guarantees the full performance and discharge by the Stockholder of its obligations hereunder.

   In Witness Whereof, each party hereto has caused this Transaction Support Agreement to be signed as of the date first above written.

                                          Cendant Corporation

                                                     /s/ Eric J. Bock
                                          By: _________________________________
                                          Name:Eric J. Bock
                                          Title: Senior Vice President, Law
                                                 and Corporate Secretary

                                          United Air Lines, Inc.

                                                     /s/ Rono J. Dutta
                                          By: _________________________________
                                          Name:Rono J. Dutta
                                          Title:President

                                          Covia, LLC

                                                   /s/ Frederic F. Brace
                                          By: _________________________________
                                          Name:Frederic F. Brace
                                          Title:Vice President and Treasurer

                                                                         Annex C

                             STOCK OPTION AGREEMENT

   Stock Option Agreement (this "Agreement"), dated June 15, 2001, between Galileo International, Inc., a Delaware corporation (the "Company"), and Cendant Corporation, a Delaware corporation ("Cendant").

                                    RECITALS

   Whereas, the Company, Cendant and Galaxy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cendant ("Merger Sub"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions contained therein, Merger Sub shall be merged (the "Merger") with and into the Company; and

   Whereas, the Company has agreed, in order to induce Cendant to enter into the Merger Agreement, to grant the Option (as hereinafter defined) to Cendant upon the terms and subject to the conditions set forth herein; and

   Whereas, simultaneously with the execution and delivery of this Agreement, and as a condition to Cendant's willingness to enter into this Agreement, Cendant and United Air Lines, Inc., a Delaware corporation ("UAL") and Covia, LLC a Delaware limited liability company ("Covia" and, together with UAL, "United") are entering into a transaction support agreement (the "Transaction Support Agreement") pursuant to which Covia has agreed, among other things, to grant Cendant a proxy to vote its shares of Company Common Stock (as hereinafter defined) in favor of the Merger, upon the terms and subject to the conditions set forth therein;

   Whereas, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

   Now, Therefore, in consideration of the premises and the representations, warranties, mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

   1. Grant of Option. The Company hereby grants to Cendant an irrevocable option (the "Option") to purchase, subject to the terms and conditions set forth herein, up to 17,041,071 shares (subject to adjustment as set forth herein, the "Company Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), together with the preferred stock purchase rights (the "Rights") associated with such shares issued pursuant to the Rights Agreement, dated as of February 22, 2001, between the Company and LaSalle National Bank Association, as Rights Agent (the "Rights Agreement"), in the manner set forth below at a price per share of $33.00 (subject to adjustment as set forth herein, the "Exercise Price"); provided, however, that in no event shall the number of shares of Company Common Stock for which the Option is exercisable exceed 19.5% of the Company's issued and outstanding shares of Company Common Stock. References herein to the Company Shares shall also be deemed to included the associated Rights.

   2. Exercise of Option.

   (a) The Option may be exercised by Cendant, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Cendant under circumstances which could entitle Cendant to the Fee under Section 7.6(a) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated), any such event being referred to herein as a "Trigger Event"; provided, however, that the Trigger Event shall not have occurred and the Option shall not be exercisable unless and until the Transaction Support

Agreement shall have been terminated in accordance with its terms. In the event Cendant wishes to exercise the Option, Cendant shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing"), which date shall not be less than two nor more than three days after the later of (a) the date such Exercise Notice is given and
(b) the expiration or termination of any applicable waiting period under the HSR Act and the making of all required filings and receipt of all required approvals under foreign competition laws. The Option shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Article VII thereof (other than a termination following the occurrence of a Trigger Event); and (iii) 5:00 p.m., New York City time, on the date that is the one-year anniversary of the termination of the Merger Agreement following the occurrence of a Trigger Event, or if, at the expiration of such one-year period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten Business Days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

   (b) If Cendant proposes to exercise the Option following the record date of the Stockholders Meeting, the Company, at Cendant's request given no later than five days prior to the Stockholders Meeting, shall take all actions necessary to fix a new record date and to hold the Stockholders Meeting at such time that provides Cendant the opportunity to vote the Company Shares at the Stockholders Meeting; provided, however, that the Company's Board of Directors shall not be required to take such action in the event that the Company's Board of Directors determines, in good faith (with due regard for the intention of the parties hereto that, upon exercise of the Option, Cendant be able to vote the Company Shares at the Stockholders Meeting) and after consideration of advice it shall have obtained from outside counsel, that taking such action would create a substantial probability of violating the Company's Board of Directors' fiduciary duties to the Company's Stockholders under applicable law.

   3. Conditions to Closing. The obligation of the Company to issue the Company Shares to Cendant hereunder is subject to the conditions that (a) all waiting periods, if any, under the HSR Act applicable to the issuance of the Company Shares hereunder shall have expired or shall have been terminated and all required filings shall have been made and all required approvals shall have been obtained under foreign competition laws and (b) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental entity in the United States shall be in effect, that prohibits or restrains the exercise of the Option pursuant to the terms of this Agreement.

   4. Closing. At any Closing, (a) upon receipt of the payment provided for by this Section 4, the Company shall deliver to Cendant a single certificate in definitive form representing the number of Company Shares designated by Cendant in its Exercise Notice, such certificate to be registered in the name of Cendant (or its designee) and to bear the legend set forth in Section 12 of this Agreement, and (b) Cendant shall deliver to the Company the aggregate price for the Company Shares so designated in an amount equal to the product obtained by multiplying the Exercise Price by the number of Company Shares to be purchased by wire transfer of immediately available funds payable to the Company pursuant to the Company's instructions. At any Closing at which Cendant is exercising the Option in part, Cendant shall present and surrender this Agreement to the Company in exchange for the delivery to Cendant by the Company of a duly executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Company Shares.

   5. Representations and Warranties of the Company. The Company represents and warrants to Cendant that:

   (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

   (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby;

   (c) this Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Cendant, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, the availability of injunctive relief and other equitable remedies, and limitations imposed by law on indemnification for liability under securities laws;

   (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option shall have reserved, 17,041,071 unissued Company Shares and such other shares of the Company Common Stock or other securities which may be issued pursuant to
Section 10 of this Agreement, all of which, upon their issuance, payment and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever (other than those (i) created by or through Cendant, or any of its affiliates, (ii) which arise under this Agreement, or (iii) which arise under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws); upon such issuance, payment and delivery, Cendant shall have full and unrestricted power to vote such Company Shares; and the 17,041,071 Company Shares represent 19.5% of the issued and outstanding shares of Company Common Stock on the date hereof;

   (e) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (i) any provision of the Certificate of Incorporation or By-laws of the Company, (ii) any provisions of any loan or credit agreement, note, mortgage, indenture, lease or other material contract, agreement, obligation, instrument, permit, concession, franchise, license of or applicable to the Company (other than (A) restrictions contained in the Company's debt, loan and credit agreements applicable to Section 7 of this Agreement and (B) restrictions contained in the Registration Rights Agreement, dated as of July 30, 1997, among the Company, Covia, USAM Corp., RESNET Holdings, Inc., Distribution Systems, Inc., Roscor A.G., Travel Industry Systems B.V., Retford Limited, Racom Teledata S.p.a., Travidata, Inc., Olynet, Inc. and Coporga, Inc. (the "Existing Registration Rights Agreement") applicable to Section 9 of this Agreement), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets (other than, with respect to Section 9 of this Agreement, compliance with the Securities Act and applicable state securities laws), except for such Violations, in the case of each of clauses
(ii) and (iii), (1) set forth on Schedule 3.6 of the Company Disclosure Letter delivered pursuant to the Merger Agreement or (2) that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement;

   (f) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) result in a "Triggering Event" under the Rights Agreement; or (ii) render Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") applicable to this Agreement or the transactions contemplated hereby; and

   (g) except as described in this Agreement or in Section 3.6 of the Merger Agreement and other than the HSR Act and applicable Regulatory Laws and, with respect to Section 9 hereof, compliance with the provisions of the Securities Act and any applicable state securities laws, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

   6. Representations and Warranties of Cendant. Cendant represents and warrants to the Company that:

   (a) Cendant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

   (b) the execution and delivery of this Agreement by Cendant and the consummation by Cendant of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cendant and no other corporate proceedings on the part of Cendant are necessary to authorize this Agreement or any of the transactions contemplated hereby;

   (c) this Agreement has been duly executed and delivered by Cendant and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of Cendant enforceable against Cendant in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the availability of injunctive relief and other equitable remedies and limitations imposed by law on indemnification for liability under applicable securities laws;

   (d) the execution and delivery of this Agreement by Cendant does not, and the performance of this Agreement by Cendant shall not, result in any Violation pursuant to (i) any provision of the Certificate of Incorporation or By-laws of Cendant, (ii) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, or other material contract, agreement, obligation, instrument, permit, concession, franchise, license of or applicable to Cendant or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cendant or its properties or assets (other than, with respect to Section 9 of this Agreement, compliance with the Securities Act and applicable state securities laws), except for such Violations, in the case of each of clauses (ii) and (iii), that, individually or in the aggregate, has not has and would not reasonably be expected to have a material adverse effect on Cendant's ability to consummate the transactions contemplated by this Agreement;

   (e) except as described in this Agreement or in Section 4.5 of the Merger Agreement, and other than the HSR Act and applicable Regulatory Laws and, with respect to Section 9 hereof, compliance with the provisions of the Securities Act and any applicable state securities laws, the execution and delivery of this Agreement by Cendant does not, and the performance of this Agreement by Cendant shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; and

   (f) any Company Shares acquired upon exercise of the Option shall not be, and the Option is not being, acquired by Cendant with a view to public distribution or resale in any manner which would be in violation of federal or state securities laws.

   7. Put Right.

   (a) Exercise of Put. At any time during which the Option is exercisable pursuant to Section 2 or would be exercisable but for the circumstances referred to in Section 3 (the "Repurchase Period"), upon demand by Cendant, Cendant shall have the right to sell to the Company (or any successor entity thereof), and the Company (or such successor entity) shall be obligated to repurchase from Cendant (the "Put"):

     (i) all or any portion of the Option, at a price equal to the product obtained by multiplying (A) the difference between (1) the Market/Offer Price (as defined below) for shares of Company Common Stock as of the date (the "Notice Date") the notice of exercise of the Put is given to the Company and (2) the Exercise Price, by (B) the number of Company Shares purchasable pursuant to the Option (or portion thereof with respect to which Cendant is exercising the Put); or

     (ii) all or any portion of the Company Shares purchased by Cendant upon exercise of the Option pursuant hereto, at a price equal to the product obtained by multiplying (A) the higher of (1) the Exercise

  Price paid by Cendant for the Company Shares acquired pursuant to the Option and (2) the Market/Offer Price by (B) the number of Company Shares with respect to which Cendant is exercising the Put.

As used herein, "Market/Offer Price" shall mean the higher of (x) the highest price per share offered as of the Notice Date pursuant to any tender or exchange offer or proposed pursuant to any other Third-Party Acquisition proposal which was commenced or proposed prior to the Notice Date and not terminated or withdrawn as of the Notice Date and (y) the average of the closing sales prices of the Company Common Stock reported on the NYSE Composite Tape for the 5 consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Notice Date. In determining the Market/Offer Price, the value of consideration other than cash or stock as provided above shall be determined by a nationally recognized investment banking firm selected by Cendant and reasonably acceptable to the Company.

   (b) Payment and Redelivery of Option or Shares. In the event Cendant exercises the Put pursuant to this Section 7, the Company shall, within three Business Days of the Notice Date, pay the required amount to Cendant in cash by wire transfer of immediately available funds to an account specified by Cendant two Business Days prior to the date that payment is due and Cendant shall surrender to the Company the Option and/or the certificates evidencing the Company Shares with respect to which Cendant is exercising the Put, and Cendant shall warrant that it owns such Company Shares and that such Company Shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever. Upon any exercise by Cendant of the Put with respect to less than all of the Option, Cendant shall present and surrender this Agreement to the Company in exchange for the delivery to Cendant by the Company of a duly executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Company Shares.

   8. Restrictions on Certain Actions. Until the termination of the Option pursuant to Section 2, the Company shall not (a) amend the Rights Agreement or adopt any shareholder rights plan or any amendment thereto in any manner which would cause Cendant to become an "Acquiring Person" under such Rights Agreement or shareholder rights plan solely by reason of the beneficial ownership by Cendant or any of its affiliates of the Company Shares subject to the Option or by ownership by Cendant or any of its affiliates of any Company Shares acquired pursuant to the Option; or (b) take any action, or rescind any prior action, in any manner which would cause the Merger or any other transaction contemplated by the Merger Agreement to become subject to Section 203 of the DGCL solely by reason of the beneficial ownership by Cendant or any of its affiliates of the Company Shares subject to the Option or by ownership by Cendant or any of its affiliates of any Company Shares acquired pursuant to the Option.

   9. Registration Rights.

   (a) Demand. The Company shall, if requested in writing (a "Registration Notice") by Cendant at any time and from time to time within two years of the exercise of the Option (the "Registration Period"), as expeditiously as possible, prepare and file registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to Cendant upon exercise of the Option ("Registrable Securities"); provided, however, that Cendant shall be entitled to no more than an aggregate of two effective registration statements hereunder. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Company Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Cendant shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Cendant's rights hereunder shall terminate at such time as Cendant shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. The Company (and/or any person designated by the Company) shall upon receipt of the Registration Notice relating to a proposed sale by Cendant of Registrable Securities in an underwritten registration (subject to revocation of such Registration Notice) have the option exercisable by written notice delivered to Cendant within 20 Business Days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Company and (ii) the average of the daily closing sales price for such shares reported on the NYSE Composite Tape for the 10 consecutive Trading Days ending on (and including) the Trading Date immediately preceding the date such notice was delivered by the Company to Cendant. Any such purchase of Registrable Securities by the Company (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within 20 Business Days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds. If the Company does not elect to exercise its option pursuant to this Section 9 with respect to all Registrable Securities, the Company shall use its reasonable best efforts to qualify such shares of Company Common Stock or other securities not purchased under any applicable state securities laws; provided, however, that the Company shall not be required to qualify to do business, consent to general service of process or submit to taxation in any jurisdiction by reason of this provision. If the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of the Company Common Stock requested to be included in such registration or qualification exceeds the number that could reasonably be expected to be sold by Cendant or other Holders (as defined in the Existing Registration Rights Agreement), as the case may be, in such offering, the Company shall, subject to the rights of any Holders party to the Existing Registration Rights Agreement, include the shares of Company Common Stock requested to be included therein by Cendant and such other Holders pro rata (based on the number of shares of Company Common Stock requested to be included therein). The Company shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement or prospectus effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement or prospectus and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate during any 12-month period if the Company shall have determined, in its reasonable judgment and upon the advice of outside counsel, that the filing of such registration statement or prospectus or the maintenance of its effectiveness would require premature disclosure of nonpublic information that would materially and adversely affect the Company or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company, or the Company would be required under the Securities Act to include audited financial statements for any period in such registration statement or prospectus and such financial statements are not yet available for inclusion in such registration statement or prospectus. Subject to applicable law, the expenses associated with the preparation and filing of any registration statement or prospectus prepared and filed under this Section 9, and any sale covered thereby, including the reasonable fees and expenses of one law firm to act as Cendant's counsel ("Registration Expenses"), shall be paid by the Company, except for underwriting discounts or commissions and brokers' fees. In connection with any registration statement or prospectus prepared pursuant to this Section 11, Cendant shall furnish, or cause any holder of the Option or Company Shares (a "Holder") to furnish, the Company with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act and to provide representations and warranties customary for selling stockholders who are unaffiliated with the Company. In addition, Cendant shall, and Cendant shall cause each Holder to contractually agree to, indemnify and hold the Company, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which the Company, its underwriters and each of their respective affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based solely upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Cendant or any Holder to the Company expressly for use in such registration statement. Except for losses, claims, damages, liabilities or expenses (or actions in respect thereof) arising out of or based solely upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Cendant and any Holder to the Company expressly for use in any registration statement, the Company shall indemnify and hold Cendant and each Holder and each of its respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Cendant and each Holder and each of its respective affiliates may become subject under the Securities Act or otherwise.

   (b) Piggyback. If, during the Registration Period, the Company effects a registration under the Securities Act of the Company Common Stock for its own account or for the account of any other stockholders of the Company pursuant to a firm commitment underwriting (other than on Form S-4 or Form S-8, or any successor form), it shall use reasonable best efforts to allow Cendant the right to participate in such registration or qualification as long as Cendant participates in such underwriting on terms reasonably satisfactory to the managing underwriters of such offering, and such participation shall not affect the obligation of the Company to effect demand registration statements for Cendant under Section 9(a); provided, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of the Company Common Stock requested to be included in such registration or qualification exceeds the number that could reasonably be expected to be sold by the Company or other stockholders, as the case may be, in such offering, the Company shall, after fully including therein all shares of Company Common Stock to be sold by the Company or other stockholders, as the case may be, include the shares of Company Common Stock requested to be included therein by Cendant pro rata (based on the number of shares of Company Common Stock requested to be included therein) with the shares of Company Common Stock requested to be included therein by persons other than the Company and persons on whose behalf the registration statement was proposed to be filed, including any person to whom the Company owes a contractual obligation.

   (c) In connection with any registration or qualification pursuant to this
Section 9, the Company and Cendant shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration or qualification. The Company shall provide to any underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require.

   (d) If the Company's securities of the same type as the Company Common Stock beneficially owned by Cendant are then authorized for quotation or trading or listing on The New York Stock Exchange (the "NYSE") or any other securities exchange or automated quotations system, the Company, upon the request of Cendant, shall promptly file an application, if required, to authorize for quotation, trading or listing such shares of the Company Common Stock on such exchange or system and shall use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

   (e) Cendant shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to, and the 90-day period beginning on, the effective date of any underwritten registration statement relating to shares of the Company's Common Stock (except to the extent such securities are included in such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

   (f) Notwithstanding anything herein to the contrary, to the extent there is a conflict between the provisions of this Section 9 and the provisions of the Existing Registration Rights Agreement, the provisions of the Existing Registration Rights Agreement shall control.

   10. Adjustment Upon Changes in Capitalization.

   (a) In the event of any change in the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the Exercise Price, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Cendant shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Cendant would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. In the event that any additional shares of Company Common Stock otherwise become outstanding after the date of this Agreement (other than pursuant hereto), the number of shares of Company Common Stock subject to the Option shall be increased to equal 19.5% of the number of shares of Company Common Stock then issued and outstanding.

   (b) In the event that the Company shall enter into an agreement: (i) to consolidate with or merge into any person, other than Cendant, Merger Sub or another direct or indirect wholly-owned subsidiary of Cendant, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Cendant, Merger Sub or another direct or indirect wholly-owned subsidiary of Cendant, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Cendant, Merger Sub or another direct or indirect wholly-owned subsidiary of Cendant, then, and in each such case, the Company shall immediately so notify Cendant, and the agreement governing such transaction shall make proper provisions so that, upon the consummation of any such transaction and upon the terms and conditions set forth herein, Cendant shall, upon exercise of the Option, receive for each Company Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Option is then exercisable).

   11. Profit Limitation.

   (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Payment (as hereinafter defined) received by Cendant and its affiliates exceed $100 million and, if it otherwise would exceed such amount, Cendant, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to the Option, (ii) deliver to the Company for cancellation Company Shares previously purchased by Cendant (valued, for the purposes of this Section 11(a) at the average of the closing sales prices of the Company Common Stock reported on the NYSE Composite Tape for the 20 consecutive Trading Days ending on (and including) the Trading Day immediately preceding the day on which the Total Payment exceeds $100 million), (iii) pay cash to the Company, or (iv) any combination thereof, so that the actually realized Total Payment shall not exceed $100 million after taking into account the foregoing actions.

   (b) As used herein, the term "Total Payment" shall mean the sum (before taxes) of the following: (i) any amount received by Cendant pursuant to Section 7 hereof, (ii) (x) the net (I) cash amounts received or (II) the fair market value of securities received by Cendant pursuant to the sale, disposition, conversion or exchange (including any sale, disposition, conversion or exchange in connection with any Third Party Acquisition) of Company Shares (or any securities into which the Company Shares shall be converted or exchanged) to any unaffiliated party within twelve months following exercise of the Option, less (y) the aggregate Exercise Price for such shares, (iii) any amounts received by Cendant upon transfer of the Option (or any portion thereof) to any unaffiliated party, and (iv) the amount, if any, of the Fee actually received by Cendant pursuant to Section 7.6(a) of the Merger Agreement.

   (c) Notwithstanding any other provision of this Agreement and subject to
Section 11(a) and Section 11(b) hereof, nothing in this Agreement shall affect the ability of Cendant to receive, or the Company's obligation to pay, the Fee and the Parent Expenses pursuant to Section 7.6 of the Merger Agreement.

   12. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Cendant pursuant to the Option shall include a legend in substantially the following form:

     "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND SHALL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR."

The Company shall, upon written request of the holder thereof, issue such holder a new certificate evidencing such Company Shares without such legend in the event (i) the sale of such Company Shares has been registered pursuant to the Securities Act, or (ii) such holder shall have delivered to the Company an opinion of counsel to the effect that subsequent transfers of such Company Shares may be effected without registration under the Securities Act.

   13. NYSE Listing and Antitrust Filings. The Company, upon request of Cendant, shall as promptly as practicable file an application to list Company Shares to be acquired upon exercise of the Option for listing on the NYSE and shall use its reasonable efforts to obtain approval for such listing as promptly as practicable. Promptly after the date hereof, each of the parties hereto shall file all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act and any foreign competition laws to permit the acquisition of the Company Shares subject to the Option at the earliest practicable date.

   14. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement and except for any assignment by Cendant, in whole or in part, to a wholly owned, direct or indirect, subsidiary of Cendant (provided that any such subsidiary agrees in writing to be bound by and liable for all of the terms, conditions and provisions contained herein that would otherwise be applicable to Cendant and provided further that Cendant shall remain liable for all of its duties and obligations hereunder in the event such subsidiary shall fail to perform hereunder), neither this Agreement nor the rights or the obligations of either party hereto are assignable in whole or in part (whether by operation of law or otherwise), without the written consent of the other party and any attempt to do so in contravention of this Section 14 shall be void. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

   15. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction or injunctions restraining any violation or threatened violation of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as hereinafter defined). In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense that there is adequate remedy at law.

   16. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior discussions, representations and warranties, agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

   17. Further Assurances. Subject to the terms and conditions hereof, if Cendant exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, each party shall execute and deliver all such further documents and instruments and take all such further action including obtaining necessary regulatory approvals and making necessary filings (including, without limitation, filings under the HSR Act and any Regulatory Laws, the Securities Act and filings with the NYSE) as may be necessary in order to consummate the transactions expressly contemplated hereby (including the issuance, registration and listing of the Company Shares).

   18. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meaning contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the gender and neuter genders of such term. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented and attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

   19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, under any present or future law, public policy or order, and if the rights or obligations of any party hereto under this Agreement or the Merger Agreement, and the economic or legal substance of the transactions contemplated hereby and thereby, shall not be materially and adversely affected thereby, (i) such provision shall be fully severable and (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order to the maximum extent possible to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

   20. Notices. Any notice, request, claim, demand or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (a) on the date of delivery if delivered personally, including by courier, (b) upon receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (c) upon receipt if sent by facsimile transmission, provided that any notice received by telecopy or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered to the parties to the addresses or facsimile numbers set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     If to the Company, to:

       Galileo International, Inc.
       9700 West Higgins Road, Suite 400
       Rosemont, Illinois 60018
       Facsimile No.: (847) 518-4918
       Attention: General Counsel

     with a copy to (which shall not constitute notice):

       Jones, Day, Reavis & Pogue
       77 West Wacker Drive
       Chicago, Illinois 60601
       Facsimile No.: (312) 782-8585
       Attention: Elizabeth C. Kitslaar, Esq.

     If to Cendant, to:

       Cendant Corporation
       9 West 57th Street
       New York, New York 10019
       Facsimile No.: (212) 413-1922
       Attention: General Counsel

     with a copy to (which shall not constitute notice):

       Skadden, Arps, Slate, Meagher & Flom LLP
       One Rodney Square
       Wilmington, Delaware 19801
       Facsimile No.: (302) 651-3001
       Attention: Patricia Moran, Esq.

   21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed fully within such State, without giving effect to the principles of conflicts or choice of law thereof or any other jurisdiction.

   22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   23. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

   24. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred by a party in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, shall be paid by the party incurring such expenses.

   25. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument in writing signed on behalf of the party waiving compliance.

   26. Consent to Jurisdiction. Each of the parties hereto irrevocably agrees that any action, suit, claim or other legal proceeding with respect to this Agreement or in respect of the transactions contemplated hereby brought by any other party hereto or its successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware or any appeals courts thereof (the "Delaware Courts"), and each of the parties hereto irrevocably submits with regard to any such proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any Delaware Court or from any legal process commenced in any Delaware Court (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the proceeding in any Delaware Court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by a Delaware Court. Notwithstanding the foregoing, each of the parties hereto agrees that the other party shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

   27. Remedies Cumulative. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

   28. Limitations on Warranties.

   (a) Except for the representations and warranties contained in this Agreement and the Merger Agreement, the Company makes no other express or implied representation or warranty to Cendant. Cendant acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of the Company or any other person other than the representations and warranties of the Company set forth in this Agreement or the Merger Agreement.

   (b) Except for the representations and warranties contained in this Agreement and the Merger Agreement, Cendant makes no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Cendant or any other person other than the representations and warranties of Cendant set forth in this Agreement and the Merger Agreement.

   29. Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

   In Witness Whereof, the parties hereto have caused this Stock Option Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Galileo International, Inc.

                                                 /s/ James E. Barlett
                                          By: _________________________________
                                            Name: James E. Barlett
                                            Title: Chairman, President
                                                  and Chief Executive Officer

                                          Cendant Corporation

                                                   /s/ Eric J. Bock
                                          By: _________________________________
                                            Name: Eric J. Bock
                                            Title: Senior Vice President, Law
                                                  and Corporate Secretary

                                                                         Annex D

                               [LOGO OF JPMORGAN]

June 15, 2001

The Board of Directors
Galileo International, Inc.
9700 West Higgins Road, Suite 400
Rosemont, Illinois 60018

Members of the Board of Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (including the associated Preferred Stock Purchase Rights, the "Company Common Stock"), of Galileo International, Inc. (the "Company") of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with Galaxy Acquisition Corp. (the "Merger Sub"), a wholly-owned subsidiary of Cendant Corporation (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement") among the Company, the Merger Partner and the Merger Sub, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates and other than shares of Dissenting Common Stock (as defined in the Agreement), will be converted into the right to receive consideration equal to
(i) a number of shares (the "Exchange Ratio") of the Merger Partner's common stock, par value $.01 per share (the "Merger Partner Common Stock") equal to
(A) $26.565 divided by (B) the average of the per share closing sales price of the Merger Partner Common Stock during the 20 consecutive trading days preceding the third consecutive trading day before the date of the Company's shareholder meeting to vote on the Merger (the "Average Share Price"); provided that the Exchange Ratio will not be less than 1.32825 nor more than 1.56265; plus (ii) $6.435; provided that the aggregate amount of cash payable to the holders of the Company Common Stock in the Merger shall not exceed the Cash Limitation Amount (as defined in Section 2.2(a) of the Agreement). The Agreement further provides that if the Merger is not consummated for certain specified reasons by the 180th day following the date of the Agreement, interest shall be payable on the consideration referred to in the preceding sentence, in the amount and form specified in Section 2.2(a) of the Agreement. The Agreement also provides that the Company shall have the right to terminate the Agreement if the Average Share Price is less than or equal to $14.00.

   In arriving at our opinion, we have (i) reviewed a draft dated June 10, 2001 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. We note that we did not compare the proposed financial terms of the Merger with the terms of other transactions, because there were no transactions involving companies which we deemed relevant and for which the financial terms were publicly available.

   In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock will trade at any future time.

   We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we and our affiliates have provided, and continue to provide on an ongoing basis, certain financial advisory and financing services to the Merger Partner, in each case unrelated to the Merger, for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                          Very truly yours,

                                          J.P. Morgan Securities Inc.
                                          J.P. Morgan Securities Inc.

                                                                         Annex E

                        Delaware General Corporation Law
                                  SECTION 262

(S)262 APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)251,
  (S)252, (S)254, (S)257, (S)258, (S)263 and (S)264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Cendant also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article 11 of Cendant's amended and restated certificate of incorporation contains similar provisions.

   The directors and officers of Cendant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Cendant. Any agents, dealers or underwriters who execute any underwriting or distribution agreement relating to securities offered pursuant to this Registration Statement will agree to indemnify Cendant's directors and their officers who signed the Registration Statement against certain liabilities that may arise under the Securities Act of 1933 with respect to information furnished to Cendant by or on behalf of such indemnifying party.

   For the undertaking with respect to indemnification, see Item 22 herein.

Item 21. Exhibits and Financial Statement Schedules

   (a) See Exhibit Index.

   (b) Not applicable.

   (c) The opinion of JPMorgan Chase & Co. is included as Annex D to the proxy statement-prospectus included as part of this Registration Statement.

Item 22. Undertakings.

   The undersigned Registrant hereby undertakes:

   (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of each of the Registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (g)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph 1 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a consolidation, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Cendant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 6, 2001.

                                          Cendant Corporation
                                          (Registrant)

                                                  /s/ James E. Buckman
                                          By: _________________________________
                                                   Name: James E. Buckman
                                               Title: Vice Chairman, General
                                                    Counsel and Director

   Each person whose signature appears below hereby constitutes and appoints Henry R. Silverman, James E. Buckman and Eric J. Bock, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----


      /s/ Henry R. Silverman           Chairman of the Board,        July 6, 2001
______________________________________  President, Chief
          Henry R. Silverman            Executive Office, and
                                        Director


       /s/ Kevin M. Sheehan            Senior Executive Vice         July 6, 2001
 ______________________________________  President and Chief
           Kevin M. Sheehan             Financial Officer
                                        (Principal Financial
                                        Officer)

        /s/ Tobia Ippolito             Executive Vice President,     July 6, 2001
 ______________________________________  Finance and Chief
            Tobia Ippolito              Accounting Officer

       /s/ James E. Buckman            Vice Chairman, General        July 6, 2001
 ______________________________________  Counsel and Director
           James E. Buckman

      /s/  Stephen P. Holmes           Vice Chairman and Director    July 6, 2001
 ______________________________________
          Stephen P. Holmes

       /s/ Myra J. Biblowit            Director                      July 6, 2001
______________________________________
           Myra J. Biblowit

              Signature                          Title                   Date
              ---------                          -----                   ----


       /s/ William S. Cohen            Director                      July 6, 2001
______________________________________
    The Honorable William S. Cohen


      /s/ Lonard S. Coleman            Director                      July 6, 2001
 ______________________________________
          Lonard S. Coleman

      /s/ Martin L. Edelman            Director                      July 6, 2001
 ______________________________________
          Martin L. Edelman

      /s/ Dr. John C. Malone           Director                      July 6, 2001
 ______________________________________
          Dr. John C. Malone

       /s/ Cheryl D. Mills             Director                      July 6, 2001
 ______________________________________
           Cheryl D. Mills

        /s/ Brian Mulroney             Director                      July 6, 2001
 ______________________________________
  The Rt. Hon. Brian Mulroney, P.C.,
                L.L.D.

    /s/ Robert E. Nederlander          Director                      July 6, 2001
 ______________________________________
        Robert E. Nederlander

      /s/ Robert W. Pittman            Director                      July 6, 2001
 ______________________________________
          Robert W. Pittman

      /s/ Sheli Z. Rosenberg           Director                      July 6, 2001
 ______________________________________
          Sheli Z. Rosenberg

       /s/ Robert F. Smith             Director                      July 6, 2001
______________________________________
           Robert F. Smith

                                 EXHIBIT INDEX

 Exhibit No.                         Exhibit Description
 -----------                         -------------------
    2.1      Agreement and Plan of Merger, dated as of June 15, 2001, by and between Cendant, Galaxy Acquisition Corp. and Galileo (the "Merger
             Agreement"), included as Annex A in the Proxy Statement-Prospectus included as part of this Registration Statement. Cendant agrees to furnish supplementally a copy of any omitted schedule to the
             Merger Agreement to the Securities and Exchange Commission upon request.

    3.1      Amended and Restated Certificate of Incorporation of Cendant
             (incorporated by reference to Exhibit 3.1 to Cendant's Quarterly
             Report on Form 10-Q/A filed by Cendant on July 28, 2000 for the quarterly period ended March 31, 2000).

    3.2 Amended and Restated Bylaws of Cendant (incorporated by reference to Exhibit 3.2 of Cendant's Quarterly Report on Form 10-Q/A filed by Cendant on July 28, 2000 for the quarterly period ended March
             31, 2000).

   *5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to the validity of the shares of Cendant Corporation common stock designated CD common stock being registered hereby.

   *8.1      Opinion of Jones, Day, Reavis & Pogue as to certain tax matters.

   *8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

   23.1 Consent of Deloitte & Touche LLP relating to the audited financial statements of Cendant.

   23.2 Consent of Deloitte & Touche LLP relating to the audited financial statements of Avis Group.

   23.3 Consent of KPMG LLP relating to the audited financial statements of Galileo.

  *23.4      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 5.1).

  *23.5      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.1).

  *23.6      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 8.2).

   24.1 Power of Attorney of Directors and Officers of Cendant (included in the signature page of this registration statement and incorporated herein by reference).

   99.1 Transaction Support Agreement, dated as of June 15, 2001, by and between Cendant, United and Covia, included as Annex B in the Proxy Statement-Prospectus included as part of this Registration
             Statement.

   99.2      Stock Option Agreement, dated as of June 15, 2001 by and between
             Galileo and Cendant, included as Annex C in the Proxy Statement-
             Prospectus included as part of this Registration Statement.

   99.3      Opinion of JPMorgan Chase & Co. (attached as Annex D to the Proxy
             Statement-Prospectus).

--------
*To be filed by amendment.